United States

Securities And Exchange Commission

Washington, D.C. 20549

FORM 1-SA

SEMIANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal semiannual period ended

June 30, 2025

ARRIVED HOMES, LLC

(Exact name of issuer as specified in its Certificate of Formation)

Delaware	85-2046587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Westlake Avenue North, Suite 200

Seattle, WA 98109

(Full mailing address of principal executive offices)

814-277-4833

(Issuer’s telephone number)

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Semiannual Report on Form 1-SA (this “Form 1-SA”) includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, the manager, each series of our company and the Arrived Homes platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express the manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-SA are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither our company nor the manager can guarantee future performance, or that future developments affecting our company, the manager or the Arrived platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are detailed under the headings “Summary – Summary Risk Factors” and “Risk Factors” in our latest offering circular (the “Offering Circular”) filed by the company with the Securities and Exchange Commission (the “Commission”), which may be accessed here and may be amended, and in our subsequent reports and offering statements filed from time to time with the Commission. Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ii

ITEM 1. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

Arrived Homes, LLC, a Delaware series limited liability company, was formed in July 2020 to permit public investment in individual residential properties. We believe people should have access to the wealth creation that real estate investment can provide. We believe in passive income, conservative debt, diversification, and aligned incentives.

Arrived is a marketplace for investing in real estate. We buy residential properties, divide them into multiple interests, and offer them as investments on a per interest basis through our web-based platform. Investors can manage their risk by spreading their investments across a portfolio of homes and they can invest in real estate without needing to apply for mortgages or take on personal debt.

Arrived does all of the work of sourcing, analyzing, maintaining, and managing all of the residential properties that we acquire. We analyze every property investment across several financial, market, and demographic characteristics to support our acquisition decision-making. Every investment we make is an investment in the communities in which Arrived operates, alongside other like-minded individuals. As our community network grows, so does our access to investment and housing opportunities.

Arrived arranges for a property manager to operate the properties as single-family rentals for tenants who can also invest through the same process as any other member of the Arrived Platform, becoming part owners of the homes they’re staying in at that time. By investing together, we align incentives towards creating value for everyone.

Since its formation in July 2020, our company has been engaged primarily in acquiring properties for its series offerings, developing the financial, offering and other materials to facilitate fundraising, and taking the steps necessary to effectuate the series offerings and the management of the associated series properties. As of June 30, 2025, our company has acquired 241 properties.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” beginning on page 1 in our Offering Circular which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A (“Regulation A”) of the Securities Act of 1933 (the “Securities Act”). In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Th ese risks could result in a decrease in the value of the membership interests in each of the series of our company.

Emerging Growth Company

We may elect to become a public reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We would expect to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Distributions

In order to qualify as a REIT, a series must distribute annually to investors at least 90% of its REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains it must distribute 100% of such income and gains annually. Our manager may authorize distributions in excess of those required for us to maintain our REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our manager deems relevant.

Our company expects the manager to make distributions of any free cash flow on a monthly or other periodic basis as determined by the manager. However, the manager may change the timing of distributions in its sole discretion. Investors will be required to update their personal information on a regular basis to make sure they receive all allocated distributions. We will utilize a “mobile wallet” feature for payment of distributions (the “Arrived Homes Wallet”). The Arrived Homes Wallet will be used to allow investors to pay for subscriptions, receive distributions and reinvest distributions.

Any distributions that we make directly impacts the NAV for each of our series, by reducing the amount of our assets. Our goal is to provide a reasonably predictable and stable level of current income, through monthly or other periodic distributions, while at the same time maintaining a fair level of consistency in our NAV for each series. Over the course of your investment, your distributions plus the change in NAV per interest (either positive or negative) will produce your total return.

Critical Accounting Policies

Our accounting policies will conform with GAAP. The preparation of financial statements in conformity with GAAP will require us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We intend to make these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We will continually test and evaluate our estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from our estimates and assumptions.

We believe our critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements. Please refer to Note 2, Summary of Significant Accounting Policies, included in the financial statements, for a more thorough discussion of our accounting policies and procedures.

Operating Results

Revenues

Revenues are generated at the series level and are derived from leases on the series property. All revenues generated during the six months ended June 30, 2025 and 2024 are listed in the table below:

RENTAL REVENUE

Series	June 30, 2025	June 30, 2024
100	$13,991	$17,600
101	18,570	18,714
Abbington	16,110	15,720
Abernant	9,420	7,144
Alvin	13,920	13,920
Amber	11,897	10,200
Apollo	6,735	8,465
Aster	9,720	9,420
Augusta	11,970	11,970
Avebury	11,010	8,450
Avondale	11,970	11,025
Badminton	13,235	12,890
Ballinger	12,570	9,848
Bandelier	12,120	12,328
Baron	18,720	14,475
Basil	9,723	9,420
Bayside	13,175	12,815
Bazzel	11,070	10,791
Bedford	13,920	7,727
Bella	11,820	11,670
Belle	15,894	15,894
Belvedere	13,770	13,770
Bergenia	9,720	9,720
Blossom	9,720	8,897
Bonneau	14,280	13,770
Brainerd	14,070	12,870
Braxton	11,340	10,920
Brennan	9,520	8,266
Briarwood	9,270	7,365
Brooklyn	5,386	7,224
Burlington	20,070	20,446
Butter	17,044	11,618
Calvin	13,265	10,770
Camino	9,840	9,605
Cawley	11,634	13,170
Centennial *	-	12,420
Chaparral	10,170	8,483
Chelsea	11,850	11,620
Chester	14,070	13,320
Chickamauga	13,920	13,920
Chinook	11,970	11,970
Chitwood	14,550	14,070
Clover	7,424	12,253
Coatbridge	12,570	12,220
Collier	13,860	13,320
Collinston	9,570	6,712
Conway	20,520	14,572
Cove	10,170	1,030
Creekside	11,775	11,520
Creekwood	11,100	10,770
Cumberland	10,170	10,170
Cupcake	9,919	8,830

RENTAL REVENUE
Series	June 30, 2025	June 30, 2024
Cypress	15,240	14,790
Daisy	10,350	10,170
Davidson	8,970	9,570
Dawson	10,800	10,470
Delta	13,170	4,481
Dewberry	8,868	9,811
Diablo	11,650	11,520
Dogwood	10,500	9,020
Dolittle	14,340	14,472
Dolly	21,530	14,223
Dops	11,196	8,275
Dorchester	10,880	13,170
Dunbar	3,623	13,615
Eagle	11,335	10,175
Eastfair	9,745	11,684
Eastwood	11,975	-
Elevation	9,924	8,030
Ella	10,770	10,770
Ellen	10,770	14,619
Elm	8,970	8,535
Emporia	7,306	14,720
Ensenada	20,070	10,023
Falcon	12,720	12,145
Felix	9,570	9,570
Fenwick	10,237	16,760
Fletcher	8,100	8,340
Folly	13,590	13,470
Forest	14,820	12,982
Foster	14,094	14,094
Franklin	12,870	12,870
Gardens	9,745	9,040
General	15,450	17,380
Goose	11,370	11,940
Grant	15,000	14,781
Greenhill	15,450	18,065
Gretal	12,695	14,370
Grove	9,240	9,005
Hadden	10,085	10,300
Hansard	12,461	13,200
Hansel	12,570	8,380
Hargrave	7,941	6,008
Harrison	16,920	16,920
Henry	14,680	5,873
Heritage	12,330	11,985
Heron	12,300	11,370
Highland	2,897	11,370
Hines	9,720	9,720
Hobbes	9,570	4,200
Holcomb	10,975	12,570
Holland	9,120	8,525
Hollandaise	11,370	6,603
Holloway	15,840	15,570
Inglewood	19,320	16,238
Irene	8,370	8,370
Jack	12,570	13,966

RENTAL REVENUE
Series	June 30, 2025	June 30, 2024
Jake	17,970	17,930
Jefferson	13,030	12,870
Jill	13,590	13,170
Johnny	20,965	16,775
June	16,320	19,920
Jupiter	9,450	6,641
Kawana	10,500	10,170
Kennesaw	15,400	15,741
Kenny	19,949	4,736
KerriAnn	11,933	6,585
Kessler	8,105	8,088
Kingsley	13,770	13,570
Kirkwood	3,010	9,570
Korin	12,390	11,970
Lallie	1,347	12,828
Lanier	11,620	12,134
Lannister	8,070	5,990
Latte	9,642	13,190
Lennox	10,927	10,675
Lierly	11,100	9,883
Lily	15,300	14,370
Limestone	12,796	7,019
Litton	13,920	12,954
Longwoods	11,970	11,970
Lookout	12,120	9,600
Loretta	12,405	19,595
Louis	11,370	11,370
Louise	11,833	12,515
Lovejoy	11,970	11,820
Luna	11,420	7,543
Lurleen	5,241	10,220
Madison	8,994	11,093
Mae	13,050	12,570
Magnolia	9,870	10,772
Malbec	13,770	13,770
Mammoth	12,870	3,501
Marcelo	10,590	10,320
Marie	15,270	14,970
Marietta	13,470	10,931
Marion	11,020	11,070
Marple	6,623	6,975
Martell	11,670	8,493
Mary	12,570	12,570
Matchingham	11,312	12,824
McGregor	11,790	10,188
McLovin	18,870	18,570
Meadow	11,850	10,880
Mimosa	10,615	8,620
Mojave	10,470	12,215

RENTAL REVENUE
Series	June 30, 2025	June 30, 2024
Murphy	12,120	9,450
Mycroft	8,520	8,520
Nugget	17,700	16,970
Odessa	17,670	17,670
Olive	11,520	11,405
Oly	17,970	14,084
Onyx	11,700	14,040
Oscar	9,387	6,272
Osceola	8,621	10,170
Osprey	14,310	14,070
Otoro	11,815	4,497
Palmer	11,535	9,412
Patrick	9,570	7,980
Peanut	8,700	7,930
Pearl	3,644	16,320
Pecan	9,552	8,875
Peterson	11,567	9,570
Piedmont	14,400	13,770
Pinot	14,370	14,814
Pioneer	19,320	13,080
Plumtree	9,990	8,325
Point	12,570	3,910
Porthos	13,770	13,770
Quincy	18,270	17,230
Redondo	13,470	13,470
Regency	7,727	13,710
Reginald	11,948	16,874
Reynolds	15,900	14,970
Ribbonwalk	10,476	12,690
Richardson	9,521	10,620
Richmond	13,770	16,170
Ridge	11,550	10,565
Ritter	14,970	11,643
River	12,356	14,465
Riverwalk	16,413	10,870
Rooney	12,570	11,826
Roseberry	14,433	14,370
Rosewood	11,490	9,800
Roxy	12,755	11,970
Saddlebred	17,083	15,145
Saint	13,685	13,045
Sajni	16,693	15,120
Salem	6,520	14,528
Salinas	10,600	10,320
Saturn	11,135	8,720
Scepter	8,241	11,038
Sequoyah	11,070	2,608
Shallowford	16,415	9,480
Shoreline	14,014	13,490
Sigma	14,250	13,686
Simon	10,175	12,570
Sims	11,070	11,070
Soapstone	11,400	12,525

RENTAL REVENUE
Series	June 30, 2025	June 30, 2024
Sodalis	7,206	10,650
Spencer	14,342	13,519
Splash	10,140	9,450
Spring	10,736	10,170
Stonebriar	8,640	8,370
Sugar	12,379	12,300
Summerset	11,718	11,615
Sundance	12,870	13,470
Sunnyside	9,720	8,348
Swift	13,170	13,532
Taylor	5,902	9,780
Terracotta	8,183	8,380
Theodore	12,020	10,100
Tulip	13,470	13,420
Tuscan	14,750	11,475
Tuscarora	13,210	14,520
Tuxford	11,902	7,868
Vernon	11,700	11,478
Walton	11,370	11,220
Wave	11,045	6,336
Weldon	9,217	8,625
Wellington	15,017	14,369
Wentworth	11,565	10,830
Wescott	9,720	9,720
Westchester	12,875	14,895
Wildwood	10,320	10,320
Willow	9,270	10,569
Wilson	13,650	13,320
Winchester	12,985	11,370
Windsor	13,074	13,970
Winston	10,815	10,770
Wisteria	12,870	11,808
	$2,886,311	$2,762,017

*	Arrived Homes Series Centennial, a Series of Arrived Homes, LLC was divested on October 18, 2024.

Operating Expenses

The Company incurred the following operating expenses during the six months ended June 30, 2025 and 2024. The operating expenses incurred prior to the closing of an offering related to any of the series are being paid by our manager and are reimbursed by such series out of the gross offering proceeds upon closing of the relevant series offering. Such operating expenses include real estate taxes, property insurance, home ownership association fees and repairs and maintenance costs. Upon closing, each series becomes responsible for its own operating expenses.

The following table summarizes the total operating expenses by series as of June 30, 2025 and 2024:

OPERATIONAL EXPENSES
	June 30, 2025			June 30, 2024
Series	Operating expenses	Depreciation	Other Operating Expenses	Operating expenses	Depreciation	Total expenses
100	$11,840	$8,445	$20,285	$13,210	$8,445	$21,655
101	10,159	9,308	19,467	12,604	8,719	21,323
Abbington	8,895	7,247	16,142	10,091	7,247	17,338
Abernant	3,602	3,124	6,726	7,863	3,124	10,987
Alvin	4,917	4,368	9,285	8,165	4,368	12,532
Amber	5,252	4,208	9,460	6,412	4,208	10,619
Apollo	4,017	3,933	7,951	4,538	2,691	7,230
Aster	5,713	3,504	9,218	4,887	3,504	8,391
Augusta	5,893	4,075	9,968	5,102	4,075	9,177
Avebury	5,020	3,995	9,016	5,063	3,995	9,058
Avondale	5,877	4,523	10,400	8,281	4,523	12,805
Badminton	7,984	4,230	12,214	8,223	4,230	12,453
Ballinger	17,543	4,108	21,650	10,158	4,108	14,265
Bandelier	5,876	4,134	10,010	5,326	4,134	9,459
Baron	12,090	8,403	20,493	9,990	8,003	17,993
Basil	4,205	2,784	6,989	2,882	2,784	5,667
Bayside	8,914	3,525	12,439	8,956	3,525	12,481
Bazzel	8,551	3,763	12,314	7,913	3,763	11,676
Bedford	12,028	3,847	15,875	11,276	3,847	15,124
Bella	5,442	4,206	9,648	9,013	4,206	13,219
Belle	10,443	6,042	16,485	10,492	6,042	16,534
Belvedere	5,631	4,051	9,683	6,170	4,051	10,221
Bergenia	4,020	2,986	7,006	2,738	4,977	7,715
Blossom	4,230	3,495	7,725	8,490	3,495	11,985
Bonneau	10,683	5,137	15,820	7,598	5,137	12,735
Brainerd	5,613	3,998	9,612	5,437	3,998	9,435
Braxton	6,165	4,452	10,617	9,643	4,452	14,094
Brennan	10,324	3,115	13,439	17,008	3,115	20,123
Briarwood	3,926	2,866	6,793	5,397	2,866	8,264
Brooklyn	6,027	2,907	8,934	3,083	2,907	5,991
Burlington	10,909	8,916	19,825	11,964	8,916	20,880
Butter	10,491	5,190	15,680	15,746	5,190	20,936
Calvin	4,589	3,245	7,835	6,409	3,245	9,655
Camino	3,889	3,644	7,533	4,982	3,644	8,626
Cawley	10,434	4,312	14,746	6,245	4,312	10,557
Centennial *	-	-	-	4,780	3,917	8,697
Chaparral	5,385	2,700	8,085	5,344	2,700	8,043
Chelsea	4,540	4,234	8,774	4,669	4,234	8,903
Chester	7,746	5,095	12,841	7,602	5,095	12,697
Chickamauga	6,913	5,129	12,042	6,868	5,129	11,997
Chinook	6,275	4,952	11,227	6,972	4,952	11,924
Chitwood	7,233	5,255	12,488	7,291	5,255	12,546
Clover	11,027	4,397	15,423	14,204	4,397	18,601
Coatbridge	6,714	4,526	11,240	11,204	4,526	15,730
Collier	6,785	4,879	11,664	8,276	4,879	13,155
Collinston	7,070	2,906	9,976	11,630	2,906	14,535
Conway	11,984	9,438	21,422	14,979	9,438	24,416
Cove	8,587	2,890	11,477	5,726	2,890	8,616
Creekside	5,131	4,269	9,401	4,929	4,269	9,199
Creekwood	6,728	3,972	10,700	4,579	3,972	8,550
Cumberland	5,193	4,059	9,252	5,722	4,059	9,781
Cupcake	5,803	3,275	9,078	4,426	3,275	7,701

OPERATIONAL EXPENSES
	June 30, 2025			June 30, 2024
Series	Operating expenses	Depreciation	Other Operating Expenses	Operating expenses	Depreciation	Total expenses
Cypress	7,500	5,013	12,513	11,260	5,013	16,272
Daisy	4,267	4,138	8,405	4,182	4,138	8,320
Davidson	5,342	2,909	8,252	3,976	2,909	6,885
Dawson	6,804	3,617	10,421	11,402	3,617	15,019
Delta	12,742	5,526	18,268	18,214	4,966	23,181
Dewberry	6,461	2,613	9,074	7,658	2,613	10,271
Diablo	8,061	3,571	11,631	7,094	3,571	10,665
Dogwood	5,984	3,311	9,295	5,411	3,311	8,723
Dolittle	8,887	4,222	13,108	9,478	4,222	13,700
Dolly	9,875	9,475	19,350	15,802	9,475	25,278
Dops	2,543	2,809	5,352	4,828	2,809	7,636
Dorchester	21,197	4,835	26,032	8,076	4,727	12,803
Dunbar	16,168	6,591	22,759	10,053	5,811	15,865
Eagle	9,067	3,946	13,012	3,788	3,946	7,734
Eastfair	13,089	2,956	16,045	10,209	2,956	13,165
Eastwood	3,903	4,378	8,282	7,518	4,378	11,896
Elevation	6,428	5,056	11,484	12,138	5,056	17,194
Ella	7,068	3,587	10,655	5,794	3,587	9,381
Ellen	5,875	3,404	9,279	4,271	3,404	7,674
Elm	5,220	2,300	7,520	6,265	2,300	8,565
Emporia	20,710	4,833	25,543	7,584	4,833	12,417
Ensenada	11,605	6,666	18,271	14,081	6,666	20,747
Falcon	7,545	3,953	11,499	3,945	3,953	7,899
Felix	4,643	4,101	8,744	3,305	4,101	7,406
Fenwick	5,060	4,120	9,180	6,388	4,120	10,508
Fletcher	3,184	2,412	5,596	3,560	2,412	5,972
Folly	10,703	5,126	15,829	7,766	5,126	12,893
Forest	8,834	6,070	14,905	13,416	6,070	19,486
Foster	6,928	4,307	11,235	5,366	4,307	9,673
Franklin	8,281	4,623	12,904	9,802	4,623	14,425
Gardens	3,775	3,586	7,361	5,395	3,586	8,981
General	6,024	4,342	10,366	9,002	4,342	13,345
Goose	6,464	3,678	10,142	4,901	3,678	8,579
Grant	7,098	4,451	11,549	7,168	4,451	11,619
Greenhill	9,016	4,484	13,501	10,897	4,484	15,381
Gretal	7,808	6,206	14,014	8,131	6,206	14,337
Grove	6,534	4,401	10,935	5,780	4,401	10,182
Hadden	8,156	3,027	11,182	7,125	3,027	10,152
Hansard	10,967	4,170	15,137	6,162	4,170	10,331
Hansel	7,392	5,564	12,956	7,921	5,564	13,484
Hargrave	13,176	3,212	16,388	10,858	3,212	14,070
Harrison	8,253	6,296	14,548	8,563	6,296	14,859
Henry	10,205	5,912	16,117	24,161	5,912	30,073
Heritage	7,429	4,506	11,935	7,519	4,506	12,025
Heron	11,102	4,474	15,576	9,097	4,474	13,570
Highland	10,445	3,942	14,387	5,115	3,942	9,057
Hines	5,718	4,405	10,123	5,932	4,405	10,337
Hobbes	3,976	3,216	7,192	8,745	3,216	11,961
Holcomb	8,245	4,877	13,122	6,976	4,877	11,853
Holland	6,560	2,909	9,469	4,829	2,909	7,738
Hollandaise	6,584	5,028	11,612	20,171	5,028	25,199
Holloway	9,113	4,672	13,785	9,638	4,672	14,310
Inglewood	10,915	9,361	20,275	13,731	9,361	23,091

OPERATIONAL EXPENSES
	June 30, 2025			June 30, 2024
Series	Operating expenses	Depreciation	Other Operating Expenses	Operating expenses	Depreciation	Total expenses
Irene	3,190	2,412	5,602	2,545	2,412	4,957
Jack	7,243	6,377	13,620	6,165	6,377	12,542
Jake	12,944	8,093	21,037	11,162	8,093	19,255
Jefferson	5,359	3,777	9,137	4,839	3,777	8,616
Jill	5,551	5,492	11,042	6,396	5,492	11,888
Johnny	10,663	8,047	18,710	11,442	8,047	19,489
June	12,237	8,047	20,284	11,776	8,047	19,823
Jupiter	4,455	2,906	7,361	5,442	2,906	8,348
Kawana	4,419	3,786	8,205	5,213	3,786	8,999
Kennesaw	9,347	5,836	15,184	11,674	5,836	17,510
Kenny	9,191	9,475	18,666	13,638	9,475	23,114
KerriAnn	9,840	4,686	14,525	13,501	4,686	18,187
Kessler	7,976	4,106	12,082	6,563	4,106	10,669
Kingsley	9,560	4,290	13,850	12,112	4,290	16,402
Kirkwood	7,384	4,299	11,683	5,274	3,592	8,866
Korin	4,915	3,823	8,738	5,019	3,823	8,842
Lallie	18,469	6,202	24,671	13,685	6,202	19,887
Lanier	8,639	5,706	14,345	11,783	5,706	17,489
Lannister	4,080	3,027	7,106	3,922	3,027	6,948
Latte	18,656	5,011	23,667	7,559	5,011	12,570
Lennox	4,033	2,978	7,010	6,950	2,978	9,928
Lierly	4,886	2,932	7,818	6,067	2,932	8,999
Lily	14,927	7,493	22,419	7,946	7,493	15,439
Limestone	9,380	4,023	13,403	19,434	4,023	23,457
Litton	5,369	4,413	9,782	5,626	4,413	10,039
Longwoods	7,675	3,702	11,377	9,351	3,702	13,053
Lookout	6,945	4,741	11,687	7,499	4,741	12,241
Loretta	10,414	9,431	19,845	12,219	9,431	21,650
Louis	6,822	3,701	10,523	4,254	3,701	7,954
Louise	5,021	3,789	8,810	11,965	3,789	15,754
Lovejoy	6,576	4,044	10,620	7,412	4,044	11,456
Luna	6,525	2,956	9,481	8,820	2,956	11,776
Lurleen	8,476	4,048	12,524	5,475	2,141	7,616
Madison	4,684	2,828	7,512	5,668	2,828	8,496
Mae	8,157	4,864	13,021	6,102	4,864	10,966
Magnolia	6,240	4,154	10,394	5,882	4,154	10,036
Malbec	6,913	4,388	11,301	8,191	4,388	12,579
Mammoth	8,862	4,686	13,548	21,301	4,686	25,986
Marcelo	4,605	3,911	8,516	4,575	3,911	8,486
Marie	5,559	4,397	9,956	5,503	4,397	9,900
Marietta	11,667	4,158	15,825	10,389	4,158	14,546
Marion	6,376	4,612	10,988	9,772	4,427	14,199
Marple	4,783	2,412	7,195	3,471	2,412	5,883
Martell	6,226	3,572	9,798	12,491	3,572	16,063
Mary	5,592	3,732	9,324	4,674	3,732	8,406
Matchingham	10,053	2,913	12,965	9,763	2,913	12,676
McGregor	8,872	4,132	13,004	7,841	4,132	11,973
McLovin	11,532	6,931	18,464	10,055	6,219	16,274
Meadow	7,011	4,410	11,421	5,214	4,410	9,624
Mimosa	5,403	2,954	8,357	4,364	2,954	7,318
Mojave	5,438	3,525	8,962	4,689	3,525	8,214
Murphy	7,337	4,085	11,423	12,130	4,085	16,215
Mycroft	3,948	2,466	6,414	2,964	2,466	5,430

OPERATIONAL EXPENSES
	June 30, 2025			June 30, 2024
Series	Operating expenses	Depreciation	Other Operating Expenses	Operating expenses	Depreciation	Total expenses
Nugget	11,558	7,694	19,252	9,522	7,694	17,216
Odessa	12,193	7,332	19,525	9,126	7,332	16,458
Olive	9,017	3,689	12,706	9,503	3,689	13,192
Oly	9,061	6,265	15,326	9,707	6,265	15,972
Onyx	6,172	6,008	12,180	8,155	6,008	14,164
Oscar	5,654	4,018	9,672	(341)	4,018	3,677
Osceola	14,935	3,850	18,786	7,732	3,850	11,582
Osprey	10,730	5,490	16,220	8,268	5,490	13,758
Otoro	10,133	6,084	16,217	18,737	6,084	24,822
Palmer	9,395	4,586	13,981	8,899	4,586	13,485
Patrick	4,735	3,518	8,253	5,837	3,518	9,355
Peanut	5,131	2,964	8,095	3,355	2,964	6,319
Pearl	16,798	7,498	24,297	11,767	7,498	19,265
Pecan	6,533	2,863	9,395	4,218	2,863	7,081
Peterson	6,292	3,104	9,396	3,536	3,104	6,640
Piedmont	10,544	5,272	15,815	8,804	5,272	14,076
Pinot	8,898	4,429	13,327	8,330	4,429	12,760
Pioneer	10,465	8,117	18,582	10,413	8,117	18,530
Plumtree	7,911	2,768	10,679	4,121	2,768	6,888
Point	8,881	5,250	14,131	11,504	5,250	16,754
Porthos	8,799	4,148	12,947	8,695	4,148	12,843
Quincy	14,540	7,515	22,054	10,442	7,515	17,957
Redondo	8,004	4,308	12,312	6,165	4,308	10,473
Regency	23,807	4,437	28,244	7,062	3,793	10,855
Reginald	19,234	8,770	28,004	11,205	6,815	18,020
Reynolds	8,901	5,905	14,806	8,584	5,905	14,489
Ribbonwalk	13,042	4,395	17,438	8,300	4,395	12,695
Richardson	5,844	4,321	10,165	4,278	4,321	8,599
Richmond	6,229	5,232	11,461	12,638	5,232	17,870
Ridge	7,243	2,992	10,235	7,291	2,992	10,282
Ritter	9,783	6,932	16,716	16,210	6,932	23,143
River	7,014	3,662	10,676	6,647	3,662	10,308
Riverwalk	12,222	5,427	17,650	11,318	5,427	16,745
Rooney	6,464	4,422	10,886	5,583	4,422	10,005
Roseberry	12,354	4,513	16,866	7,546	4,513	12,059
Rosewood	4,783	3,719	8,502	5,070	3,719	8,789
Roxy	7,065	4,479	11,544	7,173	4,479	11,652
Saddlebred	15,892	7,639	23,531	7,721	7,639	15,360
Saint	5,047	3,791	8,838	5,174	3,791	8,965
Sajni	16,517	6,435	22,953	9,722	5,539	15,261
Salem	9,577	4,387	13,964	9,001	4,387	13,389
Salinas	6,206	4,039	10,244	3,978	4,039	8,017
Saturn	8,115	3,632	11,747	3,737	3,632	7,369
Scepter	6,504	3,238	9,741	5,453	3,238	8,690
Sequoyah	5,298	3,905	9,203	12,567	3,401	15,968
Shallowford	7,801	4,958	12,759	8,337	4,958	13,296
Shoreline	6,945	4,260	11,205	7,934	4,260	12,194
Sigma	8,534	5,240	13,774	8,531	5,240	13,771
Simon	6,543	3,976	10,519	4,677	3,976	8,653
Sims	5,645	3,749	9,394	5,927	3,749	9,676

OPERATIONAL EXPENSES
	June 30, 2025			June 30, 2024
Series	Operating expenses	Depreciation	Other Operating Expenses	Operating expenses	Depreciation	Total expenses
Soapstone	4,458	4,118	8,576	4,673	3,000	7,673
Sodalis	22,997	3,980	26,977	8,531	3,980	12,511
Spencer	7,979	4,157	12,136	7,741	4,157	11,898
Splash	4,564	2,978	7,541	4,826	2,978	7,804
Spring	9,979	3,401	13,380	11,221	3,401	14,622
Stonebriar	4,540	2,787	7,327	6,430	2,787	9,217
Sugar	9,514	4,279	13,793	8,703	4,279	12,982
Summerset	6,798	5,058	11,855	6,440	5,058	11,497
Sundance	6,443	5,102	11,546	7,233	5,102	12,336
Sunnyside	3,936	3,039	6,975	5,069	3,039	8,108
Swift	7,541	5,287	12,829	7,550	5,287	12,837
Taylor	7,866	3,689	11,555	9,653	3,689	13,342
Terracotta	9,894	3,787	13,680	6,502	3,787	10,289
Theodore	6,162	3,947	10,109	5,269	3,947	9,216
Tulip	7,401	4,363	11,764	5,582	4,363	9,945
Tuscan	7,956	4,439	12,395	7,303	4,439	11,742
Tuscarora	8,433	4,591	13,024	6,172	4,591	10,763
Tuxford	10,486	3,601	14,088	12,197	3,601	15,798
Vernon	7,930	3,619	11,549	8,916	3,619	12,535
Walton	8,568	4,123	12,691	3,601	4,123	7,724
Wave	8,801	4,596	13,397	24,413	4,596	29,009
Weldon	7,243	2,906	10,149	4,431	2,906	7,337
Wellington	9,020	6,241	15,261	8,591	6,241	14,832
Wentworth	5,091	3,417	8,507	4,603	3,417	8,020
Wescott	6,611	3,765	10,376	13,972	3,765	17,737
Westchester	11,727	4,687	16,414	13,729	4,687	18,416
Wildwood	4,812	3,031	7,844	5,415	3,031	8,446
Willow	5,479	4,020	9,499	3,933	4,020	7,954
Wilson	8,292	5,861	14,153	7,512	5,861	13,373
Winchester	7,033	4,209	11,242	6,640	4,209	10,849
Windsor	17,027	4,809	21,836	8,808	4,809	13,617
Winston	6,790	4,519	11,309	5,090	4,519	9,609
Wisteria	6,209	4,867	11,077	7,494	4,867	12,361
	$1,960,225	$1,094,523	$3,054,748	$1,955,178	$1,088,121	$3,043,299

*	Arrived Homes Series Centennial, a Series of Arrived Homes, LLC was divested on October 18, 2024.

Other Expenses

As of June 30, 2025 and 2024, each certain incurred interest expenses, including mortgage interest and amortization of loan fees. The following table summarizes the total of such expenses incurred by each series for the six months ended June 30, 2025 and 2024.

OTHER EXPENSES (INCOME)
Series	June 30, 2025	June 30, 2024
100	$-	$-
101	-	-
Abbington	-	-
Abernant	-	-
Alvin	-	-
Amber	3,929	3,929
Apollo	3,897	3,897
Aster	4,278	4,416
Augusta	-	-
Avebury	4,005	3,971
Avondale	-	-
Badminton	4,070	4,070
Ballinger	(5,900)	-
Bandelier	4,789	4,789
Baron	-	-
Basil	3,078	3,078
Bayside	3,873	3,873
Bazzel	-	-
Bedford	3,824	3,785
Bella	-	-
Belle	-	-
Belvedere	-	-
Bergenia	-	-
Blossom	-	-
Bonneau	-	-
Brainerd	4,677	5,396
Braxton	-	-
Brennan	4,495	4,495
Briarwood	-	-
Brooklyn	2,677	3,089
Burlington	-	-
Butter	5,130	5,129
Calvin	-	-
Camino	-	-
Cawley	-	-
Centennial *	-	4,438
Chaparral	2,136	2,200
Chelsea	4,215	4,215
Chester	6,236	6,422
Chickamauga	-	-
Chinook	-	-
Chitwood	-	-
Clover	-	-
Coatbridge	4,100	4,100
Collier	-	-
Collinston	2,674	2,674
Conway	-	-
Cove	-	-
Creekside	-	-

OTHER EXPENSES (INCOME)
Series	June 30, 2025	June 30, 2024
Creekwood	4,856	5,008
Cumberland	-	-
Cupcake	3,017	2,981
Cypress	6,105	6,253
Daisy	-	-
Davidson	2,879	2,879
Dawson	3,419	3,419
Delta	4,435	4,435
Dewberry	2,835	2,836
Diablo	4,067	4,067
Dogwood	-	-
Dolittle	4,060	4,060
Dolly	-	-
Dops	-	-
Dorchester	-	-
Dunbar	-	-
Eagle	4,529	4,529
Eastfair	3,505	3,505
Eastwood	-	-
Elevation	4,017	4,017
Ella	-	-
Ellen	-	-
Elm	2,506	2,506
Emporia	4,790	4,790
Ensenada	7,656	7,656
Falcon	4,529	4,529
Felix	-	-
Fenwick	-	-
Fletcher	-	-
Folly	-	-
Forest	5,302	5,302
Foster	-	-
Franklin	-	-
Gardens	3,271	3,271
General	-	-
Goose	4,220	4,220
Grant	5,063	5,063
Greenhill	4,454	4,454
Gretal	-	-
Grove	3,773	3,773
Hadden	2,811	2,811
Hansard	-	-
Hansel	6,771	6,771
Hargrave	-	-
Harrison	7,708	7,931
Henry	-	-
Heritage	4,859	4,859
Heron	4,809	4,809
Highland	-	-
Hines	-	-
Hobbes	-	-
Holcomb	-	-
Holland	2,879	2,879
Hollandaise	4,995	4,995
Holloway	5,160	5,160
Inglewood	-	-

OTHER EXPENSES (INCOME)
Series	June 30, 2025	June 30, 2024
Irene	-	-
Jack	6,384	6,384
Jake	-	-
Jefferson	-	-
Jill	6,748	6,947
Johnny	-	-
June	-	-
Jupiter	3,262	3,262
Kawana	3,766	3,766
Kennesaw	-	-
Kenny	-	-
KerriAnn	4,655	4,655
Kessler	4,312	4,423
Kingsley	5,020	5,020
Kirkwood	4,358	4,358
Korin	-	-
Lallie	5,614	5,614
Lanier	6,313	6,313
Lannister	3,588	3,588
Latte	-	-
Lennox	3,267	3,267
Lierly	2,683	2,762
Lily	6,087	6,087
Limestone	3,971	3,971
Litton	5,159	5,952
Longwoods	-	-
Lookout	-	-
Loretta	-	-
Louis	-	-
Louise	4,017	4,017
Lovejoy	4,012	4,012
Luna	3,506	3,506
Lurleen	4,120	4,761
Madison	3,122	3,122
Mae	-	-
Magnolia	4,993	4,993
Malbec	4,891	4,891
Mammoth	5,695	5,695
Marcelo	-	-
Marie	-	-
Marietta	5,102	5,260
Marion	-	-
Marple	-	-
Martell	-	-
Mary	-	-
Matchingham	2,867	2,867
McGregor	-	-
McLovin	7,179	7,179
Meadow	4,203	4,203
Mimosa	3,829	4,423
Mojave	3,240	3,240
Murphy	4,054	4,053
Mycroft	-	-
Nugget	-	-

OTHER EXPENSES (INCOME)
Series	June 30, 2025	June 30, 2024
Odessa	7,315	7,315
Olive	2,950	2,950
Oly	7,192	7,191
Onyx	-	-
Oscar	-	-
Osceola	-	-
Osprey	-	-
Otoro	5,363	5,363
Palmer	-	-
Patrick	2,201	2,235
Peanut	3,522	3,522
Pearl	-	-
Pecan	2,294	2,329
Peterson	-	-
Piedmont	6,453	6,645
Pinot	4,941	4,941
Pioneer	-	-
Plumtree	2,275	2,342
Point	6,405	6,405
Porthos	-	-
Quincy	-	-
Redondo	5,610	6,480
Regency	(10,041)	5,951
Reginald	-	-
Reynolds	-	-
Ribbonwalk	4,380	4,380
Richardson	-	-
Richmond	-	-
Ridge	3,283	3,283
Ritter	-	-
River	4,017	4,017
Riverwalk	-	-
Rooney	5,063	5,063
Roseberry	4,924	4,924
Rosewood	4,525	4,525
Roxy	5,277	5,277
Saddlebred	6,496	6,496
Saint	4,146	4,146
Sajni	(4,456)	-
Salem	4,983	4,983
Salinas	-	-
Saturn	3,262	3,262
Scepter	3,698	3,698
Sequoyah	3,998	4,613
Shallowford	6,068	6,251
Shoreline	4,936	4,877
Sigma	5,268	5,268
Simon	-	-
Sims	-	-

OTHER EXPENSES (INCOME)
Series	June 30, 2025	June 30, 2024
Soapstone	2,605	2,704
Sodalis	(8,220)	-
Spencer	4,554	4,554
Splash	2,475	2,637
Spring	-	-
Stonebriar	3,221	3,221
Sugar	4,706	4,706
Summerset	3,873	3,873
Sundance	5,610	6,480
Sunnyside	-	-
Swift	-	-
Taylor	3,860	3,987
Terracotta	4,353	4,353
Theodore	-	-
Tulip	5,310	5,310
Tuscan	3,664	3,839
Tuscarora	-	-
Tuxford	3,493	3,493
Vernon	3,558	3,557
Walton	-	-
Wave	4,380	4,380
Weldon	2,674	2,674
Wellington	-	-
Wentworth	3,126	3,125
Wescott	4,145	4,145
Westchester	4,645	4,645
Wildwood	3,074	3,074
Willow	-	-
Wilson	-	-
Winchester	-	-
Windsor	5,311	5,311
Winston	-	-
Wisteria	4,966	4,966
	$531,217	$578,090

*	Arrived Homes Series Centennial, a Series of Arrived Homes, LLC was divested on October 18, 2024.

Liquidity and Capital Resources

From inception, our manager has financed the business activities of each series. Upon the first closing of a particular series offering, the manager is reimbursed out of the proceeds of the relevant offering. Until such time as the series have the capacity to generate cash flows from operations, our manager may cover any deficits through capital contributions, which may be reimbursed upon closing of the relevant offering.

Cash and Cash Equivalent Balances

Cash is held at the series level. Any material differences in cash balances are the result of cash received from net proceeds from operations, financing received from the issuance of membership interests from each series, and receipts and/or repayments of amounts due to related parties.

The following table summarizes the cash and cash equivalents by series as of June 30, 2025 and 2024:

Cash and Cash Equivalents
Series	June 30, 2025	June 30, 2024
100	$11,741	$20,703
101	21,424	20,723
Abbington	7,891	9,185
Abernant	13,440	16,001
Alvin	24,026	28,452
Amber	4,947	4,992
Apollo	2,145	908
Aster	5,384	6,584
Augusta	20,933	25,698
Avebury	4,638	2,123
Avondale	8,925	15,764
Badminton	5,000	4,793
Ballinger	6,081	15,295
Bandelier	7,256	19,035
Baron	6,932	19,609
Basil	7,540	6,417
Bayside	4,309	3,918
Bazzel	6,828	13,445
Bedford	4,624	9,531
Bella	2,482	5,134
Belle	12,496	12,741
Belvedere	18,346	-
Bergenia	15,582	19,700
Blossom	8,897	14,309
Bonneau	9,140	1,646
Brainerd	17,883	18,592
Braxton	8,224	9,058
Brennan	1,439	1,909
Briarwood	13,462	17,835
Brooklyn	3,082	4,537
Burlington	26,116	9,899
Butter	6,783	2,032
Calvin	17,661	22,838
Camino	8,462	17,055
Cawley	14,245	22,655
Centennial *	-	10,962
Chaparral	11,873	14,136
Chelsea	9,366	10,843
Chester	9,920	15,608
Chickamauga	15,780	19,762
Chinook	10,473	4,760
Chitwood	11,308	16,610
Clover	13,993	1,549
Coatbridge	3,311	4,263
Collier	3,901	448
Collinston	15,666	1,725
Conway	9,894	11,536
Cove	6,137	4,412
Creekside	11,645	15,939
Creekwood	6,799	13,633
Cumberland	8,206	19,099
Cupcake	8,609	14,523

Cash and Cash Equivalents
Series	June 30, 2025	June 30, 2024
Cypress	2,554	4,268
Daisy	6,166	14,944
Davidson	3,209	5,581
Dawson	3,386	2,881
Delta	5,934	1,328
Dewberry	3,346	4,629
Diablo	4,351	6,556
Dogwood	9,043	13,283
Dolittle	5,296	508
Dolly	3,727	5,931
Dops	7,538	9,006
Dorchester	2,231	2,532
Dunbar	34,374	14,609
Eagle	12,758	20,805
Eastfair	2,646	3,549
Eastwood	12,445	15,245
Elevation	2,427	2,061
Ella	4,527	6,994
Ellen	19,921	24,230
Elm	4,066	2,563
Emporia	29,549	4,297
Ensenada	23,445	10,697
Falcon	8,689	17,280
Felix	8,314	10,729
Fenwick	11,898	19,938
Fletcher	18,568	18,220
Folly	6,995	16,282
Forest	7,360	3,387
Foster	18,080	28,430
Franklin	13,970	13,068
Gardens	5,041	2,542
General	9,800	12,941
Goose	8,859	14,339
Grant	7,429	9,655
Greenhill	5,937	3,654
Gretal	13,247	18,240
Grove	3,258	3,720
Hadden	3,762	6,809
Hansard	14,572	20,615
Hansel	19,436	7,813
Hargrave	4,025	17,392
Harrison	14,220	19,360
Henry	10,538	455
Heritage	8,007	19,502
Heron	4,352	1,099
Highland	1,075	4,233
Hines	5,662	2,993
Hobbes	7,982	16,261
Holcomb	15,373	17,374
Holland	3,663	2,501
Hollandaise	5,653	2,926
Holloway	4,699	7,337
Inglewood	7,255	8,005

Cash and Cash Equivalents
Series	June 30, 2025	June 30, 2024
Irene	16,445	19,965
Jack	20,549	4,202
Jake	31,009	10,949
Jefferson	14,810	18,399
Jill	8,048	11,613
Johnny	27,298	42,500
June	6,470	31,022
Jupiter	8,214	1,809
Kawana	9,922	12,409
Kennesaw	10,568	16,109
Kenny	17,537	8,376
KerriAnn	3,056	741
Kessler	18,019	3,532
Kingsley	5,926	5,351
Kirkwood	1,211	493
Korin	16,187	19,720
Lallie	2,470	4,604
Lanier	3,071	5,838
Lannister	1,669	2,817
Latte	10,183	15,000
Lennox	3,976	4,980
Lierly	15,035	17,807
Lily	3,546	10,076
Limestone	5,001	1,996
Litton	13,148	23,688
Longwoods	10,619	16,523
Lookout	10,350	8,233
Loretta	14,250	11,318
Louis	16,644	22,815
Louise	5,843	3,036
Lovejoy	4,311	3,866
Luna	4,068	4,022
Lurleen	31	4,445
Madison	6,471	5,143
Mae	6,919	10,695
Magnolia	6,103	21,450
Malbec	6,412	8,540
Mammoth	4,385	858
Marcelo	8,730	11,473
Marie	18,149	22,989
Marietta	2,786	4,533
Marion	7,591	1,584
Marple	3,895	15,930
Martell	7,620	1,704
Mary	13,841	18,349
Matchingham	2,530	6,183
McGregor	4,832	6,131
McLovin	16,374	2,381
Meadow	4,726	8,762
Mimosa	5,824	8,848
Mojave	18,076	3,204
Murphy	4,240	3,655
Mycroft	12,187	16,142

Cash and Cash Equivalents
Series	June 30, 2025	June 30, 2024
Nugget	4,377	9,267
Odessa	20,388	5,678
Olive	3,570	3,723
Oly	9,682	7,885
Onyx	7,873	6,619
Oscar	4,876	7,263
Osceola	7,304	7,054
Osprey	7,028	12,737
Otoro	2,462	1,253
Palmer	5,163	11,280
Patrick	8,301	7,225
Peanut	4,728	7,204
Pearl	1,548	5,602
Pecan	15,191	17,193
Peterson	17,784	21,133
Piedmont	6,948	14,919
Pinot	6,670	11,005
Pioneer	23,397	6,382
Plumtree	8,967	18,527
Point	18,221	1,303
Porthos	12,565	19,433
Quincy	21,486	17,681
Redondo	15,511	7,915
Regency	2,182	19,727
Reginald	20,801	15,668
Reynolds	19,247	22,451
Ribbonwalk	2,021	11,672
Richardson	14,086	17,795
Richmond	16,421	28,039
Ridge	4,266	2,945
Ritter	9,689	6,811
River	6,852	5,682
Riverwalk	13,970	14,667
Rooney	6,790	9,748
Roseberry	3,130	2,519
Rosewood	7,750	764
Roxy	6,560	6,970
Saddlebred	3,702	13,484
Saint	12,626	14,086
Sajni	70,064	268
Salem	2,886	6,133
Salinas	7,216	8,913
Saturn	2,294	8,775
Scepter	17,220	2,173
Sequoyah	6,587	-
Shallowford	6,639	-
Shoreline	6,976	1,468
Sigma	9,161	371
Simon	16,190	2,600
Sims	13,096	937
Soapstone	11,187	1,152
Sodalis	1,494	1,846

Cash and Cash Equivalents
Series	June 30, 2025	June 30, 2024
Spencer	4,560	1,436
Splash	9,335	1,467
Spring	3,261	2,089
Stonebriar	6,918	10,239
Sugar	3,486	2,090
Summerset	5,758	4,249
Sundance	6,806	6,006
Sunnyside	14,544	20,260
Swift	20,567	18,822
Taylor	982	2,997
Terracotta	14,437	5,197
Theodore	13,379	17,640
Tulip	6,138	5,858
Tuscan	17,256	22,889
Tuscarora	10,684	15,247
Tuxford	4,526	6,048
Vernon	4,029	4,413
Walton	10,947	12,810
Wave	3,735	312
Weldon	4,085	3,845
Wellington	6,960	13,910
Wentworth	8,805	13,265
Wescott	4,719	2,101
Westchester	4,222	6,964
Wildwood	8,167	8,846
Willow	1,336	14,430
Wilson	8,937	13,564
Winchester	5,906	10,088
Windsor	18,700	5,776
Winston	10,761	17,689
Wisteria	7,939	6,623
	$2,304,110	$2,406,441

*	Arrived Homes Series Centennial, a Series of Arrived Homes, LLC was divested on October 18, 2024.

Plan of Operations

We intend to hold and manage the series properties for five to seven years during which time we will operate the series properties as single-family rental income properties. During this period, we intend to distribute any Free Cash Flow to investors.

As each of our properties reaches what we believe to be its optimum value, we will consider disposing of the property. The determination of when a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, local regulatory changes, environmental and other factors that may reduce the desirability of single-family rentals in a particular market, and how operating history may impact the potential sales price. The manager may determine that it is in the best interests of members to sell a property earlier than five years or to hold a property for more than seven years.

As of the current date, we do not know how many series we will be offering. However, in any case, the aggregate dollar amount of all of the series interests that we will sell within the 12-month period will not exceed the maximum amount allowed under Regulation A. It is anticipated that the proceeds from any offerings closed during the next twelve months will be used to acquire additional properties.

Our Policies for Approving New Tenants

We intend to seek out tenants for our properties who are financially responsible and capable of paying their rent. We will conduct due diligence on prospective tenant applicants by (a) verifying their incomes, (b) running credit checks, (c) performing criminal background checks, and (d) requesting references from previous landlords. While we do not have specific standards for any of these items, we will use these screening methods to determine, prior to approving a lease, whether we believe a potential lessee is financially responsible.

Trend Information

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the series properties, our ability to acquire and manage single family rentals and the success of our current and future offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

-	Elevated interest rates or fluctuations in interest rates may have a negative effect on the demand for our offerings due to the attractiveness of alternative investments.

-	The continuing increase in prices in the United States housing market may result in difficulties in sourcing properties and meeting demand for our offerings.

-	Sustained levels of remote and hybrid work arrangements may lead to greater rental activity in our target markets.

ITEM 2. OTHER INFORMATION

None.

ITEM 3. FINANCIAL STATEMENTS

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2024

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	100	101	Abbington	Abernant	Alvin	Amber	Apollo	Aster
ASSETS
Current assets:
Cash	$11,741	$21,424	$7,891	$13,440	$24,026	$4,947	$2,145	$5,384
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	-	-	233	212	254	3,723	3,476	3,097
Due from (to) third party property managers	5,727	6,145	8,730	3,634	1,593	4,348	2,980	3,884
Total current assets	17,468	27,569	16,854	17,287	25,873	13,017	8,601	12,365
Property and equipment, net	567,219	593,550	446,915	218,152	305,008	276,125	191,366	236,971
Total assets	$584,687	$621,119	$463,769	$235,439	$330,880	$289,142	$199,967	$249,336

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,292	$10,042	$2,535	$2,594	$2,724	$2,233	$1,248	$1,189
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	22,292	30,062	17,624	2,503	3,371	6,494	4,592	6,062
Total current liabilities	27,584	40,104	20,159	5,097	6,096	8,727	5,840	7,250
Tenant deposits	2,995	3,095	2,845	1,745	2,545	1,950	1,345	2,245
Mortgage payable, net	-	-	-	-	-	198,856	133,378	124,503
Operational notes, related party	-	25,000	-	-	-	6,900	20,000	9,700
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	30,579	68,199	23,004	6,842	8,641	216,433	160,563	143,698
Members’ equity (deficit)
Members’ capital	578,645	622,708	455,484	235,477	316,045	109,495	70,091	147,846
Retained earnings (accumulated deficit)	(24,537)	(69,789)	(14,719)	(6,880)	6,195	(36,786)	(30,687)	(42,208)
Total members’ equity (deficit)	554,108	552,920	440,765	228,597	322,240	72,709	39,404	105,638
Total liabilities and members’ equity (deficit)	$584,687	$621,119	$463,769	$235,439	$330,880	$289,142	$199,967	$249,336

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Augusta	Avebury	Avondale	Badminton	Ballinger	Bandelier	Baron	Basil
ASSETS
Current assets:
Cash	$20,933	$4,638	$8,925	$5,000	$6,081	$7,256	$6,932	$7,540
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	509	2,749	-	2,286	0	5,074	(0)	2,299
Due from (to) third party property managers	3,615	4,630	4,218	4,925	4,506	3,927	2,332	3,979
Total current assets	25,057	12,017	13,143	12,211	10,587	16,256	9,265	13,818
Property and equipment, net	282,547	267,009	313,614	233,321	288,898	319,509	540,314	181,488
Total assets	$307,604	$279,026	$326,757	$245,531	$299,484	$335,765	$549,578	$195,306

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,315	$1,216	$3,165	$1,327	$2,101	$1,352	$4,750	$1,166
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	3,913	6,401	4,613	4,829	3,182	7,234	20,739	4,421
Total current liabilities	7,228	7,616	7,778	6,156	5,284	8,586	25,488	5,588
Tenant deposits	1,995	1,795	1,995	2,195	2,320	2,245	3,345	1,595
Mortgage payable, net	-	200,980	-	172,047	-	242,659	-	129,840
Operational notes, related party	-	5,400	-	17,300	-	-	-	9,700
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	9,223	215,791	9,773	197,698	7,604	253,490	28,833	146,723
Members’ equity (deficit)
Members’ capital	300,123	93,164	333,531	76,867	302,555	117,337	544,999	61,602
Retained earnings (accumulated deficit)	(1,743)	(29,928)	(16,548)	(29,034)	(10,675)	(35,062)	(24,255)	(13,018)
Total members’ equity (deficit)	298,381	63,235	316,984	47,833	291,881	82,274	520,745	48,584
Total liabilities and members’ equity (deficit)	$307,604	$279,026	$326,757	$245,531	$299,484	$335,765	$549,578	$195,306

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Bayside	Bazzel	Bedford	Bella	Belle	Belvedere	Bergenia	Blossom
ASSETS
Current assets:
Cash	$4,309	$6,828	$4,624	$2,482	$12,496	$18,346	$15,582	$8,897
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	4,717	943	3,787	492	799	0	(0)	208
Due from (to) third party property managers	4,339	4,348	5,245	3,960	4,790	4,408	3,330	3,135
Total current assets	13,364	12,119	13,656	6,935	18,086	22,754	18,912	12,240
Property and equipment, net	230,002	247,397	257,771	292,316	407,839	280,899	208,043	236,501
Total assets	$243,366	$259,516	$271,428	$299,251	$425,925	$303,653	$226,955	$248,741

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,786	$4,070	$1,462	$3,618	$4,319	$3,003	$1,952	$4,035
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	5,287	10,216	5,206	4,156	9,467	4,199	2,953	5,762
Total current liabilities	7,073	14,286	6,668	7,773	13,786	7,202	4,905	9,798
Tenant deposits	2,619	1,845	2,295	1,945	2,649	2,295	1,845	1,845
Mortgage payable, net	163,664	-	194,597	-	-	-	-	-
Operational notes, related party	10,000	21,700	13,300	-	23,600	-	-	7,400
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	183,355	37,831	216,860	9,718	40,035	9,497	6,750	19,043
Members’ equity (deficit)
Members’ capital	84,702	248,077	90,397	311,883	427,771	288,009	216,840	250,578
Retained earnings (accumulated deficit)	(24,691)	(26,392)	(35,829)	(22,350)	(41,881)	6,147	3,365	(20,880)
Total members’ equity (deficit)	60,011	221,685	54,567	289,533	385,890	294,156	220,205	229,698
Total liabilities and members’ equity (deficit)	$243,366	$259,516	$271,428	$299,251	$425,925	$303,653	$226,955	$248,741

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Bonneau	Brainerd	Braxton	Brennan	Briarwood	Brooklyn	Burlington	Butter
ASSETS
Current assets:
Cash	$9,140	$17,883	$8,224	$1,439	$13,462	$3,082	$26,116	$6,783
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	267	325	487	3,855	237	227	1,428	5,416
Due from (to) third party property managers	3,924	4,779	4,293	4,851	3,054	2,317	6,177	9,080
Total current assets	13,331	22,986	13,005	10,145	16,753	5,625	33,721	21,278
Property and equipment, net	313,959	272,414	300,491	209,211	200,163	158,491	600,336	343,367
Total assets	$327,290	$295,400	$313,495	$219,356	$216,915	$164,117	$634,057	$364,644

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,735	$3,119	$3,129	$1,561	$2,365	$2,226	$16,399	$2,001
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	7,642	6,737	7,033	5,462	2,341	3,900	23,561	7,451
Total current liabilities	13,377	9,856	10,162	7,023	4,706	6,126	39,960	9,452
Tenant deposits	2,295	2,595	2,045	1,545	1,995	1,249	3,195	2,795
Mortgage payable, net	-	143,248	-	154,012	-	81,997	-	260,030
Operational notes, related party	7,000	-	10,700	35,200	-	13,100	12,000	24,200
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	22,672	155,699	22,907	197,779	6,701	102,472	55,155	296,477
Members’ equity (deficit)
Members’ capital	326,653	147,760	307,214	84,906	214,303	94,432	609,676	113,771
Retained earnings (accumulated deficit)	(22,034)	(8,059)	(16,626)	(63,330)	(4,088)	(32,788)	(30,774)	(45,604)
Total members’ equity (deficit)	304,618	139,701	290,588	21,577	210,214	61,644	578,902	68,168
Total liabilities and members’ equity (deficit)	$327,290	$295,400	$313,495	$219,356	$216,915	$164,117	$634,057	$364,644

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Calvin	Camino	Cawley	Chaparral	Chelsea	Chester	Chickamauga	Chinook
ASSETS
Current assets:
Cash	$17,661	$8,462	$14,245	$11,873	$9,366	$9,920	$15,780	$10,473
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	199	3	545	29	3,965	4,593	597	624
Due from (to) third party property managers	5,454	2,978	2,436	2,669	4,851	5,831	5,828	3,935
Total current assets	23,315	11,442	17,226	14,572	18,182	20,345	22,205	15,032
Property and equipment, net	226,100	245,987	299,674	173,414	282,961	344,344	349,528	295,599
Total assets	$249,415	$257,429	$316,900	$187,986	$301,143	$364,689	$371,733	$310,630

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,180	$2,118	$3,434	$5,912	$2,299	$1,189	$2,603	$3,452
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	2,786	4,969	4,166	6,180	6,618	8,455	6,098	5,302
Total current liabilities	4,965	7,087	7,600	12,092	8,917	9,645	8,701	8,754
Tenant deposits	1,795	1,595	2,195	1,695	1,895	3,943	3,693	1,995
Mortgage payable, net	-	-	-	103,376	213,388	181,940	-	-
Operational notes, related party	-	-	-	-	-	-	-	5,200
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	6,760	8,682	9,795	117,163	224,200	195,527	12,394	15,949
Members’ equity (deficit)
Members’ capital	238,621	251,183	308,660	71,128	95,743	205,542	353,104	309,747
Retained earnings (accumulated deficit)	4,035	(2,436)	(1,555)	(305)	(18,800)	(36,380)	6,235	(15,066)
Total members’ equity (deficit)	242,655	248,747	307,104	70,823	76,943	169,162	359,339	294,681
Total liabilities and members’ equity (deficit)	$249,415	$257,429	$316,900	$187,986	$301,143	$364,689	$371,733	$310,630

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Chitwood	Clover	Coatbridge	Collier	Collinston	Conway	Cove	Creekside
ASSETS
Current assets:
Cash	$11,308	$13,993	$3,311	$3,901	$15,666	$9,894	$6,137	$11,645
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	17	214	3,150	27	2,391	630	219	172
Due from (to) third party property managers	4,750	2,335	4,057	4,680	7,418	6,177	10,356	4,187
Total current assets	16,075	16,542	10,518	8,609	25,475	16,701	16,713	16,004
Property and equipment, net	354,720	306,807	248,470	329,310	190,515	636,846	199,410	288,383
Total assets	$370,795	$323,348	$258,988	$337,918	$215,989	$653,547	$216,122	$304,387

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,515	$8,602	$1,544	$1,626	$7,426	$3,357	$2,792	$5,926
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	7,067	17,528	4,024	12,838	10,297	16,813	3,794	5,780
Total current liabilities	11,582	26,129	5,568	14,464	17,723	20,170	6,586	11,706
Tenant deposits	2,795	-	3,143	2,445	1,595	3,645	1,695	2,395
Mortgage payable, net	-	-	173,329	-	134,948	-	-	-
Operational notes, related party	-	5,600	25,400	-	35,600	11,800	24,700	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	14,377	31,729	207,440	16,909	189,866	35,615	32,981	14,101
Members’ equity (deficit)
Members’ capital	358,889	309,765	95,883	327,172	82,181	661,170	218,173	282,594
Retained earnings (accumulated deficit)	(2,471)	(18,146)	(44,334)	(6,163)	(56,058)	(43,238)	(35,032)	7,692
Total members’ equity (deficit)	356,418	291,619	51,548	321,009	26,123	617,932	183,141	290,286
Total liabilities and members’ equity (deficit)	$370,795	$323,348	$258,988	$337,918	$215,989	$653,547	$216,122	$304,387

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Creekwood	Cumberland	Cupcake	Cypress	Daisy	Davidson	Dawson	Delta
ASSETS
Current assets:
Cash	$6,799	$8,206	$8,609	$2,554	$6,166	$3,209	$3,386	$5,934
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	4,664	210	2,317	11,180	113	3,746	3,489	5,481
Due from (to) third party property managers	6,200	3,735	1,868	5,501	3,725	3,416	4,061	6,610
Total current assets	17,662	12,150	12,794	19,236	10,004	10,371	10,936	18,024
Property and equipment, net	268,317	274,661	204,704	339,373	279,315	191,173	205,246	318,853
Total assets	$285,978	$286,811	$217,498	$358,609	$289,318	$201,544	$216,181	$336,877

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,155	$2,274	$1,122	$1,788	$4,516	$1,442	$1,308	$2,132
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	6,263	5,626	5,886	11,465	5,751	6,877	4,585	15,763
Total current liabilities	7,418	7,901	7,008	13,253	10,267	8,318	5,893	17,896
Tenant deposits	1,795	2,145	1,595	2,395	1,695	1,495	1,745	2,195
Mortgage payable, net	141,439	-	150,213	179,263	-	145,374	144,333	224,628
Operational notes, related party	-	-	-	-	-	14,600	23,900	95,700
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	150,653	10,046	158,816	194,911	11,962	169,787	175,871	340,419
Members’ equity (deficit)
Members’ capital	163,940	279,732	62,066	202,939	281,631	70,541	79,982	118,520
Retained earnings (accumulated deficit)	(28,614)	(2,966)	(3,384)	(39,241)	(4,275)	(38,784)	(39,672)	(122,062)
Total members’ equity (deficit)	135,326	276,766	58,682	163,698	277,357	31,757	40,310	(3,542)
Total liabilities and members’ equity (deficit)	$285,978	$286,811	$217,498	$358,609	$289,318	$201,544	$216,181	$336,877

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Dewberry	Diablo	Dogwood	Dolittle	Dolly	Dops	Dorchester	Dunbar
ASSETS
Current assets:
Cash	$3,346	$4,351	$9,043	$5,296	$3,727	$7,538	$2,231	$34,374
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	2,166	4,278	333	4,134	249	1,210	703	-
Due from (to) third party property managers	5,671	5,181	2,557	5,141	7,536	5,428	-	2,340
Total current assets	11,183	13,810	11,933	14,571	11,512	14,176	2,933	36,714
Property and equipment, net	170,298	274,199	222,809	278,022	639,556	192,155	325,457	314,277
Total assets	$181,481	$288,009	$234,741	$292,593	$651,069	$206,330	$328,391	$350,991

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,233	$3,745	$1,798	$2,471	$3,088	$1,986	$6,587	$19,676
Due to third party property managers	-	-	-	-	-	-	5,561	-
Due to (from) related parties	8,203	6,822	8,883	9,849	12,352	3,328	17,325	28,575
Total current liabilities	9,435	10,567	10,681	12,320	15,440	5,314	29,474	48,251
Tenant deposits	1,695	2,145	1,750	2,295	3,995	1,495	2,195	-
Mortgage payable, net	119,530	205,860	-	205,546	-	-	-	-
Operational notes, related party	18,500	28,300	-	6,300	-	-	7,000	58,200
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	149,160	246,872	12,431	226,461	19,435	6,809	38,669	106,451
Members’ equity (deficit)
Members’ capital	67,937	96,890	225,765	97,267	668,122	197,969	339,619	322,376
Retained earnings (accumulated deficit)	(35,616)	(55,753)	(3,455)	(31,135)	(36,489)	1,552	(49,897)	(77,836)
Total members’ equity (deficit)	32,321	41,137	222,310	66,132	631,633	199,521	289,722	244,540
Total liabilities and members’ equity (deficit)	$181,481	$288,009	$234,741	$292,593	$651,069	$206,330	$328,391	$350,991

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Eagle	Eastfair	Eastwood	Elevation	Ella	Ellen	Elm	Emporia
ASSETS
Current assets:
Cash	$12,758	$2,646	$12,445	$2,427	$4,527	$19,921	$4,066	$29,549
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	3,994	5,045	245	2,988	193	350	3,623	4,781
Due from (to) third party property managers	389	1,501	3,506	7,884	3,613	4,474	4,797	852
Total current assets	17,141	9,192	16,196	13,300	8,332	24,745	12,486	35,182
Property and equipment, net	257,200	192,678	305,755	247,408	246,292	237,120	148,793	322,195
Total assets	$274,341	$201,869	$321,951	$260,708	$254,624	$261,865	$161,279	$357,376

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,355	$1,264	$2,554	$1,807	$2,213	$4,070	$1,195	$15,380
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	6,340	8,757	3,263	10,713	4,112	3,216	4,365	23,193
Total current liabilities	7,695	10,021	5,816	12,520	6,325	7,286	5,560	38,573
Tenant deposits	1,995	1,949	2,395	1,895	1,995	2,693	1,495	-
Mortgage payable, net	131,876	148,056	-	170,480	-	-	105,894	242,707
Operational notes, related party	-	17,500	-	55,100	-	-	12,400	29,700
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	141,566	177,526	8,211	239,995	8,320	9,979	125,350	310,980
Members’ equity (deficit)
Members’ capital	142,310	59,630	332,328	100,669	258,029	252,249	57,647	118,276
Retained earnings (accumulated deficit)	(9,535)	(35,287)	(18,589)	(79,956)	(11,725)	(363)	(21,718)	(71,880)
Total members’ equity (deficit)	132,775	24,343	313,740	20,713	246,304	251,886	35,929	46,396
Total liabilities and members’ equity (deficit)	$274,341	$201,869	$321,951	$260,708	$254,624	$261,865	$161,279	$357,376

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Ensenada	Falcon	Felix	Fenwick	Fletcher	Folly	Forest	Foster
ASSETS
Current assets:
Cash	$23,445	$8,689	$8,314	$11,898	$18,568	$6,995	$7,360	$18,080
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	6,840	4,088	334	518	(0)	556	5,010	(0)
Due from (to) third party property managers	6,541	4,315	3,878	3,114	2,088	4,900	16,152	4,635
Total current assets	36,826	17,092	12,526	15,530	20,656	12,451	28,522	22,715
Property and equipment, net	512,329	257,865	241,021	285,660	168,026	292,737	322,912	298,616
Total assets	$549,154	$274,957	$253,546	$301,190	$188,681	$305,189	$351,434	$321,331

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,902	$2,354	$2,564	$3,089	$1,742	$5,108	$2,041	$2,544
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	16,210	6,282	3,308	3,857	1,992	13,387	7,382	4,274
Total current liabilities	22,112	8,636	5,871	6,946	3,734	18,495	9,423	6,818
Tenant deposits	3,195	2,345	2,393	1,850	1,395	2,695	2,445	2,349
Mortgage payable, net	388,761	131,866	-	-	-	-	225,371	-
Operational notes, related party	18,100	-	-	-	-	6,600	60,400	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	432,168	142,847	8,264	8,796	5,129	27,790	297,639	9,167
Members’ equity (deficit)
Members’ capital	182,362	142,873	248,575	303,967	181,039	304,620	132,546	308,015
Retained earnings (accumulated deficit)	(65,376)	(10,763)	(3,292)	(11,573)	2,513	(27,221)	(78,750)	4,149
Total members’ equity (deficit)	116,986	132,110	245,283	292,394	183,552	277,399	53,795	312,164
Total liabilities and members’ equity (deficit)	$549,154	$274,957	$253,546	$301,190	$188,681	$305,189	$351,434	$321,331

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Franklin	Gardens	General	Goose	Grant	Greenhill	Gretal	Grove
ASSETS
Current assets:
Cash	$13,970	$5,041	$9,800	$8,859	$7,429	$5,937	$13,247	$3,258
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	523	2,109	467	3,990	5,459	4,917	197	3,342
Due from (to) third party property managers	4,691	4,737	4,442	3,567	5,478	5,944	3,125	3,893
Total current assets	19,184	11,886	14,709	16,417	18,365	16,798	16,569	10,494
Property and equipment, net	288,451	206,969	301,774	239,689	341,675	298,962	420,708	213,213
Total assets	$307,635	$218,855	$316,484	$256,106	$360,040	$315,760	$437,277	$223,707

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$7,987	$1,207	$3,539	$1,244	$1,233	$1,466	$2,215	$1,257
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	8,549	5,173	3,999	5,845	7,612	10,914	7,373	7,043
Total current liabilities	16,536	6,379	7,538	7,088	8,845	12,380	9,588	8,300
Tenant deposits	2,595	1,595	2,495	1,895	-	3,119	2,395	1,869
Mortgage payable, net	-	134,919	-	122,793	256,637	225,606	-	155,778
Operational notes, related party	-	11,000	-	-	-	-	-	11,100
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	19,131	153,893	10,033	131,777	265,482	241,105	11,983	177,047
Members’ equity (deficit)
Members’ capital	304,237	83,805	314,810	131,554	120,005	96,090	439,879	81,289
Retained earnings (accumulated deficit)	(15,733)	(18,844)	(8,359)	(7,225)	(25,446)	(21,435)	(14,584)	(34,628)
Total members’ equity (deficit)	288,504	64,962	306,451	124,329	94,559	74,656	425,294	46,660
Total liabilities and members’ equity (deficit)	$307,635	$218,855	$316,484	$256,106	$360,040	$315,760	$437,277	$223,707

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Hadden	Hansard	Hansel	Hargrave	Harrison	Henry	Heritage	Heron
ASSETS
Current assets:
Cash	$3,762	$14,572	$19,436	$4,025	$14,220	$10,538	$8,007	$4,352
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	3,574	100	6,199	199	5,539	63	5,143	3,994
Due from (to) third party property managers	3,757	6,790	4,647	1,760	5,258	2,034	4,568	5,109
Total current assets	11,093	21,462	30,283	5,984	25,017	12,635	17,718	13,455
Property and equipment, net	201,770	284,882	377,395	223,744	425,589	399,032	270,710	266,991
Total assets	$212,863	$306,344	$407,677	$229,728	$450,607	$411,667	$288,427	$280,447

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,100	$2,509	$7,732	$2,290	$2,815	$6,266	$1,292	$2,391
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	5,795	4,753	13,264	2,856	10,403	8,796	6,293	8,325
Total current liabilities	6,895	7,262	20,995	5,146	13,218	15,062	7,584	10,716
Tenant deposits	1,645	4,840	3,003	3,190	3,045	2,395	1,995	2,369
Mortgage payable, net	141,882	-	197,657	-	225,140	-	200,967	198,881
Operational notes, related party	-	-	22,600	-	-	49,500	19,300	7,100
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	150,422	12,102	244,256	8,336	241,403	66,957	229,846	219,065
Members’ equity (deficit)
Members’ capital	80,276	290,607	224,184	247,494	241,998	411,235	98,520	99,009
Retained earnings (accumulated deficit)	(17,835)	3,635	(60,763)	(26,101)	(32,795)	(66,525)	(39,939)	(37,628)
Total members’ equity (deficit)	62,441	294,242	163,422	221,392	209,203	344,710	58,581	61,381
Total liabilities and members’ equity (deficit)	$212,863	$306,344	$407,677	$229,728	$450,607	$411,667	$288,427	$280,447

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Highland	Hines	Hobbes	Holcomb	Holland	Hollandaise	Holloway	Inglewood
ASSETS
Current assets:
Cash	$1,075	$5,662	$7,982	$15,373	$3,663	$5,653	$4,699	$7,255
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	-	-	199	(0)	3,663	5,100	3,662	1,033
Due from (to) third party property managers	1,710	3,205	3,845	619	4,667	10,978	5,779	5,908
Total current assets	2,785	8,866	12,026	15,992	11,993	21,732	14,140	14,195
Property and equipment, net	266,086	241,710	224,037	328,388	190,688	336,052	304,575	631,537
Total assets	$268,871	$250,577	$236,063	$344,381	$202,681	$357,785	$318,715	$645,733

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,411	$2,118	$2,152	$4,886	$1,100	$1,277	$1,339	$3,354
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	8,545	16,315	2,598	12,869	8,381	10,722	6,068	11,450
Total current liabilities	11,956	18,433	4,750	17,755	9,481	11,999	7,407	14,804
Tenant deposits	-	1,845	2,393	2,095	2,168	1,895	3,119	3,445
Mortgage payable, net	-	-	-	-	145,379	253,130	218,443	-
Operational notes, related party	-	-	-	-	-	13,200	9,900	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	11,956	20,278	7,142	19,850	157,028	280,224	238,869	18,249
Members’ equity (deficit)
Members’ capital	271,830	247,650	243,971	339,527	80,491	133,503	114,566	664,353
Retained earnings (accumulated deficit)	(14,915)	(17,352)	(15,051)	(14,996)	(34,838)	(55,942)	(34,720)	(36,869)
Total members’ equity (deficit)	256,915	230,298	228,920	324,531	45,653	77,561	79,846	627,484
Total liabilities and members’ equity (deficit)	$268,871	$250,577	$236,063	$344,381	$202,681	$357,785	$318,715	$645,733

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Irene	Jack	Jake	Jefferson	Jill	Johnny	June	Jupiter
ASSETS
Current assets:
Cash	$16,445	$20,549	$31,009	$14,810	$8,048	$27,298	$6,470	$8,214
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	211	5,714	380	873	7,509	177	178	2,746
Due from (to) third party property managers	2,713	5,085	9,158	4,821	4,441	6,258	5,619	3,465
Total current assets	19,370	31,348	40,547	20,504	19,997	33,733	12,267	14,424
Property and equipment, net	168,026	385,179	544,927	257,939	372,753	543,147	543,147	190,511
Total assets	$187,395	$416,526	$585,474	$278,443	$392,751	$576,880	$555,414	$204,935

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,213	$8,853	$14,433	$2,028	$1,193	$14,543	$7,394	$1,143
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	2,024	14,900	30,444	4,339	8,429	26,331	24,240	5,340
Total current liabilities	4,237	23,753	44,876	6,367	9,622	40,874	31,634	6,483
Tenant deposits	1,395	3,143	2,995	2,595	2,195	2,995	2,945	1,550
Mortgage payable, net	-	287,023	-	-	196,982	-	-	138,176
Operational notes, related party	-	17,200	23,900	-	-	19,200	9,300	6,900
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	5,632	331,118	71,771	8,962	208,798	63,069	43,879	153,109
Members’ equity (deficit)
Members’ capital	179,542	142,880	572,703	259,241	217,151	562,127	571,397	79,455
Retained earnings (accumulated deficit)	2,222	(57,472)	(59,000)	10,239	(33,199)	(48,317)	(59,862)	(27,630)
Total members’ equity (deficit)	181,763	85,408	513,703	269,480	183,952	513,811	511,535	51,826
Total liabilities and members’ equity (deficit)	$187,395	$416,526	$585,474	$278,443	$392,751	$576,880	$555,414	$204,935

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Kawana	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood	Korin
ASSETS
Current assets:
Cash	$9,922	$10,568	$17,537	$3,056	$18,019	$5,926	$1,211	$16,187
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	3,979	288	249	3,531	3,043	82	4,681	(0)
Due from (to) third party property managers	4,721	5,809	6,953	6,214	2,089	6,209	2,425	4,067
Total current assets	18,622	16,666	24,739	12,801	23,152	12,216	8,317	20,253
Property and equipment, net	253,013	393,962	639,556	308,351	242,147	282,503	247,276	260,858
Total assets	$271,636	$410,628	$664,295	$321,152	$265,299	$294,719	$255,593	$281,111

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,230	$3,711	$9,299	$1,556	$8,361	$1,593	$2,127	$6,258
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	6,340	15,094	12,357	11,798	11,910	6,228	11,083	4,397
Total current liabilities	7,569	18,805	21,656	13,355	20,271	7,820	13,210	10,656
Tenant deposits	2,543	2,595	3,345	1,995	1,595	2,869	2,393	1,995
Mortgage payable, net	190,550	-	-	235,685	125,493	212,495	180,108	-
Operational notes, related party	-	-	6,100	23,600	13,600	15,600	9,700	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	200,661	21,400	31,101	274,635	160,960	238,784	205,411	12,651
Members’ equity (deficit)
Members’ capital	87,628	407,687	674,153	116,602	147,344	96,131	86,877	260,335
Retained earnings (accumulated deficit)	(16,653)	(18,460)	(40,959)	(70,085)	(43,005)	(40,196)	(36,695)	8,126
Total members’ equity (deficit)	70,974	389,227	633,194	46,517	104,339	55,936	50,182	268,460
Total liabilities and members’ equity (deficit)	$271,636	$410,628	$664,295	$321,152	$265,299	$294,719	$255,593	$281,111

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Lallie	Lanier	Lannister	Latte	Lennox	Lierly	Lily	Limestone
ASSETS
Current assets:
Cash	$2,470	$3,071	$1,669	$10,183	$3,976	$15,035	$3,546	$5,001
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	4,045	5,936	4,853	289	2,014	35	8,861	3,252
Due from (to) third party property managers	467	4,925	3,440	5,661	4,003	2,961	5,221	4,514
Total current assets	6,982	13,932	9,962	16,132	9,993	18,031	17,627	12,768
Property and equipment, net	339,366	352,176	164,459	338,233	194,206	188,939	482,065	263,586
Total assets	$346,348	$366,108	$174,420	$354,365	$204,200	$206,971	$499,692	$276,354

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,085	$1,272	$1,227	$3,909	$1,178	$6,776	$154	$1,547
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	22,900	7,045	5,365	23,271	3,221	5,830	10,965	6,468
Total current liabilities	24,985	8,317	6,592	27,180	4,399	12,606	11,118	8,015
Tenant deposits	-	2,195	1,395	2,195	1,795	1,750	2,395	2,095
Mortgage payable, net	237,774	261,459	112,755	-	137,889	129,968	308,799	201,011
Operational notes, related party	57,200	11,800	18,700	-	9,700	-	64,000	21,400
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	319,959	283,771	139,442	29,375	153,783	144,324	386,313	232,521
Members’ equity (deficit)
Members’ capital	121,831	127,962	75,447	347,300	71,977	59,740	206,882	105,235
Retained earnings (accumulated deficit)	(95,442)	(45,625)	(40,469)	(22,310)	(21,561)	2,907	(93,502)	(61,402)
Total members’ equity (deficit)	26,389	82,337	34,979	324,990	50,417	62,647	113,380	43,832
Total liabilities and members’ equity (deficit)	$346,348	$366,108	$174,420	$354,365	$204,200	$206,971	$499,692	$276,354

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Litton	Longwoods	Lookout	Loretta	Louis	Louise	Lovejoy	Luna
ASSETS
Current assets:
Cash	$13,148	$10,619	$10,350	$14,250	$16,644	$5,843	$4,311	$4,068
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	223	(0)	104	630	562	4,310	4,247	1,921
Due from (to) third party property managers	4,761	3,822	3,077	9,165	6,866	4,810	2,942	3,750
Total current assets	18,133	14,441	13,532	24,045	24,072	14,963	11,499	9,739
Property and equipment, net	300,650	256,661	319,258	636,489	256,581	253,859	270,296	192,678
Total assets	$318,783	$271,101	$332,790	$660,533	$280,653	$268,823	$281,795	$202,417

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,445	$4,240	$1,819	$9,470	$2,925	$1,170	$1,423	$1,707
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	7,188	3,728	11,682	11,886	3,588	8,200	6,491	4,191
Total current liabilities	9,634	7,967	13,501	21,356	6,513	9,370	7,914	5,897
Tenant deposits	2,545	1,995	2,245	6,390	1,895	1,895	1,995	1,895
Mortgage payable, net	158,067	-	-	-	-	180,114	203,073	148,056
Operational notes, related party	-	-	-	6,200	-	-	12,300	17,800
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	170,245	9,962	15,746	33,946	8,408	191,379	225,281	173,649
Members’ equity (deficit)
Members’ capital	166,960	271,421	320,072	651,490	270,342	94,007	92,915	61,247
Retained earnings (accumulated deficit)	(18,422)	(10,282)	(3,028)	(24,902)	1,903	(16,564)	(36,401)	(32,478)
Total members’ equity (deficit)	148,538	261,139	317,044	626,588	272,245	77,443	56,514	28,769
Total liabilities and members’ equity (deficit)	$318,783	$271,101	$332,790	$660,533	$280,653	$268,823	$281,795	$202,417

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Lurleen	Madison	Mae	Magnolia	Malbec	Mammoth	Marcelo	Marie
ASSETS
Current assets:
Cash	$31	$6,471	$6,919	$6,103	$6,412	$4,385	$8,730	$18,149
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	216	2,711	397	3,244	2,986	5,822	-	105
Due from (to) third party property managers	1,608	4,910	7,066	5,103	4,520	4,827	3,709	5,231
Total current assets	1,855	14,092	14,382	14,450	13,918	15,034	12,439	23,485
Property and equipment, net	211,259	190,395	328,315	234,472	285,270	313,933	264,658	300,219
Total assets	$213,115	$204,486	$342,697	$248,922	$299,188	$328,967	$277,098	$323,704

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,281	$1,224	$5,097	$1,289	$1,177	$1,487	$2,635	$1,758
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	6,147	5,893	6,278	5,699	10,567	9,675	5,172	4,995
Total current liabilities	9,427	7,117	11,375	6,988	11,745	11,162	7,807	6,753
Tenant deposits	-	2,174	4,190	3,290	2,295	2,095	1,945	2,745
Mortgage payable, net	108,625	99,988	-	171,199	205,101	235,740	-	-
Operational notes, related party	7,100	15,900	-	23,800	-	44,300	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	125,152	125,178	15,565	205,277	219,141	293,296	9,752	9,498
Members’ equity (deficit)
Members’ capital	121,895	113,534	334,617	88,373	94,992	118,575	273,812	296,585
Retained earnings (accumulated deficit)	(33,932)	(34,227)	(7,485)	(44,728)	(14,945)	(82,905)	(6,466)	17,622
Total members’ equity (deficit)	87,962	79,308	327,132	43,645	80,047	35,670	267,346	314,206
Total liabilities and members’ equity (deficit)	$213,115	$204,486	$342,697	$248,922	$299,188	$328,967	$277,098	$323,704

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Marietta	Marion	Marple	Martell	Mary	Matchingham	McGregor	McLovin
ASSETS
Current assets:
Cash	$2,786	$7,591	$3,895	$7,620	$13,841	$2,530	$4,832	$16,374
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	4,406	1,169	(0)	-	481	2,381	(0)	7,130
Due from (to) third party property managers	4,399	4,093	3,153	3,817	4,122	4,191	4,095	6,449
Total current assets	11,592	12,853	7,048	11,437	18,444	9,101	8,927	29,954
Property and equipment, net	281,231	250,158	167,222	247,674	258,774	191,104	277,525	493,234
Total assets	$292,823	$263,011	$174,270	$259,111	$277,218	$200,206	$286,452	$523,188

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,307	$3,248	$1,757	$3,040	$1,831	$1,618	$3,779	$4,649
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	6,598	4,601	2,632	4,931	3,615	5,826	11,686	14,966
Total current liabilities	7,904	7,849	4,389	7,970	5,447	7,445	15,465	19,615
Tenant deposits	2,195	2,295	1,943	1,945	2,095	1,795	1,895	3,495
Mortgage payable, net	148,668	-	-	-	-	144,742	-	364,403
Operational notes, related party	18,900	5,800	-	6,200	-	-	-	20,900
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	177,667	15,944	6,331	16,115	7,542	153,981	17,360	408,413
Members’ equity (deficit)
Members’ capital	170,351	263,347	184,073	266,482	263,738	59,106	280,534	161,534
Retained earnings (accumulated deficit)	(55,195)	(16,280)	(16,134)	(23,486)	5,938	(12,882)	(11,442)	(46,759)
Total members’ equity (deficit)	115,156	247,067	167,939	242,996	269,676	46,224	269,092	114,775
Total liabilities and members’ equity (deficit)	$292,823	$263,011	$174,270	$259,111	$277,218	$200,206	$286,452	$523,188

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Meadow	Mimosa	Mojave	Murphy	Mycroft	Nugget	Odessa	Olive
ASSETS
Current assets:
Cash	$4,726	$5,824	$18,076	$4,240	$12,187	$4,377	$20,388	$3,570
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	3,877	81	2,270	4,004	(0)	-	7,283	3,389
Due from (to) third party property managers	2,786	4,319	3,870	4,364	3,030	6,156	4,926	7,145
Total current assets	11,390	10,224	24,215	12,608	15,217	10,533	32,597	14,105
Property and equipment, net	289,474	197,964	217,940	269,033	171,010	518,027	482,021	209,797
Total assets	$300,863	$208,189	$242,155	$281,642	$186,227	$528,560	$514,618	$223,901

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,292	$2,301	$7,949	$2,573	$1,908	$6,903	$4,786	$1,377
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	9,650	8,031	11,735	9,595	2,681	20,291	14,744	6,409
Total current liabilities	10,942	10,332	19,684	12,168	4,589	27,195	19,530	7,786
Tenant deposits	-	1,495	2,195	1,995	1,645	3,295	3,395	1,895
Mortgage payable, net	212,833	106,291	160,309	205,239	-	-	371,386	124,357
Operational notes, related party	-	-	6,900	-	-	-	41,400	19,000
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	223,775	118,117	189,088	219,402	6,234	30,490	435,712	153,038
Members’ equity (deficit)
Members’ capital	123,690	114,769	63,064	92,755	177,116	519,599	176,521	106,025
Retained earnings (accumulated deficit)	(46,602)	(24,697)	(9,996)	(30,515)	2,877	(21,529)	(97,614)	(35,161)
Total members’ equity (deficit)	77,088	90,071	53,067	62,240	179,993	498,070	78,907	70,863
Total liabilities and members’ equity (deficit)	$300,863	$208,189	$242,155	$281,642	$186,227	$528,560	$514,618	$223,901

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Oly	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer	Patrick
ASSETS
Current assets:
Cash	$9,682	$7,873	$4,876	$7,304	$7,028	$2,462	$5,163	$8,301
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	7,867	(0)	752	2,196	362	4,585	509	55
Due from (to) third party property managers	5,092	2,594	1,641	2,233	2,687	10,699	496	2,563
Total current assets	22,641	10,467	7,268	11,733	10,076	17,746	6,168	10,920
Property and equipment, net	483,749	319,373	242,394	266,957	326,762	366,060	282,684	189,041
Total assets	$506,389	$329,840	$249,663	$278,690	$336,839	$383,806	$288,852	$199,961

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$-	$3,193	$2,566	$6,101	$6,024	$1,762	$3,210	$5,664
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	9,901	4,229	3,216	4,864	12,622	20,731	3,707	8,628
Total current liabilities	9,901	7,422	5,782	10,965	18,646	22,493	6,917	14,292
Tenant deposits	2,995	2,295	-	-	2,295	2,319	1,895	1,595
Mortgage payable, net	365,105	-	-	-	-	271,896	-	107,906
Operational notes, related party	6,000	-	-	7,000	-	78,700	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	384,001	9,717	5,782	17,965	20,941	375,408	8,812	123,793
Members’ equity (deficit)
Members’ capital	163,073	325,803	259,288	296,449	339,905	131,256	297,117	86,282
Retained earnings (accumulated deficit)	(40,684)	(5,680)	(15,407)	(35,725)	(24,008)	(122,858)	(17,077)	(10,115)
Total members’ equity (deficit)	122,389	320,123	243,881	260,725	315,898	8,398	280,040	76,167
Total liabilities and members’ equity (deficit)	$506,389	$329,840	$249,663	$278,690	$336,839	$383,806	$288,852	$199,961

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Peanut	Pearl	Pecan	Peterson	Piedmont	Pinot	Pioneer	Plumtree
ASSETS
Current assets:
Cash	$4,728	$1,548	$15,191	$17,784	$6,948	$6,670	$23,397	$8,967
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	2,623	233	31	239	5,979	3,620	47	32
Due from (to) third party property managers	5,249	-	-	1,585	4,585	4,413	6,628	4,590
Total current assets	12,600	1,781	15,222	19,607	17,512	14,704	30,072	13,588
Property and equipment, net	198,610	504,892	183,922	216,767	356,222	288,025	543,140	177,637
Total assets	$211,210	$506,673	$199,144	$236,374	$373,734	$302,728	$573,212	$191,225

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,126	$2,713	$5,972	$2,592	$1,390	$1,179	$25,371	$5,860
Due to third party property managers	-	7,354	224	-	-	-	-	-
Due to (from) related parties	5,802	19,689	6,237	2,492	8,394	9,787	20,255	6,333
Total current liabilities	6,929	29,756	12,433	5,085	9,784	10,966	45,626	12,193
Tenant deposits	2,093	-	1,750	-	2,295	2,395	3,445	1,550
Mortgage payable, net	145,348	-	112,459	-	188,322	207,230	-	110,164
Operational notes, related party	-	-	-	-	-	-	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	154,369	29,756	126,642	5,085	200,401	220,591	49,071	123,906
Members’ equity (deficit)
Members’ capital	70,835	526,530	71,185	233,380	219,091	96,040	558,130	68,636
Retained earnings (accumulated deficit)	(13,994)	(49,613)	1,316	(2,090)	(45,758)	(13,902)	(33,989)	(1,318)
Total members’ equity (deficit)	56,841	476,917	72,502	231,290	173,333	82,138	524,141	67,319
Total liabilities and members’ equity (deficit)	$211,210	$506,673	$199,144	$236,374	$373,734	$302,728	$573,212	$191,225

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Point	Porthos	Quincy	Redondo	Regency	Reginald	Reynolds	Ribbonwalk
ASSETS
Current assets:
Cash	$18,221	$12,565	$21,486	$15,511	$2,182	$20,801	$19,247	$2,021
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	6,726	-	(0)	208	711	275	491	4,165
Due from (to) third party property managers	5,874	4,585	6,639	6,738	3,971	-	5,502	1,711
Total current assets	30,821	17,151	28,126	22,457	6,864	21,076	25,240	7,896
Property and equipment, net	352,622	288,253	507,236	293,433	268,044	429,854	398,587	289,508
Total assets	$383,443	$305,404	$535,362	$315,890	$274,908	$450,930	$423,827	$297,404

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$7,791	$4,772	$10,988	$9,430	$3,952	$10,958	$4,416	$1,411
Due to third party property managers	-	-	-	-	-	1,781	-	-
Due to (from) related parties	12,378	4,136	16,412	10,983	5,349	13,779	15,277	7,874
Total current liabilities	20,169	8,908	27,400	20,413	9,301	26,518	19,693	9,285
Tenant deposits	2,095	2,295	3,495	3,143	2,295	5,190	2,495	1,995
Mortgage payable, net	265,283	-	-	155,663	135,781	-	-	221,867
Operational notes, related party	17,600	-	27,400	11,300	5,000	53,000	-	12,000
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	305,147	11,203	58,295	190,518	152,377	84,708	22,188	245,147
Members’ equity (deficit)
Members’ capital	128,957	298,517	524,581	174,235	143,099	434,695	405,392	110,520
Retained earnings (accumulated deficit)	(50,661)	(4,316)	(47,514)	(48,863)	(20,568)	(68,474)	(3,753)	(58,263)
Total members’ equity (deficit)	78,296	294,201	477,066	125,372	122,531	366,221	401,639	52,257
Total liabilities and members’ equity (deficit)	$383,443	$305,404	$535,362	$315,890	$274,908	$450,930	$423,827	$297,404

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Richardson	Richmond	Ridge	Ritter	River	Riverwalk	Rooney	Roseberry
ASSETS
Current assets:
Cash	$14,086	$16,421	$4,266	$9,689	$6,852	$13,970	$6,790	$3,130
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	215	347	2,915	103	2,650	(0)	5,646	5,146
Due from (to) third party property managers	3,160	5,636	4,927	4,936	4,606	5,024	4,546	7,881
Total current assets	17,461	22,403	12,108	14,729	14,109	18,995	16,982	16,157
Property and equipment, net	291,923	365,348	195,102	466,768	238,955	366,346	339,539	294,856
Total assets	$309,383	$387,752	$207,210	$481,497	$253,065	$385,340	$356,521	$311,012

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,288	$3,827	$1,250	$4,291	$1,399	$2,010	$1,212	$1,792
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	5,835	3,981	8,467	20,450	8,653	14,246	7,476	9,409
Total current liabilities	11,122	7,807	9,716	24,741	10,052	16,256	8,688	11,200
Tenant deposits	1,995	3,443	2,543	2,495	2,993	2,845	2,095	3,443
Mortgage payable, net	-	-	138,533	-	170,480	-	256,637	209,220
Operational notes, related party	-	-	-	17,200	-	-	9,400	5,700
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	13,117	11,250	150,792	44,436	183,525	19,101	276,819	229,563
Members’ equity (deficit)
Members’ capital	302,446	391,068	72,278	494,865	85,759	376,269	120,907	103,682
Retained earnings (accumulated deficit)	(6,179)	(14,566)	(15,860)	(57,804)	(16,220)	(10,030)	(41,206)	(22,232)
Total members’ equity (deficit)	296,266	376,502	56,418	437,061	69,540	366,240	79,701	81,449
Total liabilities and members’ equity (deficit)	$309,383	$387,752	$207,210	$481,497	$253,065	$385,340	$356,521	$311,012

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Rosewood	Roxy	Saddlebred	Saint	Sajni	Salem	Salinas	Saturn
ASSETS
Current assets:
Cash	$7,750	$6,560	$3,702	$12,626	$70,064	$2,886	$7,216	$2,294
Other receivables	-	-	1,377	-	-	-	-	-
Prepaid expenses	3,031	4,703	5,764	4,368	10	4,159	-	2,740
Due from (to) third party property managers	5,453	4,413	7,597	4,695	6,254	4,380	2,634	4,681
Total current assets	16,234	15,676	18,441	21,689	76,328	11,426	9,850	9,715
Property and equipment, net	249,788	300,848	436,912	295,509	303,535	285,237	221,422	196,165
Total assets	$266,022	$316,524	$455,353	$317,198	$379,863	$296,663	$231,272	$205,881

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,176	$1,270	$-	$1,162	$47,597	$1,213	$2,697	$1,175
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	5,986	6,780	9,458	7,020	29,496	16,873	4,926	7,459
Total current liabilities	7,162	8,050	9,458	8,182	77,093	18,086	7,623	8,633
Tenant deposits	2,768	1,995	3,045	2,495	2,745	2,195	1,945	1,495
Mortgage payable, net	187,061	218,350	329,662	209,918	-	208,999	-	138,181
Operational notes, related party	5,100	15,200	23,400	-	17,000	5,700	20,300	11,900
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	202,091	243,595	365,565	220,595	96,838	234,979	29,868	160,210
Members’ equity (deficit)
Members’ capital	91,408	110,600	165,707	99,732	292,415	95,869	227,846	84,156
Retained earnings (accumulated deficit)	(27,477)	(37,670)	(75,918)	(3,129)	(9,389)	(34,185)	(26,442)	(38,485)
Total members’ equity (deficit)	63,931	72,930	89,789	96,603	283,025	61,684	201,404	45,671
Total liabilities and members’ equity (deficit)	$266,022	$316,524	$455,353	$317,198	$379,863	$296,663	$231,272	$205,881

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Scepter	Sequoyah	Shallowford	Shoreline	Sigma	Simon	Sims	Soapstone
ASSETS
Current assets:
Cash	$17,220	$6,587	$6,639	$6,976	$9,161	$16,190	$13,096	$11,187
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	4,041	257	5,127	2,786	4,764	470	478	-
Due from (to) third party property managers	3,408	3,828	8,253	5,623	3,867	2,513	4,516	4,117
Total current assets	24,669	10,673	20,019	15,384	17,792	19,174	18,091	15,304
Property and equipment, net	247,826	236,068	335,089	278,430	349,474	276,354	259,932	202,648
Total assets	$272,495	$246,741	$355,108	$293,814	$367,266	$295,528	$278,023	$217,951

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$7,846	$6,215	$1,632	$1,616	$1,586	$2,325	$3,091	$6,157
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	11,398	5,652	11,329	5,167	8,957	3,920	3,887	6,069
Total current liabilities	19,244	11,867	12,962	6,783	10,543	6,245	6,978	12,226
Tenant deposits	2,195	2,295	2,345	2,295	2,869	2,095	2,768	2,350
Mortgage payable, net	187,097	122,502	177,031	210,037	267,052	-	-	127,122
Operational notes, related party	6,800	17,200	8,600	16,600	-	-	-	6,900
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	215,336	153,864	200,937	235,715	280,464	8,340	9,745	148,598
Members’ equity (deficit)
Members’ capital	90,761	137,491	202,601	94,976	118,339	286,339	273,373	70,343
Retained earnings (accumulated deficit)	(33,602)	(44,613)	(48,430)	(36,877)	(31,537)	849	(5,094)	(990)
Total members’ equity (deficit)	57,159	92,878	154,171	58,099	86,802	287,188	268,278	69,354
Total liabilities and members’ equity (deficit)	$272,495	$246,741	$355,108	$293,814	$367,266	$295,528	$278,023	$217,951

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Sodalis	Spencer	Splash	Spring	Stonebriar	Sugar	Summerset	Sundance
ASSETS
Current assets:
Cash	$1,494	$4,560	$9,335	$3,261	$6,918	$3,486	$5,758	$6,806
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	52	2,226	150	139	3,530	4,994	2,178	178
Due from (to) third party property managers	2,891	7,744	3,170	231	3,327	5,556	5,774	12,260
Total current assets	4,437	14,530	12,655	3,631	13,776	14,035	13,710	19,244
Property and equipment, net	268,627	269,431	192,706	229,594	187,198	279,213	238,836	298,802
Total assets	$273,064	$283,961	$205,361	$233,226	$200,973	$293,249	$252,546	$318,046

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$7,107	$2,466	$5,248	$3,993	$1,409	$1,477	$1,553	$12,338
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	1,663	6,244	6,012	4,805	4,867	6,606	5,197	11,940
Total current liabilities	8,770	8,710	11,260	8,797	6,276	8,082	6,750	24,279
Tenant deposits	-	2,349	1,550	1,695	1,395	3,590	2,843	2,595
Mortgage payable, net	-	192,668	122,075	-	132,827	199,104	163,670	155,663
Operational notes, related party	8,500	9,400	8,200	-	16,000	6,000	24,500	6,700
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	17,270	213,127	143,085	10,492	156,499	216,776	197,763	189,236
Members’ equity (deficit)
Members’ capital	283,349	94,206	73,894	235,793	72,516	118,764	87,721	172,074
Retained earnings (accumulated deficit)	(27,555)	(23,372)	(11,618)	(13,060)	(28,041)	(42,291)	(32,938)	(43,264)
Total members’ equity (deficit)	255,794	70,834	62,276	222,733	44,475	76,473	54,783	128,810
Total liabilities and members’ equity (deficit)	$273,064	$283,961	$205,361	$233,226	$200,973	$293,249	$252,546	$318,046

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Sunnyside	Swift	Taylor	Terracotta	Theodore	Tulip	Tuscan	Tuscarora
ASSETS
Current assets:
Cash	$14,544	$20,567	$982	$14,437	$13,379	$6,138	$17,256	$10,684
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	219	(0)	2,788	4,288	470	3,571	454	110
Due from (to) third party property managers	3,338	4,981	1,379	3,178	2,395	5,033	-	8,576
Total current assets	18,100	25,548	5,149	21,903	16,244	14,742	17,711	19,370
Property and equipment, net	208,192	319,504	215,368	296,416	274,298	292,326	287,690	314,315
Total assets	$226,293	$345,052	$220,517	$318,319	$290,541	$307,068	$305,401	$333,685

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,028	$17,485	$1,204	$7,607	$2,314	$1,383	$7,647	$4,234
Due to third party property managers	-	-	-	-	-	-	1,276	-
Due to (from) related parties	3,618	12,681	6,290	11,305	3,640	6,993	8,495	5,228
Total current liabilities	5,647	30,167	7,494	18,911	5,955	8,377	17,417	9,462
Tenant deposits	1,845	2,195	-	1,745	2,245	2,195	2,295	-
Mortgage payable, net	-	-	112,230	220,449	-	219,747	180,926	-
Operational notes, related party	-	-	11,100	32,400	-	24,300	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	7,492	32,362	130,823	273,506	8,200	254,619	200,638	9,462
Members’ equity (deficit)
Members’ capital	212,319	323,798	135,743	110,578	287,585	103,520	112,703	325,027
Retained earnings (accumulated deficit)	6,482	(11,108)	(46,048)	(65,764)	(5,243)	(51,071)	(7,940)	(804)
Total members’ equity (deficit)	218,801	312,690	89,694	44,814	282,342	52,449	104,763	324,224
Total liabilities and members’ equity (deficit)	$226,293	$345,052	$220,517	$318,319	$290,541	$307,068	$305,401	$333,685

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Tuxford	Vernon	Walton	Wave	Weldon	Wellington	Wentworth	Wescott
ASSETS
Current assets:
Cash	$4,526	$4,029	$10,947	$3,735	$4,085	$6,960	$8,805	$4,719
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	3,954	3,393	81	4,063	2,656	-	2,568	1,025
Due from (to) third party property managers	2,380	5,253	3,609	9,064	4,041	6,793	3,500	5,258
Total current assets	10,861	12,675	14,638	16,862	10,783	13,754	14,873	11,001
Property and equipment, net	240,697	235,626	278,315	307,489	190,515	379,759	210,877	253,526
Total assets	$251,557	$248,301	$292,953	$324,351	$201,297	$393,512	$225,750	$264,527

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,315	$1,453	$7,521	$1,765	$1,100	$4,924	$1,122	$1,287
Due to third party property managers	-	-	-	-	-	-	-	-
Due to (from) related parties	7,871	5,679	12,247	10,523	7,626	7,180	6,163	10,224
Total current liabilities	9,186	7,131	19,769	12,288	8,726	12,104	7,286	11,511
Tenant deposits	1,895	2,843	1,895	2,195	2,168	2,395	1,595	3,440
Mortgage payable, net	176,643	179,974	-	221,840	134,948	-	155,275	133,132
Operational notes, related party	25,800	7,400	29,000	94,200	-	-	-	20,800
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	213,524	197,347	50,664	330,523	145,842	14,499	164,155	168,883
Members’ equity (deficit)
Members’ capital	92,643	83,776	291,174	112,224	80,160	394,745	64,103	144,879
Retained earnings (accumulated deficit)	(54,609)	(32,822)	(48,885)	(118,396)	(24,705)	(15,732)	(2,508)	(49,234)
Total members’ equity (deficit)	38,033	50,953	242,289	(6,172)	55,455	379,013	61,595	95,644
Total liabilities and members’ equity (deficit)	$251,557	$248,301	$292,953	$324,351	$201,297	$393,512	$225,750	$264,527

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Westchester	Wildwood	Willow	Wilson	Winchester
ASSETS
Current assets:
Cash	$4,222	$8,167	$1,336	$8,937	$5,906
Other receivables	-	-	-	-	-
Prepaid expenses	3,983	2,847	222	61	426
Due from (to) third party property managers	3,060	4,204	3,452	4,590	2,789
Total current assets	11,265	15,218	5,010	13,588	9,122
Property and equipment, net	306,076	203,609	271,586	358,010	257,131
Total assets	$317,340	$218,827	$276,597	$371,598	$266,253

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,604	$1,110	$4,425	$7,420	$3,468
Due to third party property managers	-	-	-	-	-
Due to (from) related parties	8,126	6,604	5,579	7,248	2,873
Total current liabilities	9,731	7,714	10,004	14,667	6,341
Tenant deposits	3,119	1,945	1,545	2,445	1,895
Mortgage payable, net	196,526	107,361	-	-	-
Operational notes, related party	16,600	-	-	-	-
Due to commonly controlled entity	-	-	-	-	-
Total liabilities	225,976	117,020	11,549	17,112	8,236
Members’ equity (deficit)
Members’ capital	140,211	112,936	278,945	362,567	272,060
Retained earnings (accumulated deficit)	(48,846)	(11,129)	(13,897)	(8,081)	(14,044)
Total members’ equity (deficit)	91,365	101,807	265,048	354,486	258,016
Total liabilities and members’ equity (deficit)	$317,340	$218,827	$276,597	$371,598	$266,253

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Windsor	Winston	Wisteria	Unallocated members capital	Consolidated
ASSETS
Current assets:
Cash	$18,700	$10,761	$7,939	$-	$2,304,110
Other receivables	-	-	-	-	1,377
Prepaid expenses	4,371	213	3,412	-	493,703
Due from (to) third party property managers	5,356	5,001	5,131	-	1,075,930
Total current assets	28,428	15,976	16,483	-	3,875,119
Property and equipment, net	314,329	305,810	278,377	-	71,178,521
Total assets	$342,756	$321,786	$294,859	$-	$75,053,640

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$9,029	$3,226	$1,300	$-	$909,063
Due to third party property managers	-	-	-	-	16,196
Due to (from) related parties	13,232	5,896	5,699	-	2,068,570
Total current liabilities	22,261	9,122	6,999	-	2,993,829
Tenant deposits	2,595	1,795	3,143	-	528,168
Mortgage payable, net	224,878	-	205,420	-	23,729,820
Operational notes, related party	48,300	-	9,300	-	2,354,400
Due to commonly controlled entity	-	-	-	179,235	179,235
Total liabilities	298,034	10,917	224,862	179,235	29,785,452
Members’ equity (deficit)
Members’ capital	114,006	318,898	96,096	(42,205)	52,104,007
Retained earnings (accumulated deficit)	(69,284)	(8,028)	(26,098)	(137,030)	(6,835,819)
Total members’ equity (deficit)	44,722	310,869	69,997	(179,235)	45,268,188
Total liabilities and members’ equity (deficit)	$342,756	$321,786	$294,859	$-	$75,053,640

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)
AS OF DECEMBER 31, 2024

	100	101	Abbington	Abernant	Alvin	Amber	Apollo	Aster
ASSETS
Current assets:
Cash	$14,219	$4,848	$10,672	$12,076	$26,090	$3,964	$1,694	$5,281
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	662	665	764	555	781	3,109	3,152	2,564
Due from (to) third party property managers	102	5,803	8,601	3,489	1,559	3,734	4,316	3,783
Total current assets	14,983	11,316	20,037	16,120	28,430	10,807	9,162	11,628
Property and equipment, net	575,664	595,785	454,162	221,276	309,375	280,333	195,299	240,476
Total assets	$590,647	$607,102	$474,200	$237,396	$337,806	$291,140	$204,461	$252,103

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$6,905	$5,654	$6,723	$2,895	$6,261	$2,679	$1,569	$1,708
Tenant deposits	-	3,095	2,845	1,745	2,545	1,950	1,345	2,245
Due to (from) related parties	17,813	19,046	14,398	1,358	2,019	4,504	2,784	3,674
Total current liabilities	24,718	27,795	23,966	5,998	10,824	9,133	5,699	7,627
Mortgage payables, net	-	-	-	-	-	198,818	133,320	124,448
Operational notes, related party	-	17,900	-	-	-	6,900	20,000	9,700
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	24,718	45,695	23,966	5,998	10,824	214,851	159,018	141,774
Members’ equity (deficit)
Members’ capital	584,173	630,298	464,920	240,972	325,421	111,583	71,017	148,761
Retained earnings (accumulated deficit)	(18,244)	(68,891)	(14,687)	(9,574)	1,560	(35,295)	(25,574)	(38,432)
Total members’ equity (deficit)	565,929	561,406	450,233	231,398	326,981	76,289	45,443	110,329
Total liabilities and members’ equity (deficit)	$590,647	$607,102	$474,200	$237,396	$337,806	$291,140	$204,461	$252,103

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)
AS OF DECEMBER 31, 2024

	Augusta	Avebury	Avondale	Badminton	Ballinger	Bandelier	Baron	Basil
ASSETS
Current assets:
Cash	$19,643	$3,606	$6,934	$5,085	$12,717	$6,425	$13,820	$6,984
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	912	2,404	471	2,281	414	4,370	800	2,164
Due from (to) third party property managers	3,905	4,320	3,977	4,789	4,838	3,529	2,062	3,700
Total current assets	24,460	10,330	11,381	12,155	17,970	14,324	16,682	12,848
Property and equipment, net	286,622	271,005	318,137	237,551	293,005	323,643	542,706	184,273
Total assets	$311,082	$281,335	$329,519	$249,706	$310,975	$337,967	$559,388	$197,121

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,995	$1,747	$2,576	$1,967	$4,882	$1,551	$8,820	$1,842
Tenant deposits	1,995	1,795	1,995	2,195	2,320	2,245	3,345	1,595
Due to (from) related parties	2,711	4,186	3,314	3,709	1,986	4,759	16,903	3,151
Total current liabilities	7,702	7,728	7,885	7,871	9,189	8,555	29,068	6,588
Mortgage payables, net	-	200,942	-	172,006	-	242,616	-	129,806
Operational notes, related party	-	5,400	-	17,300	-	-	-	9,700
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	7,702	214,070	7,885	197,176	9,189	251,171	29,068	146,093
Members’ equity (deficit)
Members’ capital	307,126	95,183	339,751	78,514	309,281	119,179	552,801	63,701
Retained earnings (accumulated deficit)	(3,745)	(27,918)	(18,118)	(25,985)	(7,495)	(32,384)	(22,481)	(12,674)
Total members’ equity (deficit)	303,380	67,265	321,633	52,529	301,786	86,796	530,319	51,027
Total liabilities and members’ equity (deficit)	$311,082	$281,335	$329,519	$249,706	$310,975	$337,967	$559,388	$197,121

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)
AS OF DECEMBER 31, 2024

	Bayside	Bazzel	Bedford	Bella	Belle	Belvedere	Bergenia	Blossom
ASSETS
Current assets:
Cash	$4,921	$7,449	$3,820	$6,160	$6,393	$16,602	$15,462	$7,063
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	4,634	1,366	3,460	916	1,398	524	346	502
Due from (to) third party property managers	4,173	3,704	519	2,868	4,888	4,549	3,425	3,281
Total current assets	13,728	12,519	7,799	9,944	12,679	21,675	19,233	10,845
Property and equipment, net	233,527	251,160	261,618	296,522	413,881	284,951	211,029	239,996
Total assets	$247,254	$263,679	$269,418	$306,466	$426,560	$306,626	$230,262	$250,842

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,150	$7,393	$1,505	$4,498	$2,434	$2,770	$2,898	$4,829
Tenant deposits	2,619	1,845	2,295	1,945	2,649	2,295	1,845	1,845
Due to (from) related parties	3,784	7,288	10,701	6,605	6,454	3,030	1,788	3,338
Total current liabilities	8,552	16,526	14,501	13,048	11,536	8,095	6,532	10,011
Mortgage payables, net	163,623	-	194,570	-	-	-	-	-
Operational notes, related party	10,000	21,700	-	-	23,600	-	-	7,400
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	182,176	38,226	209,071	13,048	35,136	8,095	6,532	17,411
Members’ equity (deficit)
Members’ capital	86,632	250,601	90,397	317,941	432,714	296,472	223,079	256,305
Retained earnings (accumulated deficit)	(21,554)	(25,148)	(30,050)	(24,522)	(41,290)	2,060	651	(22,875)
Total members’ equity (deficit)	65,078	225,453	60,346	293,418	391,424	298,531	223,730	233,430
Total liabilities and members’ equity (deficit)	$247,254	$263,679	$269,418	$306,466	$426,560	$306,626	$230,262	$250,842

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Bonneau	Brainerd	Braxton	Brennan	Briarwood	Brooklyn	Burlington	Butter
ASSETS
Current assets:
Cash	$5,771	$17,919	$6,295	$4,049	$15,889	$4,299	$5,097	$5,879
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	1,271	672	839	3,532	586	506	2,349	5,455
Due from (to) third party property managers	4,568	4,812	3,605	5,085	3,387	3,535	5,494	8,779
Total current assets	11,611	23,403	10,738	12,666	19,861	8,340	12,940	20,113
Property and equipment, net	319,096	276,412	304,942	212,325	203,029	161,399	609,252	348,556
Total assets	$330,707	$299,815	$315,681	$224,991	$222,890	$169,738	$622,192	$368,669

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$10,180	$5,806	$2,575	$1,947	$3,931	$1,818	$8,914	$2,446
Tenant deposits	2,295	2,595	2,045	1,545	1,995	1,249	3,195	2,795
Due to (from) related parties	8,221	3,489	4,433	2,363	1,367	2,057	23,193	5,048
Total current liabilities	20,696	11,890	9,053	5,855	7,292	5,124	35,302	10,289
Mortgage payables, net	-	142,885	-	153,947	-	81,790	-	259,985
Operational notes, related party	-	-	10,700	35,200	-	13,100	-	24,200
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	20,696	154,776	19,753	195,001	7,292	100,014	35,302	294,474
Members’ equity (deficit)
Members’ capital	330,505	152,880	313,277	84,906	222,164	96,287	617,909	116,033
Retained earnings (accumulated deficit)	(20,494)	(7,840)	(17,349)	(54,916)	(6,566)	(26,563)	(31,019)	(41,837)
Total members’ equity (deficit)	310,011	145,040	295,928	29,990	215,598	69,725	586,890	74,196
Total liabilities and members’ equity (deficit)	$330,707	$299,815	$315,681	$224,991	$222,890	$169,738	$622,192	$368,669

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Calvin	Camino	Cawley	Centennial	Chaparral	Chelsea	Chester	Chickamauga
ASSETS
Current assets:
Cash	$20,020	$7,713	$17,482	$-	$9,712	$8,741	$10,082	$18,721
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	464	360	1,014	-	353	3,509	3,849	1,074
Due from (to) third party property managers	3,620	2,221	3,951	-	3,320	3,745	6,242	5,817
Total current assets	24,104	10,293	22,447	-	13,384	15,995	20,173	25,612
Property and equipment, net	229,346	249,631	303,986	-	176,114	287,195	349,439	354,657
Total assets	$253,450	$259,924	$326,433	$-	$189,498	$303,190	$369,612	$380,269

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,159	$2,419	$3,531	$-	$5,998	$3,062	$1,966	$6,321
Tenant deposits	1,795	1,595	2,195	-	1,695	1,895	3,943	3,693
Due to (from) related parties	1,514	3,462	3,037	-	4,061	3,381	4,967	4,699
Total current liabilities	8,468	7,475	8,763	-	11,754	8,338	10,875	14,713
Mortgage payables, net	-	-	-	-	103,349	213,349	181,865	-
Operational notes, related party	-	-	-	-	-	-	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	8,468	7,475	8,763	-	115,103	221,687	192,741	14,713
Members’ equity (deficit)
Members’ capital	246,377	257,191	316,113	(42,205)	74,649	99,165	208,244	361,199
Retained earnings (accumulated deficit)	(1,396)	(4,742)	1,557	42,205	(254)	(17,661)	(31,373)	4,357
Total members’ equity (deficit)	244,981	252,448	317,670	-	74,394	81,503	176,872	365,556
Total liabilities and members’ equity (deficit)	$253,450	$259,924	$326,433	$-	$189,498	$303,190	$369,612	$380,269

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Chinook	Chitwood	Clover	Coatbridge	Collier	Collinston	Conway	Cove
ASSETS
Current assets:
Cash	$6,864	$13,968	$3,654	$4,367	$5,342	$1,002	$6,782	$2,682
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	1,161	479	756	2,989	479	2,015	1,330	630
Due from (to) third party property managers	4,166	5,009	6,111	3,447	4,633	5,927	6,583	7,277
Total current assets	12,191	19,456	10,521	10,803	10,454	8,945	14,696	10,589
Property and equipment, net	300,550	359,975	311,203	252,996	334,188	193,420	646,284	202,300
Total assets	$312,742	$379,431	$321,724	$263,799	$344,643	$202,365	$660,980	$212,889

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,339	$8,972	$2,696	$2,052	$3,792	$1,778	$7,901	$1,443
Tenant deposits	1,995	2,795	1,995	3,143	2,445	1,595	3,645	1,695
Due to (from) related parties	2,677	5,638	14,196	4,042	12,951	4,756	9,946	4,115
Total current liabilities	8,011	17,405	18,887	9,236	19,188	8,128	21,492	7,252
Mortgage payables, net	-	-	-	173,287	-	134,919	-	-
Operational notes, related party	5,200	-	-	25,400	-	29,400	11,800	18,700
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	13,211	17,405	18,887	207,923	19,188	172,447	33,292	25,952
Members’ equity (deficit)
Members’ capital	315,340	366,559	312,983	97,440	333,813	82,897	670,024	220,661
Retained earnings (accumulated deficit)	(15,809)	(4,533)	(10,146)	(41,564)	(8,359)	(52,978)	(42,336)	(33,725)
Total members’ equity (deficit)	299,531	362,026	302,837	55,876	325,455	29,918	627,687	186,936
Total liabilities and members’ equity (deficit)	$312,742	$379,431	$321,724	$263,799	$344,643	$202,365	$660,980	$212,889

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Creekside	Creekwood	Cumberland	Cupcake	Cypress	Daisy	Davidson	Dawson
ASSETS
Current assets:
Cash	$10,948	$9,400	$10,567	$8,611	$4,137	$6,204	$1,690	$3,807
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	520	4,075	576	1,886	8,906	481	3,377	3,417
Due from (to) third party property managers	4,190	3,895	3,690	3,270	5,086	3,505	1,535	3,837
Total current assets	15,658	17,371	14,833	13,767	18,129	10,190	6,601	11,061
Property and equipment, net	292,652	272,288	278,720	207,979	344,386	283,453	194,082	208,863
Total assets	$308,310	$289,659	$293,553	$221,747	$362,515	$293,642	$200,684	$219,924

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$6,191	$1,720	$5,129	$2,027	$2,410	$5,359	$1,753	$1,732
Tenant deposits	2,395	1,795	2,145	1,595	2,395	1,695	1,495	1,745
Due to (from) related parties	4,537	3,780	4,409	3,642	8,675	4,899	2,826	3,432
Total current liabilities	13,123	7,295	11,682	7,264	13,480	11,953	6,074	6,908
Mortgage payables, net	-	141,379	-	150,160	179,203	-	145,343	144,296
Operational notes, related party	-	-	-	-	-	-	14,600	23,900
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	13,123	148,674	11,682	157,425	192,683	11,953	166,017	175,104
Members’ equity (deficit)
Members’ capital	289,869	165,143	285,755	65,530	205,695	287,909	71,290	81,451
Retained earnings (accumulated deficit)	5,318	(24,158)	(3,884)	(1,207)	(35,863)	(6,220)	(36,623)	(36,632)
Total members’ equity (deficit)	295,187	140,985	281,871	64,322	169,832	281,689	34,667	44,820
Total liabilities and members’ equity (deficit)	$308,310	$289,659	$293,553	$221,747	$362,515	$293,642	$200,684	$219,924

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Delta	Dewberry	Diablo	Dogwood	Dolittle	Dolly	Dops	Dorchester
ASSETS
Current assets:
Cash	$3,316	$1,707	$5,138	$8,906	$5,223	$7,104	$5,867	$5,646
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	4,773	1,776	3,782	692	3,623	961	467	1,753
Due from (to) third party property managers	4,049	5,274	5,277	1,362	341	7,369	3,045	1,525
Total current assets	12,138	8,757	14,198	10,960	9,187	15,434	9,379	8,925
Property and equipment, net	324,379	172,911	277,769	226,120	282,244	649,032	194,963	323,793
Total assets	$336,517	$181,668	$291,967	$237,080	$291,431	$664,466	$204,342	$332,718

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,990	$1,421	$4,466	$2,955	$2,649	$7,423	$1,371	$11,289
Tenant deposits	2,195	1,695	2,145	1,750	2,295	3,995	1,495	2,195
Due to (from) related parties	5,923	4,066	4,400	6,658	4,275	11,793	2,384	11,238
Total current liabilities	10,108	7,182	11,011	11,363	9,218	23,211	5,250	24,721
Mortgage payables, net	224,587	119,497	205,822	-	205,508	-	-	-
Operational notes, related party	95,700	18,500	28,300	-	6,300	-	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	330,395	145,179	245,132	11,363	221,026	23,211	5,250	24,721
Members’ equity (deficit)
Members’ capital	118,650	69,064	98,540	230,377	98,711	679,924	203,384	342,741
Retained earnings (accumulated deficit)	(112,528)	(32,574)	(51,705)	(4,660)	(28,306)	(38,669)	(4,292)	(34,745)
Total members’ equity (deficit)	6,122	36,489	46,835	225,717	70,405	641,255	199,092	307,996
Total liabilities and members’ equity (deficit)	$336,517	$181,668	$291,967	$237,080	$291,431	$664,466	$204,342	$332,718

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Dunbar	Eagle	Eastfair	Eastwood	Elevation	Ella	Ellen	Elm
ASSETS
Current assets:
Cash	$426	$13,114	$4,031	$12,167	$1,609	$8,722	$22,186	$3,599
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	447	3,476	4,268	753	2,906	518	734	3,375
Due from (to) third party property managers	7,068	4,015	4,005	4,269	5,628	906	3,401	4,696
Total current assets	7,941	20,606	12,304	17,189	10,143	10,147	26,321	11,669
Property and equipment, net	313,068	261,146	195,634	310,133	252,465	249,878	240,524	151,093
Total assets	$321,009	$281,752	$207,937	$327,322	$262,608	$260,025	$266,845	$162,762

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,353	$2,309	$1,418	$5,904	$1,795	$4,798	$5,830	$1,963
Tenant deposits	2,495	1,995	1,949	2,395	1,895	1,995	2,693	1,495
Due to (from) related parties	10,485	3,697	4,903	2,050	6,352	2,602	2,015	2,524
Total current liabilities	16,333	8,000	8,270	10,349	10,042	9,395	10,537	5,981
Mortgage payables, net	-	131,818	148,019	-	170,446	-	-	105,868
Operational notes, related party	41,000	-	17,500	-	55,100	-	-	12,400
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	57,333	139,819	173,789	10,349	235,588	9,395	10,537	124,250
Members’ equity (deficit)
Members’ capital	322,376	145,260	59,630	339,255	101,398	262,470	258,163	59,174
Retained earnings (accumulated deficit)	(58,700)	(3,328)	(25,482)	(22,282)	(74,378)	(11,840)	(1,854)	(20,662)
Total members’ equity (deficit)	263,676	141,933	34,148	316,973	27,020	250,630	256,308	38,512
Total liabilities and members’ equity (deficit)	$321,009	$281,752	$207,937	$327,322	$262,608	$260,025	$266,845	$162,762

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Emporia	Ensenada	Falcon	Felix	Fenwick	Fletcher	Folly	Forest
ASSETS
Current assets:
Cash	$5,187	$5,455	$9,362	$7,195	$6,766	$16,718	$6,899	$6,769
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	4,157	5,781	3,571	622	952	277	1,345	5,730
Due from (to) third party property managers	1,116	6,470	3,937	3,872	3,246	4,335	4,904	15,199
Total current assets	10,460	17,706	16,870	11,689	10,964	21,329	13,148	27,698
Property and equipment, net	327,028	518,995	261,818	245,121	289,780	170,437	297,864	328,982
Total assets	$337,488	$536,701	$278,688	$256,811	$300,744	$191,767	$311,012	$356,680

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,185	$(587)	$2,570	$2,941	$2,476	$2,175	$8,803	$2,297
Tenant deposits	2,495	3,195	2,345	2,393	1,850	1,395	2,695	2,445
Due to (from) related parties	5,021	9,840	3,409	1,901	(351)	1,094	9,221	5,159
Total current liabilities	9,701	12,447	8,324	7,234	3,976	4,664	20,719	9,901
Mortgage payables, net	242,664	388,700	131,809	-	-	-	-	225,330
Operational notes, related party	15,700	10,700	-	-	-	-	6,600	60,400
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	268,065	411,847	140,132	7,234	3,976	4,664	27,319	295,631
Members’ equity (deficit)
Members’ capital	118,276	184,372	146,011	253,695	309,397	187,094	308,675	134,412
Retained earnings (accumulated deficit)	(48,853)	(59,519)	(7,455)	(4,119)	(12,629)	8	(24,982)	(73,364)
Total members’ equity (deficit)	69,423	124,854	138,556	249,576	296,768	187,102	283,693	61,048
Total liabilities and members’ equity (deficit)	$337,488	$536,701	$278,688	$256,811	$300,744	$191,767	$311,012	$356,680

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Foster	Franklin	Gardens	General	Goose	Grant	Greenhill	Gretal
ASSETS
Current assets:
Cash	$22,788	$11,854	$4,183	$9,492	$11,278	$6,958	$5,904	$18,017
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	410	985	1,932	869	3,510	4,759	4,322	711
Due from (to) third party property managers	4,670	4,017	4,256	4,668	2,747	4,657	5,323	4,838
Total current assets	27,868	16,856	10,371	15,029	17,535	16,374	15,549	23,565
Property and equipment, net	302,923	293,074	210,555	306,116	243,367	346,126	303,446	426,914
Total assets	$330,791	$309,931	$220,925	$321,145	$260,902	$362,500	$318,995	$450,479

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$7,863	$9,665	$2,136	$5,366	$2,285	$2,164	$2,194	$6,129
Tenant deposits	2,349	2,595	1,595	2,495	1,895	-	3,119	2,395
Due to (from) related parties	2,913	2,603	3,170	2,779	3,302	4,840	8,663	5,665
Total current liabilities	13,126	14,863	6,901	10,640	7,482	7,003	13,976	14,189
Mortgage payables, net	-	-	134,889	-	122,739	256,592	225,565	-
Operational notes, related party	-	-	11,000	-	-	-	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	13,126	14,863	152,790	10,640	130,221	263,595	239,541	14,189
Members’ equity (deficit)
Members’ capital	316,374	310,765	86,092	323,949	134,914	122,739	98,384	449,556
Retained earnings (accumulated deficit)	1,291	(15,698)	(17,956)	(13,444)	(4,233)	(23,834)	(18,930)	(13,266)
Total members’ equity (deficit)	317,665	295,067	68,136	310,505	130,681	98,905	79,454	436,291
Total liabilities and members’ equity (deficit)	$330,791	$309,931	$220,925	$321,145	$260,902	$362,500	$318,995	$450,479

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Grove	Hadden	Hansard	Hansel	Hargrave	Harrison	Henry	Heritage
ASSETS
Current assets:
Cash	$2,003	$3,675	$18,918	$4,001	$12,446	$14,150	$5,077	$7,302
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	3,032	3,153	660	5,341	464	4,630	686	4,671
Due from (to) third party property managers	4,057	3,812	4,666	5,064	2,880	5,677	1,442	4,245
Total current assets	9,093	10,640	24,244	14,407	15,790	24,456	7,205	16,218
Property and equipment, net	217,615	204,796	289,052	382,958	226,956	431,885	404,943	275,216
Total assets	$226,707	$215,436	$313,296	$397,365	$242,746	$456,341	$412,148	$291,434

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,552	$1,371	$5,893	$1,895	$5,030	$3,851	$4,084	$1,423
Tenant deposits	1,869	1,645	2,450	3,003	3,190	3,045	2,395	1,995
Due to (from) related parties	4,229	3,707	3,318	6,909	1,100	6,039	5,792	3,954
Total current liabilities	7,650	6,723	11,661	11,807	9,320	12,935	12,271	7,372
Mortgage payables, net	155,746	141,851	-	197,578	-	225,051	-	200,929
Operational notes, related party	11,100	-	-	16,200	-	-	49,500	19,300
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	174,496	148,574	11,661	225,585	9,320	237,987	61,771	227,601
Members’ equity (deficit)
Members’ capital	81,372	80,789	295,324	225,386	251,079	245,813	415,466	99,307
Retained earnings (accumulated deficit)	(29,161)	(13,927)	6,311	(53,606)	(17,654)	(27,458)	(65,088)	(35,474)
Total members’ equity (deficit)	52,212	66,862	301,635	171,780	233,425	218,355	350,378	63,833
Total liabilities and members’ equity (deficit)	$226,707	$215,436	$313,296	$397,365	$242,746	$456,341	$412,148	$291,434

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Heron	Highland	Hines	Hobbes	Holcomb	Holland	Hollandaise	Holloway
ASSETS
Current assets:
Cash	$6,112	$5,332	$106	$10,734	$12,761	$2,840	$3,549	$6,286
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	3,893	404	292	464	434	3,294	4,384	3,625
Due from (to) third party property managers	5,107	2,664	2,889	3,547	2,573	4,668	10,633	5,023
Total current assets	15,112	8,400	3,287	14,744	15,768	10,802	18,566	14,934
Property and equipment, net	271,465	270,028	246,115	227,252	333,265	193,598	341,081	309,247
Total assets	$286,577	$278,428	$249,402	$241,997	$349,033	$204,399	$359,647	$324,181

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,370	$5,849	$3,386	$5,319	$4,310	$1,573	$1,948	$2,003
Tenant deposits	2,369	-	1,845	2,393	2,095	2,168	1,895	3,119
Due to (from) related parties	6,189	3,724	9,229	1,435	10,678	5,206	5,999	5,026
Total current liabilities	10,927	9,573	14,460	9,147	17,083	8,946	9,842	10,148
Mortgage payables, net	198,843	-	-	-	-	145,348	253,086	218,393
Operational notes, related party	7,100	-	-	-	-	-	13,200	9,900
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	216,870	9,573	14,460	9,147	17,083	154,295	276,127	238,441
Members’ equity (deficit)
Members’ capital	99,250	272,280	251,890	250,279	344,800	81,714	134,225	117,355
Retained earnings (accumulated deficit)	(29,543)	(3,425)	(16,949)	(17,429)	(12,849)	(31,610)	(50,706)	(31,615)
Total members’ equity (deficit)	69,707	268,855	234,942	232,850	331,950	50,105	83,519	85,740
Total liabilities and members’ equity (deficit)	$286,577	$278,428	$249,402	$241,997	$349,033	$204,399	$359,647	$324,181

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Inglewood	Irene	Jack	Jake	Jefferson	Jill	Johnny	June
ASSETS
Current assets:
Cash	$10,103	$17,882	$1,571	$5,636	$17,605	$7,824	$7,839	$4,951
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	1,753	488	4,916	1,229	1,277	6,684	811	812
Due from (to) third party property managers	6,482	2,740	5,041	7,280	4,744	4,461	6,015	3,098
Total current assets	18,338	21,110	11,528	14,145	23,626	18,968	14,665	8,861
Property and equipment, net	640,898	170,437	391,556	553,020	261,716	378,245	551,194	551,194
Total assets	$659,236	$191,548	$403,084	$567,165	$285,342	$397,213	$565,859	$560,055

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$8,695	$3,427	$1,397	$8,929	$5,359	$2,068	$6,769	$10,192
Tenant deposits	3,445	1,395	3,143	2,995	2,595	2,195	2,995	2,945
Due to (from) related parties	8,935	1,139	7,293	17,675	3,061	4,544	17,006	16,679
Total current liabilities	21,075	5,961	11,832	29,599	11,015	8,807	26,769	29,816
Mortgage payables, net	-	-	286,974	-	-	196,902	-	-
Operational notes, related party	-	-	9,600	14,800	-	-	19,200	9,300
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	21,075	5,961	308,407	44,399	11,015	205,709	45,969	39,116
Members’ equity (deficit)
Members’ capital	674,075	186,133	144,715	578,700	267,982	220,502	570,461	576,837
Retained earnings (accumulated deficit)	(35,913)	(547)	(50,037)	(55,934)	6,346	(28,998)	(50,571)	(55,898)
Total members’ equity (deficit)	638,161	185,586	94,678	522,766	274,328	191,504	519,889	520,939
Total liabilities and members’ equity (deficit)	$659,236	$191,548	$403,084	$567,165	$285,342	$397,213	$565,859	$560,055

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Jupiter	Kawana	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood
ASSETS
Current assets:
Cash	$6,961	$9,329	$10,695	$7,269	$1,987	$2,283	$7,981	$1,311
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	2,343	3,730	868	973	2,919	2,466	658	4,111
Due from (to) third party property managers	3,467	4,733	3,101	6,331	5,502	-	3,227	6,656
Total current assets	12,770	17,791	14,665	14,572	10,408	4,750	11,866	12,079
Property and equipment, net	193,416	256,799	399,798	649,032	313,036	246,253	286,793	251,575
Total assets	$206,186	$274,590	$414,463	$663,604	$323,444	$251,002	$298,659	$263,654

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,810	$2,082	$2,825	$7,507	$1,889	$2,816	$2,009	$2,350
Tenant deposits	1,550	2,543	2,595	3,345	1,995	-	2,869	2,393
Due to (from) related parties	3,280	3,834	12,374	10,019	5,894	9,676	4,245	4,722
Total current liabilities	6,640	8,458	17,794	20,871	9,778	12,493	9,122	9,464
Mortgage payables, net	138,146	190,513	-	-	235,641	125,438	212,446	180,073
Operational notes, related party	6,900	-	-	-	23,600	-	15,600	9,700
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	151,686	198,971	17,794	20,871	269,019	137,931	237,169	199,238
Members’ equity (deficit)
Members’ capital	80,957	90,801	415,345	684,974	117,262	147,788	96,586	88,079
Retained earnings (accumulated deficit)	(26,457)	(15,182)	(18,676)	(42,241)	(62,837)	(34,716)	(35,096)	(23,663)
Total members’ equity (deficit)	54,500	75,619	396,669	642,733	54,425	113,071	61,490	64,416
Total liabilities and members’ equity (deficit)	$206,186	$274,590	$414,463	$663,604	$323,444	$251,002	$298,659	$263,654

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Korin	Lallie	Lanier	Lannister	Latte	Lennox	Lierly	Lily
ASSETS
Current assets:
Cash	$15,433	$5,901	$6,484	$1,504	$7,920	$3,680	$12,250	$7,504
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	362	3,517	5,241	4,549	936	1,879	414	8,246
Due from (to) third party property managers	3,881	5,177	2,264	3,181	747	3,780	3,530	5,510
Total current assets	19,677	14,594	13,988	9,234	9,604	9,339	16,194	21,259
Property and equipment, net	264,681	345,569	357,882	167,486	343,244	197,184	191,871	489,558
Total assets	$284,357	$360,163	$371,870	$176,720	$352,848	$206,524	$208,065	$510,817

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$6,258	$1,889	$1,667	$1,734	$1,371	$1,938	$6,394	$132
Tenant deposits	1,995	2,295	-	1,395	-	1,795	1,750	2,395
Due to (from) related parties	3,258	5,730	4,823	3,496	10,489	3,256	3,702	7,755
Total current liabilities	11,511	9,914	6,490	6,625	11,860	6,988	11,846	10,281
Mortgage payables, net	-	237,722	261,413	112,704	-	137,853	129,936	308,748
Operational notes, related party	-	57,200	11,800	18,700	-	9,700	-	64,000
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	11,511	304,836	279,703	138,029	11,860	154,542	141,781	383,029
Members’ equity (deficit)
Members’ capital	268,373	121,831	128,754	76,536	349,273	74,191	63,976	208,084
Retained earnings (accumulated deficit)	4,473	(66,504)	(36,588)	(37,844)	(8,285)	(22,209)	2,308	(80,296)
Total members’ equity (deficit)	272,847	55,327	92,166	38,691	340,988	51,982	66,284	127,788
Total liabilities and members’ equity (deficit)	$284,357	$360,163	$371,870	$176,720	$352,848	$206,524	$208,065	$510,817

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Limestone	Litton	Longwoods	Lookout	Loretta	Louis	Louise	Lovejoy
ASSETS
Current assets:
Cash	$6,065	$13,102	$12,962	$12,269	$7,031	$18,130	$4,541	$4,669
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	2,830	659	1,254	502	1,340	886	3,884	3,580
Due from (to) third party property managers	3,725	4,686	3,952	1,301	3,518	6,745	4,384	2,541
Total current assets	12,620	18,447	18,168	14,072	11,889	25,762	12,808	10,790
Property and equipment, net	267,609	305,063	260,363	324,000	645,919	260,282	257,648	274,340
Total assets	$280,229	$323,510	$278,531	$338,072	$657,809	$286,043	$270,456	$285,130

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,322	$4,836	$7,790	$4,223	$5,307	$3,316	$1,742	$2,230
Tenant deposits	2,095	2,545	1,995	2,245	-	1,895	1,895	1,995
Due to (from) related parties	4,261	4,003	2,609	9,553	14,824	2,337	5,855	4,262
Total current liabilities	8,678	11,384	12,395	16,021	20,130	7,548	9,492	8,487
Mortgage payables, net	200,974	157,667	-	-	-	-	180,079	203,034
Operational notes, related party	21,400	-	-	-	-	-	-	12,300
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	231,052	169,051	12,395	16,021	20,130	7,548	189,571	223,822
Members’ equity (deficit)
Members’ capital	106,002	171,860	277,011	325,512	655,141	277,440	96,455	95,047
Retained earnings (accumulated deficit)	(56,825)	(17,401)	(10,875)	(3,461)	(17,463)	1,056	(15,570)	(33,739)
Total members’ equity (deficit)	49,177	154,459	266,136	322,051	637,678	278,495	80,885	61,308
Total liabilities and members’ equity (deficit)	$280,229	$323,510	$278,531	$338,072	$657,809	$286,043	$270,456	$285,130

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Luna	Lurleen	Madison	Mae	Magnolia	Malbec	Mammoth	Marcelo
ASSETS
Current assets:
Cash	$4,217	$1,792	$5,617	$10,408	$6,885	$5,920	$3,385	$7,477
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	1,841	783	2,337	950	2,806	2,377	4,921	336
Due from (to) third party property managers	3,556	3,711	4,891	6,858	4,198	4,520	4,738	3,618
Total current assets	9,615	6,287	12,845	18,216	13,889	12,818	13,044	11,431
Property and equipment, net	195,634	215,308	193,222	333,179	238,626	289,658	318,618	268,570
Total assets	$205,248	$221,594	$206,067	$351,396	$252,514	$302,475	$331,662	$280,000

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,363	$2,121	$1,537	$10,369	$1,435	$1,963	$1,725	$2,722
Tenant deposits	1,895	1,695	2,174	4,190	3,290	2,295	2,095	1,945
Due to (from) related parties	3,086	2,533	3,840	4,862	3,455	7,931	5,802	3,983
Total current liabilities	7,344	6,349	7,550	19,421	8,180	12,190	9,622	8,650
Mortgage payables, net	148,019	108,350	99,941	-	171,128	205,034	235,697	-
Operational notes, related party	17,800	7,100	15,900	-	23,800	-	44,300	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	173,162	121,799	123,391	19,421	203,108	217,224	289,619	8,650
Members’ equity (deficit)
Members’ capital	62,997	122,325	115,263	339,489	88,617	97,775	118,575	279,890
Retained earnings (accumulated deficit)	(30,911)	(22,529)	(32,587)	(7,514)	(39,211)	(12,523)	(76,533)	(8,540)
Total members’ equity (deficit)	32,086	99,796	82,675	331,975	49,406	85,252	42,043	271,350
Total liabilities and members’ equity (deficit)	$205,248	$221,594	$206,067	$351,396	$252,514	$302,475	$331,662	$280,000

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Marie	Marietta	Marion	Marple	Martell	Mary	Matchingham	McGregor
ASSETS
Current assets:
Cash	$21,404	$4,505	$3,900	$4,534	$3,557	$15,993	$6,184	$6,890
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	616	3,882	2,096	277	898	883	2,072	416
Due from (to) third party property managers	5,115	4,407	3,967	-	3,805	4,226	4,049	4,120
Total current assets	27,135	12,794	9,963	4,811	8,261	21,102	12,305	11,426
Property and equipment, net	304,617	285,389	254,770	169,633	251,246	262,506	194,017	281,657
Total assets	$331,752	$298,183	$264,733	$174,444	$259,507	$283,609	$206,322	$293,082

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,291	$1,422	$2,711	$1,812	$2,485	$4,852	$2,561	$6,931
Tenant deposits	2,745	2,195	2,295	-	1,945	2,095	1,795	1,895
Due to (from) related parties	3,569	4,187	8,007	1,610	8,660	2,357	3,920	9,607
Total current liabilities	11,605	7,804	13,013	3,422	13,090	9,304	8,276	18,433
Mortgage payables, net	-	148,605	-	-	-	-	144,711	-
Operational notes, related party	-	18,900	-	-	-	-	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	11,605	175,308	13,013	3,422	13,090	9,304	152,987	18,433
Members’ equity (deficit)
Members’ capital	307,839	170,613	268,032	186,584	271,776	271,612	61,698	284,878
Retained earnings (accumulated deficit)	12,308	(47,738)	(16,312)	(15,562)	(25,359)	2,692	(8,362)	(10,228)
Total members’ equity (deficit)	320,147	122,875	251,720	171,022	246,417	274,304	53,335	274,650
Total liabilities and members’ equity (deficit)	$331,752	$298,183	$264,733	$174,444	$259,507	$283,609	$206,322	$293,082

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	McLovin	Meadow	Mimosa	Mojave	Murphy	Mycroft	Nugget	Odessa
ASSETS
Current assets:
Cash	$6,004	$3,595	$2,486	$2,210	$4,252	$13,827	$7,300	$6,061
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	6,157	3,236	416	1,823	3,493	304	753	6,172
Due from (to) third party property managers	6,521	1,352	1,716	3,870	3,818	3,080	6,079	6,332
Total current assets	18,682	8,182	4,618	7,903	11,563	17,212	14,132	18,565
Property and equipment, net	489,481	293,884	200,918	221,465	273,119	173,476	525,721	489,353
Total assets	$508,162	$302,066	$205,537	$229,367	$284,682	$190,688	$539,853	$507,919

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$(1,273)	$1,616	$2,279	$1,869	$2,956	$3,130	$11,841	$(1,107)
Tenant deposits	3,495	-	1,495	2,195	1,995	1,645	3,295	3,395
Due to (from) related parties	9,335	5,013	2,839	7,936	7,472	1,797	18,978	9,268
Total current liabilities	11,556	6,629	6,613	12,001	12,423	6,572	34,114	11,556
Mortgage payables, net	364,344	212,794	106,022	160,242	205,200	-	-	371,327
Operational notes, related party	8,300	-	-	-	-	-	-	35,100
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	384,201	219,423	112,635	172,243	217,623	6,572	34,114	417,983
Members’ equity (deficit)
Members’ capital	163,948	125,471	116,028	65,388	94,216	183,344	525,716	178,379
Retained earnings (accumulated deficit)	(39,986)	(42,828)	(23,126)	(8,264)	(27,158)	771	(19,977)	(88,444)
Total members’ equity (deficit)	123,962	82,643	92,902	57,124	67,058	184,116	505,739	89,936
Total liabilities and members’ equity (deficit)	$508,162	$302,066	$205,537	$229,367	$284,682	$190,688	$539,853	$507,919

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Olive	Oly	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer
ASSETS
Current assets:
Cash	$4,215	$7,918	$5,934	$3,177	$6,913	$9,493	$1,310	$6,345
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	3,170	5,720	522	1,040	3,906	1,363	3,980	948
Due from (to) third party property managers	6,977	5,389	4,490	5,323	3,584	2,448	3,365	3,827
Total current assets	14,361	19,028	10,946	9,540	14,404	13,304	8,655	11,119
Property and equipment, net	213,486	490,013	325,381	246,412	270,808	332,252	372,144	287,270
Total assets	$227,847	$509,041	$336,327	$255,953	$285,211	$345,556	$380,799	$298,389

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,194	$(356)	$5,152	$1,671	$3,271	$11,264	$1,991	$2,799
Tenant deposits	1,895	2,995	2,295	3,390	1,695	2,295	2,319	1,895
Due to (from) related parties	4,248	11,799	2,590	4,278	2,356	10,201	7,133	5,553
Total current liabilities	8,337	14,438	10,037	9,339	7,322	23,760	11,443	10,246
Mortgage payables, net	124,324	365,046	-	-	-	-	271,849	-
Operational notes, related party	19,000	-	-	-	7,000	-	78,700	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	151,660	379,484	10,037	9,339	14,322	23,760	361,993	10,246
Members’ equity (deficit)
Members’ capital	107,212	165,693	331,490	261,736	296,449	343,894	131,900	302,774
Retained earnings (accumulated deficit)	(31,026)	(36,136)	(5,200)	(15,122)	(25,560)	(22,098)	(113,093)	(14,631)
Total members’ equity (deficit)	76,187	129,557	326,290	246,614	270,889	321,796	18,807	288,143
Total liabilities and members’ equity (deficit)	$227,847	$509,041	$336,327	$255,953	$285,211	$345,556	$380,799	$298,389

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Patrick	Peanut	Pearl	Pecan	Peterson	Piedmont	Pinot	Pioneer
ASSETS
Current assets:
Cash	$6,535	$6,822	$6,421	$12,097	$16,634	$9,652	$7,603	$7,993
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	389	2,265	785	380	582	4,913	3,064	796
Due from (to) third party property managers	1,867	3,798	3,892	3,455	3,299	4,239	4,720	6,660
Total current assets	8,791	12,884	11,097	15,932	20,514	18,804	15,386	15,449
Property and equipment, net	192,559	201,575	512,390	186,784	219,871	361,494	292,454	551,258
Total assets	$201,350	$214,459	$523,488	$202,716	$240,385	$380,299	$307,840	$566,707

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,717	$1,811	$6,519	$5,987	$3,025	$2,015	$2,038	$11,132
Tenant deposits	1,595	2,093	2,945	1,750	1,595	2,295	2,395	3,445
Due to (from) related parties	6,987	3,846	16,454	4,150	1,360	5,253	7,321	20,324
Total current liabilities	14,300	7,749	25,918	11,887	5,979	9,563	11,753	34,901
Mortgage payables, net	107,895	145,317	-	112,448	-	188,245	207,162	-
Operational notes, related party	-	-	-	-	-	-	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	122,195	153,067	25,918	124,335	5,979	197,808	218,915	34,901
Members’ equity (deficit)
Members’ capital	88,386	72,469	526,530	74,927	238,666	220,380	98,928	566,533
Retained earnings (accumulated deficit)	(9,231)	(11,077)	(28,960)	3,454	(4,260)	(37,890)	(10,003)	(34,727)
Total members’ equity (deficit)	79,155	61,392	497,570	78,381	234,406	182,490	88,925	531,806
Total liabilities and members’ equity (deficit)	$201,350	$214,459	$523,488	$202,716	$240,385	$380,299	$307,840	$566,707

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Plumtree	Point	Porthos	Quincy	Redondo	Regency	Reginald	Reynolds
ASSETS
Current assets:
Cash	$10,009	$4,225	$14,714	$7,047	$4,546	$14,652	$3,677	$16,194
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	352	6,022	1,695	675	606	1,170	1,052	1,089
Due from (to) third party property managers	4,590	5,689	4,509	6,383	2,567	6,035	-	4,970
Total current assets	14,951	15,937	20,917	14,104	7,718	21,857	4,729	22,252
Property and equipment, net	180,404	357,872	292,401	514,751	297,741	262,827	433,339	404,492
Total assets	$195,355	$373,809	$313,318	$528,855	$305,459	$284,684	$438,068	$426,744

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,936	$1,999	$8,612	$8,698	$4,740	$7,169	$16,546	$2,795
Tenant deposits	1,550	2,095	2,295	3,495	3,143	3,793	-	2,495
Due to (from) related parties	4,207	6,304	2,030	7,686	10,688	3,083	6,047	12,415
Total current liabilities	11,694	10,397	12,937	19,879	18,570	14,044	22,593	17,705
Mortgage payables, net	110,136	265,237	-	-	155,269	135,437	-	-
Operational notes, related party	-	11,100	-	20,800	-	-	31,000	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	121,830	286,734	12,937	40,679	173,839	149,482	53,593	17,705
Members’ equity (deficit)
Members’ capital	71,879	129,770	305,520	531,906	176,031	145,294	436,892	413,887
Retained earnings (accumulated deficit)	1,646	(42,696)	(5,139)	(43,730)	(44,411)	(10,091)	(52,418)	(4,847)
Total members’ equity (deficit)	73,525	87,075	300,381	488,176	131,621	135,203	384,474	409,040
Total liabilities and members’ equity (deficit)	$195,355	$373,809	$313,318	$528,855	$305,459	$284,684	$438,068	$426,744

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Ribbonwalk	Richardson	Richmond	Ridge	Ritter	River	Riverwalk	Rooney
ASSETS
Current assets:
Cash	$7,225	$13,581	$16,627	$4,424	$7,416	$4,648	$14,359	$7,631
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	3,611	569	843	2,537	910	2,540	465	4,881
Due from (to) third party property managers	1,759	3,531	5,019	4,425	4,883	7,498	6,370	4,684
Total current assets	12,595	17,680	22,489	11,386	13,209	14,687	21,193	17,197
Property and equipment, net	293,903	296,244	370,580	198,094	473,701	242,617	371,773	343,961
Total assets	$306,498	$313,924	$393,069	$209,480	$486,909	$257,304	$392,966	$361,158

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,708	$5,957	$5,402	$1,995	$6,492	$2,205	$5,571	$2,193
Tenant deposits	1,995	1,995	3,443	2,543	2,495	2,993	3,993	2,095
Due to (from) related parties	4,315	4,255	2,150	6,291	14,732	7,397	11,685	4,987
Total current liabilities	8,018	12,207	10,995	10,829	23,719	12,594	21,249	9,275
Mortgage payables, net	221,827	-	-	138,497	-	170,446	-	256,592
Operational notes, related party	12,000	-	-	-	17,200	-	-	9,400
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	241,844	12,207	10,995	149,326	40,919	183,041	21,249	275,267
Members’ equity (deficit)
Members’ capital	111,574	307,254	398,949	74,046	502,049	88,146	380,510	123,718
Retained earnings (accumulated deficit)	(46,920)	(5,536)	(16,875)	(13,892)	(56,059)	(13,882)	(8,793)	(37,827)
Total members’ equity (deficit)	64,654	301,717	382,074	60,154	445,991	74,263	371,717	85,891
Total liabilities and members’ equity (deficit)	$306,498	$313,924	$393,069	$209,480	$486,909	$257,304	$392,966	$361,158

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)
AS OF DECEMBER 31, 2024

	Roseberry	Rosewood	Roxy	Saddlebred	Saint	Sajni	Salem	Salinas
ASSETS
Current assets:
Cash	$2,382	$6,677	$6,359	$7,936	$12,217	$6,044	$2,035	$5,932
Other receivables	-	-	-	1,377	-	-	-	-
Prepaid expenses	5,096	2,546	3,833	4,465	3,739	1,865	3,550	288
Due from (to) third party property managers	7,560	5,305	4,395	8,626	4,680	4,344	-	3,585
Total current assets	15,038	14,527	14,587	22,403	20,635	12,254	5,585	9,806
Property and equipment, net	299,368	253,507	305,327	444,551	299,300	296,520	289,625	225,461
Total assets	$314,406	$268,034	$319,913	$466,954	$319,936	$308,774	$295,210	$235,266

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,686	$1,819	$1,928	$(128)	$2,391	$1,440	$1,805	$4,137
Tenant deposits	3,443	2,768	1,995	4,168	2,495	2,745	-	1,945
Due to (from) related parties	4,961	3,729	3,967	6,305	4,524	3,613	10,111	2,618
Total current liabilities	10,090	8,316	7,890	10,344	9,410	7,798	11,916	8,700
Mortgage payables, net	209,181	187,025	218,310	329,608	209,879	-	208,930	-
Operational notes, related party	5,700	5,100	15,200	23,400	-	11,000	-	20,300
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	224,971	200,441	241,400	363,352	219,289	18,798	220,846	29,000
Members’ equity (deficit)
Members’ capital	104,311	93,533	112,118	166,577	104,476	297,561	96,122	233,064
Retained earnings (accumulated deficit)	(14,875)	(25,940)	(33,604)	(62,974)	(3,830)	(7,585)	(21,758)	(26,797)
Total members’ equity (deficit)	89,436	67,594	78,514	103,603	100,647	289,976	74,364	206,266
Total liabilities and members’ equity (deficit)	$314,406	$268,034	$319,913	$466,954	$319,936	$308,774	$295,210	$235,266

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)
AS OF DECEMBER 31, 2024

	Saturn	Scepter	Sequoyah	Shallowford	Shoreline	Sigma	Simon	Sims
ASSETS
Current assets:
Cash	$3,172	$3,385	$3,513	$3,698	$7,940	$8,321	$17,998	$12,444
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	2,372	3,545	587	4,417	2,672	4,021	885	879
Due from (to) third party property managers	1,432	-	4,095	4,503	3,993	3,751	4,063	4,568
Total current assets	6,976	6,929	8,194	12,618	14,605	16,093	22,947	17,891
Property and equipment, net	199,797	251,064	239,973	340,047	282,690	354,714	280,331	263,681
Total assets	$206,773	$257,993	$248,167	$352,665	$297,295	$370,807	$303,277	$281,572

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,403	$1,904	$5,627	$2,117	$2,364	$2,517	$5,575	$3,061
Tenant deposits	1,495	-	2,295	2,345	2,295	2,869	2,095	2,768
Due to (from) related parties	3,286	5,162	3,170	4,822	4,197	4,881	2,655	2,748
Total current liabilities	6,184	7,066	11,092	9,284	8,856	10,267	10,324	8,577
Mortgage payables, net	138,151	187,061	122,192	176,958	210,001	267,006	-	-
Operational notes, related party	11,900	-	17,200	8,600	16,600	-	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	156,236	194,127	150,483	194,841	235,457	277,273	10,324	8,577
Members’ equity (deficit)
Members’ capital	85,149	92,271	140,166	203,842	96,589	120,280	291,759	279,766
Retained earnings (accumulated deficit)	(34,612)	(28,404)	(42,482)	(46,018)	(34,750)	(26,746)	1,194	(6,770)
Total members’ equity (deficit)	50,537	63,866	97,684	157,824	61,839	93,534	292,953	272,996
Total liabilities and members’ equity (deficit)	$206,773	$257,993	$248,167	$352,665	$297,295	$370,807	$303,277	$281,572

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Soapstone	Sodalis	Spencer	Splash	Spring	Stonebriar	Sugar	Summerset
ASSETS
Current assets:
Cash	$6,932	$6,783	$7,027	$6,893	$5,343	$7,013	$3,972	$5,299
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	401	471	2,732	466	451	2,722	4,577	2,358
Due from (to) third party property managers	4,180	3,727	4,811	3,170	3,601	2,942	5,726	6,738
Total current assets	11,513	10,981	14,570	10,529	9,395	12,677	14,276	14,396
Property and equipment, net	206,765	272,607	273,588	195,684	232,996	189,985	283,493	243,894
Total assets	$218,279	$283,587	$288,157	$206,213	$242,391	$202,662	$297,768	$258,289

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,829	$7,257	$3,099	$5,143	$7,847	$1,879	$1,723	$2,345
Tenant deposits	2,350	-	2,349	1,550	1,695	1,395	3,590	2,843
Due to (from) related parties	3,845	7,983	4,522	3,850	4,463	2,816	9,541	4,007
Total current liabilities	12,024	15,240	9,970	10,543	14,005	6,090	14,855	9,195
Mortgage payables, net	127,090	-	192,623	122,064	-	132,798	199,058	163,630
Operational notes, related party	6,900	-	9,400	8,200	-	16,000	-	24,500
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	146,014	15,240	211,993	140,807	14,005	154,888	213,912	197,325
Members’ equity (deficit)
Members’ capital	73,474	284,350	97,189	77,147	238,802	73,907	120,027	89,891
Retained earnings (accumulated deficit)	(1,209)	(16,003)	(21,024)	(11,741)	(10,415)	(26,133)	(36,171)	(28,927)
Total members’ equity (deficit)	72,265	268,347	76,164	65,406	228,386	47,774	83,856	60,964
Total liabilities and members’ equity (deficit)	$218,279	$283,587	$288,157	$206,213	$242,391	$202,662	$297,768	$258,289

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Sundance	Sunnyside	Swift	Taylor	Terracotta	Theodore	Tulip	Tuscan
ASSETS
Current assets:
Cash	$3,838	$14,812	$10,298	$3,404	$1,314	$15,244	$5,906	$15,475
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	681	542	486	2,381	3,638	885	3,123	879
Due from (to) third party property managers	12,302	3,390	4,551	4,682	-	2,787	4,044	-
Total current assets	16,822	18,744	15,335	10,466	4,952	18,917	13,072	16,354
Property and equipment, net	303,904	211,231	324,791	219,057	300,203	278,244	296,689	292,129
Total assets	$320,726	$229,975	$340,127	$229,523	$305,155	$297,161	$309,761	$308,483

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$12,805	$3,004	$3,976	$1,895	$4,209	$4,933	$2,037	$8,782
Tenant deposits	2,595	1,845	2,195	1,645	-	2,245	2,195	2,295
Due to (from) related parties	7,535	2,458	15,209	2,988	6,103	2,329	4,451	5,767
Total current liabilities	22,936	7,307	21,380	6,528	10,312	9,507	8,682	16,844
Mortgage payables, net	155,269	-	-	112,179	220,409	-	219,707	180,912
Operational notes, related party	6,700	-	-	11,100	19,100	-	24,300	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	184,904	7,307	21,380	129,806	249,821	9,507	252,690	197,755
Members’ equity (deficit)
Members’ capital	174,800	218,931	330,196	136,252	111,248	294,808	104,538	117,359
Retained earnings (accumulated deficit)	(38,979)	3,737	(11,449)	(36,535)	(55,914)	(7,155)	(47,467)	(6,631)
Total members’ equity (deficit)	135,821	222,668	318,747	99,717	55,334	287,654	57,071	110,728
Total liabilities and members’ equity (deficit)	$320,726	$229,975	$340,127	$229,523	$305,155	$297,161	$309,761	$308,483

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Tuscarora	Tuxford	Vernon	Walton	Wave	Weldon	Wellington	Wentworth
ASSETS
Current assets:
Cash	$11,464	$5,512	$4,514	$6,916	$1,969	$3,840	$7,114	$8,105
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	567	3,553	2,967	431	3,476	2,286	571	2,137
Due from (to) third party property managers	11,711	1,881	4,915	3,676	8,829	3,798	4,933	3,405
Total current assets	23,742	10,946	12,396	11,022	14,274	9,924	12,619	13,647
Property and equipment, net	318,906	244,298	239,245	282,438	312,084	193,420	385,999	214,294
Total assets	$342,648	$255,244	$251,641	$293,461	$326,359	$203,344	$398,618	$227,941

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,890	$1,537	$2,047	$6,531	$1,626	$1,698	$3,136	$2,232
Tenant deposits	3,145	1,895	2,843	1,895	2,195	2,168	2,395	1,595
Due to (from) related parties	3,778	5,691	3,637	8,823	5,826	4,448	7,286	3,792
Total current liabilities	12,812	9,124	8,526	17,250	9,647	8,313	12,817	7,619
Mortgage payables, net	-	176,608	179,939	-	221,800	134,919	-	155,217
Operational notes, related party	-	25,800	7,400	29,000	94,200	-	-	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	12,812	211,532	195,865	46,250	325,646	143,232	12,817	162,836
Members’ equity (deficit)
Members’ capital	330,825	92,643	85,191	294,775	112,377	81,211	401,288	67,546
Retained earnings (accumulated deficit)	(989)	(48,931)	(29,415)	(47,564)	(111,665)	(21,099)	(15,487)	(2,440)
Total members’ equity (deficit)	329,836	43,712	55,776	247,211	713	60,113	385,801	65,105
Total liabilities and members’ equity (deficit)	$342,648	$255,244	$251,641	$293,461	$326,359	$203,344	$398,618	$227,941

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Wescott	Westchester	Wildwood	Willow	Wilson	Winchester	Windsor	Winston
ASSETS
Current assets:
Cash	$2,273	$7,646	$7,637	$3,572	$8,153	$4,347	$4,831	$9,599
Other receivables	-	-	-	-	-	-	-	-
Prepaid expenses	1,291	3,596	2,431	534	509	906	4,768	610
Due from (to) third party property managers	4,980	2,853	4,000	2,718	4,766	340	-	5,345
Total current assets	8,544	14,095	14,069	6,823	13,428	5,593	9,599	15,554
Property and equipment, net	257,291	310,763	206,640	275,607	363,871	261,340	319,138	310,330
Total assets	$265,836	$324,858	$220,709	$282,430	$377,299	$266,933	$328,736	$325,883

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,013	$2,162	$2,266	$4,567	$7,237	$2,793	$2,047	$2,873
Tenant deposits	3,440	3,119	1,945	1,545	2,445	1,895	2,595	1,795
Due to (from) related parties	5,174	5,698	3,657	7,794	5,807	1,463	7,972	4,457
Total current liabilities	10,628	10,979	7,868	13,906	15,489	6,151	12,614	9,124
Mortgage payables, net	133,074	196,481	107,312	-	-	-	224,828	-
Operational notes, related party	20,800	16,600	-	-	-	-	32,500	-
Due to commonly controlled entity	-	-	-	-	-	-	-	-
Total liabilities	164,502	224,059	115,180	13,906	15,489	6,151	269,942	9,124
Members’ equity (deficit)
Members’ capital	145,767	141,460	116,060	282,191	369,388	276,569	114,006	324,293
Retained earnings (accumulated deficit)	(44,433)	(40,662)	(10,531)	(13,668)	(7,578)	(15,787)	(55,211)	(7,534)
Total members’ equity (deficit)	101,334	100,798	105,529	268,524	361,810	260,782	58,795	316,759
Total liabilities and members’ equity (deficit)	$265,836	$324,858	$220,709	$282,430	$377,299	$266,933	$328,736	$325,883

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Wisteria	Campbell	Arlo	Hualapai	Brentwood	Bellvue
ASSETS
Current assets:
Cash	$6,681	$-	$-	$-	$-	$-
Other receivables	-	-	-	-	-	-
Prepaid expenses	3,050	-	-	-	-	-
Due from (to) third party property managers	4,931	-	-	-	-	-
Total current assets	14,662	-	-	-	-	-
Property and equipment, net	283,244	-	-	-	-	-
Total assets	$297,906	$-	$-	$-	$-	$-

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,920	$-	$-	$-	$-	$-
Tenant deposits	3,143	-	-	-	-	-
Due to (from) related parties	3,562	-	-	-	-	-
Total current liabilities	8,624	-	-	-	-	-
Mortgage payables, net	205,382	-	-	-	-	-
Operational notes, related party	9,300	-	-	-	-	-
Due to commonly controlled entity	-	-	-	-	-	-
Total liabilities	223,306	-	-	-	-	-
Members’ equity (deficit)
Members’ capital	97,526	-	-	-	-	-
Retained earnings (accumulated deficit)	(22,925)	-	-	-	-	-
Total members’ equity (deficit)	74,600	-	-	-	-	-
Total liabilities and members’ equity (deficit)	$297,906	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEET (DERIVED FROM AUDITED FINANCIAL STATEMENTS)

AS OF DECEMBER 31, 2024

	Lorenz	Lexie	Hartsfield	Unallocated members capital	Consolidated
ASSETS
Current assets:
Cash	$-	$-	$-	$-	$1,881,389
Other receivables	-	-	-	-	1,377
Prepaid expenses	-	-	-	-	505,829
Due from (to) third party property managers	-	-	-	-	1,014,907
Total current assets	-	-	-	-	3,403,502
Property and equipment, net	-	-	-	-	72,206,586
Total assets	$-	$-	$-	$-	$75,610,088

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$-	$-	$-	$-	$907,183
Tenant deposits	-	-	-	-	526,298
Due to (from) related parties	-	-	-	-	1,386,475
Total current liabilities	-	-	-	-	2,819,955
Mortgage payables, net	-	-	-	-	23,721,589
Operational notes, related party	-	-	-	-	2,045,300
Due to commonly controlled entity	-	-	-	179,235	179,235
Total liabilities	-	-	-	179,235	28,766,079
Members’ equity (deficit)
Members’ capital	-	-	-	-	52,980,174
Retained earnings (accumulated deficit)	-	-	-	(179,235)	(6,136,165)
Total members’ equity (deficit)	-	-	-	(179,235)	46,844,009
Total liabilities and members’ equity (deficit)	$-	$-	$-	$-	$75,610,088

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	100	101	Abbington	Abernant	Alvin	Amber	Apollo

Rental income	$13,991	$18,570	$16,110	$9,420	$13,920	$11,897	$6,735

Operating expenses:
Depreciation	8,445	9,308	7,247	3,124	4,368	4,208	3,933
Insurance	993	998	797	515	790	495	474
Management fees, related party	4,228	4,698	3,639	1,015	1,646	1,022	595
Management fees	473	1,127	434	420	420	707	504
Repairs & maintenance	525	-	145	-	-	-	-
Property taxes	1,538	1,544	1,304	1,185	1,115	392	840
Other operating expenses	4,083	1,792	2,575	467	946	2,636	1,604
Total operating expenses	20,285	19,467	16,142	6,726	9,285	9,460	7,951

Income (loss) from operations	(6,293)	(897)	(32)	2,694	4,635	2,437	(1,216)

Other expenses (income)
Interest expenses	-	-	-	-	-	3,929	3,897
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	-	-	-	-	-	3,929	3,897

Net income (loss)	$(6,293)	$(897)	$(32)	$2,694	$4,635	$(1,492)	$(5,112)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Aster	Augusta	Avebury	Avondale	Badminton	Ballinger	Bandelier

Rental income	$9,720	$11,970	$11,010	$11,970	$13,235	$12,570	$12,120

Operating expenses:
Depreciation	3,504	4,075	3,995	4,523	4,230	4,108	4,134
Insurance	489	605	650	706	761	870	620
Management fees, related party	1,123	1,431	1,008	1,528	860	1,481	1,288
Management fees	421	445	661	420	793	1,519	483
Repairs & maintenance	89	245	-	-	-	10,989	525
Property taxes	2,264	1,791	1,139	1,965	2,992	930	1,613
Other operating expenses	1,327	1,376	1,563	1,258	2,578	1,754	1,347
Total operating expenses	9,218	9,968	9,016	10,400	12,214	21,650	10,010

Income (loss) from operations	502	2,002	1,994	1,570	1,021	(9,080)	2,110

Other expenses (income)
Interest expenses	4,278	-	4,005	-	4,070	-	4,789
Other Income	-	-	-	-	-	(5,900)	-
Total other expenses (income)	4,278	-	4,005	-	4,070	(5,900)	4,789

Net income (loss)	$(3,776)	$2,002	$(2,011)	$1,570	$(3,049)	$(3,180)	$(2,679)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Baron	Basil	Bayside	Bazzel	Bedford	Bella	Belle

Rental income	$18,720	$9,723	$13,175	$11,070	$13,920	$11,820	$15,894

Operating expenses:
Depreciation	8,403	2,784	3,525	3,763	3,847	4,206	6,042
Insurance	2,366	422	646	635	840	636	898
Management fees, related party	4,343	710	926	1,711	941	1,441	1,797
Management fees	1,037	577	787	667	835	464	855
Repairs & maintenance	163	124	2,135	942	483	435	1,989
Property taxes	3,279	868	2,555	2,625	7,532	2,075	2,907
Other operating expenses	902	1,503	1,865	1,971	1,396	392	1,998
Total operating expenses	20,493	6,989	12,439	12,314	15,875	9,648	16,485

Income (loss) from operations	(1,773)	2,734	736	(1,244)	(1,955)	2,172	(591)

Other expenses (income)
Interest expenses	-	3,078	3,873	-	3,824	-	-
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	-	3,078	3,873	-	3,824	-	-

Net income (loss)	$(1,773)	$(345)	$(3,137)	$(1,244)	$(5,779)	$2,172	$(591)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Belvedere	Bergenia	Blossom	Bonneau	Brainerd	Braxton	Brennan

Rental income	$13,770	$9,720	$9,720	$14,280	$14,070	$11,340	$9,520

Operating expenses:
Depreciation	4,051	2,986	3,495	5,137	3,998	4,452	3,115
Insurance	786	520	441	1,506	521	528	574
Management fees, related party	1,556	1,009	1,123	1,730	1,576	1,458	891
Management fees	431	444	432	573	421	426	577
Repairs & maintenance	-	235	199	1,006	97	336	4,124
Property taxes	1,776	814	750	4,224	1,261	1,921	1,419
Other operating expenses	1,083	999	1,285	1,643	1,737	1,497	2,738
Total operating expenses	9,683	7,006	7,725	15,820	9,612	10,617	13,439

Income (loss) from operations	4,087	2,714	1,995	(1,540)	4,458	723	(3,919)

Other expenses (income)
Interest expenses	-	-	-	-	4,677	-	4,495
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	-	-	-	-	4,677	-	4,495

Net income (loss)	$4,087	$2,714	$1,995	$(1,540)	$(219)	$723	$(8,413)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Briarwood	Brooklyn	Burlington	Butter	Calvin	Camino	Cawley

Rental income	$9,270	$5,386	$20,070	$17,044	$13,265	$9,840	$11,634

Operating expenses:
Depreciation	2,866	2,907	8,916	5,190	3,245	3,644	4,312
Insurance	523	419	1,381	1,904	397	536	704
Management fees, related party	951	677	4,906	1,215	1,336	1,024	1,470
Management fees	453	336	453	1,009	475	591	908
Repairs & maintenance	459	425	271	101	445	-	4,693
Property taxes	771	628	2,981	3,538	1,359	975	1,855
Other operating expenses	769	3,542	918	2,723	577	764	804
Total operating expenses	6,793	8,934	19,825	15,680	7,835	7,533	14,746

Income (loss) from operations	2,477	(3,548)	245	1,363	5,430	2,307	(3,113)

Other expenses (income)
Interest expenses	-	2,677	-	5,130	-	-	-
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	-	2,677	-	5,130	-	-	-

Net income (loss)	$2,477	$(6,225)	$245	$(3,766)	$5,430	$2,307	$(3,113)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Chaparral	Chelsea	Chester	Chickamauga	Chinook	Chitwood	Clover

Rental income	$10,170	$11,850	$14,070	$13,920	$11,970	$14,550	$7,424

Operating expenses:
Depreciation	2,700	4,234	5,095	5,129	4,952	5,255	4,397
Insurance	485	571	673	716	806	693	813
Management fees, related party	918	1,090	1,822	1,811	1,453	1,899	2,144
Management fees	571	714	504	421	420	435	468
Repairs & maintenance	1,512	-	421	98	-	150	3,654
Property taxes	1,039	1,324	1,989	1,400	1,820	2,565	1,847
Other operating expenses	861	842	2,338	2,469	1,777	1,491	2,100
Total operating expenses	8,085	8,774	12,841	12,042	11,227	12,488	15,423

Income (loss) from operations	2,085	3,076	1,229	1,878	743	2,062	(8,000)

Other expenses (income)
Interest expenses	2,136	4,215	6,236	-	-	-	-
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	2,136	4,215	6,236	-	-	-	-

Net income (loss)	$(50)	$(1,138)	$(5,007)	$1,878	$743	$2,062	$(8,000)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Coatbridge	Collier	Collinston	Conway	Cove	Creekside	Creekwood

Rental income	$12,570	$13,860	$9,570	$20,520	$10,170	$11,775	$11,100

Operating expenses:
Depreciation	4,526	4,879	2,906	9,438	2,890	4,269	3,972
Insurance	564	677	406	1,051	616	522	571
Management fees, related party	905	2,743	739	3,277	834	1,457	1,130
Management fees	910	420	574	470	643	450	664
Repairs & maintenance	944	-	-	584	3,225	200	1,573
Property taxes	2,307	435	1,871	1,968	1,467	1,536	1,978
Other operating expenses	1,084	2,510	3,481	4,635	1,801	966	813
Total operating expenses	11,240	11,664	9,976	21,422	11,477	9,401	10,700

Income (loss) from operations	1,330	2,196	(406)	(902)	(1,307)	2,374	400

Other expenses (income)
Interest expenses	4,100	-	2,674	-	-	-	4,856
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	4,100	-	2,674	-	-	-	4,856

Net income (loss)	$(2,770)	$2,196	$(3,080)	$(902)	$(1,307)	$2,374	$(4,456)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Cumberland	Cupcake	Cypress	Daisy	Davidson	Dawson	Delta

Rental income	$10,170	$9,919	$15,240	$10,350	$8,970	$10,800	$13,170

Operating expenses:
Depreciation	4,059	3,275	5,013	4,138	2,909	3,617	5,526
Insurance	550	472	606	552	406	581	628
Management fees, related party	1,279	919	1,603	1,314	672	802	1,018
Management fees	420	470	762	463	538	648	799
Repairs & maintenance	-	60	993	435	-	-	1,462
Property taxes	1,126	1,944	2,549	1,148	1,948	2,497	3,417
Other operating expenses	1,818	1,939	988	355	1,778	2,276	5,418
Total operating expenses	9,252	9,078	12,513	8,405	8,252	10,421	18,268

Income (loss) from operations	918	840	2,727	1,945	718	379	(5,098)

Other expenses (income)
Interest expenses	-	3,017	6,105	-	2,879	3,419	4,435
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	-	3,017	6,105	-	2,879	3,419	4,435

Net income (loss)	$918	$(2,177)	$(3,378)	$1,945	$(2,161)	$(3,040)	$(9,533)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Dewberry	Diablo	Dogwood	Dolittle	Dolly	Dops	Dorchester

Rental income	$8,868	$11,650	$10,500	$14,340	$21,530	$11,196	$10,880

Operating expenses:
Depreciation	2,613	3,571	3,311	4,222	9,475	2,809	4,835
Insurance	456	688	539	617	1,069	526	1,576
Management fees, related party	799	1,235	1,648	1,291	3,372	884	2,742
Management fees	407	558	630	574	448	657	2,041
Repairs & maintenance	573	1,381	1,405	700	368	(1,138)	5,695
Property taxes	2,958	1,553	654	4,344	1,767	713	4,866
Other operating expenses	1,269	2,646	1,108	1,361	2,851	902	4,278
Total operating expenses	9,074	11,631	9,295	13,108	19,350	5,352	26,032

Income (loss) from operations	(206)	19	1,205	1,232	2,180	5,844	(15,152)

Other expenses (income)
Interest expenses	2,836	4,067	-	4,060	-	-	-
Other Income	(1)	-	-	-	-	-	-
Total other expenses (income)	2,835	4,067	-	4,060	-	-	-

Net income (loss)	$(3,041)	$(4,048)	$1,205	$(2,829)	$2,180	$5,844	$(15,152)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Dunbar	Eagle	Eastfair	Eastwood	Elevation	Ella	Ellen

Rental income	$3,623	$11,335	$9,745	$11,975	$9,924	$10,770	$10,770

Operating expenses:
Depreciation	6,591	3,946	2,956	4,378	5,056	3,587	3,404
Insurance	671	569	568	763	667	489	576
Management fees, related party	1,947	1,333	660	1,563	852	1,222	1,190
Management fees	1,514	780	705	350	683	478	486
Repairs & maintenance	5,242	1,601	940	-	555	-	663
Property taxes	813	3,925	7,417	952	1,739	1,086	2,343
Other operating expenses	5,980	859	2,799	275	1,932	3,795	616
Total operating expenses	22,759	13,012	16,045	8,282	11,484	10,655	9,279

Income (loss) from operations	(19,136)	(1,678)	(6,300)	3,693	(1,561)	115	1,491

Other expenses (income)
Interest expenses	-	4,529	3,505	-	4,017	-	-
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	-	4,529	3,505	-	4,017	-	-

Net income (loss)	$(19,136)	$(6,207)	$(9,805)	$3,693	$(5,578)	$115	$1,491

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Elm	Emporia	Ensenada	Falcon	Felix	Fenwick	Fletcher

Rental income	$8,970	$7,306	$20,070	$12,720	$9,570	$10,237	$8,100

Operating expenses:
Depreciation	2,300	4,833	6,666	3,953	4,101	4,120	2,412
Insurance	458	771	1,221	570	432	651	458
Management fees, related party	617	1,533	2,346	1,408	1,090	1,299	735
Management fees	541	125	554	420	420	507	441
Repairs & maintenance	250	7,817	1,344	-	-	19	-
Property taxes	1,790	3,256	4,511	4,064	1,157	1,547	590
Other operating expenses	1,564	7,208	1,630	1,084	1,544	1,039	960
Total operating expenses	7,520	25,543	18,271	11,499	8,744	9,180	5,596

Income (loss) from operations	1,450	(18,237)	1,799	1,221	826	1,056	2,504

Other expenses (income)
Interest expenses	2,506	4,790	7,656	4,529	-	-	-
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	2,506	4,790	7,656	4,529	-	-	-

Net income (loss)	$(1,056)	$(23,027)	$(5,858)	$(3,308)	$826	$1,056	$2,504

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Folly	Forest	Foster	Franklin	Gardens	General	Goose

Rental income	$13,590	$14,820	$14,094	$12,870	$9,745	$15,450	$11,370

Operating expenses:
Depreciation	5,126	6,070	4,307	4,623	3,586	4,342	3,678
Insurance	1,183	2,097	615	692	519	603	536
Management fees, related party	2,482	1,606	1,647	1,510	816	1,761	1,233
Management fees	547	445	420	549	577	481	481
Repairs & maintenance	720	-	-	1,294	243	609	584
Property taxes	3,707	2,573	3,477	3,382	498	1,995	1,742
Other operating expenses	2,063	2,114	769	854	1,121	575	1,888
Total operating expenses	15,829	14,905	11,235	12,904	7,361	10,366	10,142

Income (loss) from operations	(2,239)	(85)	2,859	(34)	2,384	5,084	1,228

Other expenses (income)
Interest expenses	-	5,302	-	-	3,271	-	4,220
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	-	5,302	-	-	3,271	-	4,220

Net income (loss)	$(2,239)	$(5,387)	$2,859	$(34)	$(887)	$5,084	$(2,992)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Grant	Greenhill	Gretal	Grove	Hadden	Hansard	Hansel

Rental income	$15,000	$15,450	$12,695	$9,240	$10,085	$12,461	$12,570

Operating expenses:
Depreciation	4,451	4,484	6,206	4,401	3,027	4,170	5,564
Insurance	805	755	770	669	404	840	684
Management fees, related party	1,166	1,063	1,958	733	761	1,675	1,798
Management fees	900	927	477	562	757	643	502
Repairs & maintenance	-	-	98	-	-	2,635	456
Property taxes	2,888	5,319	993	2,697	4,553	1,264	1,234
Other operating expenses	1,340	953	3,512	1,872	1,681	3,910	2,718
Total operating expenses	11,549	13,501	14,014	10,935	11,182	15,137	12,956

Income (loss) from operations	3,451	1,949	(1,319)	(1,695)	(1,097)	(2,676)	(386)

Other expenses (income)
Interest expenses	5,063	4,454	-	3,773	2,811	-	6,771
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	5,063	4,454	-	3,773	2,811	-	6,771

Net income (loss)	$(1,612)	$(2,505)	$(1,319)	$(5,468)	$(3,908)	$(2,676)	$(7,156)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Hargrave	Harrison	Henry	Heritage	Heron	Highland	Hines

Rental income	$7,941	$16,920	$14,680	$12,330	$12,300	$2,897	$9,720

Operating expenses:
Depreciation	3,212	6,296	5,912	4,506	4,474	3,942	4,405
Insurance	397	834	936	618	1,208	605	438
Management fees, related party	1,193	2,314	1,743	1,152	1,061	1,041	1,910
Management fees	764	470	728	631	738	200	448
Repairs & maintenance	5,350	238	140	220	1,690	3,349	280
Property taxes	1,471	1,701	3,052	3,000	5,103	2,235	1,008
Other operating expenses	4,002	2,696	3,606	1,808	1,302	3,014	1,634
Total operating expenses	16,388	14,548	16,117	11,935	15,576	14,387	10,123

Income (loss) from operations	(8,448)	2,372	(1,437)	395	(3,276)	(11,490)	(403)

Other expenses (income)
Interest expenses	-	7,708	-	4,859	4,809	-	-
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	-	7,708	-	4,859	4,809	-	-

Net income (loss)	$(8,448)	$(5,336)	$(1,437)	$(4,464)	$(8,085)	$(11,490)	$(403)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Hobbes	Holcomb	Holland	Hollandaise	Holloway	Inglewood	Irene

Rental income	$9,570	$10,975	$9,120	$11,370	$15,840	$19,320	$8,370

Operating expenses:
Depreciation	3,216	4,877	2,909	5,028	4,672	9,361	2,412
Insurance	397	651	406	688	937	1,080	416
Management fees, related party	1,043	2,399	730	1,313	1,126	3,163	778
Management fees	420	673	547	475	941	524	420
Repairs & maintenance	-	659	553	549	888	1,040	-
Property taxes	1,336	2,873	1,964	1,366	3,177	2,029	884
Other operating expenses	780	991	2,361	2,193	2,044	3,078	692
Total operating expenses	7,192	13,122	9,469	11,612	13,785	20,275	5,602

Income (loss) from operations	2,378	(2,147)	(349)	(242)	2,055	(955)	2,768

Other expenses (income)
Interest expenses	-	-	2,879	4,995	5,160	-	-
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	-	-	2,879	4,995	5,160	-	-

Net income (loss)	$2,378	$(2,147)	$(3,228)	$(5,237)	$(3,105)	$(955)	$2,768

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Jack	Jake	Jefferson	Jill	Johnny	June	Jupiter

Rental income	$12,570	$17,970	$13,030	$13,590	$20,965	$16,320	$9,450

Operating expenses:
Depreciation	6,377	8,093	3,777	5,492	8,047	8,047	2,906
Insurance	726	1,273	606	684	951	951	406
Management fees, related party	1,674	4,399	1,444	1,875	4,597	4,225	747
Management fees	572	567	420	465	425	584	567
Repairs & maintenance	1,075	1,474	-	-	50	1,640	-
Property taxes	935	3,591	861	1,219	1,615	1,615	1,247
Other operating expenses	2,261	1,639	2,028	1,308	3,025	3,222	1,488
Total operating expenses	13,620	21,037	9,137	11,042	18,710	20,284	7,361

Income (loss) from operations	(1,050)	(3,067)	3,893	2,548	2,255	(3,964)	2,089

Other expenses (income)
Interest expenses	6,384	-	-	6,748	-	-	3,262
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	6,384	-	-	6,748	-	-	3,262

Net income (loss)	$(7,435)	$(3,067)	$3,893	$(4,201)	$2,255	$(3,964)	$(1,173)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Kawana	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood

Rental income	$10,500	$15,400	$19,949	$11,933	$8,105	$13,770	$3,010

Operating expenses:
Depreciation	3,786	5,836	9,475	4,686	4,106	4,290	4,299
Insurance	794	870	1,086	701	428	864	447
Management fees, related party	959	2,934	3,246	1,001	999	956	791
Management fees	670	792	421	735	444	826	420
Repairs & maintenance	-	1,196	(238)	1,841	319	140	-
Property taxes	934	2,456	1,931	1,972	2,670	5,236	1,230
Other operating expenses	1,063	1,099	2,745	3,590	3,116	1,538	4,496
Total operating expenses	8,205	15,184	18,666	14,525	12,082	13,850	11,683

Income (loss) from operations	2,295	216	1,282	(2,593)	(3,977)	(80)	(8,673)

Other expenses (income)
Interest expenses	3,766	-	-	4,655	4,312	5,020	4,358
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	3,766	-	-	4,655	4,312	5,020	4,358

Net income (loss)	$(1,471)	$216	$1,282	$(7,248)	$(8,289)	$(5,100)	$(13,031)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Korin	Lallie	Lanier	Lannister	Latte	Lennox	Lierly

Rental income	$12,390	$1,347	$11,620	$8,070	$9,642	$10,927	$11,100

Operating expenses:
Depreciation	3,823	6,202	5,706	3,027	5,011	2,978	2,932
Insurance	546	1,579	701	435	971	458	569
Management fees, related party	1,408	872	1,034	682	2,618	782	941
Management fees	436	84	776	504	563	658	492
Repairs & maintenance	163	4,941	192	487	11,973	-	717
Property taxes	1,649	6,504	2,678	742	2,620	828	1,308
Other operating expenses	713	4,488	3,258	1,230	(90)	1,306	859
Total operating expenses	8,738	24,671	14,345	7,106	23,667	7,010	7,818

Income (loss) from operations	3,652	(23,324)	(2,724)	964	(14,024)	3,916	3,282

Other expenses (income)
Interest expenses	-	5,614	6,313	3,588	-	3,267	2,683
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	-	5,614	6,313	3,588	-	3,267	2,683

Net income (loss)	$3,652	$(28,938)	$(9,038)	$(2,625)	$(14,024)	$649	$599

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Lily	Limestone	Litton	Longwoods	Lookout	Loretta	Louis

Rental income	$15,300	$12,796	$13,920	$11,970	$12,120	$12,405	$11,370

Operating expenses:
Depreciation	7,493	4,023	4,413	3,702	4,741	9,431	3,701
Insurance	1,614	722	653	1,882	596	1,066	486
Management fees, related party	2,023	1,003	1,654	1,348	2,546	2,786	1,300
Management fees	940	763	435	426	455	414	611
Repairs & maintenance	5,203	263	150	-	350	471	1,908
Property taxes	1,761	4,145	470	2,647	655	1,968	1,474
Other operating expenses	3,385	2,485	2,008	1,372	2,343	3,709	1,043
Total operating expenses	22,419	13,403	9,782	11,377	11,687	19,845	10,523

Income (loss) from operations	(7,119)	(606)	4,138	593	433	(7,439)	847

Other expenses (income)
Interest expenses	6,087	3,971	5,159	-	-	-	-
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	6,087	3,971	5,159	-	-	-	-

Net income (loss)	$(13,206)	$(4,577)	$(1,021)	$593	$433	$(7,439)	$847

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Louise	Lovejoy	Luna	Lurleen	Madison	Mae	Magnolia

Rental income	$11,833	$11,970	$11,420	$5,241	$8,994	$13,050	$9,870

Operating expenses:
Depreciation	3,789	4,044	2,956	4,048	2,828	4,864	4,154
Insurance	614	580	541	851	480	831	526
Management fees, related party	945	1,039	720	928	940	1,322	1,006
Management fees	706	721	685	389	542	914	494
Repairs & maintenance	-	-	-	2,592	-	-	370
Property taxes	1,159	2,530	2,496	1,257	1,314	3,855	1,931
Other operating expenses	1,597	1,706	2,083	2,459	1,408	1,235	1,913
Total operating expenses	8,810	10,620	9,481	12,524	7,512	13,021	10,394

Income (loss) from operations	3,023	1,350	1,939	(7,283)	1,482	29	(524)

Other expenses (income)
Interest expenses	4,017	4,012	3,506	4,120	3,122	-	4,993
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	4,017	4,012	3,506	4,120	3,122	-	4,993

Net income (loss)	$(994)	$(2,662)	$(1,567)	$(11,403)	$(1,639)	$29	$(5,517)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Malbec	Mammoth	Marcelo	Marie	Marietta	Marion	Marple

Rental income	$13,770	$12,870	$10,590	$15,270	$13,470	$11,020	$6,623

Operating expenses:
Depreciation	4,388	4,686	3,911	4,397	4,158	4,612	2,412
Insurance	637	734	504	767	670	1,391	416
Management fees, related party	1,371	1,041	1,282	1,757	1,224	1,227	638
Management fees	481	775	432	420	811	441	461
Repairs & maintenance	611	423	120	-	1,209	150	455
Property taxes	2,413	3,355	1,502	538	6,366	1,477	587
Other operating expenses	1,400	2,535	764	2,077	1,387	1,690	2,227
Total operating expenses	11,301	13,548	8,516	9,956	15,825	10,988	7,195

Income (loss) from operations	2,469	(678)	2,074	5,314	(2,355)	32	(572)

Other expenses (income)
Interest expenses	4,891	5,695	-	-	5,102	-	-
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	4,891	5,695	-	-	5,102	-	-

Net income (loss)	$(2,422)	$(6,373)	$2,074	$5,314	$(7,457)	$32	$(572)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Martell	Mary	Matchingham	McGregor	McLovin	Meadow	Mimosa

Rental income	$11,670	$12,570	$11,312	$11,790	$18,870	$11,850	$10,615

Operating expenses:
Depreciation	3,572	3,732	2,913	4,132	6,931	4,410	2,954
Insurance	1,348	604	482	624	1,196	569	502
Management fees, related party	1,294	1,399	719	2,292	2,190	1,069	1,215
Management fees	425	420	730	642	1,540	696	599
Repairs & maintenance	-	-	2,626	2,224	329	-	1,833
Property taxes	1,587	911	3,744	1,161	4,636	1,810	575
Other operating expenses	1,573	2,257	1,750	1,928	1,642	2,867	679
Total operating expenses	9,798	9,324	12,965	13,004	18,464	11,421	8,357

Income (loss) from operations	1,872	3,246	(1,653)	(1,214)	406	429	2,258

Other expenses (income)
Interest expenses	-	-	2,867	-	7,179	4,203	3,829
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	-	-	2,867	-	7,179	4,203	3,829

Net income (loss)	$1,872	$3,246	$(4,520)	$(1,214)	$(6,772)	$(3,774)	$(1,571)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Mojave	Murphy	Mycroft	Nugget	Odessa	Olive	Oly

Rental income	$10,470	$12,120	$8,520	$17,700	$17,670	$11,520	$17,970

Operating expenses:
Depreciation	3,525	4,085	2,466	7,694	7,332	3,689	6,265
Insurance	487	617	456	1,130	1,018	654	1,067
Management fees, related party	997	936	791	4,026	2,096	952	2,113
Management fees	463	727	521	420	552	694	525
Repairs & maintenance	429	-	908	-	1,315	1,008	1,050
Property taxes	1,973	4,212	659	3,348	4,114	3,622	3,405
Other operating expenses	1,089	845	612	2,635	3,099	2,087	902
Total operating expenses	8,962	11,423	6,414	19,252	19,525	12,706	15,326

Income (loss) from operations	1,508	697	2,106	(1,552)	(1,855)	(1,186)	2,644

Other expenses (income)
Interest expenses	3,240	4,054	-	-	7,315	2,950	7,192
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	3,240	4,054	-	-	7,315	2,950	7,192

Net income (loss)	$(1,732)	$(3,357)	$2,106	$(1,552)	$(9,170)	$(4,136)	$(4,548)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer	Patrick

Rental income	$11,700	$9,387	$8,621	$14,310	$11,815	$11,535	$9,570

Operating expenses:
Depreciation	6,008	4,018	3,850	5,490	6,084	4,586	3,518
Insurance	783	432	2,566	1,501	915	658	501
Management fees, related party	1,256	1,203	1,199	2,357	1,349	1,382	911
Management fees	702	682	512	859	1,112	760	512
Repairs & maintenance	-	631	5,705	405	(1,827)	3,397	918
Property taxes	1,577	1,157	2,557	4,558	3,577	1,674	1,034
Other operating expenses	1,854	1,549	2,397	1,050	5,007	1,524	859
Total operating expenses	12,180	9,672	18,786	16,220	16,217	13,981	8,253

Income (loss) from operations	(480)	(285)	(10,165)	(1,910)	(4,402)	(2,446)	1,317

Other expenses (income)
Interest expenses	-	-	-	-	5,363	-	2,201
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	-	-	-	-	5,363	-	2,201

Net income (loss)	$(480)	$(285)	$(10,165)	$(1,910)	$(9,765)	$(2,446)	$(884)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Peanut	Pearl	Pecan	Peterson	Piedmont	Pinot	Pioneer

Rental income	$8,700	$3,644	$9,552	$11,567	$14,400	$14,370	$19,320

Operating expenses:
Depreciation	2,964	7,498	2,863	3,104	5,272	4,429	8,117
Insurance	484	828	523	515	736	643	1,123
Management fees, related party	770	3,280	894	1,191	1,887	1,426	4,404
Management fees	522	949	754	621	635	572	430
Repairs & maintenance	1,335	6,725	1,396	1,218	2,057	1,523	100
Property taxes	982	1,472	1,114	1,185	3,981	2,408	2,957
Other operating expenses	1,038	3,545	1,851	1,563	1,248	2,327	1,450
Total operating expenses	8,095	24,297	9,395	9,396	15,815	13,327	18,582

Income (loss) from operations	605	(20,653)	156	2,170	(1,415)	1,043	738

Other expenses (income)
Interest expenses	3,522	-	2,294	-	6,453	4,941	-
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	3,522	-	2,294	-	6,453	4,941	-

Net income (loss)	$(2,917)	$(20,653)	$(2,137)	$2,170	$(7,869)	$(3,899)	$738

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Plumtree	Point	Porthos	Quincy	Redondo	Regency	Reginald

Rental income	$9,990	$12,570	$13,770	$18,270	$13,470	$7,727	$11,948

Operating expenses:
Depreciation	2,768	5,250	4,148	7,515	4,308	4,437	8,770
Insurance	480	778	2,542	1,012	596	688	1,164
Management fees, related party	923	1,436	1,588	2,692	1,603	1,096	1,901
Management fees	790	601	444	1,024	567	3,090	1,564
Repairs & maintenance	3,695	1,809	245	4,646	1,281	14,581	6,052
Property taxes	1,083	1,897	2,960	2,469	2,288	2,286	3,138
Other operating expenses	939	2,360	1,021	2,697	1,670	2,066	5,415
Total operating expenses	10,679	14,131	12,947	22,054	12,312	28,244	28,004

Income (loss) from operations	(689)	(1,561)	823	(3,784)	1,158	(20,517)	(16,056)

Other expenses (income)
Interest expenses	2,275	6,405	-	-	5,610	5,150	-
Other Income	-	-	-	-	-	(15,190)	-
Total other expenses (income)	2,275	6,405	-	-	5,610	(10,041)	-

Net income (loss)	$(2,964)	$(7,966)	$823	$(3,784)	$(4,452)	$(10,477)	$(16,056)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Reynolds	Ribbonwalk	Richardson	Richmond	Ridge	Ritter	River

Rental income	$15,900	$10,476	$9,521	$13,770	$11,550	$14,970	$12,356

Operating expenses:
Depreciation	5,905	4,395	4,321	5,232	2,992	6,932	3,662
Insurance	896	701	531	745	479	1,210	628
Management fees, related party	2,994	1,121	1,347	1,821	989	3,681	1,158
Management fees	795	908	482	429	597	432	737
Repairs & maintenance	-	-	560	90	949	-	-
Property taxes	3,153	2,192	1,395	2,115	3,351	2,780	1,381
Other operating expenses	1,063	8,119	1,530	1,029	880	1,680	3,111
Total operating expenses	14,806	17,438	10,165	11,461	10,235	16,716	10,676

Income (loss) from operations	1,094	(6,962)	(643)	2,309	1,315	(1,746)	1,680

Other expenses (income)
Interest expenses	-	4,380	-	-	3,283	-	4,017
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	-	4,380	-	-	3,283	-	4,017

Net income (loss)	$1,094	$(11,343)	$(643)	$2,309	$(1,968)	$(1,746)	$(2,337)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Riverwalk	Rooney	Roseberry	Rosewood	Roxy	Saddlebred	Saint

Rental income	$16,413	$12,570	$14,433	$11,490	$12,755	$17,083	$13,685

Operating expenses:
Depreciation	5,427	4,422	4,513	3,719	4,479	7,639	3,791
Insurance	697	564	1,473	537	630	1,559	590
Management fees, related party	3,249	1,368	1,072	919	1,319	2,014	1,414
Management fees	766	450	862	804	420	1,312	420
Repairs & maintenance	3,012	-	500	-	-	6,008	-
Property taxes	800	1,157	5,900	1,307	1,872	1,846	1,255
Other operating expenses	3,699	2,925	2,546	1,217	2,825	3,154	1,368
Total operating expenses	17,650	10,886	16,866	8,502	11,544	23,531	8,838

Income (loss) from operations	(1,237)	1,684	(2,433)	2,988	1,211	(6,448)	4,847

Other expenses (income)
Interest expenses	-	5,063	4,924	4,525	5,277	6,496	4,146
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	-	5,063	4,924	4,525	5,277	6,496	4,146

Net income (loss)	$(1,237)	$(3,379)	$(7,357)	$(1,537)	$(4,066)	$(12,944)	$701

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Sajni	Salem	Salinas	Saturn	Scepter	Sequoyah	Shallowford

Rental income	$16,693	$6,520	$10,600	$11,135	$8,241	$11,070	$16,415

Operating expenses:
Depreciation	6,435	4,387	4,039	3,632	3,238	3,905	4,958
Insurance	2,783	637	432	406	506	495	694
Management fees, related party	1,815	934	1,118	879	828	1,210	1,979
Management fees	2,402	320	504	571	472	420	449
Repairs & maintenance	6,368	475	835	1,475	520	-	285
Property taxes	1,910	2,423	1,461	1,946	1,135	1,407	2,036
Other operating expenses	1,238	4,788	1,856	2,839	3,043	1,766	2,357
Total operating expenses	22,953	13,964	10,244	11,747	9,741	9,203	12,759

Income (loss) from operations	(6,260)	(7,444)	356	(612)	(1,500)	1,867	3,656

Other expenses (income)
Interest expenses	-	4,983	-	3,262	3,698	3,998	6,068
Other Income	(4,456)	-	-	-	-	-	-
Total other expenses (income)	(4,456)	4,983	-	3,262	3,698	3,998	6,068

Net income (loss)	$(1,804)	$(12,427)	$356	$(3,873)	$(5,198)	$(2,131)	$(2,412)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Shoreline	Sigma	Simon	Sims	Soapstone	Sodalis	Spencer

Rental income	$14,014	$14,250	$10,175	$11,070	$11,400	$7,206	$14,342

Operating expenses:
Depreciation	4,260	5,240	3,976	3,749	4,118	3,980	4,157
Insurance	741	752	622	601	601	628	1,374
Management fees, related party	962	1,342	1,331	1,274	992	1,236	1,123
Management fees	829	855	573	431	483	1,608	860
Repairs & maintenance	-	345	447	-	-	13,881	-
Property taxes	2,314	2,243	806	1,598	1,360	3,000	2,071
Other operating expenses	2,098	2,996	2,763	1,742	1,021	2,644	2,552
Total operating expenses	11,205	13,774	10,519	9,394	8,576	26,977	12,136

Income (loss) from operations	2,810	476	(345)	1,676	2,824	(19,772)	2,206

Other expenses (income)
Interest expenses	4,936	5,268	-	-	2,625	-	4,554
Other Income	-	-	-	-	(21)	(8,220)	-
Total other expenses (income)	4,936	5,268	-	-	2,605	(8,220)	4,554

Net income (loss)	$(2,126)	$(4,791)	$(345)	$1,676	$220	$(11,552)	$(2,348)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Splash	Spring	Stonebriar	Sugar	Summerset	Sundance	Sunnyside

Rental income	$10,140	$10,736	$8,640	$12,379	$11,718	$12,870	$9,720

Operating expenses:
Depreciation	2,978	3,401	2,787	4,279	5,058	5,102	3,039
Insurance	475	469	433	1,422	1,030	755	485
Management fees, related party	951	991	805	1,032	867	1,555	1,035
Management fees	453	648	580	735	703	463	420
Repairs & maintenance	325	3,103	-	1,608	1,966	262	-
Property taxes	1,062	2,659	1,309	2,658	(176)	1,740	902
Other operating expenses	1,299	2,109	1,413	2,059	2,408	1,669	1,094
Total operating expenses	7,541	13,380	7,327	13,793	11,855	11,546	6,975

Income (loss) from operations	2,599	(2,645)	1,313	(1,414)	(138)	1,324	2,745

Other expenses (income)
Interest expenses	2,475	-	3,221	4,706	3,873	5,610	-
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	2,475	-	3,221	4,706	3,873	5,610	-

Net income (loss)	$123	$(2,645)	$(1,908)	$(6,120)	$(4,011)	$(4,286)	$2,745

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Swift	Taylor	Terracotta	Theodore	Tulip	Tuscan	Tuscarora

Rental income	$13,170	$5,902	$8,183	$12,020	$13,470	$14,750	$13,210

Operating expenses:
Depreciation	5,287	3,689	3,787	3,947	4,363	4,439	4,591
Insurance	730	509	566	622	799	637	686
Management fees, related party	2,411	963	934	1,401	1,143	1,588	1,683
Management fees	662	289	619	547	811	465	530
Repairs & maintenance	185	1,673	1,580	836	1,001	450	273
Property taxes	2,491	1,304	1,442	798	2,065	1,692	3,040
Other operating expenses	1,063	3,128	4,753	1,957	1,582	3,125	2,221
Total operating expenses	12,829	11,555	13,680	10,109	11,764	12,395	13,024

Income (loss) from operations	341	(5,653)	(5,497)	1,911	1,706	2,355	186

Other expenses (income)
Interest expenses	-	3,860	4,353	-	5,310	3,664	-
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	-	3,860	4,353	-	5,310	3,664	-

Net income (loss)	$341	$(9,513)	$(9,850)	$1,911	$(3,604)	$(1,309)	$186

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Tuxford	Vernon	Walton	Wave	Weldon	Wellington	Wentworth

Rental income	$11,902	$11,700	$11,370	$11,045	$9,217	$15,017	$11,565

Operating expenses:
Depreciation	3,601	3,619	4,123	4,596	2,906	6,241	3,417
Insurance	566	574	524	634	406	857	472
Management fees, related party	992	854	2,225	976	741	1,693	1,068
Management fees	685	702	621	793	547	773	420
Repairs & maintenance	350	1,207	449	(450)	648	1,389	-
Property taxes	5,417	3,356	1,359	3,453	2,150	3,273	1,931
Other operating expenses	2,476	1,237	3,390	3,394	2,751	1,034	1,199
Total operating expenses	14,088	11,549	12,691	13,397	10,149	15,261	8,507

Income (loss) from operations	(2,185)	151	(1,321)	(2,351)	(932)	(244)	3,058

Other expenses (income)
Interest expenses	3,493	3,558	-	4,380	2,674	-	3,126
Other Income	-	-	-	-	-	-	-
Total other expenses (income)	3,493	3,558	-	4,380	2,674	-	3,126

Net income (loss)	$(5,678)	$(3,407)	$(1,321)	$(6,732)	$(3,606)	$(244)	$(68)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Wescott	Westchester	Wildwood	Willow	Wilson	Winchester

Rental income	$9,720	$12,875	$10,320	$9,270	$13,650	$12,985

Operating expenses:
Depreciation	3,765	4,687	3,031	4,020	5,861	4,209
Insurance	577	782	434	467	672	719
Management fees, related party	1,366	1,076	1,158	1,190	1,827	1,414
Management fees	499	1,297	420	557	653	553
Repairs & maintenance	786	433	-	1,343	2,229	855
Property taxes	1,059	5,812	1,183	1,078	2,004	1,946
Other operating expenses	2,325	2,328	1,617	844	908	1,547
Total operating expenses	10,376	16,414	7,844	9,499	14,153	11,242

Income (loss) from operations	(656)	(3,539)	2,476	(229)	(503)	1,743

Other expenses (income)
Interest expenses	4,145	4,645	3,074	-	-	-
Other Income	-	-	-	-	-	-
Total other expenses (income)	4,145	4,645	3,074	-	-	-

Net income (loss)	$(4,801)	$(8,185)	$(598)	$(229)	$(503)	$1,743

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Windsor	Winston	Wisteria	Consolidated

Rental income	$13,074	$10,815	$12,870	$2,886,311

Operating expenses:
Depreciation	4,809	4,519	4,867	1,094,523
Insurance	1,615	595	831	180,708
Management fees, related party	958	1,227	950	360,791
Management fees	927	658	775	152,286
Repairs & maintenance	(473)	1,565	418	263,117
Property taxes	11,368	1,662	1,852	522,416
Other operating expenses	2,631	1,083	1,385	480,908
Total operating expenses	21,836	11,309	11,077	3,054,748

Income (loss) from operations	(8,761)	(494)	1,793	(168,437)

Other expenses (income)
Interest expenses	5,311	-	4,966	565,004
Other Income	-	-	-	(33,787)
Total other expenses (income)	5,311	-	4,966	531,217

Net income (loss)	$(14,073)	$(494)	$(3,173)	$(699,654)

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	100	101	Abbington	Abernant	Alvin	Amber	Apollo

Rental income	$17,600	$18,714	$15,720	$7,144	$13,920	$10,200	$8,465

Operating expenses:
Depreciation	8,445	8,719	7,247	3,124	4,368	4,208	2,691
Insurance	1,142	1,118	927	718	1,116	522	573
Management fees, related party	4,513	4,697	3,589	852	1,590	732	537
Management fees	430	433	435	408	460	812	672
Repairs & maintenance	1,439	125	-	742	-	1,432	496
Property taxes	3,384	3,492	2,640	244	675	426	1,128
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	2,302	2,740	2,501	4,900	4,323	2,489	1,132
Total operating expenses	21,655	21,323	17,338	10,987	12,532	10,619	7,230

Income (loss) from operations	(4,055)	(2,610)	(1,618)	(3,843)	1,388	(419)	1,235

Other expense
Interest expenses	-	-	-	-	-	3,929	3,897
Total other expenses	-	-	-	-	-	3,929	3,897

Net income (loss)	$(4,055)	$(2,610)	$(1,618)	$(3,843)	$1,388	$(4,348)	$(2,662)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Aster	Augusta	Avebury	Avondale	Badminton	Ballinger	Bandelier

Rental income	$9,420	$11,970	$8,450	$11,025	$12,890	$9,848	$12,328

Operating expenses:
Depreciation	3,504	4,075	3,995	4,523	4,230	4,108	4,134
Insurance	540	593	797	930	1,223	635	711
Management fees, related party	1,099	1,398	751	1,625	551	1,198	1,339
Management fees	420	454	306	315	709	474	394
Repairs & maintenance	666	-	452	2,107	-	3,358	80
Property taxes	1,363	1,459	1,574	1,818	4,725	1,355	1,881
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	799	1,198	1,182	1,487	1,015	3,139	922
Total operating expenses	8,391	9,177	9,058	12,805	12,453	14,265	9,459

Income (loss) from operations	1,029	2,793	(608)	(1,780)	437	(4,417)	2,868

Other expense
Interest expenses	4,416	-	3,971	-	4,070	-	4,789
Total other expenses	4,416	-	3,971	-	4,070	-	4,789

Net income (loss)	$(3,387)	$2,793	$(4,579)	$(1,780)	$(3,633)	$(4,417)	$(1,921)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Baron	Basil	Bayside	Bazzel	Bedford	Bella	Belle

Rental income	$14,475	$9,420	$12,815	$10,791	$7,727	$11,670	$15,894

Operating expenses:
Depreciation	8,003	2,784	3,525	3,763	3,847	4,206	6,042
Insurance	1,767	531	955	350	1,357	718	1,227
Management fees, related party	4,073	478	615	1,456	616	1,420	1,585
Management fees	350	386	754	628	802	429	1,113
Repairs & maintenance	-	-	500	1,207	1,112	859	3,149
Property taxes	3,138	1,553	5,184	1,368	5,922	3,076	2,418
Credit loss expense (recovery)	-	(960)	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	662	894	948	2,903	1,467	2,513	1,001
Total operating expenses	17,993	5,667	12,481	11,676	15,124	13,219	16,534

Income (loss) from operations	(3,518)	3,753	334	(886)	(7,397)	(1,549)	(640)

Other expense
Interest expenses	-	3,078	3,873	-	3,785	-	-
Total other expenses	-	3,078	3,873	-	3,785	-	-

Net income (loss)	$(3,518)	$675	$(3,539)	$(886)	$(11,182)	$(1,549)	$(640)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Belvedere	Bergenia	Blossom	Bonneau	Brainerd	Braxton	Brennan

Rental income	$13,770	$9,720	$8,897	$13,770	$12,870	$10,920	$8,266

Operating expenses:
Depreciation	4,051	4,977	3,495	5,137	3,998	4,452	3,115
Insurance	1,195	506	432	2,101	608	563	746
Management fees, related party	1,527	1,009	977	1,642	1,480	1,424	675
Management fees	478	420	500	468	420	420	57
Repairs & maintenance	281	-	3,050	-	-	4,716	11,028
Property taxes	1,620	(48)	612	1,847	654	1,782	1,514
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	1,068	851	2,919	1,541	2,275	737	2,988
Total operating expenses	10,221	7,715	11,985	12,735	9,435	14,094	20,123

Income (loss) from operations	3,549	2,005	(3,088)	1,035	3,435	(3,174)	(11,857)

Other expense
Interest expenses	-	-	-	-	5,396	-	4,495
Total other expenses	-	-	-	-	5,396	-	4,495

Net income (loss)	$3,549	$2,005	$(3,088)	$1,035	$(1,961)	$(3,174)	$(16,352)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Briarwood	Brooklyn	Burlington	Butter	Calvin	Camino	Cawley

Rental income	$7,365	$7,224	$20,446	$11,618	$10,770	$9,605	$13,170

Operating expenses:
Depreciation	2,866	2,907	8,916	5,190	3,245	3,644	4,312
Insurance	726	503	1,546	2,856	493	581	809
Management fees, related party	869	498	4,929	805	1,147	795	1,522
Management fees	350	230	427	907	420	768	460
Repairs & maintenance	-	-	591	4,549	2,024	500	405
Property taxes	459	912	3,594	5,025	1,103	1,458	1,728
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	2,993	941	877	1,604	1,223	880	1,322
Total operating expenses	8,264	5,991	20,880	20,936	9,655	8,626	10,557

Income (loss) from operations	(899)	1,233	(434)	(9,318)	1,115	979	2,613

Other expense
Interest expenses	-	3,089	-	5,129	-	-	-
Total other expenses	-	3,089	-	5,129	-	-	-

Net income (loss)	$(899)	$(1,855)	$(434)	$(14,446)	$1,115	$979	$2,613

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Centennial	Chaparral	Chelsea	Chester	Chickamauga	Chinook	Chitwood

Rental income	$12,420	$8,483	$11,620	$13,320	$13,920	$11,970	$14,070

Operating expenses:
Depreciation	3,917	2,700	4,234	5,095	5,129	4,952	5,255
Insurance	505	646	574	823	920	959	846
Management fees, related party	591	783	817	1,711	1,737	1,371	1,753
Management fees	994	543	729	459	489	501	528
Repairs & maintenance	-	865	-	-	44	681	535
Property taxes	1,806	1,608	1,790	2,417	914	1,680	2,118
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	884	900	760	2,193	2,764	1,780	1,512
Total operating expenses	8,697	8,043	8,903	12,697	11,997	11,924	12,546

Income (loss) from operations	3,723	440	2,717	623	1,923	46	1,524

Other expense
Interest expenses	4,438	2,200	4,215	6,422	-	-	-
Total other expenses	4,438	2,200	4,215	6,422	-	-	-

Net income (loss)	$(715)	$(1,760)	$(1,497)	$(5,799)	$1,923	$46	$1,524

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Clover	Coatbridge	Collier	Collinston	Conway	Cove	Creekside

Rental income	$12,253	$12,220	$13,320	$6,712	$14,572	$1,030	$11,520

Operating expenses:
Depreciation	4,397	4,526	4,879	2,906	9,438	2,890	4,269
Insurance	1,099	741	861	481	1,153	870	511
Management fees, related party	1,910	897	2,653	515	2,921	630	1,394
Management fees	948	942	461	338	300	(228)	463
Repairs & maintenance	4,766	250	228	5,097	2,720	-	325
Property taxes	1,818	5,741	1,950	1,822	3,768	1,158	1,415
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	3,664	2,633	2,124	3,377	4,118	3,296	822
Total operating expenses	18,601	15,730	13,155	14,535	24,416	8,616	9,199

Income (loss) from operations	(6,348)	(3,510)	165	(7,823)	(9,845)	(7,586)	2,321

Other expense
Interest expenses	-	4,100	-	2,674	-	-	-
Total other expenses	-	4,100	-	2,674	-	-	-

Net income (loss)	$(6,348)	$(7,610)	$165	$(10,498)	$(9,845)	$(7,586)	$2,321

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Creekwood	Cumberland	Cupcake	Cypress	Daisy	Davidson	Dawson

Rental income	$10,770	$10,170	$8,830	$14,790	$10,170	$9,570	$10,470

Operating expenses:
Depreciation	3,972	4,059	3,275	5,013	4,138	2,909	3,617
Insurance	613	587	573	673	603	481	859
Management fees, related party	869	1,279	681	1,342	1,300	463	550
Management fees	905	420	592	1,034	420	618	838
Repairs & maintenance	-	128	-	2,620	-	250	3,251
Property taxes	1,753	1,620	1,579	4,019	1,090	1,548	4,489
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	439	1,688	1,000	1,572	769	616	1,416
Total operating expenses	8,550	9,781	7,701	16,272	8,320	6,885	15,019

Income (loss) from operations	2,220	389	1,129	(1,482)	1,850	2,685	(4,549)

Other expense
Interest expenses	5,008	-	2,981	6,253	-	2,879	3,419
Total other expenses	5,008	-	2,981	6,253	-	2,879	3,419

Net income (loss)	$(2,788)	$389	$(1,851)	$(7,735)	$1,850	$(194)	$(7,968)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Delta	Dewberry	Diablo	Dogwood	Dolittle	Dolly	Dops

Rental income	$4,481	$9,811	$11,520	$9,020	$14,472	$14,223	$8,275

Operating expenses:
Depreciation	4,966	2,613	3,571	3,311	4,222	9,475	2,809
Insurance	768	630	965	638	802	1,181	1,420
Management fees, related party	727	462	1,132	1,403	669	2,893	615
Management fees	338	777	560	718	754	368	575
Repairs & maintenance	5,340	-	1,366	445	-	4,090	-
Property taxes	3,779	4,487	1,779	1,320	5,903	3,798	1,128
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	7,261	1,302	1,294	887	1,350	3,472	1,090
Total operating expenses	23,181	10,271	10,665	8,723	13,700	25,278	7,636

Income (loss) from operations	(18,700)	(461)	855	297	772	(11,055)	639

Other expense
Interest expenses	4,435	2,836	4,067	-	4,060	-	-
Total other expenses	4,435	2,836	4,067	-	4,060	-	-

Net income (loss)	$(23,135)	$(3,297)	$(3,211)	$297	$(3,288)	$(11,055)	$639

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Dorchester	Dunbar	Eagle	Eastfair	Eastwood	Elevation	Ella

Rental income	$13,170	$13,615	$10,175	$11,684	$-	$8,030	$10,770

Operating expenses:
Depreciation	4,727	5,811	3,946	2,956	4,378	5,056	3,587
Insurance	2,226	664	697	842	1,076	991	587
Management fees, related party	2,715	2,707	926	430	955	629	1,144
Management fees	420	462	838	856	480	735	476
Repairs & maintenance	-	1,294	-	89	195	524	-
Property taxes	1,896	1,770	28	4,848	589	2,403	1,428
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	819	3,157	1,300	3,144	4,223	6,855	2,159
Total operating expenses	12,803	15,865	7,734	13,165	11,896	17,194	9,381

Income (loss) from operations	367	(2,250)	2,441	(1,481)	(11,896)	(9,164)	1,389

Other expense
Interest expenses	-	-	4,529	3,505	-	4,017	-
Total other expenses	-	-	4,529	3,505	-	4,017	-

Net income (loss)	$367	$(2,250)	$(2,088)	$(4,986)	$(11,896)	$(13,181)	$1,389

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Ellen	Elm	Emporia	Ensenada	Falcon	Felix	Fenwick

Rental income	$14,619	$8,535	$14,720	$10,023	$12,145	$9,570	$16,760

Operating expenses:
Depreciation	3,404	2,300	4,833	6,666	3,953	4,101	4,120
Insurance	727	677	1,085	1,391	698	463	663
Management fees, related party	1,498	411	907	1,701	963	1,090	1,715
Management fees	420	283	1,048	379	819	420	526
Repairs & maintenance	-	460	499	3,046	138	-	723
Property taxes	1,633	3,072	3,528	6,362	28	80	1,650
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	(7)	1,363	517	1,201	1,300	1,253	1,111
Total operating expenses	7,674	8,565	12,417	20,747	7,899	7,406	10,508

Income (loss) from operations	6,944	(30)	2,303	(10,723)	4,246	2,164	6,252

Other expense
Interest expenses	-	2,506	4,790	7,656	4,529	-	-
Total other expenses	-	2,506	4,790	7,656	4,529	-	-

Net income (loss)	$6,944	$(2,536)	$(2,487)	$(18,380)	$(283)	$2,164	$6,252

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Fletcher	Folly	Forest	Foster	Franklin	Gardens	General

Rental income	$8,340	$13,470	$12,982	$14,094	$12,870	$9,040	$17,380

Operating expenses:
Depreciation	2,412	5,126	6,070	4,307	4,623	3,586	4,342
Insurance	673	1,439	3,416	730	788	629	665
Management fees, related party	883	2,411	816	1,629	1,458	582	2,003
Management fees	431	467	797	438	472	309	514
Repairs & maintenance	108	-	1,195	184	1,754	60	1,109
Property taxes	180	1,715	2,976	1,713	4,805	794	3,332
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	1,286	1,735	4,215	672	526	3,020	1,380
Total operating expenses	5,972	12,893	19,486	9,673	14,425	8,981	13,345

Income (loss) from operations	2,368	577	(6,504)	4,421	(1,555)	59	4,035

Other expense
Interest expenses	-	-	5,302	-	-	3,271	-
Total other expenses	-	-	5,302	-	-	3,271	-

Net income (loss)	$2,368	$577	$(11,806)	$4,421	$(1,555)	$(3,212)	$4,035

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Goose	Grant	Greenhill	Gretal	Grove	Hadden	Hansard

Rental income	$11,940	$14,781	$18,065	$14,370	$9,005	$10,300	$13,200

Operating expenses:
Depreciation	3,678	4,451	4,484	6,206	4,401	3,027	4,170
Insurance	654	1,129	1,087	913	967	457	1,323
Management fees, related party	891	816	703	2,026	525	555	1,503
Management fees	819	900	1,239	460	720	702	450
Repairs & maintenance	192	-	-	109	-	1,104	-
Property taxes	1,046	2,728	6,420	2,478	2,439	3,382	853
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	1,300	1,595	1,449	2,146	1,128	926	2,033
Total operating expenses	8,579	11,619	15,381	14,337	10,182	10,152	10,331

Income (loss) from operations	3,361	3,162	2,684	33	(1,177)	148	2,869

Other expense
Interest expenses	4,220	5,063	4,454	-	3,773	2,811	-
Total other expenses	4,220	5,063	4,454	-	3,773	2,811	-

Net income (loss)	$(859)	$(1,901)	$(1,770)	$33	$(4,950)	$(2,663)	$2,869

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Hansel	Hargrave	Harrison	Henry	Heritage	Heron	Highland

Rental income	$8,380	$6,008	$16,920	$5,873	$11,985	$11,370	$11,370

Operating expenses:
Depreciation	5,564	3,212	6,296	5,912	4,506	4,474	3,942
Insurance	797	493	1,035	1,363	836	1,603	821
Management fees, related party	1,615	893	2,293	1,590	956	774	819
Management fees	260	297	443	261	839	910	910
Repairs & maintenance	1,303	3,357	175	15,773	742	295	-
Property taxes	748	1,204	1,780	2,268	3,195	4,214	1,499
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	3,197	4,614	2,838	2,906	951	1,302	1,067
Total operating expenses	13,484	14,070	14,859	30,073	12,025	13,570	9,057

Income (loss) from operations	(5,104)	(8,062)	2,061	(24,200)	(40)	(2,200)	2,313

Other expense
Interest expenses	6,771	-	7,931	-	4,859	4,809	-
Total other expenses	6,771	-	7,931	-	4,859	4,809	-

Net income (loss)	$(11,875)	$(8,062)	$(5,869)	$(24,200)	$(4,899)	$(7,009)	$2,313

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Hines	Hobbes	Holcomb	Holland	Hollandaise	Holloway	Inglewood

Rental income	$9,720	$4,200	$12,570	$8,525	$6,603	$15,570	$16,238

Operating expenses:
Depreciation	4,405	3,216	4,877	2,909	5,028	4,672	9,361
Insurance	481	493	643	481	873	1,482	1,233
Management fees, related party	1,781	813	2,258	517	1,230	739	2,980
Management fees	482	238	879	667	156	1,246	383
Repairs & maintenance	625	2,549	127	450	11,729	-	1,747
Property taxes	1,404	2,203	2,132	1,592	1,756	5,220	3,732
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	1,159	2,450	937	1,123	4,427	951	3,656
Total operating expenses	10,337	11,961	11,853	7,738	25,199	14,310	23,091

Income (loss) from operations	(617)	(7,761)	717	787	(18,596)	1,260	(6,854)

Other expense
Interest expenses	-	-	-	2,879	4,995	5,160	-
Total other expenses	-	-	-	2,879	4,995	5,160	-

Net income (loss)	$(617)	$(7,761)	$717	$(2,092)	$(23,590)	$(3,900)	$(6,854)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Irene	Jack	Jake	Jefferson	Jill	Johnny	June

Rental income	$8,370	$13,966	$17,930	$12,870	$13,170	$16,775	$19,920

Operating expenses:
Depreciation	2,412	6,377	8,093	3,777	5,492	8,047	8,047
Insurance	535	872	1,440	831	800	1,095	1,095
Management fees, related party	778	1,802	4,352	1,389	1,788	4,327	4,513
Management fees	420	397	464	450	460	420	420
Repairs & maintenance	-	60	-	-	83	-	-
Property taxes	165	763	3,264	166	722	3,216	3,216
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	647	2,272	1,642	2,003	2,543	2,383	2,531
Total operating expenses	4,957	12,542	19,255	8,616	11,888	19,489	19,823

Income (loss) from operations	3,413	1,424	(1,325)	4,254	1,282	(2,714)	97

Other expense
Interest expenses	-	6,384	-	-	6,947	-	-
Total other expenses	-	6,384	-	-	6,947	-	-

Net income (loss)	$3,413	$(4,960)	$(1,325)	$4,254	$(5,665)	$(2,714)	$97

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Jupiter	Kawana	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley

Rental income	$6,641	$10,170	$15,741	$4,736	$6,585	$8,088	$13,570

Operating expenses:
Depreciation	2,906	3,786	5,836	9,475	4,686	4,106	4,290
Insurance	473	1,157	1,189	1,221	942	400	1,357
Management fees, related party	527	749	2,823	2,379	732	1,048	634
Management fees	330	814	978	82	495	625	894
Repairs & maintenance	767	-	2,023	3,058	5,596	2,554	-
Property taxes	1,071	1,327	2,340	3,798	1,891	692	8,299
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	2,275	1,167	2,321	3,101	3,845	1,242	928
Total operating expenses	8,348	8,999	17,510	23,114	18,187	10,669	16,402

Income (loss) from operations	(1,707)	1,171	(1,769)	(18,377)	(11,602)	(2,581)	(2,832)

Other expense
Interest expenses	3,262	3,766	-	-	4,655	4,423	5,020
Total other expenses	3,262	3,766	-	-	4,655	4,423	5,020

Net income (loss)	$(4,968)	$(2,595)	$(1,769)	$(18,377)	$(16,258)	$(7,004)	$(7,852)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Kirkwood	Korin	Lallie	Lanier	Lannister	Latte	Lennox

Rental income	$9,570	$11,970	$12,828	$12,134	$5,990	$13,190	$10,675

Operating expenses:
Depreciation	3,592	3,823	6,202	5,706	3,027	5,011	2,978
Insurance	496	618	2,132	881	521	1,398	593
Management fees, related party	1,036	1,342	849	840	517	2,087	530
Management fees	420	452	817	1,130	575	975	629
Repairs & maintenance	-	-	405	2,922	250	-	-
Property taxes	1,545	1,563	6,099	3,053	852	2,010	4,331
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	1,778	1,044	3,384	2,958	1,208	1,089	869
Total operating expenses	8,866	8,842	19,887	17,489	6,948	12,570	9,928

Income (loss) from operations	704	3,128	(7,059)	(5,356)	(958)	620	747

Other expense
Interest expenses	4,358	-	5,614	6,313	3,588	-	3,267
Total other expenses	4,358	-	5,614	6,313	3,588	-	3,267

Net income (loss)	$(3,654)	$3,128	$(12,673)	$(11,669)	$(4,547)	$620	$(2,521)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Lierly	Lily	Limestone	Litton	Longwoods	Lookout	Loretta

Rental income	$9,883	$14,370	$7,019	$12,954	$11,970	$9,600	$19,595

Operating expenses:
Depreciation	2,932	7,493	4,023	4,413	3,702	4,741	9,431
Insurance	807	2,432	1,072	862	3,204	696	1,187
Management fees, related party	644	1,891	692	1,646	1,317	2,414	3,170
Management fees	786	464	492	363	446	350	492
Repairs & maintenance	1,585	85	5,700	120	105	-	1,120
Property taxes	1,344	1,990	6,294	1,758	1,488	1,896	3,768
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	900	1,085	5,183	877	2,792	2,143	2,482
Total operating expenses	8,999	15,439	23,457	10,039	13,053	12,241	21,650

Income (loss) from operations	884	(1,069)	(16,438)	2,915	(1,083)	(2,641)	(2,055)

Other expense
Interest expenses	2,762	6,087	3,971	5,952	-	-	-
Total other expenses	2,762	6,087	3,971	5,952	-	-	-

Net income (loss)	$(1,878)	$(7,156)	$(20,409)	$(3,037)	$(1,083)	$(2,641)	$(2,055)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Louis	Louise	Lovejoy	Luna	Lurleen	Madison	Mae

Rental income	$11,370	$12,515	$11,820	$7,543	$10,220	$11,093	$12,570

Operating expenses:
Depreciation	3,701	3,789	4,044	2,956	2,141	2,828	4,864
Insurance	434	737	740	781	1,335	562	1,219
Management fees, related party	1,301	662	763	454	660	734	1,061
Management fees	420	782	807	620	814	693	1,006
Repairs & maintenance	-	4,925	1,000	867	644	700	(306)
Property taxes	1,475	1,604	2,682	3,952	1,212	1,228	1,942
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	624	3,255	1,420	2,146	810	1,752	1,181
Total operating expenses	7,954	15,754	11,456	11,776	7,616	8,496	10,966

Income (loss) from operations	3,416	(3,240)	364	(4,233)	2,604	2,597	1,604

Other expense
Interest expenses	-	4,017	4,012	3,506	4,761	3,122	-
Total other expenses	-	4,017	4,012	3,506	4,761	3,122	-

Net income (loss)	$3,416	$(7,256)	$(3,648)	$(7,739)	$(2,157)	$(525)	$1,604

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Magnolia	Malbec	Mammoth	Marcelo	Marie	Marietta	Marion

Rental income	$10,772	$13,770	$3,501	$10,320	$14,970	$10,931	$11,070

Operating expenses:
Depreciation	4,154	4,388	4,686	3,911	4,397	4,158	4,427
Insurance	693	751	1,023	575	1,122	925	1,748
Management fees, related party	836	827	744	1,261	2,177	913	1,136
Management fees	781	1,063	(320)	420	446	972	1,287
Repairs & maintenance	204	429	9,307	-	55	1,263	2,959
Property taxes	2,415	2,223	4,581	1,566	(511)	4,973	1,404
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	954	2,899	5,965	753	2,213	1,342	1,236
Total operating expenses	10,036	12,579	25,986	8,486	9,900	14,546	14,199

Income (loss) from operations	736	1,191	(22,485)	1,834	5,070	(3,616)	(3,129)

Other expense
Interest expenses	4,993	4,891	5,695	-	-	5,260	-
Total other expenses	4,993	4,891	5,695	-	-	5,260	-

Net income (loss)	$(4,257)	$(3,699)	$(28,180)	$1,834	$5,070	$(8,876)	$(3,129)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Marple	Martell	Mary	Matchingham	McGregor	McLovin	Meadow

Rental income	$6,975	$8,493	$12,570	$12,824	$10,188	$18,570	$10,880

Operating expenses:
Depreciation	2,412	3,572	3,732	2,913	4,132	6,219	4,410
Insurance	491	2,020	622	655	674	1,422	671
Management fees, related party	818	1,102	1,384	476	2,982	2,111	795
Management fees	420	402	431	934	443	475	595
Repairs & maintenance	-	5,040	-	903	683	(125)	-
Property taxes	(126)	1,428	494	5,877	1,650	4,415	1,893
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	1,868	2,499	1,743	918	1,409	1,758	1,259
Total operating expenses	5,883	16,063	8,406	12,676	11,973	16,274	9,624

Income (loss) from operations	1,092	(7,570)	4,164	148	(1,786)	2,296	1,257

Other expense
Interest expenses	-	-	-	2,867	-	7,179	4,203
Total other expenses	-	-	-	2,867	-	7,179	4,203

Net income (loss)	$1,092	$(7,570)	$4,164	$(2,719)	$(1,786)	$(4,883)	$(2,946)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Mimosa	Mojave	Murphy	Mycroft	Nugget	Odessa	Olive

Rental income	$8,620	$12,215	$9,450	$8,520	$16,970	$17,670	$11,405

Operating expenses:
Depreciation	2,954	3,525	4,085	2,466	7,694	7,332	3,689
Insurance	599	576	815	575	1,191	985	1,019
Management fees, related party	645	842	653	802	4,133	2,006	687
Management fees	308	715	718	420	420	510	735
Repairs & maintenance	750	-	677	-	-	-	-
Property taxes	1,182	1,556	5,703	(92)	3,090	3,452	5,347
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	880	1,000	3,564	1,259	688	2,173	1,715
Total operating expenses	7,318	8,214	16,215	5,430	17,216	16,458	13,192

Income (loss) from operations	1,302	4,001	(6,765)	3,090	(246)	1,212	(1,787)

Other expense
Interest expenses	4,423	3,240	4,053	-	-	7,315	2,950
Total other expenses	4,423	3,240	4,053	-	-	7,315	2,950

Net income (loss)	$(3,120)	$761	$(10,818)	$3,090	$(246)	$(6,103)	$(4,736)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Oly	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer

Rental income	$14,084	$14,040	$6,272	$10,170	$14,070	$4,497	$9,412

Operating expenses:
Depreciation	6,265	6,008	4,018	3,850	5,490	6,084	4,586
Insurance	1,126	831	(6)	2,379	2,039	1,340	756
Management fees, related party	1,911	1,209	931	1,010	2,023	1,021	1,254
Management fees	384	983	403	712	1,102	104	431
Repairs & maintenance	1,125	1,709	(3,950)	955	-	5,232	1,537
Property taxes	3,374	1,788	74	1,542	1,925	4,345	1,614
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	1,789	1,636	2,208	1,135	1,180	6,696	3,307
Total operating expenses	15,972	14,164	3,677	11,582	13,758	24,822	13,485

Income (loss) from operations	(1,888)	(124)	2,594	(1,412)	312	(20,325)	(4,073)

Other expense
Interest expenses	7,191	-	-	-	-	5,363	-
Total other expenses	7,191	-	-	-	-	5,363	-

Net income (loss)	$(9,079)	$(124)	$2,594	$(1,412)	$312	$(25,688)	$(4,073)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Patrick	Peanut	Pearl	Pecan	Peterson	Piedmont	Pinot

Rental income	$7,980	$7,930	$16,320	$8,875	$9,570	$13,770	$14,814

Operating expenses:
Depreciation	3,518	2,964	7,498	2,863	3,104	5,272	4,429
Insurance	661	558	879	712	729	946	758
Management fees, related party	759	567	3,928	632	1,023	1,785	1,020
Management fees	557	274	506	735	420	457	961
Repairs & maintenance	1,682	-	1,234	95	-	-	542
Property taxes	1,065	843	3,006	1,145	252	4,399	2,217
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	1,114	1,114	2,214	900	1,112	1,217	2,833
Total operating expenses	9,355	6,319	19,265	7,081	6,640	14,076	12,760

Income (loss) from operations	(1,375)	1,611	(2,945)	1,794	2,930	(306)	2,054

Other expense
Interest expenses	2,235	3,522	-	2,329	-	6,645	4,941
Total other expenses	2,235	3,522	-	2,329	-	6,645	4,941

Net income (loss)	$(3,610)	$(1,912)	$(2,945)	$(535)	$2,930	$(6,951)	$(2,887)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Pioneer	Plumtree	Point	Porthos	Quincy	Redondo	Regency

Rental income	$13,080	$8,325	$3,910	$13,770	$17,230	$13,470	$13,710

Operating expenses:
Depreciation	8,117	2,768	5,250	4,148	7,515	4,308	3,793
Insurance	1,133	624	1,049	3,832	839	738	1,016
Management fees, related party	4,060	649	1,021	1,553	2,546	1,545	1,382
Management fees	312	674	301	455	490	488	537
Repairs & maintenance	135	150	2,402	347	845	307	1,019
Property taxes	3,162	1,123	2,323	1,662	3,024	1,734	1,512
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	1,611	900	4,410	847	2,698	1,352	1,595
Total operating expenses	18,530	6,888	16,754	12,843	17,957	10,473	10,855

Income (loss) from operations	(5,450)	1,437	(12,844)	927	(726)	2,997	2,855

Other expense
Interest expenses	-	2,342	6,405	-	-	6,480	5,951
Total other expenses	-	2,342	6,405	-	-	6,480	5,951

Net income (loss)	$(5,450)	$(906)	$(19,249)	$927	$(726)	$(3,482)	$(3,096)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Reginald	Reynolds	Ribbonwalk	Richardson	Richmond	Ridge	Ritter

Rental income	$16,874	$14,970	$12,690	$10,620	$16,170	$10,565	$11,643

Operating expenses:
Depreciation	6,815	5,905	4,395	4,321	5,232	2,992	6,932
Insurance	1,855	1,242	975	528	1,057	639	1,498
Management fees, related party	2,356	2,713	695	1,348	1,989	527	3,345
Management fees	573	1,048	808	440	444	230	867
Repairs & maintenance	1,111	-	-	-	377	-	5,001
Property taxes	2,394	2,364	1,581	889	4,815	4,968	2,796
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	2,916	1,217	4,241	1,074	3,956	927	2,704
Total operating expenses	18,020	14,489	12,695	8,599	17,870	10,282	23,143

Income (loss) from operations	(1,146)	481	(5)	2,021	(1,700)	283	(11,499)

Other expense
Interest expenses	-	-	4,380	-	-	3,283	-
Total other expenses	-	-	4,380	-	-	3,283	-

Net income (loss)	$(1,146)	$481	$(4,385)	$2,021	$(1,700)	$(3,000)	$(11,499)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	River	Riverwalk	Rooney	Roseberry	Rosewood	Roxy	Saddlebred

Rental income	$14,465	$10,870	$11,826	$14,370	$9,800	$11,970	$15,145

Operating expenses:
Depreciation	3,662	5,427	4,422	4,513	3,719	4,479	7,639
Insurance	898	823	9	2,057	728	805	2,385
Management fees, related party	638	2,843	1,211	732	727	1,256	1,761
Management fees	1,315	313	534	1,148	628	420	443
Repairs & maintenance	-	1,105	-	-	-	-	230
Property taxes	3,351	2,172	1,638	2,558	1,276	2,838	2,237
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	445	4,062	2,191	1,052	1,712	1,854	665
Total operating expenses	10,308	16,745	10,005	12,059	8,789	11,652	15,360

Income (loss) from operations	4,157	(5,875)	1,821	2,311	1,011	318	(215)

Other expense
Interest expenses	4,017	-	5,063	4,924	4,525	5,277	6,496
Total other expenses	4,017	-	5,063	4,924	4,525	5,277	6,496

Net income (loss)	$140	$(5,875)	$(3,242)	$(2,613)	$(3,514)	$(4,959)	$(6,711)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Saint	Sajni	Salem	Salinas	Saturn	Scepter	Sequoyah

Rental income	$13,045	$15,120	$14,528	$10,320	$8,720	$11,038	$2,608

Operating expenses:
Depreciation	3,791	5,539	4,387	4,039	3,632	3,238	3,401
Insurance	702	4,598	751	507	473	588	566
Management fees, related party	1,333	1,650	984	1,096	527	963	865
Management fees	451	460	1,111	420	605	509	327
Repairs & maintenance	(125)	-	688	-	-	246	5,255
Property taxes	1,538	1,650	2,232	1,266	1,302	1,670	1,371
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	1,276	1,365	3,235	689	831	1,477	4,183
Total operating expenses	8,965	15,261	13,389	8,017	7,369	8,690	15,968

Income (loss) from operations	4,080	(141)	1,139	2,303	1,350	2,348	(13,360)

Other expense
Interest expenses	4,146	-	4,983	-	3,262	3,698	4,613
Total other expenses	4,146	-	4,983	-	3,262	3,698	4,613

Net income (loss)	$(67)	$(141)	$(3,845)	$2,303	$(1,911)	$(1,350)	$(17,973)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Shallowford	Shoreline	Sigma	Simon	Sims	Soapstone	Sodalis

Rental income	$9,480	$13,490	$13,686	$12,570	$11,070	$12,525	$10,650

Operating expenses:
Depreciation	4,958	4,260	5,240	3,976	3,749	3,000	3,980
Insurance	887	1,079	983	696	617	870	861
Management fees, related party	1,549	624	820	1,397	1,153	725	1,199
Management fees	306	757	978	460	551	777	569
Repairs & maintenance	1,163	599	2,051	-	712	-	1,269
Property taxes	2,806	4,175	2,350	761	1,500	1,401	4,075
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	1,627	699	1,350	1,363	1,394	900	557
Total operating expenses	13,296	12,194	13,771	8,653	9,676	7,673	12,511

Income (loss) from operations	(3,816)	1,296	(85)	3,917	1,394	4,852	(1,861)

Other expense
Interest expenses	6,251	4,877	5,268	-	-	2,704	-
Total other expenses	6,251	4,877	5,268	-	-	2,704	-

Net income (loss)	$(10,066)	$(3,581)	$(5,352)	$3,917	$1,394	$2,148	$(1,861)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Spencer	Splash	Spring	Stonebriar	Sugar	Summerset	Sundance

Rental income	$13,519	$9,450	$10,170	$8,370	$12,300	$11,615	$13,470

Operating expenses:
Depreciation	4,157	2,978	3,401	2,787	4,279	5,058	5,102
Insurance	1,920	589	563	465	1,997	1,308	1,107
Management fees, related party	694	665	744	763	735	594	1,603
Management fees	582	651	814	588	984	879	433
Repairs & maintenance	500	376	6,636	2,032	-	2,714	130
Property taxes	2,813	1,525	1,362	1,631	3,848	(356)	1,734
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	1,232	1,020	1,103	951	1,139	1,301	2,226
Total operating expenses	11,898	7,804	14,622	9,217	12,982	11,497	12,336

Income (loss) from operations	1,621	1,646	(4,452)	(847)	(682)	118	1,134

Other expense
Interest expenses	4,554	2,637	-	3,221	4,706	3,873	6,480
Total other expenses	4,554	2,637	-	3,221	4,706	3,873	6,480

Net income (loss)	$(2,934)	$(990)	$(4,452)	$(4,068)	$(5,388)	$(3,755)	$(5,345)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Sunnyside	Swift	Taylor	Terracotta	Theodore	Tulip	Tuscan

Rental income	$8,348	$13,532	$9,780	$8,380	$10,100	$13,420	$11,475

Operating expenses:
Depreciation	3,039	5,287	3,689	3,787	3,947	4,363	4,439
Insurance	540	509	588	645	698	1,088	751
Management fees, related party	901	2,239	690	1,155	1,262	832	942
Management fees	511	950	590	434	390	928	1,063
Repairs & maintenance	55	971	5,603	90	-	-	-
Property taxes	1,242	1,902	1,080	1,808	746	1,801	1,816
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	1,820	979	1,102	2,371	2,174	933	2,731
Total operating expenses	8,108	12,837	13,342	10,289	9,216	9,945	11,742

Income (loss) from operations	239	695	(3,562)	(1,909)	884	3,475	(267)

Other expense
Interest expenses	-	-	3,987	4,353	-	5,310	3,839
Total other expenses	-	-	3,987	4,353	-	5,310	3,839

Net income (loss)	$239	$695	$(7,549)	$(6,262)	$884	$(1,835)	$(4,107)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Tuscarora	Tuxford	Vernon	Walton	Wave	Weldon	Wellington

Rental income	$14,520	$7,868	$11,478	$11,220	$6,336	$8,625	$14,369

Operating expenses:
Depreciation	4,591	3,601	3,619	4,123	4,596	2,906	6,241
Insurance	907	760	780	537	793	481	1,194
Management fees, related party	1,644	688	581	2,133	717	515	1,447
Management fees	500	783	914	576	483	599	1,014
Repairs & maintenance	-	2,171	265	-	12,361	-	1,510
Property taxes	1,848	5,038	5,107	(1,984)	4,224	1,705	2,226
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	1,274	2,757	1,269	2,339	5,835	1,131	1,201
Total operating expenses	10,763	15,798	12,535	7,724	29,009	7,337	14,832

Income (loss) from operations	3,757	(7,930)	(1,056)	3,496	(22,672)	1,288	(463)

Other expense
Interest expenses	-	3,493	3,557	-	4,380	2,674	-
Total other expenses	-	3,493	3,557	-	4,380	2,674	-

Net income (loss)	$3,757	$(11,423)	$(4,614)	$3,496	$(27,053)	$(1,386)	$(463)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Wentworth	Wescott	Westchester	Wildwood	Willow	Wilson	Winchester

Rental income	$10,830	$9,720	$14,895	$10,320	$10,569	$13,320	$11,370

Operating expenses:
Depreciation	3,417	3,765	4,687	3,031	4,020	5,861	4,209
Insurance	559	773	1,122	534	420	716	924
Management fees, related party	807	1,306	911	1,158	1,247	1,693	1,189
Management fees	744	548	800	420	477	596	503
Repairs & maintenance	137	8,125	759	-	571	1,757	588
Property taxes	1,355	856	9,155	1,846	416	1,916	1,458
Credit loss expense (recovery)	-	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-	-
Other operating expenses	1,000	2,363	981	1,458	802	835	1,978
Total operating expenses	8,020	17,737	18,416	8,446	7,954	13,373	10,849

Income (loss) from operations	2,810	(8,017)	(3,521)	1,874	2,615	(53)	521

Other expense
Interest expenses	3,125	4,145	4,645	3,074	-	-	-
Total other expenses	3,125	4,145	4,645	3,074	-	-	-

Net income (loss)	$(314)	$(12,163)	$(8,166)	$(1,201)	$2,615	$(53)	$521

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Windsor	Winston	Wisteria	Consolidated

Rental income	$13,970	$10,770	$11,808	$2,762,017

Operating expenses:
Depreciation	4,809	4,519	4,867	1,088,121
Insurance	2,282	595	1,196	229,411
Management fees, related party	786	987	653	322,836
Management fees	947	862	580	141,599
Repairs & maintenance	-	-	169	268,495
Property taxes	3,796	1,812	1,401	543,264
Credit loss expense (recovery)	-	-	-	(960)
Loss on sale of property	-	-	-	-
Other operating expenses	997	834	3,495	450,532
Total operating expenses	13,617	9,609	12,361	3,043,299

Income (loss) from operations	353	1,161	(553)	(281,282)

Other expense
Interest expenses	5,311	-	4,966	578,090
Total other expenses	5,311	-	4,966	578,090

Net income (loss)	$(4,959)	$1,161	$(5,519)	$(859,372)

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	100	101	Abbington	Abernant	Alvin	Amber	Apollo	Aster

Balance at January 1, 2025	$565,929	$561,406	$450,233	$231,398	$326,981	$76,289	$45,443	$110,329
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(5,528)	(7,589)	(9,437)	(5,495)	(9,376)	(2,088)	(927)	(915)
Net income (loss)	(6,293)	(897)	(32)	2,694	4,635	(1,492)	(5,112)	(3,776)
Balance at June 30, 2025	$554,108	$552,920	$440,765	$228,597	$322,240	$72,709	$39,404	$105,638

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Augusta	Avebury	Avondale	Badminton	Ballinger	Bandelier	Baron	Basil

Balance at January 1, 2025	$303,380	$67,265	$321,633	$52,529	$301,786	$86,796	$530,319	$51,027
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(7,002)	(2,019)	(6,219)	(1,647)	(6,725)	(1,843)	(7,801)	(2,099)
Net income (loss)	2,002	(2,011)	1,570	(3,049)	(3,180)	(2,679)	(1,773)	(345)
Balance at June 30, 2025	$298,381	$63,235	$316,984	$47,833	$291,881	$82,274	$520,745	$48,584

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Bayside	Bazzel	Bedford	Bella	Belle	Belvedere	Bergenia	Blossom

Balance at January 1, 2025	$65,078	$225,453	$60,346	$293,418	$391,424	$298,531	$223,730	$233,430
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(1,930)	(2,524)	-	(6,058)	(4,943)	(8,463)	(6,239)	(5,727)
Net income (loss)	(3,137)	(1,244)	(5,779)	2,172	(591)	4,087	2,714	1,995
Balance at June 30, 2025	$60,011	$221,685	$54,567	$289,533	$385,890	$294,156	$220,205	$229,698

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Bonneau	Brainerd	Braxton	Brennan	Briarwood	Brooklyn	Burlington	Butter

Balance at January 1, 2025	$310,011	$145,040	$295,928	$29,990	$215,598	$69,725	$586,890	$74,196
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(3,852)	(5,120)	(6,063)	-	(7,861)	(1,855)	(8,232)	(2,262)
Net income (loss)	(1,540)	(219)	723	(8,413)	2,477	(6,225)	245	(3,766)
Balance at June 30, 2025	$304,618	$139,701	$290,588	$21,577	$210,214	$61,644	$578,902	$68,168

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Calvin	Camino	Cawley	Chaparral	Chelsea	Chester	Chickamauga	Chinook

Balance at January 1, 2025	$244,981	$252,448	$317,670	$74,394	$81,503	$176,872	$365,556	$299,531
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(7,756)	(6,008)	(7,453)	(3,521)	(3,422)	(2,703)	(8,095)	(5,593)
Net income (loss)	5,430	2,307	(3,113)	(50)	(1,138)	(5,007)	1,878	743
Balance at June 30, 2025	$242,655	$248,747	$307,104	$70,823	$76,943	$169,162	$359,339	$294,681

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Chitwood	Clover	Coatbridge	Collier	Collinston	Conway	Cove	Creekside

Balance at January 1, 2025	$362,026	$302,837	$55,876	$325,455	$29,918	$627,687	$186,936	$295,187
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(7,670)	(3,218)	(1,558)	(6,641)	(715)	(8,853)	(2,488)	(7,275)
Net income (loss)	2,062	(8,000)	(2,770)	2,196	(3,080)	(902)	(1,307)	2,374
Balance at June 30, 2025	$356,418	$291,619	$51,548	$321,009	$26,123	$617,932	$183,141	$290,286

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Creekwood	Cumberland	Cupcake	Cypress	Daisy	Davidson	Dawson	Delta

Balance at January 1, 2025	$140,985	$281,871	$64,322	$169,832	$281,689	$34,667	$44,820	$6,122
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(1,203)	(6,023)	(3,463)	(2,756)	(6,278)	(749)	(1,469)	(130)
Net income (loss)	(4,456)	918	(2,177)	(3,378)	1,945	(2,161)	(3,040)	(9,533)
Balance at June 30, 2025	$135,326	$276,766	$58,682	$163,698	$277,357	$31,757	$40,310	$(3,542)

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Dewberry	Diablo	Dogwood	Dolittle	Dolly	Dops	Dorchester	Dunbar

Balance at January 1, 2025	$36,489	$46,835	$225,717	$70,405	$641,255	$199,092	$307,996	$263,676
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(1,127)	(1,650)	(4,612)	(1,444)	(11,802)	(5,414)	(3,122)	-
Net income (loss)	(3,041)	(4,048)	1,205	(2,829)	2,180	5,844	(15,152)	(19,136)
Balance at June 30, 2025	$32,321	$41,137	$222,310	$66,132	$631,633	$199,521	$289,722	$244,540

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Eagle	Eastfair	Eastwood	Elevation	Ella	Ellen	Elm	Emporia

Balance at January 1, 2025	$141,933	$34,148	$316,973	$27,020	$250,630	$256,308	$38,512	$69,423
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(2,951)	-	(6,927)	(729)	(4,441)	(5,914)	(1,527)	-
Net income (loss)	(6,207)	(9,805)	3,693	(5,578)	115	1,491	(1,056)	(23,027)
Balance at June 30, 2025	$132,775	$24,343	$313,740	$20,713	$246,304	$251,886	$35,929	$46,396

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Ensenada	Falcon	Felix	Fenwick	Fletcher	Folly	Forest	Foster

Balance at January 1, 2025	$124,854	$138,556	$249,576	$296,768	$187,102	$283,693	$61,048	$317,665
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(2,010)	(3,138)	(5,120)	(5,430)	(6,055)	(4,055)	(1,866)	(8,360)
Net income (loss)	(5,858)	(3,308)	826	1,056	2,504	(2,239)	(5,387)	2,859
Balance at June 30, 2025	$116,986	$132,110	$245,283	$292,394	$183,552	$277,399	$53,795	$312,164

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Franklin	Gardens	General	Goose	Grant	Greenhill	Gretal	Grove

Balance at January 1, 2025	$295,067	$68,136	$310,505	$130,681	$98,905	$79,454	$436,291	$52,212
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	151
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(6,529)	(2,286)	(9,139)	(3,360)	(2,734)	(2,293)	(9,678)	(235)
Net income (loss)	(34)	(887)	5,084	(2,992)	(1,612)	(2,505)	(1,319)	(5,468)
Balance at June 30, 2025	$288,504	$64,962	$306,451	$124,329	$94,559	$74,656	$425,294	$46,660

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Hadden	Hansard	Hansel	Hargrave	Harrison	Henry	Heritage	Heron

Balance at January 1, 2025	$66,862	$301,635	$171,780	$233,425	$218,355	$350,378	$63,833	$69,707
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(513)	(4,717)	(1,202)	(3,586)	(3,815)	(4,231)	(787)	(241)
Net income (loss)	(3,908)	(2,676)	(7,156)	(8,448)	(5,336)	(1,437)	(4,464)	(8,085)
Balance at June 30, 2025	$62,441	$294,242	$163,422	$221,392	$209,203	$344,710	$58,581	$61,381

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Highland	Hines	Hobbes	Holcomb	Holland	Hollandaise	Holloway	Inglewood

Balance at January 1, 2025	$268,855	$234,942	$232,850	$331,950	$50,105	$83,519	$85,740	$638,161
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(451)	(4,240)	(6,308)	(5,273)	(1,223)	(722)	(2,788)	(9,722)
Net income (loss)	(11,490)	(403)	2,378	(2,147)	(3,228)	(5,237)	(3,105)	(955)
Balance at June 30, 2025	$256,915	$230,298	$228,920	$324,531	$45,653	$77,561	$79,846	$627,484

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Irene	Jack	Jake	Jefferson	Jill	Johnny	June	Jupiter

Balance at January 1, 2025	$185,586	$94,678	$522,766	$274,328	$191,504	$519,889	$520,939	$54,500
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(6,591)	(1,835)	(5,997)	(8,740)	(3,351)	(8,333)	(5,440)	(1,502)
Net income (loss)	2,768	(7,435)	(3,067)	3,893	(4,201)	2,255	(3,964)	(1,173)
Balance at June 30, 2025	$181,763	$85,408	$513,703	$269,480	$183,952	$513,811	$511,535	$51,826

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Kawana	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood	Korin

Balance at January 1, 2025	$75,619	$396,669	$642,733	$54,425	$113,071	$61,490	$64,416	$272,847
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(3,173)	(7,658)	(10,821)	(660)	(444)	(454)	(1,203)	(8,039)
Net income (loss)	(1,471)	216	1,282	(7,248)	(8,289)	(5,100)	(13,031)	3,652
Balance at June 30, 2025	$70,974	$389,227	$633,194	$46,517	$104,339	$55,936	$50,182	$268,460

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Lallie	Lanier	Lannister	Latte	Lennox	Lierly	Lily	Limestone

Balance at January 1, 2025	$55,327	$92,166	$38,691	$340,988	$51,982	$66,284	$127,788	$49,177
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	-	(792)	(1,088)	(1,974)	(2,214)	(4,236)	(1,202)	(768)
Net income (loss)	(28,938)	(9,038)	(2,625)	(14,024)	649	599	(13,206)	(4,577)
Balance at June 30, 2025	$26,389	$82,337	$34,979	$324,990	$50,417	$62,647	$113,380	$43,832

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Litton	Longwoods	Lookout	Loretta	Louis	Louise	Lovejoy	Luna

Balance at January 1, 2025	$154,459	$266,136	$322,051	$637,678	$278,495	$80,885	$61,308	$32,086
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(4,900)	(5,590)	(5,440)	(3,651)	(7,098)	(2,448)	(2,132)	(1,750)
Net income (loss)	(1,021)	593	433	(7,439)	847	(994)	(2,662)	(1,567)
Balance at June 30, 2025	$148,538	$261,139	$317,044	$626,588	$272,245	$77,443	$56,514	$28,769

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Lurleen	Madison	Mae	Magnolia	Malbec	Mammoth	Marcelo	Marie

Balance at January 1, 2025	$99,796	$82,675	$331,975	$49,406	$85,252	$42,043	$271,350	$320,147
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(430)	(1,728)	(4,872)	(245)	(2,783)	-	(6,079)	(11,254)
Net income (loss)	(11,403)	(1,639)	29	(5,517)	(2,422)	(6,373)	2,074	5,314
Balance at June 30, 2025	$87,962	$79,308	$327,132	$43,645	$80,047	$35,670	$267,346	$314,206

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Marietta	Marion	Marple	Martell	Mary	Matchingham	McGregor	McLovin

Balance at January 1, 2025	$122,875	$251,720	$171,022	$246,417	$274,304	$53,335	$274,650	$123,962
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(262)	(4,685)	(2,511)	(5,293)	(7,875)	(2,591)	(4,344)	(2,414)
Net income (loss)	(7,457)	32	(572)	1,872	3,246	(4,520)	(1,214)	(6,772)
Balance at June 30, 2025	$115,156	$247,067	$167,939	$242,996	$269,676	$46,224	$269,092	$114,775

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Meadow	Mimosa	Mojave	Murphy	Mycroft	Nugget	Odessa	Olive

Balance at January 1, 2025	$82,643	$92,902	$57,124	$67,058	$184,116	$505,739	$89,936	$76,187
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(1,781)	(1,259)	(2,325)	(1,461)	(6,228)	(6,117)	(1,859)	(1,188)
Net income (loss)	(3,774)	(1,571)	(1,732)	(3,357)	2,106	(1,552)	(9,170)	(4,136)
Balance at June 30, 2025	$77,088	$90,071	$53,067	$62,240	$179,993	$498,070	$78,907	$70,863

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Oly	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer	Patrick

Balance at January 1, 2025	$129,557	$326,290	$246,614	$270,889	$321,796	$18,807	$288,143	$79,155
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(2,620)	(5,688)	(2,448)	-	(3,989)	(644)	(5,658)	(2,104)
Net income (loss)	(4,548)	(480)	(285)	(10,165)	(1,910)	(9,765)	(2,446)	(884)
Balance at June 30, 2025	$122,389	$320,123	$243,881	$260,725	$315,898	$8,398	$280,040	$76,167

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Peanut	Pearl	Pecan	Peterson	Piedmont	Pinot	Pioneer	Plumtree

Balance at January 1, 2025	$61,392	$497,570	$78,381	$234,406	$182,490	$88,925	$531,806	$73,525
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(1,634)	-	(3,742)	(5,286)	(1,288)	(2,889)	(8,402)	(3,242)
Net income (loss)	(2,917)	(20,653)	(2,137)	2,170	(7,869)	(3,899)	738	(2,964)
Balance at June 30, 2025	$56,841	$476,917	$72,502	$231,290	$173,333	$82,138	$524,141	$67,319

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Point	Porthos	Quincy	Redondo	Regency	Reginald	Reynolds	Ribbonwalk

Balance at January 1, 2025	$87,075	$300,381	$488,176	$131,621	$135,203	$384,474	$409,040	$64,654
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(813)	(7,003)	(7,325)	(1,797)	(2,195)	(2,197)	(8,495)	(1,054)
Net income (loss)	(7,966)	823	(3,784)	(4,452)	(10,477)	(16,056)	1,094	(11,343)
Balance at June 30, 2025	$78,296	$294,201	$477,066	$125,372	$122,531	$366,221	$401,639	$52,257

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Richardson	Richmond	Ridge	Ritter	River	Riverwalk	Rooney	Roseberry

Balance at January 1, 2025	$301,717	$382,074	$60,154	$445,991	$74,263	$371,717	$85,891	$89,436
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(4,808)	(7,881)	(1,768)	(7,184)	(2,387)	(4,241)	(2,811)	(629)
Net income (loss)	(643)	2,309	(1,968)	(1,746)	(2,337)	(1,237)	(3,379)	(7,357)
Balance at June 30, 2025	$296,266	$376,502	$56,418	$437,061	$69,540	$366,240	$79,701	$81,449

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Rosewood	Roxy	Saddlebred	Saint	Sajni	Salem	Salinas	Saturn

Balance at January 1, 2025	$67,594	$78,514	$103,603	$100,647	$289,976	$74,364	$206,266	$50,537
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(2,125)	(1,518)	(870)	(4,745)	(5,147)	(253)	(5,218)	(993)
Net income (loss)	(1,537)	(4,066)	(12,944)	701	(1,804)	(12,427)	356	(3,873)
Balance at June 30, 2025	$63,931	$72,930	$89,789	$96,603	$283,025	$61,684	$201,404	$45,671

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Scepter	Sequoyah	Shallowford	Shoreline	Sigma	Simon	Sims	Soapstone

Balance at January 1, 2025	$63,866	$97,684	$157,824	$61,839	$93,534	$292,953	$272,996	$72,265
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(1,509)	(2,675)	(1,241)	(1,613)	(1,940)	(5,420)	(6,393)	(3,131)
Net income (loss)	(5,198)	(2,131)	(2,412)	(2,126)	(4,791)	(345)	1,676	220
Balance at June 30, 2025	$57,159	$92,878	$154,171	$58,099	$86,802	$287,188	$268,278	$69,354

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Sodalis	Spencer	Splash	Spring	Stonebriar	Sugar	Summerset	Sundance

Balance at January 1, 2025	$268,347	$76,164	$65,406	$228,386	$47,774	$83,856	$60,964	$135,821
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(1,001)	(2,982)	(3,254)	(3,008)	(1,391)	(1,263)	(2,170)	(2,726)
Net income (loss)	(11,552)	(2,348)	123	(2,645)	(1,908)	(6,120)	(4,011)	(4,286)
Balance at June 30, 2025	$255,794	$70,834	$62,276	$222,733	$44,475	$76,473	$54,783	$128,810

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Sunnyside	Swift	Taylor	Terracotta	Theodore	Tulip	Tuscan	Tuscarora

Balance at January 1, 2025	$222,668	$318,747	$99,717	$55,334	$287,654	$57,071	$110,728	$329,836
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(6,612)	(6,398)	(510)	(670)	(7,223)	(1,019)	(4,656)	(5,798)
Net income (loss)	2,745	341	(9,513)	(9,850)	1,911	(3,604)	(1,309)	186
Balance at June 30, 2025	$218,801	$312,690	$89,694	$44,814	$282,342	$52,449	$104,763	$324,224

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Tuxford	Vernon	Walton	Wave	Weldon	Wellington	Wentworth	Wescott

Balance at January 1, 2025	$43,712	$55,776	$247,211	$713	$60,113	$385,801	$65,105	$101,334
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	-	(1,415)	(3,601)	(153)	(1,051)	(6,543)	(3,442)	(888)
Net income (loss)	(5,678)	(3,407)	(1,321)	(6,732)	(3,606)	(244)	(68)	(4,801)
Balance at June 30, 2025	$38,033	$50,953	$242,289	$(6,172)	$55,455	$379,013	$61,595	$95,644

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Westchester	Wildwood	Willow	Wilson	Winchester	Windsor	Winston	Wisteria	Consolidated

Balance at January 1, 2025	$100,798	$105,529	$268,524	$361,810	$260,782	$58,795	$316,759	$74,600	$47,023,244
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-	151
Deemed contribution from Manager	-	-	-	-	-	-	-	-	-
Distributions	(1,249)	(3,125)	(3,246)	(6,821)	(4,509)	-	(5,396)	(1,430)	(876,319)
Net income (loss)	(8,185)	(598)	(229)	(503)	1,743	(14,073)	(494)	(3,173)	(699,654)
Balance at June 30, 2025	$91,365	$101,807	$265,048	$354,486	$258,016	$44,722	$310,869	$69,997	$45,447,423

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	100	101	Abbington	Abernant	Alvin	Amber	Apollo	Aster

Balance at January 1, 2024	594,713	582,046	458,151	(5,563)	(4,954)	86,890	59,321	119,930
Issuance of membership units, net of offering costs	(1,300)	(3,600)	-	252,032	345,786	-	(300)	(100)
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(7,823)	(5,602)	(5,322)	(6,257)	(8,966)	(1,430)	(975)	(1,589)
Net income (loss)	(4,055)	(2,610)	(1,618)	(3,843)	1,388	(4,348)	(2,662)	(3,387)
Balance at June 30, 2024	$581,535	$570,234	$451,211	$236,369	$333,255	$81,111	$55,385	$114,855

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Augusta	Avebury	Avondale	Badminton	Ballinger	Bandelier	Baron	Basil

Balance at January 1, 2024	315,424	81,236	338,391	62,192	319,272	104,974	555,958	55,865
Issuance of membership units, net of offering costs	-	(500)	-	-	-	-	(540)	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(7,495)	(1,126)	(5,132)	(1,798)	(7,993)	(1,357)	(4,620)	(2,042)
Net income (loss)	2,793	(4,579)	(1,780)	(3,633)	(4,417)	(1,921)	(3,518)	675
Balance at June 30, 2024	$310,722	$75,030	$331,479	$56,761	$306,861	$101,697	$547,280	$54,498

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Bayside	Bazzel	Bedford	Bella	Belle	Belvedere	Bergenia	Blossom

Balance at January 1, 2024	77,674	235,519	91,534	309,049	403,592	310,281	233,188	258,124
Issuance of membership units, net of offering costs	(100)	(500)	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(3,224)	(3,078)	(2,297)	(7,327)	(4,443)	(8,848)	(6,446)	(6,002)
Net income (loss)	(3,539)	(886)	(11,182)	(1,549)	(640)	3,549	2,005	(3,088)
Balance at June 30, 2024	$70,811	$231,055	$78,055	$300,172	$398,508	$304,982	$228,747	$249,034

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Bonneau	Brainerd	Braxton	Brennan	Briarwood	Brooklyn	Burlington	Butter

Balance at January 1, 2024	323,758	156,724	313,883	51,413	226,325	77,133	613,517	99,117
Issuance of membership units, net of offering costs	(2,100)	-	-	-	-	-	(1,000)	(100)
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(5,548)	(4,501)	(8,829)	(805)	(6,467)	(2,067)	(5,134)	(2,215)
Net income (loss)	1,035	(1,961)	(3,174)	(16,352)	(899)	(1,855)	(434)	(14,446)
Balance at June 30, 2024	$317,144	$150,261	$301,879	$34,256	$218,960	$73,211	$606,950	$82,355

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Calvin	Camino	Cawley	Centennial	Chaparral	Chelsea	Chester	Chickamauga

Balance at January 1, 2024	257,076	269,909	330,247	84,594	82,340	93,350	195,419	379,446
Issuance of membership units, net of offering costs	-	(2,200)	-	(200)	-	(500)	(400)	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(6,766)	(6,383)	(8,640)	(2,803)	(2,693)	(3,172)	(2,484)	(8,913)
Net income (loss)	1,115	979	2,613	(715)	(1,760)	(1,497)	(5,799)	1,923
Balance at June 30, 2024	$251,426	$262,305	$324,221	$80,877	$77,887	$88,181	$186,737	$372,457

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Chinook	Chitwood	Clover	Coatbridge	Collier	Collinston	Conway	Cove

Balance at January 1, 2024	312,617	376,491	321,408	71,177	333,677	53,806	650,075	219,469
Issuance of membership units, net of offering costs	-	(500)	(200)	-	(300)	-	(600)	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(7,469)	(8,162)	(4,659)	(1,558)	(5,332)	(204)	(4,662)	(1,971)
Net income (loss)	46	1,524	(6,348)	(7,610)	165	(10,498)	(9,845)	(7,586)
Balance at June 30, 2024	$305,193	$369,353	$310,201	$62,009	$328,210	$43,104	$634,968	$209,912

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Creekside	Creekwood	Cumberland	Cupcake	Cypress	Daisy	Davidson	Dawson

Balance at January 1, 2024	307,945	151,312	301,324	75,699	186,253	298,668	47,233	58,451
Issuance of membership units, net of offering costs	(1,500)	-	(2,100)	-	-	(2,600)	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(7,300)	(2,349)	(6,157)	(4,044)	(2,805)	(6,421)	(1,340)	(1,403)
Net income (loss)	2,321	(2,788)	389	(1,851)	(7,735)	1,850	(194)	(7,968)
Balance at June 30, 2024	$301,467	$146,175	$293,456	$69,804	$175,712	$291,497	$45,699	$49,080

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Delta	Dewberry	Diablo	Dogwood	Dolittle	Dolly	Dops	Dorchester

Balance at January 1, 2024	51,210	55,358	57,498	240,982	85,280	663,182	208,836	325,303
Issuance of membership units, net of offering costs	-	-	-	-	-	(350)	-	(500)
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(434)	(1,924)	(1,225)	(4,723)	(2,861)	(3,384)	(5,896)	(5,249)
Net income (loss)	(23,135)	(3,297)	(3,211)	297	(3,288)	(11,055)	639	367
Balance at June 30, 2024	$27,641	$50,137	$53,062	$236,557	$79,131	$648,393	$203,579	$319,921

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Dunbar	Eagle	Eastfair	Eastwood	Elevation	Ella	Ellen	Elm

Balance at January 1, 2024	282,263	154,904	46,722	338,973	65,056	260,478	261,367	44,836
Issuance of membership units, net of offering costs	(200)	(1,000)	(100)	-	(100)	(100)	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(3,157)	(4,835)	(2,160)	(2,772)	(1,470)	(7,078)	(6,300)	(1,511)
Net income (loss)	(2,250)	(2,088)	(4,986)	(11,896)	(13,181)	1,389	6,944	(2,536)
Balance at June 30, 2024	$276,657	$146,980	$39,476	$324,306	$50,304	$254,689	$262,011	$40,788

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Emporia	Ensenada	Falcon	Felix	Fenwick	Fletcher	Folly	Forest

Balance at January 1, 2024	83,249	160,861	152,047	261,943	313,918	191,724	295,682	81,213
Issuance of membership units, net of offering costs	-	-	(600)	-	-	-	(400)	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(2,256)	(1,525)	(4,571)	(6,630)	(8,057)	(5,602)	(4,349)	(649)
Net income (loss)	(2,487)	(18,380)	(283)	2,164	6,252	2,368	577	(11,806)
Balance at June 30, 2024	$78,506	$140,956	$146,593	$257,477	$312,113	$188,489	$291,511	$68,758

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Foster	Franklin	Gardens	General	Goose	Grant	Greenhill	Gretal

Balance at January 1, 2024	332,461	310,871	77,825	321,727	141,607	110,433	91,431	451,575
Issuance of membership units, net of offering costs	-	-	-	-	(250)	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(10,152)	(6,281)	(2,229)	(8,539)	(4,778)	(3,526)	(3,276)	(8,789)
Net income (loss)	4,421	(1,555)	(3,212)	4,035	(859)	(1,901)	(1,770)	33
Balance at June 30, 2024	$326,731	$303,035	$72,384	$317,223	$135,720	$105,006	$86,384	$442,820

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Grove	Hadden	Hansard	Hansel	Hargrave	Harrison	Henry	Heritage

Balance at January 1, 2024	67,338	79,348	313,472	196,181	(4,083)	237,950	384,249	76,886
Issuance of membership units, net of offering costs	-	(500)	(100)	-	259,629	(1,950)	(1,400)	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(1,113)	(2,695)	(8,663)	(2,164)	(4,230)	(3,895)	(1,413)	(1,699)
Net income (loss)	(4,950)	(2,663)	2,869	(11,875)	(8,062)	(5,869)	(24,200)	(4,899)
Balance at June 30, 2024	$61,275	$73,491	$307,578	$182,142	$243,254	$226,235	$357,236	$70,288

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Heron	Highland	Hines	Hobbes	Holcomb	Holland	Hollandaise	Holloway

Balance at January 1, 2024	86,296	275,933	249,789	253,081	347,189	56,958	114,926	100,243
Issuance of membership units, net of offering costs	-	(500)	(500)	-	-	-	(400)	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(1,714)	(4,865)	(3,716)	(4,177)	(6,049)	(1,101)	(1,462)	(3,689)
Net income (loss)	(7,009)	2,313	(617)	(7,761)	717	(2,092)	(23,590)	(3,900)
Balance at June 30, 2024	$77,572	$272,881	$244,957	$241,143	$341,857	$53,765	$89,473	$92,654

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Inglewood	Irene	Jack	Jake	Jefferson	Jill	Johnny	June

Balance at January 1, 2024	661,009	191,502	119,501	548,874	282,870	209,230	537,900	541,248
Issuance of membership units, net of offering costs	(1,050)	-	-	(1,000)	-	-	(2,000)	(500)
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(7,629)	(5,880)	(1,688)	(6,403)	(7,976)	(4,103)	(5,307)	(4,713)
Net income (loss)	(6,854)	3,413	(4,960)	(1,325)	4,254	(5,665)	(2,714)	97
Balance at June 30, 2024	$645,477	$189,035	$112,852	$540,146	$279,148	$199,462	$527,879	$536,132

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Jupiter	Kawana	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood

Balance at January 1, 2024	64,237	85,994	414,906	673,437	83,068	131,393	78,599	73,583
Issuance of membership units, net of offering costs	-	-	(1,100)	(2,850)	(2,500)	(100)	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(735)	(2,818)	(5,194)	(787)	(728)	(1,161)	(2,688)	(1,612)
Net income (loss)	(4,968)	(2,595)	(1,769)	(18,377)	(16,258)	(7,004)	(7,852)	(3,654)
Balance at June 30, 2024	$58,534	$80,581	$406,843	$651,423	$63,582	$123,129	$68,059	$68,317

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Korin	Lallie	Lanier	Lannister	Latte	Lennox	Lierly	Lily

Balance at January 1, 2024	283,739	78,613	112,605	56,650	358,125	65,718	75,997	145,760
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(7,877)	(1,363)	(1,848)	(975)	(5,674)	(2,818)	(4,255)	(1,611)
Net income (loss)	3,128	(12,673)	(11,669)	(4,547)	620	(2,521)	(1,878)	(7,156)
Balance at June 30, 2024	$278,990	$64,576	$99,089	$51,129	$353,071	$60,379	$69,863	$136,993

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Limestone	Litton	Longwoods	Lookout	Loretta	Louis	Louise	Lovejoy

Balance at January 1, 2024	76,674	175,400	281,331	333,510	662,939	288,474	94,031	72,578
Issuance of membership units, net of offering costs	-	(100)	-	(200)	(7,700)	-	-	(500)
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(1,014)	(3,190)	(6,844)	(5,481)	(5,749)	(7,032)	(2,276)	(2,420)
Net income (loss)	(20,409)	(3,037)	(1,083)	(2,641)	(2,055)	3,416	(7,256)	(3,648)
Balance at June 30, 2024	$55,251	$169,073	$273,404	$325,189	$647,435	$284,857	$84,499	$66,010

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Luna	Lurleen	Madison	Mae	Magnolia	Malbec	Mammoth	Marcelo

Balance at January 1, 2024	45,060	111,046	88,297	348,853	69,864	91,461	80,035	283,064
Issuance of membership units, net of offering costs	-	-	-	(400)	(1,000)	(100)	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(1,041)	(3,549)	(1,279)	(7,335)	(1,290)	(3,556)	(366)	(7,429)
Net income (loss)	(7,739)	(2,157)	(525)	1,604	(4,257)	(3,699)	(28,180)	1,834
Balance at June 30, 2024	$36,279	$105,340	$86,493	$342,722	$63,317	$84,105	$51,489	$277,468

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Marie	Marietta	Marion	Marple	Martell	Mary	Matchingham	McGregor

Balance at January 1, 2024	330,281	144,459	265,793	185,111	263,183	282,657	62,943	287,433
Issuance of membership units, net of offering costs	-	-	-	-	(300)	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(10,032)	(1,612)	(5,871)	(5,491)	(4,647)	(7,715)	(3,439)	(5,137)
Net income (loss)	5,070	(8,876)	(3,129)	1,092	(7,570)	4,164	(2,719)	(1,786)
Balance at June 30, 2024	$325,319	$133,972	$256,794	$180,712	$250,666	$279,106	$56,785	$280,510

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	McLovin	Meadow	Mimosa	Mojave	Murphy	Mycroft	Nugget	Odessa

Balance at January 1, 2024	140,027	97,301	110,821	66,670	84,745	189,637	527,454	107,183
Issuance of membership units, net of offering costs	-	-	-	-	-	(200)	(2,500)	(100)
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(3,995)	(2,319)	(3,583)	(3,176)	(1,135)	(5,451)	(7,451)	(2,406)
Net income (loss)	(4,883)	(2,946)	(3,120)	761	(10,818)	3,090	(246)	(6,103)
Balance at June 30, 2024	$131,149	$92,035	$104,118	$64,256	$72,792	$187,076	$517,258	$98,574

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Olive	Oly	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer

Balance at January 1, 2024	88,603	148,506	340,043	255,653	284,474	345,659	64,418	304,533
Issuance of membership units, net of offering costs	-	-	-	-	-	(100)	(680)	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(2,594)	(2,336)	(6,341)	(6,179)	(6,196)	(4,433)	(782)	(6,526)
Net income (loss)	(4,736)	(9,079)	(124)	2,594	(1,412)	312	(25,688)	(4,073)
Balance at June 30, 2024	$81,273	$137,091	$333,578	$252,068	$276,866	$341,438	$37,268	$293,934

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Patrick	Peanut	Pearl	Pecan	Peterson	Piedmont	Pinot	Pioneer

Balance at January 1, 2024	88,643	68,384	517,843	86,154	244,203	202,141	97,930	552,083
Issuance of membership units, net of offering costs	-	(300)	(1,000)	-	-	-	-	(100)
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(1,866)	(2,030)	(7,909)	(4,298)	(6,967)	(2,783)	(3,375)	(5,016)
Net income (loss)	(3,610)	(1,912)	(2,945)	(535)	2,930	(6,951)	(2,887)	(5,450)
Balance at June 30, 2024	$83,167	$64,142	$505,989	$81,322	$240,166	$192,408	$91,668	$541,517

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Plumtree	Point	Porthos	Quincy	Redondo	Regency	Reginald	Reynolds

Balance at January 1, 2024	86,419	114,176	317,214	503,308	156,396	151,349	412,678	426,507
Issuance of membership units, net of offering costs	-	-	-	(3,750)	-	-	(2,450)	(500)
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(4,929)	(1,261)	(8,754)	(3,678)	(2,854)	(5,208)	(5,362)	(7,273)
Net income (loss)	(906)	(19,249)	927	(726)	(3,482)	(3,096)	(1,146)	481
Balance at June 30, 2024	$80,584	$93,665	$309,387	$495,154	$150,060	$143,045	$403,720	$419,214

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Ribbonwalk	Richardson	Richmond	Ridge	Ritter	River	Riverwalk	Rooney

Balance at January 1, 2024	79,773	313,915	(6,154)	70,221	468,854	83,045	386,873	95,046
Issuance of membership units, net of offering costs	-	(1,200)	414,717	-	(1,000)	(100)	(200)	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(1,596)	(6,808)	(11,285)	(2,798)	(3,770)	(3,785)	(2,813)	(1,702)
Net income (loss)	(4,385)	2,021	(1,700)	(3,000)	(11,499)	140	(5,875)	(3,242)
Balance at June 30, 2024	$73,792	$307,927	$395,577	$64,424	$452,585	$79,299	$377,985	$90,102

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Roseberry	Rosewood	Roxy	Saddlebred	Saint	Sajni	Salem	Salinas

Balance at January 1, 2024	98,321	76,048	89,633	121,332	109,504	303,788	94,622	212,726
Issuance of membership units, net of offering costs	-	-	-	(100)	-	-	(200)	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(3,129)	(1,557)	(1,747)	(2,136)	(3,710)	(8,158)	(3,580)	(4,376)
Net income (loss)	(2,613)	(3,514)	(4,959)	(6,711)	(67)	(141)	(3,845)	2,303
Balance at June 30, 2024	$92,578	$70,976	$82,927	$112,385	$105,727	$295,489	$86,997	$210,654

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Saturn	Scepter	Sequoyah	Shallowford	Shoreline	Sigma	Simon	Sims

Balance at January 1, 2024	65,030	70,772	120,340	181,574	73,683	107,785	302,058	285,308
Issuance of membership units, net of offering costs	-	(100)	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(1,748)	(1,836)	(858)	(1,971)	(2,139)	(2,749)	(7,978)	(6,750)
Net income (loss)	(1,911)	(1,350)	(17,973)	(10,066)	(3,581)	(5,352)	3,917	1,394
Balance at June 30, 2024	$61,371	$67,486	$101,509	$169,537	$67,963	$99,683	$297,997	$279,952

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Soapstone	Sodalis	Spencer	Splash	Spring	Stonebriar	Sugar	Summerset

Balance at January 1, 2024	80,345	278,889	88,471	79,726	243,698	56,469	97,170	70,725
Issuance of membership units, net of offering costs	-	(2,100)	(200)	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(3,601)	(4,490)	(3,428)	(4,003)	(5,043)	(975)	(2,159)	(828)
Net income (loss)	2,148	(1,861)	(2,934)	(990)	(4,452)	(4,068)	(5,388)	(3,755)
Balance at June 30, 2024	$78,892	$270,438	$81,909	$74,733	$234,203	$51,426	$89,623	$66,141

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Sundance	Sunnyside	Swift	Taylor	Terracotta	Theodore	Tulip	Tuscan

Balance at January 1, 2024	160,145	234,608	341,318	113,555	96,781	299,969	67,164	125,639
Issuance of membership units, net of offering costs	-	-	-	-	-	-	(300)	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(3,169)	(6,165)	(5,608)	(2,055)	(2,206)	(7,291)	(1,846)	(3,685)
Net income (loss)	(5,345)	239	695	(7,549)	(6,262)	884	(1,835)	(4,107)
Balance at June 30, 2024	$151,631	$228,682	$336,405	$103,951	$88,313	$293,562	$63,183	$117,847

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Tuscarora	Tuxford	Vernon	Walton	Wave	Weldon	Wellington	Wentworth	Wescott

Balance at January 1, 2024	343,747	64,308	66,717	256,038	57,312	66,712	406,987	71,795	120,950
Issuance of membership units, net of offering costs	-	-	-	(1,500)	-	-	(700)	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-	-
Distributions	(9,144)	(952)	(1,833)	(3,613)	(418)	(1,470)	(8,483)	(4,049)	(1,563)
Net income (loss)	3,757	(11,423)	(4,614)	3,496	(27,053)	(1,386)	(463)	(314)	(12,163)
Balance at June 30, 2024	$338,360	$51,932	$60,270	$254,422	$29,841	$63,856	$397,341	$67,432	$107,225

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Westchester	Wildwood	Willow	Wilson	Winchester	Windsor	Winston	Wisteria	Consolidated

Balance at January 1, 2024	122,383	113,442	289,615	379,202	277,879	108,799	334,099	87,823	49,705,994
Issuance of membership units, net of offering costs	-	-	(1,600)	(100)	-	-	(1,100)	-	1,198,394
Deemed contribution from Manager	-	-	-	-	-	-	-	-	-
Distributions	(4,001)	(2,626)	(6,015)	(7,886)	(8,167)	(4,725)	(7,122)	(1,685)	(990,663)
Net income (loss)	(8,166)	(1,201)	2,615	(53)	521	(4,959)	1,161	(5,519)	(859,372)
Balance at June 30, 2024	$110,217	$109,616	$284,616	$371,163	$270,233	$99,116	$327,037	$80,619	$49,054,353

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	100	101	Abbington	Abernant	Alvin	Amber

Cash flows from operating activities
Net income (loss)	$(6,293)	$(897)	$(32)	$2,694	$4,635	$(1,492)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	8,445	9,308	7,247	3,124	4,368	4,208
Amortization	-	-	-	-	-	38
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	662	665	532	343	527	(613)
Due from (to) third party property managers	(5,624)	(341)	(129)	(145)	(34)	(614)
Increase (decrease) in liabilities
Accrued expenses	(1,613)	4,388	(4,188)	(301)	(3,536)	(446)
Tenant deposits	2,995	-	-	-	-	-
Due to (from) related parties	4,479	11,016	3,226	1,144	1,353	1,990
Net cash provided by (used in) operating activities	3,050	24,139	6,656	6,860	7,312	3,072

Cash flows from investing activities
Purchases of property improvements	-	(7,073)	-	-	-	-
Net cash flows used in investing activities	-	(7,073)	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	7,100	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(5,528)	(7,589)	(9,437)	(5,495)	(9,376)	(2,088)
Net cash provided by (used in) financing activities	(5,528)	(489)	(9,437)	(5,495)	(9,376)	(2,088)

Net change in cash	(2,478)	16,577	(2,781)	1,364	(2,064)	983
Cash at beginning of the period	14,219	4,848	10,672	12,076	26,090	3,964
Cash at end of of the period	$11,741	$21,424	$7,891	$13,440	$24,026	$4,947

Cash paid for income taxes	$1,425	$-	$1,136	$-	$-	$420
Cash paid for interest expenses	$-	$-	$-	$-	$-	$3,929

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Apollo	Aster	Augusta	Avebury	Avondale	Badminton

Cash flows from operating activities
Net income (loss)	$(5,112)	$(3,776)	$2,002	$(2,011)	$1,570	$(3,049)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,933	3,504	4,075	3,995	4,523	4,230
Amortization	58	55	-	38	-	42
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(324)	(533)	403	(344)	471	(5)
Due from (to) third party property managers	1,336	(101)	290	(310)	(241)	(136)
Increase (decrease) in liabilities
Accrued expenses	(321)	(519)	319	(531)	589	(640)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	1,808	2,388	1,202	2,215	1,298	1,120
Net cash provided by (used in) operating activities	1,378	1,017	8,292	3,051	8,211	1,562

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(927)	(915)	(7,002)	(2,019)	(6,219)	(1,647)
Net cash provided by (used in) financing activities	(927)	(915)	(7,002)	(2,019)	(6,219)	(1,647)

Net change in cash	451	102	1,290	1,032	1,991	(84)
Cash at beginning of the period	1,694	5,281	19,643	3,606	6,934	5,085
Cash at end of of the period	$2,145	$5,384	$20,933	$4,638	$8,925	$5,000

Cash paid for income taxes	$-	$153	$250	$-	$250	$165
Cash paid for interest expenses	$3,897	$4,278	$-	$4,005	$-	$4,070

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Ballinger	Bandelier	Baron	Basil	Bayside	Bazzel

Cash flows from operating activities
Net income (loss)	$(3,180)	$(2,679)	$(1,773)	$(345)	$(3,137)	$(1,244)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,108	4,134	8,403	2,784	3,525	3,763
Amortization	-	43	-	34	40	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	414	(704)	800	(135)	(83)	423
Due from (to) third party property managers	333	(397)	(271)	(279)	(166)	(645)
Increase (decrease) in liabilities
Accrued expenses	(2,781)	(199)	(4,070)	(675)	(364)	(3,323)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	1,196	2,475	3,835	1,270	1,503	2,928
Net cash provided by (used in) operating activities	89	2,673	6,925	2,656	1,318	1,903

Cash flows from investing activities
Purchases of property improvements	-	-	(6,011)	-	-	-
Net cash flows used in investing activities	-	-	(6,011)	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(6,725)	(1,843)	(7,801)	(2,099)	(1,930)	(2,524)
Net cash provided by (used in) financing activities	(6,725)	(1,843)	(7,801)	(2,099)	(1,930)	(2,524)

Net change in cash	(6,636)	830	(6,888)	557	(613)	(621)
Cash at beginning of the period	12,717	6,425	13,820	6,984	4,921	7,449
Cash at end of of the period	$6,081	$7,256	$6,932	$7,540	$4,309	$6,828

Cash paid for income taxes	$733	$107	$-	$115	$115	$290
Cash paid for interest expenses	$-	$4,789	$-	$3,078	$3,873	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Bedford	Bella	Belle	Belvedere	Bergenia	Blossom

Cash flows from operating activities
Net income (loss)	$(5,779)	$2,172	$(591)	$4,087	$2,714	$1,995
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,847	4,206	6,042	4,051	2,986	3,495
Amortization	26	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(327)	424	599	524	346	294
Due from (to) third party property managers	(4,726)	(1,093)	97	141	95	146
Increase (decrease) in liabilities
Accrued expenses	(43)	(880)	1,885	233	(946)	(793)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	(5,495)	(2,449)	3,013	1,169	1,165	2,425
Net cash provided by (used in) operating activities	(12,496)	2,380	11,046	10,206	6,360	7,562

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	13,300	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	-	(6,058)	(4,943)	(8,463)	(6,239)	(5,727)
Net cash provided by (used in) financing activities	13,300	(6,058)	(4,943)	(8,463)	(6,239)	(5,727)

Net change in cash	804	(3,678)	6,103	1,743	121	1,834
Cash at beginning of the period	3,820	6,160	6,393	16,602	15,462	7,063
Cash at end of of the period	$4,624	$2,482	$12,496	$18,346	$15,582	$8,897

Cash paid for income taxes	$173	$-	$250	$250	$-	$153
Cash paid for interest expenses	$3,824	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Bonneau	Brainerd	Braxton	Brennan	Briarwood	Brooklyn

Cash flows from operating activities
Net income (loss)	$(1,540)	$(219)	$723	$(8,413)	$2,477	$(6,225)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,137	3,998	4,452	3,115	2,866	2,907
Amortization	-	362	-	65	-	208
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,004	347	352	(322)	349	279
Due from (to) third party property managers	644	33	(688)	233	333	1,218
Increase (decrease) in liabilities
Accrued expenses	(4,445)	(2,687)	554	(386)	(1,566)	408
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	(579)	3,248	2,600	3,099	974	1,843
Net cash provided by (used in) operating activities	221	5,084	7,993	(2,610)	5,434	638

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	7,000	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(3,852)	(5,120)	(6,063)	-	(7,861)	(1,855)
Net cash provided by (used in) financing activities	3,148	(5,120)	(6,063)	-	(7,861)	(1,855)

Net change in cash	3,369	(36)	1,930	(2,610)	(2,427)	(1,217)
Cash at beginning of the period	5,771	17,919	6,295	4,049	15,889	4,299
Cash at end of of the period	$9,140	$17,883	$8,224	$1,439	$13,462	$3,082

Cash paid for income taxes	$365	$691	$-	$-	$153	$-
Cash paid for interest expenses	$-	$4,677	$-	$4,495	$-	$2,677

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Burlington	Butter	Calvin	Camino	Cawley	Chaparral

Cash flows from operating activities
Net income (loss)	$245	$(3,766)	$5,430	$2,307	$(3,113)	$(50)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	8,916	5,190	3,245	3,644	4,312	2,700
Amortization	-	45	-	-	-	26
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	921	40	265	357	469	323
Due from (to) third party property managers	(683)	(300)	(1,834)	(757)	1,515	651
Increase (decrease) in liabilities
Accrued expenses	7,485	(445)	(2,980)	(301)	(96)	(86)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	368	2,403	1,272	1,507	1,129	2,119
Net cash provided by (used in) operating activities	17,251	3,165	5,398	6,757	4,216	5,683

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	12,000	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(8,232)	(2,262)	(7,756)	(6,008)	(7,453)	(3,521)
Net cash provided by (used in) financing activities	3,768	(2,262)	(7,756)	(6,008)	(7,453)	(3,521)

Net change in cash	21,019	904	(2,358)	749	(3,237)	2,162
Cash at beginning of the period	5,097	5,879	20,020	7,713	17,482	9,712
Cash at end of of the period	$26,116	$6,783	$17,661	$8,462	$14,245	$11,873

Cash paid for income taxes	$-	$140	$-	$-	$250	$-
Cash paid for interest expenses	$-	$5,130	$-	$-	$-	$2,136

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Chelsea	Chester	Chickamauga	Chinook	Chitwood	Clover

Cash flows from operating activities
Net income (loss)	$(1,138)	$(5,007)	$1,878	$743	$2,062	$(8,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,234	5,095	5,129	4,952	5,255	4,397
Amortization	39	75	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(456)	(744)	477	537	462	542
Due from (to) third party property managers	(1,106)	411	(11)	231	259	3,776
Increase (decrease) in liabilities
Accrued expenses	(763)	(777)	(3,718)	113	(4,457)	5,906
Tenant deposits	-	-	-	-	-	(1,995)
Due to (from) related parties	3,237	3,489	1,399	2,625	1,429	3,331
Net cash provided by (used in) operating activities	4,047	2,541	5,154	9,202	5,010	7,957

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	5,600
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(3,422)	(2,703)	(8,095)	(5,593)	(7,670)	(3,218)
Net cash provided by (used in) financing activities	(3,422)	(2,703)	(8,095)	(5,593)	(7,670)	2,382

Net change in cash	625	(162)	(2,941)	3,609	(2,660)	10,339
Cash at beginning of the period	8,741	10,082	18,721	6,864	13,968	3,654
Cash at end of of the period	$9,366	$9,920	$15,780	$10,473	$11,308	$13,993

Cash paid for income taxes	$-	$876	$810	$250	$-	$(51)
Cash paid for interest expenses	$4,215	$6,236	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Coatbridge	Collier	Collinston	Conway	Cove	Creekside

Cash flows from operating activities
Net income (loss)	$(2,770)	$2,196	$(3,080)	$(902)	$(1,307)	$2,374
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,526	4,879	2,906	9,438	2,890	4,269
Amortization	42	-	30	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(161)	451	(376)	701	410	348
Due from (to) third party property managers	(610)	(46)	(1,491)	406	(3,079)	2
Increase (decrease) in liabilities
Accrued expenses	(508)	(2,166)	5,649	(4,544)	1,349	(265)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	(18)	(112)	5,542	6,867	(321)	1,243
Net cash provided by (used in) operating activities	502	5,201	9,179	11,965	(58)	7,972

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	6,200	-	6,000	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(1,558)	(6,641)	(715)	(8,853)	(2,488)	(7,275)
Net cash provided by (used in) financing activities	(1,558)	(6,641)	5,485	(8,853)	3,512	(7,275)

Net change in cash	(1,056)	(1,441)	14,664	3,111	3,454	697
Cash at beginning of the period	4,367	5,342	1,002	6,782	2,682	10,948
Cash at end of of the period	$3,311	$3,901	$15,666	$9,894	$6,137	$11,645

Cash paid for income taxes	$172	$825	$492	$1,616	$-	$153
Cash paid for interest expenses	$4,100	$-	$2,674	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Creekwood	Cumberland	Cupcake	Cypress	Daisy	Davidson

Cash flows from operating activities
Net income (loss)	$(4,456)	$918	$(2,177)	$(3,378)	$1,945	$(2,161)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,972	4,059	3,275	5,013	4,138	2,909
Amortization	61	-	53	59	-	31
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(589)	367	(431)	(2,274)	368	(369)
Due from (to) third party property managers	(2,305)	(45)	1,402	(415)	(220)	(1,882)
Increase (decrease) in liabilities
Accrued expenses	(565)	(2,854)	(905)	(622)	(843)	(311)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	2,483	1,217	2,243	2,790	852	4,051
Net cash provided by (used in) operating activities	(1,398)	3,662	3,461	1,173	6,240	2,268

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(1,203)	(6,023)	(3,463)	(2,756)	(6,278)	(749)
Net cash provided by (used in) financing activities	(1,203)	(6,023)	(3,463)	(2,756)	(6,278)	(749)

Net change in cash	(2,602)	(2,361)	(2)	(1,583)	(38)	1,519
Cash at beginning of the period	9,400	10,567	8,611	4,137	6,204	1,690
Cash at end of of the period	$6,799	$8,206	$8,609	$2,554	$6,166	$3,209

Cash paid for income taxes	$-	$697	$153	$150	$153	$493
Cash paid for interest expenses	$4,856	$-	$3,017	$6,105	$-	$2,879

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Dawson	Delta	Dewberry	Diablo	Dogwood	Dolittle

Cash flows from operating activities
Net income (loss)	$(3,040)	$(9,533)	$(3,041)	$(4,048)	$1,205	$(2,829)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,617	5,526	2,613	3,571	3,311	4,222
Amortization	37	41	33	38	-	38
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(72)	(708)	(391)	(496)	359	(511)
Due from (to) third party property managers	(225)	(2,561)	(396)	96	(1,196)	(4,800)
Increase (decrease) in liabilities
Accrued expenses	(424)	142	(189)	(721)	(1,156)	(178)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	1,154	9,841	4,137	2,422	2,225	5,574
Net cash provided by (used in) operating activities	1,048	2,748	2,766	863	4,748	1,517

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(1,469)	(130)	(1,127)	(1,650)	(4,612)	(1,444)
Net cash provided by (used in) financing activities	(1,469)	(130)	(1,127)	(1,650)	(4,612)	(1,444)

Net change in cash	(421)	2,618	1,639	(787)	136	73
Cash at beginning of the period	3,807	3,316	1,707	5,138	8,906	5,223
Cash at end of of the period	$3,386	$5,934	$3,346	$4,351	$9,043	$5,296

Cash paid for income taxes	$147	$200	$115	$50	$-	$172
Cash paid for interest expenses	$3,419	$4,435	$2,836	$4,067	$-	$4,060

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Dolly	Dops	Dorchester	Dunbar	Eagle	Eastfair

Cash flows from operating activities
Net income (loss)	$2,180	$5,844	$(15,152)	$(19,136)	$(6,207)	$(9,805)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	9,475	2,809	4,835	6,591	3,946	2,956
Amortization	-	-	-	-	57	38
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	713	(743)	1,051	447	(517)	(777)
Due from (to) third party property managers	(167)	(2,383)	7,087	4,728	3,626	2,504
Increase (decrease) in liabilities
Accrued expenses	(4,334)	615	(4,701)	16,323	(954)	(155)
Tenant deposits	-	-	-	(2,495)	-	-
Due to (from) related parties	559	944	6,087	18,090	2,644	3,854
Net cash provided by (used in) operating activities	8,425	7,086	(794)	24,548	2,594	(1,385)

Cash flows from investing activities
Purchases of property improvements	-	-	(6,500)	(7,800)	-	-
Net cash flows used in investing activities	-	-	(6,500)	(7,800)	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	7,000	17,200	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(11,802)	(5,414)	(3,122)	-	(2,951)	-
Net cash provided by (used in) financing activities	(11,802)	(5,414)	3,878	17,200	(2,951)	-

Net change in cash	(3,376)	1,671	(3,416)	33,948	(356)	(1,385)
Cash at beginning of the period	7,104	5,867	5,646	426	13,114	4,031
Cash at end of of the period	$3,727	$7,538	$2,231	$34,374	$12,758	$2,646

Cash paid for income taxes	$1,623	$-	$396	$783	$153	$115
Cash paid for interest expenses	$-	$-	$-	$-	$4,529	$3,505

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Eastwood	Elevation	Ella	Ellen	Elm	Emporia

Cash flows from operating activities
Net income (loss)	$3,693	$(5,578)	$115	$1,491	$(1,056)	$(23,027)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,378	5,056	3,587	3,404	2,300	4,833
Amortization	-	34	-	-	26	43
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	508	(82)	326	384	(248)	(623)
Due from (to) third party property managers	763	(2,256)	(2,707)	(1,072)	(101)	264
Increase (decrease) in liabilities
Accrued expenses	(3,351)	11	(2,584)	(1,759)	(768)	13,195
Tenant deposits	-	-	-	-	-	(2,495)
Due to (from) related parties	1,213	4,361	1,509	1,202	1,842	18,172
Net cash provided by (used in) operating activities	7,205	1,547	246	3,649	1,994	10,362

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	14,000
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(6,927)	(729)	(4,441)	(5,914)	(1,527)	-
Net cash provided by (used in) financing activities	(6,927)	(729)	(4,441)	(5,914)	(1,527)	14,000

Net change in cash	278	818	(4,196)	(2,265)	468	24,362
Cash at beginning of the period	12,167	1,609	8,722	22,186	3,599	5,187
Cash at end of of the period	$12,445	$2,427	$4,527	$19,921	$4,066	$29,549

Cash paid for income taxes	$775	$115	$625	$-	$140	$200
Cash paid for interest expenses	$-	$4,017	$-	$-	$2,506	$4,790

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Ensenada	Falcon	Felix	Fenwick	Fletcher	Folly

Cash flows from operating activities
Net income (loss)	$(5,858)	$(3,308)	$826	$1,056	$2,504	$(2,239)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	6,666	3,953	4,101	4,120	2,412	5,126
Amortization	62	57	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(1,059)	(517)	288	434	277	789
Due from (to) third party property managers	(70)	(378)	(6)	132	2,247	4
Increase (decrease) in liabilities
Accrued expenses	6,489	(216)	(378)	612	(433)	(3,695)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	6,371	2,874	1,407	4,208	898	4,166
Net cash provided by (used in) operating activities	12,601	2,466	6,239	10,562	7,905	4,151

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	7,400	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(2,010)	(3,138)	(5,120)	(5,430)	(6,055)	(4,055)
Net cash provided by (used in) financing activities	5,390	(3,138)	(5,120)	(5,430)	(6,055)	(4,055)

Net change in cash	17,991	(672)	1,119	5,132	1,850	96
Cash at beginning of the period	5,455	9,362	7,195	6,766	16,718	6,899
Cash at end of of the period	$23,445	$8,689	$8,314	$11,898	$18,568	$6,995

Cash paid for income taxes	$-	$153	$570	$250	$153	$371
Cash paid for interest expenses	$7,656	$4,529	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Forest	Foster	Franklin	Gardens	General	Goose

Cash flows from operating activities
Net income (loss)	$(5,387)	$2,859	$(34)	$(887)	$5,084	$(2,992)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	6,070	4,307	4,623	3,586	4,342	3,678
Amortization	41	-	-	30	-	54
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	720	410	461	(177)	402	(480)
Due from (to) third party property managers	(954)	35	(673)	(481)	226	(821)
Increase (decrease) in liabilities
Accrued expenses	(256)	(5,319)	(1,678)	(929)	(1,827)	(1,041)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	2,223	1,360	5,946	2,003	1,220	2,543
Net cash provided by (used in) operating activities	2,457	3,652	8,645	3,144	9,447	942

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(1,866)	(8,360)	(6,529)	(2,286)	(9,139)	(3,360)
Net cash provided by (used in) financing activities	(1,866)	(8,360)	(6,529)	(2,286)	(9,139)	(3,360)

Net change in cash	591	(4,708)	2,116	858	309	(2,419)
Cash at beginning of the period	6,769	22,788	11,854	4,183	9,492	11,278
Cash at end of of the period	$7,360	$18,080	$13,970	$5,041	$9,800	$8,859

Cash paid for income taxes	$197	$-	$-	$-	$-	$153
Cash paid for interest expenses	$5,302	$-	$-	$3,271	$-	$4,220

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Grant	Greenhill	Gretal	Grove	Hadden	Hansard

Cash flows from operating activities
Net income (loss)	$(1,612)	$(2,505)	$(1,319)	$(5,468)	$(3,908)	$(2,676)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,451	4,484	6,206	4,401	3,027	4,170
Amortization	45	41	-	32	30	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(700)	(594)	514	(311)	(422)	560
Due from (to) third party property managers	(821)	(622)	1,713	164	55	(2,123)
Increase (decrease) in liabilities
Accrued expenses	(930)	(728)	(3,913)	(295)	(271)	(3,385)
Tenant deposits	-	-	-	-	-	2,390
Due to (from) related parties	2,772	2,250	1,708	2,814	2,088	1,435
Net cash provided by (used in) operating activities	3,204	2,327	4,908	1,338	599	371

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	151	-	-
Distributions	(2,734)	(2,293)	(9,678)	(235)	(513)	(4,717)
Net cash provided by (used in) financing activities	(2,734)	(2,293)	(9,678)	(84)	(513)	(4,717)

Net change in cash	470	33	(4,770)	1,255	87	(4,346)
Cash at beginning of the period	6,958	5,904	18,017	2,003	3,675	18,918
Cash at end of of the period	$7,429	$5,937	$13,247	$3,258	$3,762	$14,572

Cash paid for income taxes	$125	$140	$1,067	$-	$172	$721
Cash paid for interest expenses	$5,063	$4,454	$-	$3,773	$2,811	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Hansel	Hargrave	Harrison	Henry	Heritage	Heron

Cash flows from operating activities
Net income (loss)	$(7,156)	$(8,448)	$(5,336)	$(1,437)	$(4,464)	$(8,085)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,564	3,212	6,296	5,912	4,506	4,474
Amortization	80	-	89	-	38	38
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(858)	265	(909)	624	(471)	(101)
Due from (to) third party property managers	417	1,120	418	(592)	(323)	(2)
Increase (decrease) in liabilities
Accrued expenses	5,836	(2,740)	(1,036)	2,182	(132)	22
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	6,354	1,756	4,364	3,004	2,339	2,136
Net cash provided by (used in) operating activities	10,237	(4,836)	3,886	9,692	1,492	(1,518)

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	6,400	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(1,202)	(3,586)	(3,815)	(4,231)	(787)	(241)
Net cash provided by (used in) financing activities	5,198	(3,586)	(3,815)	(4,231)	(787)	(241)

Net change in cash	15,435	(8,421)	70	5,461	705	(1,759)
Cash at beginning of the period	4,001	12,446	14,150	5,077	7,302	6,112
Cash at end of of the period	$19,436	$4,025	$14,220	$10,538	$8,007	$4,352

Cash paid for income taxes	$684	$-	$1,080	$250	$125	$172
Cash paid for interest expenses	$6,771	$-	$7,708	$-	$4,859	$4,809

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Highland	Hines	Hobbes	Holcomb	Holland	Hollandaise

Cash flows from operating activities
Net income (loss)	$(11,490)	$(403)	$2,378	$(2,147)	$(3,228)	$(5,237)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,942	4,405	3,216	4,877	2,909	5,028
Amortization	-	-	-	-	31	44
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	404	292	265	434	(369)	(716)
Due from (to) third party property managers	954	(316)	(299)	1,954	1	(346)
Increase (decrease) in liabilities
Accrued expenses	(2,438)	(1,268)	(3,168)	576	(473)	(671)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	4,821	7,086	1,163	2,191	3,175	4,723
Net cash provided by (used in) operating activities	(3,807)	9,795	3,556	7,885	2,046	2,826

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(451)	(4,240)	(6,308)	(5,273)	(1,223)	(722)
Net cash provided by (used in) financing activities	(451)	(4,240)	(6,308)	(5,273)	(1,223)	(722)

Net change in cash	(4,257)	5,555	(2,752)	2,612	823	2,104
Cash at beginning of the period	5,332	106	10,734	12,761	2,840	3,549
Cash at end of of the period	$1,075	$5,662	$7,982	$15,373	$3,663	$5,653

Cash paid for income taxes	$350	$615	$-	$(4)	$492	$296
Cash paid for interest expenses	$-	$-	$-	$-	$2,879	$4,995

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Holloway	Inglewood	Irene	Jack	Jake	Jefferson

Cash flows from operating activities
Net income (loss)	$(3,105)	$(955)	$2,768	$(7,435)	$(3,067)	$3,893
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,672	9,361	2,412	6,377	8,093	3,777
Amortization	49	-	-	49	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(37)	720	277	(797)	848	404
Due from (to) third party property managers	(757)	574	27	(44)	(1,878)	(77)
Increase (decrease) in liabilities
Accrued expenses	(663)	(5,341)	(1,214)	7,456	5,503	(3,331)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	1,042	2,515	884	7,607	12,769	1,278
Net cash provided by (used in) operating activities	1,201	6,874	5,155	13,213	22,269	5,945

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	7,600	9,100	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(2,788)	(9,722)	(6,591)	(1,835)	(5,997)	(8,740)
Net cash provided by (used in) financing activities	(2,788)	(9,722)	(6,591)	5,765	3,103	(8,740)

Net change in cash	(1,587)	(2,848)	(1,437)	18,978	25,373	(2,795)
Cash at beginning of the period	6,286	10,103	17,882	1,571	5,636	17,605
Cash at end of of the period	$4,699	$7,255	$16,445	$20,549	$31,009	$14,810

Cash paid for income taxes	$172	$1,602	$153	$399	$-	$654
Cash paid for interest expenses	$5,160	$-	$-	$6,384	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Jill	Johnny	June	Jupiter	Kawana	Kennesaw

Cash flows from operating activities
Net income (loss)	$(4,201)	$2,255	$(3,964)	$(1,173)	$(1,471)	$216
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,492	8,047	8,047	2,906	3,786	5,836
Amortization	80	-	-	30	37	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(825)	634	634	(403)	(249)	580
Due from (to) third party property managers	20	(244)	(2,521)	1	11	(2,708)
Increase (decrease) in liabilities
Accrued expenses	(875)	7,774	(2,799)	(666)	(852)	886
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	3,885	9,325	7,561	2,060	2,506	2,720
Net cash provided by (used in) operating activities	3,576	27,792	6,959	2,754	3,767	7,531

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(3,351)	(8,333)	(5,440)	(1,502)	(3,173)	(7,658)
Net cash provided by (used in) financing activities	(3,351)	(8,333)	(5,440)	(1,502)	(3,173)	(7,658)

Net change in cash	224	19,459	1,519	1,252	593	(127)
Cash at beginning of the period	7,824	7,839	4,951	6,961	9,329	10,695
Cash at end of of the period	$8,048	$27,298	$6,470	$8,214	$9,922	$10,568

Cash paid for income taxes	$(275)	$1,378	$1,378	$492	$-	$250
Cash paid for interest expenses	$6,748	$-	$-	$3,262	$3,766	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood	Korin

Cash flows from operating activities
Net income (loss)	$1,282	$(7,248)	$(8,289)	$(5,100)	$(13,031)	$3,652
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	9,475	4,686	4,106	4,290	4,299	3,823
Amortization	-	44	55	48	35	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	724	(611)	(577)	576	(569)	362
Due from (to) third party property managers	(622)	(713)	(2,089)	(2,982)	4,231	(186)
Increase (decrease) in liabilities
Accrued expenses	1,793	(333)	5,545	(416)	(223)	1
Tenant deposits	-	-	1,595	-	-	-
Due to (from) related parties	2,338	5,905	2,234	1,983	6,361	1,139
Net cash provided by (used in) operating activities	14,990	1,730	2,579	(1,601)	1,102	8,792

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	6,100	-	13,600	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(10,821)	(660)	(444)	(454)	(1,203)	(8,039)
Net cash provided by (used in) financing activities	(4,721)	(660)	13,156	(454)	(1,203)	(8,039)

Net change in cash	10,268	1,069	15,736	(2,055)	(100)	753
Cash at beginning of the period	7,269	1,987	2,283	7,981	1,311	15,433
Cash at end of of the period	$17,537	$3,056	$18,019	$5,926	$1,211	$16,187

Cash paid for income taxes	$1,623	$470	$153	$140	$271	$153
Cash paid for interest expenses	$-	$4,655	$4,312	$5,020	$4,358	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Lallie	Lanier	Lannister	Latte	Lennox	Lierly

Cash flows from operating activities
Net income (loss)	$(28,938)	$(9,038)	$(2,625)	$(14,024)	$649	$599
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	6,202	5,706	3,027	5,011	2,978	2,932
Amortization	53	45	51	-	36	32
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(528)	(695)	(303)	648	(135)	379
Due from (to) third party property managers	4,710	(2,662)	(259)	(4,914)	(223)	569
Increase (decrease) in liabilities
Accrued expenses	196	(395)	(507)	2,538	(759)	382
Tenant deposits	(2,295)	2,195	-	2,195	-	-
Due to (from) related parties	17,170	2,222	1,869	12,782	(35)	2,128
Net cash provided by (used in) operating activities	(3,430)	(2,621)	1,253	4,236	2,510	7,022

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	-	(792)	(1,088)	(1,974)	(2,214)	(4,236)
Net cash provided by (used in) financing activities	-	(792)	(1,088)	(1,974)	(2,214)	(4,236)

Net change in cash	(3,430)	(3,413)	165	2,262	296	2,785
Cash at beginning of the period	5,901	6,484	1,504	7,920	3,680	12,250
Cash at end of of the period	$2,470	$3,071	$1,669	$10,183	$3,976	$15,035

Cash paid for income taxes	$172	$200	$-	$-	$127	$153
Cash paid for interest expenses	$5,614	$6,313	$3,588	$-	$3,267	$2,683

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Lily	Limestone	Litton	Longwoods	Lookout	Loretta

Cash flows from operating activities
Net income (loss)	$(13,206)	$(4,577)	$(1,021)	$593	$433	$(7,439)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	7,493	4,023	4,413	3,702	4,741	9,431
Amortization	51	38	400	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(615)	(422)	435	1,254	398	711
Due from (to) third party property managers	288	(789)	(75)	130	(1,776)	(5,647)
Increase (decrease) in liabilities
Accrued expenses	22	(775)	(2,391)	(3,551)	(2,404)	4,163
Tenant deposits	-	-	-	-	-	6,390
Due to (from) related parties	3,210	2,207	3,186	1,118	2,129	(2,937)
Net cash provided by (used in) operating activities	(2,756)	(296)	4,947	3,247	3,521	4,670

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	6,200
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(1,202)	(768)	(4,900)	(5,590)	(5,440)	(3,651)
Net cash provided by (used in) financing activities	(1,202)	(768)	(4,900)	(5,590)	(5,440)	2,549

Net change in cash	(3,958)	(1,064)	47	(2,344)	(1,919)	7,219
Cash at beginning of the period	7,504	6,065	13,102	12,962	12,269	7,031
Cash at end of of the period	$3,546	$5,001	$13,148	$10,619	$10,350	$14,250

Cash paid for income taxes	$-	$140	$763	$200	$810	$1,610
Cash paid for interest expenses	$6,087	$3,971	$5,159	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Louis	Louise	Lovejoy	Luna	Lurleen	Madison

Cash flows from operating activities
Net income (loss)	$847	$(994)	$(2,662)	$(1,567)	$(11,403)	$(1,639)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,701	3,789	4,044	2,956	4,048	2,828
Amortization	-	35	38	38	275	47
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	324	(426)	(667)	(80)	567	(374)
Due from (to) third party property managers	(121)	(427)	(401)	(194)	2,103	(19)
Increase (decrease) in liabilities
Accrued expenses	(390)	(572)	(807)	(656)	1,160	(312)
Tenant deposits	-	-	-	-	(1,695)	-
Due to (from) related parties	1,251	2,345	2,229	1,105	3,614	2,052
Net cash provided by (used in) operating activities	5,611	3,750	1,773	1,601	(1,331)	2,582

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(7,098)	(2,448)	(2,132)	(1,750)	(430)	(1,728)
Net cash provided by (used in) financing activities	(7,098)	(2,448)	(2,132)	(1,750)	(430)	(1,728)

Net change in cash	(1,486)	1,302	(358)	(149)	(1,761)	854
Cash at beginning of the period	18,130	4,541	4,669	4,217	1,792	5,617
Cash at end of of the period	$16,644	$5,843	$4,311	$4,068	$31	$6,471

Cash paid for income taxes	$-	$-	$-	$122	$-	$-
Cash paid for interest expenses	$-	$4,017	$4,012	$3,506	$4,120	$3,122

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Mae	Magnolia	Malbec	Mammoth	Marcelo	Marie

Cash flows from operating activities
Net income (loss)	$29	$(5,517)	$(2,422)	$(6,373)	$2,074	$5,314
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,864	4,154	4,388	4,686	3,911	4,397
Amortization	-	71	67	42	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	554	(438)	(609)	(901)	336	511
Due from (to) third party property managers	(209)	(906)	-	(89)	(91)	(116)
Increase (decrease) in liabilities
Accrued expenses	(5,271)	(146)	(786)	(239)	(87)	(3,532)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	1,416	2,245	2,636	3,873	1,189	1,425
Net cash provided by (used in) operating activities	1,383	(538)	3,275	1,000	7,332	7,999

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(4,872)	(245)	(2,783)	-	(6,079)	(11,254)
Net cash provided by (used in) financing activities	(4,872)	(245)	(2,783)	-	(6,079)	(11,254)

Net change in cash	(3,490)	(782)	492	1,000	1,253	(3,255)
Cash at beginning of the period	10,408	6,885	5,920	3,385	7,477	21,404
Cash at end of of the period	$6,919	$6,103	$6,412	$4,385	$8,730	$18,149

Cash paid for income taxes	$422	$-	$153	$-	$-	$762
Cash paid for interest expenses	$-	$4,993	$4,891	$5,695	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Marietta	Marion	Marple	Martell	Mary	Matchingham

Cash flows from operating activities
Net income (loss)	$(7,457)	$32	$(572)	$1,872	$3,246	$(4,520)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,158	4,612	2,412	3,572	3,732	2,913
Amortization	63	-	-	-	-	31
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(524)	927	277	898	403	(309)
Due from (to) third party property managers	8	(126)	(3,153)	(12)	103	(142)
Increase (decrease) in liabilities
Accrued expenses	(116)	537	(55)	554	(3,021)	(943)
Tenant deposits	-	-	1,943	-	-	-
Due to (from) related parties	2,411	(3,406)	1,022	(3,729)	1,258	1,907
Net cash provided by (used in) operating activities	(1,457)	2,576	1,873	3,156	5,722	(1,063)

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	5,800	-	6,200	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(262)	(4,685)	(2,511)	(5,293)	(7,875)	(2,591)
Net cash provided by (used in) financing activities	(262)	1,115	(2,511)	907	(7,875)	(2,591)

Net change in cash	(1,719)	3,691	(639)	4,063	(2,153)	(3,654)
Cash at beginning of the period	4,505	3,900	4,534	3,557	15,993	6,184
Cash at end of of the period	$2,786	$7,591	$3,895	$7,620	$13,841	$2,530

Cash paid for income taxes	$190	$200	$153	$200	$656	$25
Cash paid for interest expenses	$5,102	$-	$-	$-	$-	$2,867

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	McGregor	McLovin	Meadow	Mimosa	Mojave	Murphy

Cash flows from operating activities
Net income (loss)	$(1,214)	$(6,772)	$(3,774)	$(1,571)	$(1,732)	$(3,357)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,132	6,931	4,410	2,954	3,525	4,085
Amortization	-	58	39	269	66	38
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	416	(974)	(642)	335	(447)	(511)
Due from (to) third party property managers	25	72	(1,434)	(2,603)	-	(547)
Increase (decrease) in liabilities
Accrued expenses	(3,152)	5,922	(324)	22	6,080	(383)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	2,079	5,631	4,637	5,192	3,799	2,123
Net cash provided by (used in) operating activities	2,287	10,870	2,913	4,597	11,291	1,450

Cash flows from investing activities
Purchases of property improvements	-	(10,685)	-	-	-	-
Net cash flows used in investing activities	-	(10,685)	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	12,600	-	-	6,900	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(4,344)	(2,414)	(1,781)	(1,259)	(2,325)	(1,461)
Net cash provided by (used in) financing activities	(4,344)	10,186	(1,781)	(1,259)	4,575	(1,461)

Net change in cash	(2,058)	10,371	1,131	3,338	15,866	(12)
Cash at beginning of the period	6,890	6,004	3,595	2,486	2,210	4,252
Cash at end of of the period	$4,832	$16,374	$4,726	$5,824	$18,076	$4,240

Cash paid for income taxes	$704	$-	$643	$-	$153	$32
Cash paid for interest expenses	$-	$7,179	$4,203	$3,829	$3,240	$4,054

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Mycroft	Nugget	Odessa	Olive	Oly	Onyx

Cash flows from operating activities
Net income (loss)	$2,106	$(1,552)	$(9,170)	$(4,136)	$(4,548)	$(480)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,466	7,694	7,332	3,689	6,265	6,008
Amortization	-	-	59	34	58	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	304	753	(1,110)	(220)	(2,146)	522
Due from (to) third party property managers	50	(77)	1,407	(168)	298	1,896
Increase (decrease) in liabilities
Accrued expenses	(1,222)	(4,937)	5,893	(817)	356	(1,959)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	884	1,313	5,476	2,161	(1,898)	1,639
Net cash provided by (used in) operating activities	4,588	3,194	9,886	543	(1,616)	7,627

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	6,300	-	6,000	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(6,228)	(6,117)	(1,859)	(1,188)	(2,620)	(5,688)
Net cash provided by (used in) financing activities	(6,228)	(6,117)	4,441	(1,188)	3,380	(5,688)

Net change in cash	(1,641)	(2,923)	14,328	(645)	1,765	1,939
Cash at beginning of the period	13,827	7,300	6,061	4,215	7,918	5,934
Cash at end of of the period	$12,187	$4,377	$20,388	$3,570	$9,682	$7,873

Cash paid for income taxes	$153	$-	$-	$172	$-	$814
Cash paid for interest expenses	$-	$-	$7,315	$2,950	$7,192	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Oscar	Osceola	Osprey	Otoro	Palmer	Patrick

Cash flows from operating activities
Net income (loss)	$(285)	$(10,165)	$(1,910)	$(9,765)	$(2,446)	$(884)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,018	3,850	5,490	6,084	4,586	3,518
Amortization	-	-	-	47	-	11
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	288	1,711	1,001	(604)	439	334
Due from (to) third party property managers	3,683	1,351	(239)	(7,334)	3,331	(697)
Increase (decrease) in liabilities
Accrued expenses	895	2,830	(5,241)	(229)	412	(54)
Tenant deposits	(3,390)	(1,695)	-	-	-	-
Due to (from) related parties	(1,062)	2,508	2,421	13,598	(1,846)	1,641
Net cash provided by (used in) operating activities	4,146	391	1,523	1,796	4,476	3,870

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(2,448)	-	(3,989)	(644)	(5,658)	(2,104)
Net cash provided by (used in) financing activities	(2,448)	-	(3,989)	(644)	(5,658)	(2,104)

Net change in cash	1,699	391	(2,465)	1,152	(1,182)	1,766
Cash at beginning of the period	3,177	6,913	9,493	1,310	6,345	6,535
Cash at end of of the period	$4,876	$7,304	$7,028	$2,462	$5,163	$8,301

Cash paid for income taxes	$572	$-	$396	$-	$250	$153
Cash paid for interest expenses	$-	$-	$-	$5,363	$-	$2,201

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Peanut	Pearl	Pecan	Peterson	Piedmont	Pinot

Cash flows from operating activities
Net income (loss)	$(2,917)	$(20,653)	$(2,137)	$2,170	$(7,869)	$(3,899)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,964	7,498	2,863	3,104	5,272	4,429
Amortization	31	-	11	-	77	68
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(358)	552	349	343	(1,066)	(557)
Due from (to) third party property managers	(1,452)	11,246	3,679	1,714	(346)	307
Increase (decrease) in liabilities
Accrued expenses	(685)	(3,806)	(16)	(432)	(625)	(858)
Tenant deposits	-	(2,945)	-	(1,595)	-	-
Due to (from) related parties	1,957	3,235	2,087	1,132	3,140	2,466
Net cash provided by (used in) operating activities	(460)	(4,873)	6,836	6,436	(1,416)	1,956

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(1,634)	-	(3,742)	(5,286)	(1,288)	(2,889)
Net cash provided by (used in) financing activities	(1,634)	-	(3,742)	(5,286)	(1,288)	(2,889)

Net change in cash	(2,093)	(4,873)	3,094	1,150	(2,705)	(933)
Cash at beginning of the period	6,822	6,421	12,097	16,634	9,652	7,603
Cash at end of of the period	$4,728	$1,548	$15,191	$17,784	$6,948	$6,670

Cash paid for income taxes	$-	$1,281	$153	$-	$200	$153
Cash paid for interest expenses	$3,522	$-	$2,294	$-	$6,453	$4,941

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Pioneer	Plumtree	Point	Porthos	Quincy	Redondo

Cash flows from operating activities
Net income (loss)	$738	$(2,964)	$(7,966)	$823	$(3,784)	$(4,452)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	8,117	2,768	5,250	4,148	7,515	4,308
Amortization	-	27	46	-	-	394
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	749	320	(704)	1,695	675	398
Due from (to) third party property managers	32	-	(184)	(76)	(257)	(4,171)
Increase (decrease) in liabilities
Accrued expenses	14,239	(76)	5,793	(3,840)	2,291	4,690
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	(69)	2,125	6,075	2,105	8,726	295
Net cash provided by (used in) operating activities	23,806	2,200	8,309	4,854	15,165	1,462

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	6,500	-	6,600	11,300
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(8,402)	(3,242)	(813)	(7,003)	(7,325)	(1,797)
Net cash provided by (used in) financing activities	(8,402)	(3,242)	5,687	(7,003)	(725)	9,503

Net change in cash	15,404	(1,042)	13,996	(2,148)	14,440	10,965
Cash at beginning of the period	7,993	10,009	4,225	14,714	7,047	4,546
Cash at end of of the period	$23,397	$8,967	$18,221	$12,565	$21,486	$15,511

Cash paid for income taxes	$-	$173	$895	$250	$-	$50
Cash paid for interest expenses	$-	$2,275	$6,405	$-	$-	$5,610

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Regency	Reginald	Reynolds	Ribbonwalk	Richardson	Richmond

Cash flows from operating activities
Net income (loss)	$(10,477)	$(16,056)	$1,094	$(11,343)	$(643)	$2,309
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,437	8,770	5,905	4,395	4,321	5,232
Amortization	344	-	-	41	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	458	776	598	(553)	354	497
Due from (to) third party property managers	2,064	1,781	(533)	47	371	(617)
Increase (decrease) in liabilities
Accrued expenses	(3,217)	(5,588)	1,621	(296)	(669)	(1,576)
Tenant deposits	(1,498)	5,190	-	-	-	-
Due to (from) related parties	2,266	7,732	2,862	3,558	1,580	1,831
Net cash provided by (used in) operating activities	(5,623)	2,606	11,548	(4,151)	5,313	7,676

Cash flows from investing activities
Purchases of property improvements	(9,653)	(5,285)	-	-	-	-
Net cash flows used in investing activities	(9,653)	(5,285)	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	5,000	22,000	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(2,195)	(2,197)	(8,495)	(1,054)	(4,808)	(7,881)
Net cash provided by (used in) financing activities	2,805	19,803	(8,495)	(1,054)	(4,808)	(7,881)

Net change in cash	(12,470)	17,124	3,053	(5,205)	505	(205)
Cash at beginning of the period	14,652	3,677	16,194	7,225	13,581	16,627
Cash at end of of the period	$2,182	$20,801	$19,247	$2,021	$14,086	$16,421

Cash paid for income taxes	$-	$250	$250	$643	$153	$-
Cash paid for interest expenses	$5,150	$-	$-	$4,380	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Ridge	Ritter	River	Riverwalk	Rooney	Roseberry

Cash flows from operating activities
Net income (loss)	$(1,968)	$(1,746)	$(2,337)	$(1,237)	$(3,379)	$(7,357)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,992	6,932	3,662	5,427	4,422	4,513
Amortization	36	-	34	-	45	39
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(378)	807	(110)	465	(765)	(50)
Due from (to) third party property managers	(502)	(54)	2,892	1,345	139	(321)
Increase (decrease) in liabilities
Accrued expenses	(746)	(2,201)	(806)	(3,561)	(981)	105
Tenant deposits	-	-	-	(1,148)	-	-
Due to (from) related parties	2,176	5,719	1,256	2,560	2,489	4,448
Net cash provided by (used in) operating activities	1,609	9,458	4,591	3,852	1,969	1,376

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(1,768)	(7,184)	(2,387)	(4,241)	(2,811)	(629)
Net cash provided by (used in) financing activities	(1,768)	(7,184)	(2,387)	(4,241)	(2,811)	(629)

Net change in cash	(159)	2,273	2,204	(389)	(842)	748
Cash at beginning of the period	4,424	7,416	4,648	14,359	7,631	2,382
Cash at end of of the period	$4,266	$9,689	$6,852	$13,970	$6,790	$3,130

Cash paid for income taxes	$57	$-	$147	$930	$50	$172
Cash paid for interest expenses	$3,283	$-	$4,017	$-	$5,063	$4,924

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Rosewood	Roxy	Saddlebred	Saint	Sajni	Salem

Cash flows from operating activities
Net income (loss)	$(1,537)	$(4,066)	$(12,944)	$701	$(1,804)	$(12,427)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,719	4,479	7,639	3,791	6,435	4,387
Amortization	36	40	54	39	-	68
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(485)	(870)	(1,300)	(629)	1,855	(609)
Due from (to) third party property managers	(149)	(19)	1,029	(15)	(1,910)	(4,380)
Increase (decrease) in liabilities
Accrued expenses	(644)	(658)	128	(1,229)	46,157	(592)
Tenant deposits	-	-	(1,123)	-	-	2,195
Due to (from) related parties	2,258	2,813	3,153	2,497	25,883	6,762
Net cash provided by (used in) operating activities	3,198	1,720	(3,363)	5,154	76,617	(4,596)

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	(13,450)	-
Net cash flows used in investing activities	-	-	-	-	(13,450)	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	6,000	5,700
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(2,125)	(1,518)	(870)	(4,745)	(5,147)	(253)
Net cash provided by (used in) financing activities	(2,125)	(1,518)	(870)	(4,745)	853	5,447

Net change in cash	1,073	202	(4,233)	409	64,020	852
Cash at beginning of the period	6,677	6,359	7,936	12,217	6,044	2,035
Cash at end of of the period	$7,750	$6,560	$3,702	$12,626	$70,064	$2,886

Cash paid for income taxes	$-	$763	$-	$50	$250	$153
Cash paid for interest expenses	$4,525	$5,277	$6,496	$4,146	$-	$4,983

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Salinas	Saturn	Scepter	Sequoyah	Shallowford	Shoreline

Cash flows from operating activities
Net income (loss)	$356	$(3,873)	$(5,198)	$(2,131)	$(2,412)	$(2,126)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,039	3,632	3,238	3,905	4,958	4,260
Amortization	-	30	36	310	73	36
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	288	(369)	(497)	330	(709)	(114)
Due from (to) third party property managers	951	(3,248)	(3,408)	266	(3,750)	(1,629)
Increase (decrease) in liabilities
Accrued expenses	(1,440)	(229)	5,942	588	(485)	(748)
Tenant deposits	-	-	2,195	-	-	-
Due to (from) related parties	2,308	4,173	6,236	2,483	6,508	970
Net cash provided by (used in) operating activities	6,501	115	8,544	5,750	4,182	649

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	6,800	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(5,218)	(993)	(1,509)	(2,675)	(1,241)	(1,613)
Net cash provided by (used in) financing activities	(5,218)	(993)	5,291	(2,675)	(1,241)	(1,613)

Net change in cash	1,283	(878)	13,835	3,075	2,941	(964)
Cash at beginning of the period	5,932	3,172	3,385	3,513	3,698	7,940
Cash at end of of the period	$7,216	$2,294	$17,220	$6,587	$6,639	$6,976

Cash paid for income taxes	$50	$504	$50	$153	$850	$172
Cash paid for interest expenses	$-	$3,262	$3,698	$3,998	$6,068	$4,936

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Sigma	Simon	Sims	Soapstone	Sodalis	Spencer

Cash flows from operating activities
Net income (loss)	$(4,791)	$(345)	$1,676	$220	$(11,552)	$(2,348)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,240	3,976	3,749	4,118	3,980	4,157
Amortization	46	-	-	32	-	45
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(743)	415	401	401	419	506
Due from (to) third party property managers	(116)	1,550	51	63	836	(2,933)
Increase (decrease) in liabilities
Accrued expenses	(931)	(3,249)	29	327	(150)	(633)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	4,077	1,265	1,139	2,225	(6,320)	1,722
Net cash provided by (used in) operating activities	2,781	3,612	7,045	7,385	(12,787)	516

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	8,500	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(1,940)	(5,420)	(6,393)	(3,131)	(1,001)	(2,982)
Net cash provided by (used in) financing activities	(1,940)	(5,420)	(6,393)	(3,131)	7,499	(2,982)

Net change in cash	840	(1,808)	652	4,255	(5,288)	(2,467)
Cash at beginning of the period	8,321	17,998	12,444	6,932	6,783	7,027
Cash at end of of the period	$9,161	$16,190	$13,096	$11,187	$1,494	$4,560

Cash paid for income taxes	$702	$701	$200	$190	$-	$172
Cash paid for interest expenses	$5,268	$-	$-	$2,625	$-	$4,554

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Splash	Spring	Stonebriar	Sugar	Summerset	Sundance

Cash flows from operating activities
Net income (loss)	$123	$(2,645)	$(1,908)	$(6,120)	$(4,011)	$(4,286)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,978	3,401	2,787	4,279	5,058	5,102
Amortization	12	-	29	46	40	394
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	317	312	(808)	(416)	180	503
Due from (to) third party property managers	-	3,370	(385)	170	964	42
Increase (decrease) in liabilities
Accrued expenses	105	(3,854)	(470)	(247)	(792)	(467)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	2,161	342	2,051	(2,936)	1,190	4,405
Net cash provided by (used in) operating activities	5,696	927	1,297	(5,224)	2,629	5,694

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	6,000	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(3,254)	(3,008)	(1,391)	(1,263)	(2,170)	(2,726)
Net cash provided by (used in) financing activities	(3,254)	(3,008)	(1,391)	4,737	(2,170)	(2,726)

Net change in cash	2,442	(2,082)	(94)	(487)	459	2,968
Cash at beginning of the period	6,893	5,343	7,013	3,972	5,299	3,838
Cash at end of of the period	$9,335	$3,261	$6,918	$3,486	$5,758	$6,806

Cash paid for income taxes	$153	$329	$-	$140	$140	$50
Cash paid for interest expenses	$2,475	$-	$3,221	$4,706	$3,873	$5,610

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Sunnyside	Swift	Taylor	Terracotta	Theodore	Tulip

Cash flows from operating activities
Net income (loss)	$2,745	$341	$(9,513)	$(9,850)	$1,911	$(3,604)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,039	5,287	3,689	3,787	3,947	4,363
Amortization	-	-	51	40	-	40
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	324	486	(408)	(650)	415	(448)
Due from (to) third party property managers	52	(430)	3,303	(3,178)	392	(990)
Increase (decrease) in liabilities
Accrued expenses	(976)	13,509	(691)	3,397	(2,619)	(654)
Tenant deposits	-	-	(1,645)	1,745	-	-
Due to (from) related parties	1,161	(2,528)	3,302	5,202	1,311	2,543
Net cash provided by (used in) operating activities	6,344	16,667	(1,912)	492	5,358	1,251

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	13,300	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(6,612)	(6,398)	(510)	(670)	(7,223)	(1,019)
Net cash provided by (used in) financing activities	(6,612)	(6,398)	(510)	12,630	(7,223)	(1,019)

Net change in cash	(268)	10,269	(2,422)	13,122	(1,866)	232
Cash at beginning of the period	14,812	10,298	3,404	1,314	15,244	5,906
Cash at end of of the period	$14,544	$20,567	$982	$14,437	$13,379	$6,138

Cash paid for income taxes	$-	$250	$-	$107	$696	$-
Cash paid for interest expenses	$-	$-	$3,860	$4,353	$-	$5,310

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Tuscan	Tuscarora	Tuxford	Vernon	Walton	Wave

Cash flows from operating activities
Net income (loss)	$(1,309)	$186	$(5,678)	$(3,407)	$(1,321)	$(6,732)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,439	4,591	3,601	3,619	4,123	4,596
Amortization	14	-	35	35	-	41
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	425	457	(401)	(426)	350	(587)
Due from (to) third party property managers	1,276	3,135	(499)	(339)	67	(235)
Increase (decrease) in liabilities
Accrued expenses	(1,135)	(1,656)	(223)	(594)	990	139
Tenant deposits	-	(3,145)	-	-	-	-
Due to (from) related parties	2,728	1,450	2,180	2,042	3,424	4,697
Net cash provided by (used in) operating activities	6,438	5,018	(986)	929	7,632	1,919

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(4,656)	(5,798)	-	(1,415)	(3,601)	(153)
Net cash provided by (used in) financing activities	(4,656)	(5,798)	-	(1,415)	(3,601)	(153)

Net change in cash	1,782	(780)	(986)	(486)	4,031	1,766
Cash at beginning of the period	15,475	11,464	5,512	4,514	6,916	1,969
Cash at end of of the period	$17,256	$10,684	$4,526	$4,029	$10,947	$3,735

Cash paid for income taxes	$153	$50	$142	$147	$153	$200
Cash paid for interest expenses	$3,664	$-	$3,493	$3,558	$-	$4,380

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Weldon	Wellington	Wentworth	Wescott	Westchester	Wildwood

Cash flows from operating activities
Net income (loss)	$(3,606)	$(244)	$(68)	$(4,801)	$(8,185)	$(598)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,906	6,241	3,417	3,765	4,687	3,031
Amortization	30	-	58	58	46	49
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Prepaid expenses	(370)	571	(431)	266	(386)	(416)
Due from (to) third party property managers	(243)	(1,860)	(95)	(278)	(207)	(204)
Increase (decrease) in liabilities
Accrued expenses	(597)	1,788	(1,109)	(726)	(557)	(1,156)
Tenant deposits	-	-	-	-	-	-
Due to (from) related parties	3,178	(106)	2,371	5,049	2,428	2,948
Net cash provided by (used in) operating activities	1,296	6,389	4,143	3,333	(2,175)	3,655

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-
Net cash flows used in investing activities	-	-	-	-	-	-

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(1,051)	(6,543)	(3,442)	(888)	(1,249)	(3,125)
Net cash provided by (used in) financing activities	(1,051)	(6,543)	(3,442)	(888)	(1,249)	(3,125)

Net change in cash	245	(154)	700	2,445	(3,424)	530
Cash at beginning of the period	3,840	7,114	8,105	2,273	7,646	7,637
Cash at end of of the period	$4,085	$6,960	$8,805	$4,719	$4,222	$8,167

Cash paid for income taxes	$492	$250	$153	$643	$197	$517
Cash paid for interest expenses	$2,674	$-	$3,126	$4,145	$4,645	$3,074

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Willow	Wilson	Winchester	Windsor	Winston	Wisteria	Consolidated

Cash flows from operating activities
Net income (loss)	$(229)	$(503)	$1,743	$(14,073)	$(494)	$(3,173)	$(699,654)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,020	5,861	4,209	4,809	4,519	4,867	1,094,523
Amortization	-	-	-	50	-	38	8,231
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	311	448	480	397	396	(362)	12,127
Due from (to) third party property managers	(734)	176	(2,449)	(5,356)	344	(201)	(44,827)
Increase (decrease) in liabilities
Accrued expenses	(143)	183	676	6,982	353	(620)	1,880
Tenant deposits	-	-	-	-	-	-	1,870
Due to (from) related parties	(2,215)	1,441	1,410	5,260	1,440	2,137	682,096
Net cash provided by (used in) operating activities	1,010	7,605	6,068	(1,931)	6,558	2,688	1,056,245

Cash flows from investing activities
Purchases of property improvements	-	-	-	-	-	-	(66,457)
Net cash flows used in investing activities	-	-	-	-	-	-	(66,457)

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-	-
Repayments of bridge financing, related party	-	-	-	-	-	-	-
Proceeds from notes payable, related party	-	-	-	15,800	-	-	309,100
Net proceeds from the issuance of membership units	-	-	-	-	-	-	151
Distributions	(3,246)	(6,821)	(4,509)	-	(5,396)	(1,430)	(876,319)
Net cash provided by (used in) financing activities	(3,246)	(6,821)	(4,509)	15,800	(5,396)	(1,430)	(567,067)

Net change in cash	(2,236)	784	1,559	13,869	1,162	1,258	422,721
Cash at beginning of the period	3,572	8,153	4,347	4,831	9,599	6,681	1,881,389
Cash at end of of the period	$1,336	$8,937	$5,906	$18,700	$10,761	$7,939	$2,304,110

Cash paid for income taxes	$153	$153	$-	$140	$-	$-	$64,403
Cash paid for interest expenses	$-	$-	$-	$5,311	$-	$4,966	$565,004

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	100	101	Abbington	Abernant	Alvin	Amber

Cash flows from operating activities
Net income (loss)	$(4,055)	$(2,610)	$(1,618)	$(3,843)	$1,388	$(4,348)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	8,445	8,719	7,247	3,124	4,368	4,208
Amortization	-	-	-	-	-	38
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	-	(3,095)	(2,845)	(1,745)	(2,545)	(1,950)
Prepaid expenses	-	-	(233)	(212)	(254)	(1,838)
Due from (to) third party property managers	(1,503)	(3,042)	-	(1,781)	-	(1,210)
Increase (decrease) in liabilities
Accrued expenses	8,492	10,449	5,352	3,989	5,294	2,531
Tenant deposits	-	3,095	2,845	1,745	2,545	1,950
Due to (from) related parties	(11,100)	11,014	(6,751)	38,349	60,686	3,641
Net cash provided by (used in) operating activities	279	24,530	3,997	39,626	71,481	3,022

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	(269,946)	(384,721)	-
Net proceeds from the issuance of membership units	(1,300)	(3,600)	-	252,032	345,786	-
Distributions	(7,823)	(5,602)	(5,322)	(6,257)	(8,966)	(1,430)
Net cash provided by (used in) financing activities	(9,123)	(9,202)	(5,322)	(24,171)	(47,900)	(1,430)
Net change in cash	(8,844)	15,327	(1,325)	15,455	23,581	1,591
Cash at beginning of the period	29,547	5,396	10,509	546	4,872	3,401
Cash at end of of the period	$20,703	$20,723	$9,185	$16,001	$28,452	$4,992

Cash paid for income taxes	$1,467	$1,533	$1,157	$-	$100	$-
Cash paid for interest expenses	$-	$-	$-	$-	$-	$3,929

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$-	$-	$-	$-	$198,781
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Apollo	Aster	Augusta	Avebury	Avondale	Badminton

Cash flows from operating activities
Net income (loss)	$(2,662)	$(3,387)	$2,793	$(4,579)	$(1,780)	$(3,633)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,691	3,504	4,075	3,995	4,523	4,230
Amortization	58	193	-	38	-	42
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	-	(2,245)	(1,995)	-	-	(2,195)
Prepaid expenses	(2,223)	(1,435)	(509)	(1,848)	-	(1,261)
Due from (to) third party property managers	(2,558)	(951)	(1,895)	(1,903)	(204)	(2,794)
Increase (decrease) in liabilities
Accrued expenses	1,477	1,541	4,748	1,736	3,126	1,833
Tenant deposits	-	2,245	1,995	-	-	2,195
Due to (from) related parties	4,880	7,446	2,984	3,353	(1,498)	7,858
Net cash provided by (used in) operating activities	1,665	6,911	12,197	793	4,168	6,274

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(300)	(100)	-	(500)	-	-
Distributions	(975)	(1,589)	(7,495)	(1,126)	(5,132)	(1,798)
Net cash provided by (used in) financing activities	(1,275)	(1,689)	(7,495)	(1,626)	(5,132)	(1,798)
Net change in cash	390	5,222	4,702	(833)	(964)	4,476
Cash at beginning of the period	518	1,362	20,996	2,956	16,728	317
Cash at end of of the period	$908	$6,584	$25,698	$2,123	$15,764	$4,793

Cash paid for income taxes	$-	$-	$-	$-	$-	$98
Cash paid for interest expenses	$3,897	$4,416	$-	$3,971	$-	$4,070

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$133,262	$124,393	$-	$200,904	$-	$171,964
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Ballinger	Bandelier	Baron	Basil	Bayside	Bazzel

Cash flows from operating activities
Net income (loss)	$(4,417)	$(1,921)	$(3,518)	$675	$(3,539)	$(886)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,108	4,134	8,003	2,784	3,525	3,763
Amortization	-	43	-	34	40	-
Credit loss expense (recovery)	-	-	-	(960)	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,320)	-	(2,895)	(1,595)	(2,619)	(1,845)
Prepaid expenses	-	(2,852)	-	(1,467)	(3,689)	(943)
Due from (to) third party property managers	(2,223)	(857)	-	(2,807)	(2,701)	(2,480)
Increase (decrease) in liabilities
Accrued expenses	4,419	1,406	4,364	1,642	2,086	4,247
Tenant deposits	2,320	-	2,895	1,595	2,619	1,845
Due to (from) related parties	(3,772)	6,261	(2,124)	7,490	10,395	(2,838)
Net cash provided by (used in) operating activities	(1,887)	6,215	6,725	7,392	6,117	864

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	(540)	-	(100)	(500)
Distributions	(7,993)	(1,357)	(4,620)	(2,042)	(3,224)	(3,078)
Net cash provided by (used in) financing activities	(7,993)	(1,357)	(5,160)	(2,042)	(3,324)	(3,578)
Net change in cash	(9,880)	4,859	1,565	5,350	2,793	(2,714)
Cash at beginning of the period	25,175	14,176	18,044	1,067	1,125	16,160
Cash at end of of the period	$15,295	$19,035	$19,609	$6,417	$3,918	$13,445

Cash paid for income taxes	$347	$-	$-	$84	$107	$273
Cash paid for interest expenses	$-	$4,789	$-	$3,078	$3,873	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$242,573	$-	$129,771	$163,583	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Bedford	Bella	Belle	Belvedere	Bergenia	Blossom

Cash flows from operating activities
Net income (loss)	$(11,182)	$(1,549)	$(640)	$3,549	$2,005	$(3,088)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,847	4,206	6,042	4,051	4,977	3,495
Amortization	(13)	-	-	-	-	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	-	(1,945)	(2,649)	(2,295)	(1,845)	(1,745)
Prepaid expenses	(2,026)	(492)	(799)	-	-	(208)
Due from (to) third party property managers	-	(1,607)	(2,815)	(3,938)	(1,526)	(247)
Increase (decrease) in liabilities
Accrued expenses	1,433	3,518	4,635	4,668	3,683	5,626
Tenant deposits	-	1,945	2,649	2,295	1,845	1,745
Due to (from) related parties	7,158	(5,010)	5,660	(19,990)	74	(10,225)
Net cash provided by (used in) operating activities	(783)	(935)	12,083	(11,659)	9,213	(4,648)

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(2,297)	(7,327)	(4,443)	(8,848)	(6,446)	(6,002)
Net cash provided by (used in) financing activities	(2,297)	(7,327)	(4,443)	(8,848)	(6,446)	(6,002)
Net change in cash	(3,079)	(8,262)	7,639	(20,507)	2,767	(10,650)
Cash at beginning of the period	12,611	13,396	5,101	20,507	16,933	24,959
Cash at end of of the period	$9,531	$5,134	$12,741	$-	$19,700	$14,309

Cash paid for income taxes	$83	$-	$-	$-	$-	$-
Cash paid for interest expenses	$3,785	$-	$-	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$194,544	$-	$-	$-	$-	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Bonneau	Brainerd	Braxton	Brennan	Briarwood	Brooklyn

Cash flows from operating activities
Net income (loss)	$1,035	$(1,961)	$(3,174)	$(16,352)	$(899)	$(1,855)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,137	3,998	4,452	3,115	2,866	2,907
Amortization	-	363	-	65	-	207
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,295)	(2,595)	(2,045)	(1,545)	(1,995)	(1,249)
Prepaid expenses	(267)	(325)	(487)	(2,444)	(237)	(227)
Due from (to) third party property managers	(2,410)	(2,070)	(1,875)	(3,608)	(1,232)	(3,144)
Increase (decrease) in liabilities
Accrued expenses	6,753	5,155	4,076	1,528	4,011	3,364
Tenant deposits	2,295	2,595	2,045	1,545	1,995	1,249
Due to (from) related parties	(11,048)	14,191	4,022	19,054	(1,212)	5,180
Net cash provided by (used in) operating activities	(799)	19,350	7,014	1,358	3,298	6,433

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(2,100)	-	-	-	-	-
Distributions	(5,548)	(4,501)	(8,829)	(805)	(6,467)	(2,067)
Net cash provided by (used in) financing activities	(7,648)	(4,501)	(8,829)	(805)	(6,467)	(2,067)
Net change in cash	(8,447)	14,849	(1,815)	553	(3,169)	4,366
Cash at beginning of the period	10,093	3,743	10,873	1,356	21,004	171
Cash at end of of the period	$1,646	$18,592	$9,058	$1,909	$17,835	$4,537

Cash paid for income taxes	$334	$711	$-	$-	$-	$-
Cash paid for interest expenses	$-	$5,396	$-	$4,495	$-	$3,089

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$142,523	$-	$153,882	$-	$81,582
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Burlington	Butter	Calvin	Camino	Cawley	Centennial

Cash flows from operating activities
Net income (loss)	$(434)	$(14,446)	$1,115	$979	$2,613	$(715)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	8,916	5,190	3,245	3,644	4,312	3,917
Amortization	-	44	-	-	-	44
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(3,395)	(2,795)	(1,795)	(1,994)	(2,195)	(2,495)
Prepaid expenses	(1,428)	(3,030)	(199)	(3)	(545)	-
Due from (to) third party property managers	(2,923)	(5,374)	(2,162)	(1,815)	(1,590)	(936)
Increase (decrease) in liabilities
Accrued expenses	6,074	2,463	3,179	6,119	5,118	2,032
Tenant deposits	3,395	2,795	1,795	1,994	2,195	2,495
Due to (from) related parties	(6,737)	19,279	1,864	110	(406)	535
Net cash provided by (used in) operating activities	3,468	4,125	7,042	9,035	9,503	4,877

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(1,000)	(100)	-	(2,200)	-	(200)
Distributions	(5,134)	(2,215)	(6,766)	(6,383)	(8,640)	(2,803)
Net cash provided by (used in) financing activities	(6,134)	(2,315)	(6,766)	(8,583)	(8,640)	(3,003)
Net change in cash	(2,665)	1,810	276	452	863	1,875
Cash at beginning of the period	12,564	222	22,562	16,603	21,791	9,087
Cash at end of of the period	$9,899	$2,032	$22,838	$17,055	$22,655	$10,962

Cash paid for income taxes	$-	$111	$-	$-	$-	$-
Cash paid for interest expenses	$-	$5,129	$-	$-	$-	$4,438

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$259,941	$-	$-	$-	$187,622
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Chaparral	Chelsea	Chester	Chickamauga	Chinook	Chitwood

Cash flows from operating activities
Net income (loss)	$(1,760)	$(1,497)	$(5,799)	$1,923	$46	$1,524
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,700	4,234	5,095	5,129	4,952	5,255
Amortization	79	39	261	-	-	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,695)	(1,895)	-	(3,693)	(1,995)	(2,795)
Prepaid expenses	(29)	(2,977)	(2,236)	(597)	(624)	(17)
Due from (to) third party property managers	-	(3,335)	(2,197)	(2,212)	(2,178)	(2,044)
Increase (decrease) in liabilities
Accrued expenses	6,536	3,277	1,644	5,112	4,687	9,102
Tenant deposits	1,695	1,895	-	3,693	1,995	2,795
Due to (from) related parties	(9,489)	11,991	17,432	(8,915)	(2,049)	(946)
Net cash provided by (used in) operating activities	(1,964)	11,732	14,200	440	4,834	12,873

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(500)	(400)	-	-	(500)
Distributions	(2,693)	(3,172)	(2,484)	(8,913)	(7,469)	(8,162)
Net cash provided by (used in) financing activities	(2,693)	(3,672)	(2,884)	(8,913)	(7,469)	(8,662)
Net change in cash	(4,657)	8,060	11,317	(8,473)	(2,636)	4,211
Cash at beginning of the period	18,793	2,782	4,291	28,234	7,395	12,399
Cash at end of of the period	$14,136	$10,843	$15,608	$19,762	$4,760	$16,610

Cash paid for income taxes	$-	$-	$897	$912	$-	$-
Cash paid for interest expenses	$2,200	$4,215	$6,422	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$103,270	$213,309	$181,791	$-	$-	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Clover	Coatbridge	Collier	Collinston	Conway	Cove

Cash flows from operating activities
Net income (loss)	$(6,348)	$(7,610)	$165	$(10,498)	$(9,845)	$(7,586)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,397	4,526	4,879	2,906	9,438	2,890
Amortization	-	42	-	30	-	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,995)	(3,143)	(2,445)	(1,545)	(3,645)	(1,595)
Prepaid expenses	(214)	(2,076)	(27)	(1,095)	(630)	(219)
Due from (to) third party property managers	(4,962)	(707)	(2,288)	(6,426)	(3,060)	(4,137)
Increase (decrease) in liabilities
Accrued expenses	3,678	1,440	4,728	1,155	7,291	2,436
Tenant deposits	1,995	3,143	2,445	1,545	3,645	1,595
Due to (from) related parties	(2,372)	9,983	(15,362)	15,207	9,518	(1,804)
Net cash provided by (used in) operating activities	(5,822)	5,598	(7,906)	1,279	12,712	(8,420)

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(200)	-	(300)	-	(600)	-
Distributions	(4,659)	(1,558)	(5,332)	(204)	(4,662)	(1,971)
Net cash provided by (used in) financing activities	(4,859)	(1,558)	(5,632)	(204)	(5,262)	(1,971)
Net change in cash	(10,680)	4,041	(13,538)	1,075	7,450	(10,391)
Cash at beginning of the period	12,229	223	13,986	650	4,086	14,802
Cash at end of of the period	$1,549	$4,263	$448	$1,725	$11,536	$4,412

Cash paid for income taxes	$-	$90	$860	$-	$1,663	$-
Cash paid for interest expenses	$-	$4,100	$-	$2,674	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$173,246	$-	$134,889	$-	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Creekside	Creekwood	Cumberland	Cupcake	Cypress	Daisy

Cash flows from operating activities
Net income (loss)	$2,321	$(2,788)	$389	$(1,851)	$(7,735)	$1,850
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,269	3,972	4,059	3,275	5,013	4,138
Amortization	-	213	-	17	208	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,395)	(2,695)	-	(1,595)	(2,395)	(1,695)
Prepaid expenses	(172)	(2,785)	(210)	(874)	(6,193)	(113)
Due from (to) third party property managers	(2,041)	-	(1,625)	(1)	(2,340)	(2,272)
Increase (decrease) in liabilities
Accrued expenses	8,891	1,617	5,915	1,833	2,952	8,830
Tenant deposits	2,395	2,695	-	1,595	2,395	1,695
Due to (from) related parties	(3,192)	14,852	(3,113)	3,537	(5,437)	(6,832)
Net cash provided by (used in) operating activities	10,077	15,080	5,415	5,935	(13,533)	5,601

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(1,500)	-	(2,100)	-	-	(2,600)
Distributions	(7,300)	(2,349)	(6,157)	(4,044)	(2,805)	(6,421)
Net cash provided by (used in) financing activities	(8,800)	(2,349)	(8,257)	(4,044)	(2,805)	(9,021)
Net change in cash	1,277	12,732	(2,842)	1,891	(16,338)	(3,420)
Cash at beginning of the period	14,662	901	21,941	12,632	20,606	18,365
Cash at end of of the period	$15,939	$13,633	$19,099	$14,523	$4,268	$14,944

Cash paid for income taxes	$-	$-	$717	$-	$-	$-
Cash paid for interest expenses	$-	$5,008	$-	$2,981	$6,253	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$141,318	$-	$150,107	$179,144	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Davidson	Dawson	Delta	Dewberry	Diablo	Dogwood

Cash flows from operating activities
Net income (loss)	$(194)	$(7,968)	$(23,135)	$(3,297)	$(3,211)	$297
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,909	3,617	4,966	2,613	3,571	3,311
Amortization	31	37	41	33	38	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,595)	(1,745)	(3,443)	(2,393)	(2,145)	(2,243)
Prepaid expenses	(2,456)	(2,571)	(3,297)	(777)	(2,380)	(333)
Due from (to) third party property managers	(2,973)	(2,237)	(8,590)	(4,207)	(3,447)	(2,895)
Increase (decrease) in liabilities
Accrued expenses	1,793	1,509	1,589	1,639	3,816	3,241
Tenant deposits	1,595	1,745	3,443	2,393	2,145	2,243
Due to (from) related parties	4,881	11,897	28,399	10,551	7,444	3,669
Net cash provided by (used in) operating activities	3,990	4,284	(27)	6,553	5,830	7,292

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(1,340)	(1,403)	(434)	(1,924)	(1,225)	(4,723)
Net cash provided by (used in) financing activities	(1,340)	(1,403)	(434)	(1,924)	(1,225)	(4,723)
Net change in cash	2,649	2,881	(461)	4,629	4,606	2,569
Cash at beginning of the period	2,931	-	1,789	-	1,951	10,714
Cash at end of of the period	$5,581	$2,881	$1,328	$4,629	$6,556	$13,283

Cash paid for income taxes	$-	$75	$-	$61	$50	$-
Cash paid for interest expenses	$2,879	$3,419	$4,435	$2,836	$4,067	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$225,000	$-	$190,000	$-	$-
Acquisition of property	$-	$225,000	$-	$190,000	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$145,312	$144,259	$224,546	$119,464	$205,783	$-
Offering expenses	$-	$2,200	$-	$1,849	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Dolittle	Dolly	Dops	Dorchester	Dunbar	Eagle

Cash flows from operating activities
Net income (loss)	$(3,288)	$(11,055)	$639	$367	$(2,250)	$(2,088)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,222	9,475	2,809	4,727	5,811	3,946
Amortization	38	-	-	-	-	57
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(3,443)	(3,995)	(2,093)	(2,195)	(2,993)	(1,995)
Prepaid expenses	(2,298)	(249)	(170)	(703)	-	(2,253)
Due from (to) third party property managers	(2,367)	-	(2,397)	(2,137)	-	-
Increase (decrease) in liabilities
Accrued expenses	3,140	7,333	3,379	5,249	4,497	3,257
Tenant deposits	3,443	3,995	2,093	2,195	2,993	1,995
Due to (from) related parties	2,981	(8,133)	1,307	(8,502)	9,078	14,722
Net cash provided by (used in) operating activities	2,428	(2,628)	5,566	(999)	17,136	17,641

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(350)	-	(500)	(200)	(1,000)
Distributions	(2,861)	(3,384)	(5,896)	(5,249)	(3,157)	(4,835)
Net cash provided by (used in) financing activities	(2,861)	(3,734)	(5,896)	(5,749)	(3,357)	(5,835)
Net change in cash	(433)	(6,362)	(330)	(6,748)	13,780	11,806
Cash at beginning of the period	941	12,293	9,336	9,281	829	8,998
Cash at end of of the period	$508	$5,931	$9,006	$2,532	$14,609	$20,805

Cash paid for income taxes	$92	$1,670	$-	$342	$779	$-
Cash paid for interest expenses	$4,060	$-	$-	$-	$-	$4,529

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$205,469	$-	$-	$-	$-	$131,761
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Eastfair	Eastwood	Elevation	Ella	Ellen	Elm

Cash flows from operating activities
Net income (loss)	$(4,986)	$(11,896)	$(13,181)	$1,389	$6,944	$(2,536)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,956	4,378	5,056	3,587	3,404	2,300
Amortization	38	-	34	-	-	26
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,949)	-	(1,895)	(1,795)	(2,693)	(1,495)
Prepaid expenses	(3,001)	(245)	(1,935)	(193)	(350)	(2,557)
Due from (to) third party property managers	(2,447)	-	(1,738)	(1,815)	(1,792)	(3,547)
Increase (decrease) in liabilities
Accrued expenses	1,816	3,461	2,194	4,173	5,550	1,574
Tenant deposits	1,949	-	1,895	1,795	2,693	1,495
Due to (from) related parties	8,127	(4,740)	12,646	(9,230)	(1,566)	7,660
Net cash provided by (used in) operating activities	2,503	(9,042)	3,077	(2,090)	12,190	2,920

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(100)	-	(100)	(100)	-	-
Distributions	(2,160)	(2,772)	(1,470)	(7,078)	(6,300)	(1,511)
Net cash provided by (used in) financing activities	(2,260)	(2,772)	(1,570)	(7,178)	(6,300)	(1,511)
Net change in cash	243	(11,814)	1,507	(9,267)	5,889	1,409
Cash at beginning of the period	3,306	27,058	554	16,261	18,340	1,155
Cash at end of of the period	$3,549	$15,245	$2,061	$6,994	$24,230	$2,563

Cash paid for income taxes	$53	$367	$118	$637	$-	$78
Cash paid for interest expenses	$3,505	$-	$4,017	$-	$-	$2,506

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$147,981	$-	$170,412	$-	$-	$105,843
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Emporia	Ensenada	Falcon	Felix	Fenwick	Fletcher

Cash flows from operating activities
Net income (loss)	$(2,487)	$(18,380)	$(283)	$2,164	$6,252	$2,368
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,833	6,666	3,953	4,101	4,120	2,412
Amortization	43	62	57	-	-	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	(2,641)	-	-
Deposits	(2,495)	-	(1,950)	(2,393)	-	(1,395)
Prepaid expenses	(2,546)	(3,169)	(2,347)	(334)	(518)	-
Due from (to) third party property managers	(2,474)	-	(280)	(1,475)	(6,215)	(2,433)
Increase (decrease) in liabilities
Accrued expenses	2,367	(1,416)	3,891	4,031	4,649	2,958
Tenant deposits	2,495	-	1,950	2,393	-	1,395
Due to (from) related parties	6,483	9,458	3,668	(5,101)	(667)	(1,091)
Net cash provided by (used in) operating activities	6,219	(6,778)	8,660	744	7,621	4,214

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	(600)	-	-	-
Distributions	(2,256)	(1,525)	(4,571)	(6,630)	(8,057)	(5,602)
Net cash provided by (used in) financing activities	(2,256)	(1,525)	(5,171)	(6,630)	(8,057)	(5,602)
Net change in cash	3,964	(8,303)	3,489	(5,885)	(436)	(1,389)
Cash at beginning of the period	333	19,001	13,791	16,615	20,374	19,609
Cash at end of of the period	$4,297	$10,697	$17,280	$10,729	$19,938	$18,220

Cash paid for income taxes	$-	$-	$-	$-	$-	$-
Cash paid for interest expenses	$4,790	$7,656	$4,529	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$242,621	$388,638	$131,751	$-	$-	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Folly	Forest	Foster	Franklin	Gardens	General

Cash flows from operating activities
Net income (loss)	$577	$(11,806)	$4,421	$(1,555)	$(3,212)	$4,035
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,126	6,070	4,307	4,623	3,586	4,342
Amortization	-	41	-	-	30	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,695)	(2,445)	(2,349)	(2,595)	(1,595)	(2,495)
Prepaid expenses	(556)	(3,654)	-	(523)	(2,198)	(467)
Due from (to) third party property managers	(2,179)	(14,381)	(2,314)	(2,094)	(2,991)	(2,017)
Increase (decrease) in liabilities
Accrued expenses	4,652	1,718	4,829	7,335	1,284	4,345
Tenant deposits	2,695	2,445	2,349	2,595	1,595	2,495
Due to (from) related parties	3,691	25,075	(2,284)	(854)	5,293	(4,892)
Net cash provided by (used in) operating activities	11,312	3,063	8,959	6,932	1,792	5,346

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(400)	-	-	-	-	-
Distributions	(4,349)	(649)	(10,152)	(6,281)	(2,229)	(8,539)
Net cash provided by (used in) financing activities	(4,749)	(649)	(10,152)	(6,281)	(2,229)	(8,539)
Net change in cash	6,563	2,414	(1,192)	651	(437)	(3,193)
Cash at beginning of the period	9,718	972	29,623	12,417	2,979	16,134
Cash at end of of the period	$16,282	$3,387	$28,430	$13,068	$2,542	$12,941

Cash paid for income taxes	$308	$127	$-	$-	$-	$-
Cash paid for interest expenses	$-	$5,302	$-	$-	$3,271	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$225,289	$-	$-	$134,859	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Goose	Grant	Greenhill	Gretal	Grove	Hadden

Cash flows from operating activities
Net income (loss)	$(859)	$(1,901)	$(1,770)	$33	$(4,950)	$(2,663)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,678	4,451	4,484	6,206	4,401	3,027
Amortization	54	45	41	-	32	30
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,950)	-	(3,119)	(2,395)	(1,869)	(1,645)
Prepaid expenses	(2,365)	(3,079)	(2,815)	(197)	(1,822)	(2,191)
Due from (to) third party property managers	(240)	(5,433)	(3,342)	(2,459)	(2,457)	(3,445)
Increase (decrease) in liabilities
Accrued expenses	2,252	2,145	2,149	5,480	1,256	2,156
Tenant deposits	1,950	-	3,119	2,395	1,869	1,645
Due to (from) related parties	4,299	9,822	6,360	(3,440)	7,935	6,949
Net cash provided by (used in) operating activities	6,819	6,050	5,107	5,623	4,397	3,864

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(250)	-	-	-	-	(500)
Distributions	(4,778)	(3,526)	(3,276)	(8,789)	(1,113)	(2,695)
Net cash provided by (used in) financing activities	(5,028)	(3,526)	(3,276)	(8,789)	(1,113)	(3,195)
Net change in cash	1,791	2,524	1,830	(3,166)	3,284	669
Cash at beginning of the period	12,548	7,131	1,823	21,406	436	6,140
Cash at end of of the period	$14,339	$9,655	$3,654	$18,240	$3,720	$6,809

Cash paid for income taxes	$-	$-	$99	$1,098	$-	$76
Cash paid for interest expenses	$4,220	$5,063	$4,454	$-	$3,773	$2,811

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$122,685	$256,547	$225,524	$-	$155,713	$141,821
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Hansard	Hansel	Hargrave	Harrison	Henry	Heritage

Cash flows from operating activities
Net income (loss)	$2,869	$(11,875)	$(8,062)	$(5,869)	$(24,200)	$(4,899)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,170	5,564	3,212	6,296	5,912	4,506
Amortization	-	80	-	312	-	38
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,450)	-	(3,190)	(3,045)	(2,395)	(1,995)
Prepaid expenses	(100)	(3,619)	(199)	(2,663)	(63)	(3,350)
Due from (to) third party property managers	(2,155)	-	(1,472)	(2,426)	-	(2,775)
Increase (decrease) in liabilities
Accrued expenses	4,686	1,381	2,826	5,667	7,096	1,488
Tenant deposits	2,450	-	3,190	3,045	2,395	1,995
Due to (from) related parties	(3,125)	6,124	38,152	17,581	11,839	2,347
Net cash provided by (used in) operating activities	6,345	(2,346)	34,456	18,897	584	(2,647)

Cash flows from financing activities
Repayments of amounts due to related party	-	-	(272,924)	-	-	-
Net proceeds from the issuance of membership units	(100)	-	259,629	(1,950)	(1,400)	-
Distributions	(8,663)	(2,164)	(4,230)	(3,895)	(1,413)	(1,699)
Net cash provided by (used in) financing activities	(8,763)	(2,164)	(17,525)	(5,845)	(2,813)	(1,699)
Net change in cash	(2,418)	(4,510)	16,931	13,051	(2,229)	(4,346)
Cash at beginning of the period	23,034	12,324	461	6,309	2,683	23,848
Cash at end of of the period	$20,615	$7,813	$17,392	$19,360	$455	$19,502

Cash paid for income taxes	$742	$985	$-	$1,111	$-	$-
Cash paid for interest expenses	$-	$6,771	$-	$7,931	$-	$4,859

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$197,498	$-	$224,962	$-	$200,892
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Heron	Highland	Hines	Hobbes	Holcomb	Holland

Cash flows from operating activities
Net income (loss)	$(7,009)	$2,313	$(617)	$(7,761)	$717	$(2,092)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,474	3,942	4,405	3,216	4,877	2,909
Amortization	37	-	-	-	-	31
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,369)	(2,843)	(1,845)	(2,393)	(2,095)	(2,168)
Prepaid expenses	(2,177)	-	-	(199)	-	(2,374)
Due from (to) third party property managers	(2,895)	(2,820)	(1,624)	(1,287)	(715)	(2,201)
Increase (decrease) in liabilities
Accrued expenses	2,401	4,573	3,570	4,070	5,146	1,155
Tenant deposits	2,369	2,843	1,845	2,393	2,095	2,168
Due to (from) related parties	7,652	(6,640)	(5,343)	185	(16,618)	5,823
Net cash provided by (used in) operating activities	2,483	1,368	390	(1,777)	(6,593)	3,252

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(500)	(500)	-	-	-
Distributions	(1,714)	(4,865)	(3,716)	(4,177)	(6,049)	(1,101)
Net cash provided by (used in) financing activities	(1,714)	(5,365)	(4,216)	(4,177)	(6,049)	(1,101)
Net change in cash	769	(3,997)	(3,825)	(5,953)	(12,642)	2,151
Cash at beginning of the period	330	8,230	6,818	22,214	30,016	350
Cash at end of of the period	$1,099	$4,233	$2,993	$16,261	$17,374	$2,501

Cash paid for income taxes	$91	$273	$-	$-	$-	$-
Cash paid for interest expenses	$4,809	$-	$-	$-	$-	$2,879

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$198,806	$-	$-	$-	$-	$145,317
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Hollandaise	Holloway	Inglewood	Irene	Jack	Jake

Cash flows from operating activities
Net income (loss)	$(23,590)	$(3,900)	$(6,854)	$3,413	$(4,960)	$(1,325)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,028	4,672	9,361	2,412	6,377	8,093
Amortization	44	49	-	-	49	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,895)	(3,719)	(3,445)	(1,395)	-	(2,895)
Prepaid expenses	(2,791)	(2,338)	(1,033)	(211)	(3,151)	(380)
Due from (to) third party property managers	(6,366)	(2,949)	(2,716)	(1,468)	(835)	(6,599)
Increase (decrease) in liabilities
Accrued expenses	2,124	1,937	8,261	3,457	1,261	7,373
Tenant deposits	1,895	3,719	3,445	1,395	-	2,895
Due to (from) related parties	24,940	13,516	(3,087)	(3,913)	1,590	4,867
Net cash provided by (used in) operating activities	(610)	10,988	3,932	3,690	331	12,028

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(400)	-	(1,050)	-	-	(1,000)
Distributions	(1,462)	(3,689)	(7,629)	(5,880)	(1,688)	(6,403)
Net cash provided by (used in) financing activities	(1,862)	(3,689)	(8,679)	(5,880)	(1,688)	(7,403)
Net change in cash	(2,472)	7,299	(4,747)	(2,191)	(1,358)	4,625
Cash at beginning of the period	5,398	38	12,751	22,155	5,559	6,324
Cash at end of of the period	$2,926	$7,337	$8,005	$19,965	$4,202	$10,949

Cash paid for income taxes	$878	$114	$1,649	$-	$1,011	$-
Cash paid for interest expenses	$4,995	$5,160	$-	$-	$6,384	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$253,041	$218,344	$-	$-	$286,926	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Jefferson	Jill	Johnny	June	Jupiter	Kawana

Cash flows from operating activities
Net income (loss)	$4,254	$(5,665)	$(2,714)	$97	$(4,968)	$(2,595)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,777	5,492	8,047	8,047	2,906	3,786
Amortization	-	279	-	-	30	37
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,595)	(2,195)	-	(3,545)	(1,550)	(2,543)
Prepaid expenses	(873)	(4,966)	(177)	(178)	(1,407)	(2,372)
Due from (to) third party property managers	(2,127)	(2,159)	(293)	(3,255)	(1,588)	(1,110)
Increase (decrease) in liabilities
Accrued expenses	4,258	1,730	6,552	9,491	1,281	1,753
Tenant deposits	2,595	2,195	-	3,545	1,550	2,543
Due to (from) related parties	(838)	16,267	4,607	8,961	2,119	13,209
Net cash provided by (used in) operating activities	8,452	10,976	16,023	23,164	(1,628)	12,707

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	(2,000)	(500)	-	-
Distributions	(7,976)	(4,103)	(5,307)	(4,713)	(735)	(2,818)
Net cash provided by (used in) financing activities	(7,976)	(4,103)	(7,307)	(5,213)	(735)	(2,818)
Net change in cash	476	6,873	8,716	17,951	(2,363)	9,889
Cash at beginning of the period	17,923	4,740	33,784	13,071	4,172	2,520
Cash at end of of the period	$18,399	$11,613	$42,500	$31,022	$1,809	$12,409

Cash paid for income taxes	$672	$973	$1,418	$1,418	$-	$-
Cash paid for interest expenses	$-	$6,947	$-	$-	$3,262	$3,766

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$196,822	$-	$-	$138,117	$190,477
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood

Cash flows from operating activities
Net income (loss)	$(1,769)	$(18,377)	$(16,258)	$(7,004)	$(7,852)	$(3,654)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,836	9,475	4,686	4,106	4,290	3,592
Amortization	-	-	44	166	48	35
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,595)	-	(1,995)	-	(2,869)	(2,393)
Prepaid expenses	(288)	(249)	(1,402)	(1,369)	(82)	(3,001)
Due from (to) third party property managers	(1,598)	-	(4,242)	-	(2,966)	(1,846)
Increase (decrease) in liabilities
Accrued expenses	6,155	8,029	4,107	1,262	1,890	2,427
Tenant deposits	2,595	-	1,995	-	2,869	2,393
Due to (from) related parties	(14,502)	(2,633)	6,890	6,159	12,709	1,023
Net cash provided by (used in) operating activities	(6,166)	(3,754)	(6,175)	3,321	8,039	(1,423)

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(1,100)	(2,850)	(2,500)	(100)	-	-
Distributions	(5,194)	(787)	(728)	(1,161)	(2,688)	(1,612)
Net cash provided by (used in) financing activities	(6,294)	(3,637)	(3,228)	(1,261)	(2,688)	(1,612)
Net change in cash	(12,461)	(7,391)	(9,402)	2,060	5,351	(3,034)
Cash at beginning of the period	28,570	15,768	10,143	1,471	-	3,527
Cash at end of of the period	$16,109	$8,376	$741	$3,532	$5,351	$493

Cash paid for income taxes	$-	$1,670	$-	$-	$91	$630
Cash paid for interest expenses	$-	$-	$4,655	$4,423	$5,020	$4,358

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$315,000	$-
Acquisition of property	$-	$-	$-	$-	$315,000	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$-	$235,597	$125,383	$212,398	$180,038
Offering expenses	$-	$-	$-	$-	$2,537	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Korin	Lallie	Lanier	Lannister	Latte	Lennox

Cash flows from operating activities
Net income (loss)	$3,128	$(12,673)	$(11,669)	$(4,547)	$620	$(2,521)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,823	6,202	5,706	3,027	5,011	2,978
Amortization	-	53	45	51	-	36
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,995)	(2,295)	(2,395)	(1,943)	(3,293)	(1,795)
Prepaid expenses	-	(883)	(3,604)	(3,692)	(289)	(1,133)
Due from (to) third party property managers	(1,869)	(3,387)	-	(1,013)	(3,397)	(2,671)
Increase (decrease) in liabilities
Accrued expenses	7,488	1,782	1,616	1,164	4,916	1,702
Tenant deposits	1,995	2,295	2,395	1,943	3,293	1,795
Due to (from) related parties	(6,946)	14,360	5,457	8,004	4,696	5,171
Net cash provided by (used in) operating activities	5,624	5,453	(2,448)	2,995	11,557	3,561

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(7,877)	(1,363)	(1,848)	(975)	(5,674)	(2,818)
Net cash provided by (used in) financing activities	(7,877)	(1,363)	(1,848)	(975)	(5,674)	(2,818)
Net change in cash	(2,253)	4,089	(4,296)	2,020	5,883	744
Cash at beginning of the period	21,973	515	10,134	797	9,117	4,237
Cash at end of of the period	$19,720	$4,604	$5,838	$2,817	$15,000	$4,980

Cash paid for income taxes	$-	$113	$-	$-	$-	$69
Cash paid for interest expenses	$-	$5,614	$6,313	$3,588	$-	$3,267

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$237,669	$261,368	$112,653	$-	$137,818
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Lierly	Lily	Limestone	Litton	Longwoods	Lookout

Cash flows from operating activities
Net income (loss)	$(1,878)	$(7,156)	$(20,409)	$(3,037)	$(1,083)	$(2,641)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,932	7,493	4,023	4,413	3,702	4,741
Amortization	96	51	38	400	-	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,750)	(2,395)	(2,095)	-	(1,995)	(2,145)
Prepaid expenses	(35)	(5,547)	(1,453)	(223)	-	(104)
Due from (to) third party property managers	-	(2,874)	(889)	(1,528)	(727)	(622)
Increase (decrease) in liabilities
Accrued expenses	7,270	217	1,892	4,681	4,602	4,587
Tenant deposits	1,750	2,395	2,095	-	1,995	2,145
Due to (from) related parties	(7,399)	14,106	17,913	13,260	(4,718)	(1,374)
Net cash provided by (used in) operating activities	986	6,290	1,114	17,966	1,776	4,588

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	(100)	-	(200)
Distributions	(4,255)	(1,611)	(1,014)	(3,190)	(6,844)	(5,481)
Net cash provided by (used in) financing activities	(4,255)	(1,611)	(1,014)	(3,290)	(6,844)	(5,681)
Net change in cash	(3,270)	4,679	100	14,677	(5,068)	(1,093)
Cash at beginning of the period	21,077	5,397	1,897	9,012	21,591	9,326
Cash at end of of the period	$17,807	$10,076	$1,996	$23,688	$16,523	$8,233

Cash paid for income taxes	$-	$-	$98	$785	$-	$834
Cash paid for interest expenses	$2,762	$6,087	$3,971	$5,952	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$129,839	$308,697	$200,936	$157,267	$-	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Loretta	Louis	Louise	Lovejoy	Luna	Lurleen

Cash flows from operating activities
Net income (loss)	$(2,055)	$3,416	$(7,256)	$(3,648)	$(7,739)	$(2,157)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	9,431	3,701	3,789	4,044	2,956	2,141
Amortization	-	-	35	38	38	275
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(3,445)	(1,895)	(1,895)	(1,995)	(1,895)	(1,695)
Prepaid expenses	(630)	(562)	(2,631)	(2,273)	(1,040)	(216)
Due from (to) third party property managers	(3,012)	(5,033)	(1,721)	(1,235)	-	(2,641)
Increase (decrease) in liabilities
Accrued expenses	14,744	4,409	1,531	2,538	1,793	4,455
Tenant deposits	3,445	1,895	1,895	1,995	1,895	1,695
Due to (from) related parties	(4,522)	788	3,706	6,344	6,243	6,028
Net cash provided by (used in) operating activities	13,956	6,719	(2,547)	5,809	2,251	7,885

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(7,700)	-	-	(500)	-	-
Distributions	(5,749)	(7,032)	(2,276)	(2,420)	(1,041)	(3,549)
Net cash provided by (used in) financing activities	(13,449)	(7,032)	(2,276)	(2,920)	(1,041)	(3,549)
Net change in cash	507	(314)	(4,824)	2,889	1,210	4,336
Cash at beginning of the period	10,811	23,129	7,859	977	2,813	109
Cash at end of of the period	$11,318	$22,815	$3,036	$3,866	$4,022	$4,445

Cash paid for income taxes	$1,662	$-	$7	$-	$56	$-
Cash paid for interest expenses	$-	$-	$4,017	$4,012	$3,506	$4,761

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$-	$180,044	$202,996	$147,981	$108,075
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Madison	Mae	Magnolia	Malbec	Mammoth	Marcelo

Cash flows from operating activities
Net income (loss)	$(525)	$1,604	$(4,257)	$(3,699)	$(28,180)	$1,834
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,828	4,864	4,154	4,388	4,686	3,911
Amortization	47	-	71	67	42	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,174)	(4,190)	-	(2,295)	(2,095)	(1,945)
Prepaid expenses	(1,358)	(397)	(1,665)	(919)	(3,098)	-
Due from (to) third party property managers	(3,543)	(3,345)	(1,160)	-	(895)	(1,705)
Increase (decrease) in liabilities
Accrued expenses	1,179	5,170	2,194	1,841	1,440	4,071
Tenant deposits	2,174	4,190	-	2,295	2,095	1,945
Due to (from) related parties	4,997	(2,887)	(282)	(3,172)	21,347	(4,515)
Net cash provided by (used in) operating activities	3,625	5,009	(944)	(1,494)	(4,659)	3,597

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(400)	(1,000)	(100)	-	-
Distributions	(1,279)	(7,335)	(1,290)	(3,556)	(366)	(7,429)
Net cash provided by (used in) financing activities	(1,279)	(7,735)	(2,290)	(3,656)	(366)	(7,429)
Net change in cash	2,346	(2,726)	(3,234)	(5,151)	(5,025)	(3,833)
Cash at beginning of the period	2,797	13,420	24,684	13,690	5,883	15,306
Cash at end of of the period	$5,143	$10,695	$21,450	$8,540	$858	$11,473

Cash paid for income taxes	$-	$346	$-	$-	$-	$-
Cash paid for interest expenses	$3,122	$-	$4,993	$4,891	$5,695	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$99,895	$-	$171,057	$204,967	$235,655	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Marie	Marietta	Marion	Marple	Martell	Mary

Cash flows from operating activities
Net income (loss)	$5,070	$(8,876)	$(3,129)	$1,092	$(7,570)	$4,164
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,397	4,158	4,427	2,412	3,572	3,732
Amortization	-	221	-	-	-	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,745)	(2,195)	(2,295)	(2,093)	(1,945)	(2,095)
Prepaid expenses	(105)	(2,502)	(1,169)	-	-	(481)
Due from (to) third party property managers	(2,421)	(848)	(1,755)	-	(1,705)	(2,042)
Increase (decrease) in liabilities
Accrued expenses	4,952	1,767	4,281	3,348	4,365	4,682
Tenant deposits	2,745	2,195	2,295	2,093	1,945	2,095
Due to (from) related parties	(1,732)	11,126	(16,784)	748	(6,184)	332
Net cash provided by (used in) operating activities	10,161	5,046	(14,129)	7,600	(7,522)	10,387

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	(300)	-
Distributions	(10,032)	(1,612)	(5,871)	(5,491)	(4,647)	(7,715)
Net cash provided by (used in) financing activities	(10,032)	(1,612)	(5,871)	(5,491)	(4,947)	(7,715)
Net change in cash	129	3,434	(19,999)	2,109	(12,469)	2,672
Cash at beginning of the period	22,860	1,099	21,583	13,821	14,172	15,677
Cash at end of of the period	$22,989	$4,533	$1,584	$15,930	$1,704	$18,349

Cash paid for income taxes	$782	$-	$-	$-	$-	$582
Cash paid for interest expenses	$-	$5,260	$-	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$148,541	$-	$-	$-	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Matchingham	McGregor	McLovin	Meadow	Mimosa	Mojave

Cash flows from operating activities
Net income (loss)	$(2,719)	$(1,786)	$(4,883)	$(2,946)	$(3,120)	$761
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,913	4,132	6,219	4,410	2,954	3,525
Amortization	31	-	58	39	269	66
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,095)	(1,895)	(3,495)	-	(1,495)	(2,195)
Prepaid expenses	(1,104)	-	(3,636)	(1,869)	(81)	(778)
Due from (to) third party property managers	(2,560)	(1,864)	(2,874)	(2,746)	(3,636)	(2,169)
Increase (decrease) in liabilities
Accrued expenses	2,285	4,950	(1,249)	1,991	4,140	1,763
Tenant deposits	2,095	1,895	3,495	-	1,495	2,195
Due to (from) related parties	2,436	(3,912)	8,421	11,188	9,464	(7,415)
Net cash provided by (used in) operating activities	1,282	1,521	2,057	10,067	9,989	(4,246)

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(3,439)	(5,137)	(3,995)	(2,319)	(3,583)	(3,176)
Net cash provided by (used in) financing activities	(3,439)	(5,137)	(3,995)	(2,319)	(3,583)	(3,176)
Net change in cash	(2,157)	(3,617)	(1,937)	7,748	6,407	(7,422)
Cash at beginning of the period	8,340	9,748	4,318	1,014	2,442	10,626
Cash at end of of the period	$6,183	$6,131	$2,381	$8,762	$8,848	$3,204

Cash paid for income taxes	$59	$727	$-	$-	$-	$-
Cash paid for interest expenses	$2,867	$-	$7,179	$4,203	$4,423	$3,240

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$144,680	$-	$364,286	$212,755	$105,753	$160,176
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Murphy	Mycroft	Nugget	Odessa	Olive	Oly

Cash flows from operating activities
Net income (loss)	$(10,818)	$3,090	$(246)	$(6,103)	$(4,736)	$(9,079)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,085	2,466	7,694	7,332	3,689	6,265
Amortization	37	-	-	59	34	57
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,995)	(1,645)	(3,295)	(3,395)	(1,895)	(2,995)
Prepaid expenses	(2,168)	-	-	(3,775)	(2,084)	(3,312)
Due from (to) third party property managers	(1,189)	(1,300)	(2,714)	(2,871)	(5,432)	(2,868)
Increase (decrease) in liabilities
Accrued expenses	2,888	3,559	10,760	(918)	1,817	(1,073)
Tenant deposits	1,995	1,645	3,295	3,395	1,895	2,995
Due to (from) related parties	3,682	(1,391)	(12,098)	13,813	12,723	7,361
Net cash provided by (used in) operating activities	(3,481)	6,425	3,395	7,537	6,010	(2,649)

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(200)	(2,500)	(100)	-	-
Distributions	(1,135)	(5,451)	(7,451)	(2,406)	(2,594)	(2,336)
Net cash provided by (used in) financing activities	(1,135)	(5,651)	(9,951)	(2,506)	(2,594)	(2,336)
Net change in cash	(4,617)	774	(6,555)	5,031	3,416	(4,985)
Cash at beginning of the period	8,272	15,368	15,822	647	306	12,870
Cash at end of of the period	$3,655	$16,142	$9,267	$5,678	$3,723	$7,885

Cash paid for income taxes	$87	$-	$-	$-	$103	$-
Cash paid for interest expenses	$4,053	$-	$-	$7,315	$2,950	$7,191

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$205,163	$-	$-	$371,268	$124,290	$364,989
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer

Cash flows from operating activities
Net income (loss)	$(124)	$2,594	$(1,412)	$312	$(25,688)	$(4,073)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	6,008	4,018	3,850	5,490	6,084	4,586
Amortization	-	-	-	-	47	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	(458)	-	-	-	-
Deposits	(2,295)	(3,390)	(1,695)	(2,295)	(2,319)	(1,895)
Prepaid expenses	-	(752)	(2,196)	(362)	(2,150)	(509)
Due from (to) third party property managers	(2,476)	-	(1,870)	(3,340)	(3,619)	(2,206)
Increase (decrease) in liabilities
Accrued expenses	3,512	4,145	6,088	4,190	2,275	4,265
Tenant deposits	2,295	3,390	1,695	2,295	2,319	1,895
Due to (from) related parties	(7,861)	(40,831)	(8,206)	(1,852)	23,944	(6,631)
Net cash provided by (used in) operating activities	(941)	(31,284)	(3,746)	4,438	893	(4,569)

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	(100)	(680)	-
Distributions	(6,341)	(6,179)	(6,196)	(4,433)	(782)	(6,526)
Net cash provided by (used in) financing activities	(6,341)	(6,179)	(6,196)	(4,533)	(1,462)	(6,526)
Net change in cash	(7,282)	(37,463)	(9,942)	(94)	(569)	(11,095)
Cash at beginning of the period	13,900	44,726	16,995	12,831	1,822	22,375
Cash at end of of the period	$6,619	$7,263	$7,054	$12,737	$1,253	$11,280

Cash paid for income taxes	$518	$-	$-	$344	$-	$-
Cash paid for interest expenses	$-	$-	$-	$-	$5,363	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$-	$-	$-	$271,803	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Patrick	Peanut	Pearl	Pecan	Peterson	Piedmont

Cash flows from operating activities
Net income (loss)	$(3,610)	$(1,912)	$(2,945)	$(535)	$2,930	$(6,951)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,518	2,964	7,498	2,863	3,104	5,272
Amortization	33	31	-	34	-	268
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,595)	(2,093)	(2,945)	(1,750)	(1,595)	(2,295)
Prepaid expenses	(55)	(1,262)	(233)	(31)	(239)	(2,936)
Due from (to) third party property managers	-	(861)	(1,004)	-	(1,613)	(2,176)
Increase (decrease) in liabilities
Accrued expenses	5,743	1,891	7,015	6,711	3,538	1,651
Tenant deposits	1,595	2,093	2,945	1,750	1,595	2,295
Due to (from) related parties	(5,389)	8,514	(19,951)	(6,402)	(736)	19,487
Net cash provided by (used in) operating activities	241	9,367	(9,620)	2,639	6,984	14,616

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(300)	(1,000)	-	-	-
Distributions	(1,866)	(2,030)	(7,909)	(4,298)	(6,967)	(2,783)
Net cash provided by (used in) financing activities	(1,866)	(2,330)	(8,909)	(4,298)	(6,967)	(2,783)
Net change in cash	(1,625)	7,037	(18,528)	(1,659)	17	11,833
Cash at beginning of the period	8,850	167	24,130	18,851	21,117	3,086
Cash at end of of the period	$7,225	$7,204	$5,602	$17,193	$21,133	$14,919

Cash paid for income taxes	$-	$-	$1,319	$-	$-	$-
Cash paid for interest expenses	$2,235	$3,522	$-	$2,329	$-	$6,645

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$107,862	$145,287	$-	$112,414	$-	$188,168
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Pinot	Pioneer	Plumtree	Point	Porthos	Quincy

Cash flows from operating activities
Net income (loss)	$(2,887)	$(5,450)	$(906)	$(19,249)	$927	$(726)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,429	8,117	2,768	5,250	4,148	7,515
Amortization	68	-	82	46	-	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,395)	-	(1,550)	(2,095)	(2,295)	(3,495)
Prepaid expenses	(1,650)	(47)	(32)	(4,322)	-	-
Due from (to) third party property managers	-	-	(1,495)	(585)	(2,201)	(1,639)
Increase (decrease) in liabilities
Accrued expenses	1,831	8,132	6,636	1,544	4,976	9,429
Tenant deposits	2,395	-	1,550	2,095	2,295	3,495
Due to (from) related parties	(3,999)	(7,204)	(7,368)	10,943	(7,902)	3,983
Net cash provided by (used in) operating activities	(2,208)	3,547	(314)	(6,373)	(53)	18,562

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(100)	-	-	-	(3,750)
Distributions	(3,375)	(5,016)	(4,929)	(1,261)	(8,754)	(3,678)
Net cash provided by (used in) financing activities	(3,375)	(5,116)	(4,929)	(1,261)	(8,754)	(7,428)
Net change in cash	(5,583)	(1,569)	(5,244)	(7,634)	(8,807)	11,133
Cash at beginning of the period	16,588	7,950	23,770	8,937	28,240	6,547
Cash at end of of the period	$11,005	$6,382	$18,527	$1,303	$19,433	$17,681

Cash paid for income taxes	$-	$-	$-	$921	$-	$-
Cash paid for interest expenses	$4,941	$-	$2,342	$6,405	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$207,094	$-	$110,054	$265,191	$-	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Redondo	Regency	Reginald	Reynolds	Ribbonwalk	Richardson

Cash flows from operating activities
Net income (loss)	$(3,482)	$(3,096)	$(1,146)	$481	$(4,385)	$2,021
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,308	3,793	6,815	5,905	4,395	4,321
Amortization	394	344	-	-	41	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	-	(3,793)	(4,293)	(2,495)	(1,995)	(1,995)
Prepaid expenses	(208)	(711)	(275)	(491)	(2,156)	(215)
Due from (to) third party property managers	(3,534)	(1,602)	(4,530)	(2,685)	(1,394)	(1,725)
Increase (decrease) in liabilities
Accrued expenses	4,691	7,429	7,537	6,097	1,391	8,035
Tenant deposits	-	3,793	4,293	2,495	1,995	1,995
Due to (from) related parties	7,249	9,797	2,760	(13,267)	15,090	(5,879)
Net cash provided by (used in) operating activities	9,417	15,953	11,162	(3,960)	12,981	6,558

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	(2,450)	(500)	-	(1,200)
Distributions	(2,854)	(5,208)	(5,362)	(7,273)	(1,596)	(6,808)
Net cash provided by (used in) financing activities	(2,854)	(5,208)	(7,812)	(7,773)	(1,596)	(8,008)
Net change in cash	6,563	10,745	3,350	(11,733)	11,385	(1,450)
Cash at beginning of the period	1,352	8,982	12,317	34,185	287	19,245
Cash at end of of the period	$7,915	$19,727	$15,668	$22,451	$11,672	$17,795

Cash paid for income taxes	$50	$-	$250	$250	$-	$-
Cash paid for interest expenses	$6,480	$5,951	$-	$-	$4,380	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$154,875	$135,094	$-	$-	$221,786	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Richmond	Ridge	Ritter	River	Riverwalk	Rooney

Cash flows from operating activities
Net income (loss)	$(1,700)	$(3,000)	$(11,499)	$140	$(5,875)	$(3,242)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,232	2,992	6,932	3,662	5,427	4,422
Amortization	-	36	-	34	-	45
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,695)	(2,543)	(2,495)	(3,293)	(3,993)	(2,095)
Prepaid expenses	(347)	(1,520)	(103)	(1,593)	-	(3,365)
Due from (to) third party property managers	(2,410)	(2,745)	(1,961)	(2,817)	(1)	(2,433)
Increase (decrease) in liabilities
Accrued expenses	6,328	1,803	6,667	2,341	4,918	1,207
Tenant deposits	2,695	2,543	2,495	3,293	3,993	2,095
Due to (from) related parties	60,468	6,920	5,458	(1,163)	1,546	10,830
Net cash provided by (used in) operating activities	67,571	4,485	5,494	602	6,015	7,464

Cash flows from financing activities
Repayments of amounts due to related party	(445,636)	-	-	-	-	-
Net proceeds from the issuance of membership units	414,717	-	(1,000)	(100)	(200)	-
Distributions	(11,285)	(2,798)	(3,770)	(3,785)	(2,813)	(1,702)
Net cash provided by (used in) financing activities	(42,204)	(2,798)	(4,770)	(3,885)	(3,013)	(1,702)
Net change in cash	25,367	1,688	725	(3,283)	3,002	5,761
Cash at beginning of the period	2,672	1,258	6,086	8,965	11,665	3,987
Cash at end of of the period	$28,039	$2,945	$6,811	$5,682	$14,667	$9,748

Cash paid for income taxes	$-	$69	$-	$84	$957	$50
Cash paid for interest expenses	$-	$3,283	$-	$4,017	$-	$5,063

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$138,461	$-	$170,412	$-	$256,547
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Roseberry	Rosewood	Roxy	Saddlebred	Saint	Sajni

Cash flows from operating activities
Net income (loss)	$(2,613)	$(3,514)	$(4,959)	$(6,711)	$(67)	$(141)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,513	3,719	4,479	7,639	3,791	5,539
Amortization	39	36	40	54	39	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	(1,377)	-	-
Deposits	(3,443)	(2,768)	(1,995)	(4,168)	(2,495)	(2,745)
Prepaid expenses	(2,178)	(1,337)	(2,151)	(2,670)	(2,335)	(10)
Due from (to) third party property managers	(873)	(3,251)	(2,262)	(4,607)	(2,185)	(2,337)
Increase (decrease) in liabilities
Accrued expenses	2,351	1,621	1,630	(22)	1,970	3,607
Tenant deposits	3,443	2,768	1,995	4,168	2,495	2,745
Due to (from) related parties	2,220	2,826	7,871	13,882	(5,112)	(5,189)
Net cash provided by (used in) operating activities	3,458	99	4,649	6,187	(3,899)	1,468

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	(100)	-	-
Distributions	(3,129)	(1,557)	(1,747)	(2,136)	(3,710)	(8,158)
Net cash provided by (used in) financing activities	(3,129)	(1,557)	(1,747)	(2,236)	(3,710)	(8,158)
Net change in cash	329	(1,458)	2,901	3,951	(7,609)	(6,690)
Cash at beginning of the period	2,190	2,222	4,069	9,534	21,695	6,958
Cash at end of of the period	$2,519	$764	$6,970	$13,484	$14,086	$268

Cash paid for income taxes	$100	$-	$786	$-	$50	$250
Cash paid for interest expenses	$4,924	$4,525	$5,277	$6,496	$4,146	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$209,142	$186,989	$218,270	$329,554	$209,840	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Salem	Salinas	Saturn	Scepter	Sequoyah	Shallowford

Cash flows from operating activities
Net income (loss)	$(3,845)	$2,303	$(1,911)	$(1,350)	$(17,973)	$(10,066)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,387	4,039	3,632	3,238	3,401	4,958
Amortization	68	-	30	36	310	255
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,195)	(1,945)	(1,806)	(1,795)	(2,295)	-
Prepaid expenses	(2,092)	-	(1,451)	(2,373)	(257)	(2,817)
Due from (to) third party property managers	(1,241)	(1,643)	(1,336)	(1,380)	-	-
Increase (decrease) in liabilities
Accrued expenses	1,884	3,489	1,413	1,787	6,938	1,633
Tenant deposits	2,195	1,945	1,806	1,795	2,295	-
Due to (from) related parties	(220)	(9,279)	5,767	(644)	6,440	3,673
Net cash provided by (used in) operating activities	(1,059)	(1,092)	6,144	(686)	(1,142)	(2,364)

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(200)	-	-	(100)	-	-
Distributions	(3,580)	(4,376)	(1,748)	(1,836)	(858)	(1,971)
Net cash provided by (used in) financing activities	(3,780)	(4,376)	(1,748)	(1,936)	(858)	(1,971)
Net change in cash	(4,839)	(5,468)	4,396	(2,622)	(2,000)	(4,335)
Cash at beginning of the period	10,972	14,381	4,379	4,796	2,000	4,335
Cash at end of of the period	$6,133	$8,913	$8,775	$2,173	$-	$-

Cash paid for income taxes	$-	$50	$-	$50	$-	$875
Cash paid for interest expenses	$4,983	$-	$3,262	$3,698	$4,613	$6,251

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$208,862	$-	$138,122	$187,025	$121,882	$176,885
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Shoreline	Sigma	Simon	Sims	Soapstone	Sodalis

Cash flows from operating activities
Net income (loss)	$(3,581)	$(5,352)	$3,917	$1,394	$2,148	$(1,861)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,260	5,240	3,976	3,749	3,000	3,980
Amortization	(23)	46	-	-	96	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	(17,919)	-
Deposits	(2,295)	(2,869)	(2,095)	(2,768)	(2,350)	(2,000)
Prepaid expenses	(1,569)	(2,328)	(470)	(478)	-	(52)
Due from (to) third party property managers	(3,057)	(690)	(2,003)	(1,671)	(2,294)	(2,971)
Increase (decrease) in liabilities
Accrued expenses	1,835	2,061	4,887	4,496	6,743	9,061
Tenant deposits	2,295	2,869	2,095	2,768	2,350	2,000
Due to (from) related parties	5,742	(3,748)	(18,220)	(17,789)	(3,931)	(5,636)
Net cash provided by (used in) operating activities	3,607	(4,773)	(7,913)	(10,298)	(12,157)	2,520

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	(2,100)
Distributions	(2,139)	(2,749)	(7,978)	(6,750)	(3,601)	(4,490)
Net cash provided by (used in) financing activities	(2,139)	(2,749)	(7,978)	(6,750)	(3,601)	(6,590)
Net change in cash	1,468	(7,522)	(15,891)	(17,048)	(15,758)	(4,070)
Cash at beginning of the period	(0)	7,893	18,491	17,985	16,910	5,917
Cash at end of of the period	$1,468	$371	$2,600	$937	$1,152	$1,846

Cash paid for income taxes	$92	$-	$-	$-	$-	$-
Cash paid for interest expenses	$4,877	$5,268	$-	$-	$2,704	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$209,965	$266,960	$-	$-	$126,994	$-
Offering expenses	$2,498	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Spencer	Splash	Spring	Stonebriar	Sugar	Summerset

Cash flows from operating activities
Net income (loss)	$(2,934)	$(990)	$(4,452)	$(4,068)	$(5,388)	$(3,755)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,157	2,978	3,401	2,787	4,279	5,058
Amortization	45	159	-	29	46	40
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,349)	(1,550)	(1,695)	(1,395)	(3,590)	(2,843)
Prepaid expenses	(1,406)	(150)	(139)	(1,392)	(2,303)	(1,165)
Due from (to) third party property managers	(3,214)	(243)	(2,656)	(1,928)	(2,882)	(4,638)
Increase (decrease) in liabilities
Accrued expenses	3,283	5,885	3,667	1,364	1,816	1,454
Tenant deposits	2,349	1,550	1,695	1,395	3,590	2,843
Due to (from) related parties	4,536	(15,985)	(1,920)	(570)	5,861	5,988
Net cash provided by (used in) operating activities	4,468	(8,346)	(2,098)	(3,779)	1,430	2,981

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(200)	-	-	-	-	-
Distributions	(3,428)	(4,003)	(5,043)	(975)	(2,159)	(828)
Net cash provided by (used in) financing activities	(3,628)	(4,003)	(5,043)	(975)	(2,159)	(828)
Net change in cash	839	(12,349)	(7,141)	(4,754)	(729)	2,153
Cash at beginning of the period	597	13,815	9,230	14,993	2,820	2,097
Cash at end of of the period	$1,436	$1,467	$2,089	$10,239	$2,090	$4,249

Cash paid for income taxes	$94	$-	$240	$-	$114	$25
Cash paid for interest expenses	$4,554	$2,637	$-	$3,221	$4,706	$3,873

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$192,578	$122,029	$-	$132,769	$199,011	$163,590
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Sundance	Sunnyside	Swift	Taylor	Terracotta	Theodore

Cash flows from operating activities
Net income (loss)	$(5,345)	$239	$695	$(7,549)	$(6,262)	$884
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,102	3,039	5,287	3,689	3,787	3,947
Amortization	394	-	-	178	40	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,695)	-	-	(1,645)	-	(2,245)
Prepaid expenses	(178)	(219)	-	(1,308)	(2,245)	(470)
Due from (to) third party property managers	(9,619)	(453)	(1,837)	(1,598)	(2,121)	(1,104)
Increase (decrease) in liabilities
Accrued expenses	13,214	3,582	5,441	1,747	1,208	4,830
Tenant deposits	2,695	-	-	1,645	-	2,245
Due to (from) related parties	(1,800)	(786)	(18,361)	8,580	6,520	(3,593)
Net cash provided by (used in) operating activities	1,768	5,403	(8,774)	3,738	927	4,494

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(3,169)	(6,165)	(5,608)	(2,055)	(2,206)	(7,291)
Net cash provided by (used in) financing activities	(3,169)	(6,165)	(5,608)	(2,055)	(2,206)	(7,291)
Net change in cash	(1,401)	(762)	(14,382)	1,683	(1,279)	(2,797)
Cash at beginning of the period	7,408	21,022	33,205	1,314	6,476	20,437
Cash at end of of the period	$6,006	$20,260	$18,822	$2,997	$5,197	$17,640

Cash paid for income taxes	$50	$-	$-	$-	$-	$437
Cash paid for interest expenses	$6,480	$-	$-	$3,987	$4,353	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$154,875	$-	$-	$112,128	$220,369	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Tulip	Tuscan	Tuscarora	Tuxford	Vernon	Walton

Cash flows from operating activities
Net income (loss)	$(1,835)	$(4,107)	$3,757	$(11,423)	$(4,614)	$3,496
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,363	4,439	4,591	3,601	3,619	4,123
Amortization	40	169	-	35	34	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,195)	(2,295)	(3,145)	(1,895)	(2,843)	(2,095)
Prepaid expenses	(1,609)	(454)	(110)	(2,360)	(1,781)	(81)
Due from (to) third party property managers	(3,639)	-	(8,722)	-	(2,918)	(1,927)
Increase (decrease) in liabilities
Accrued expenses	2,018	8,575	5,017	1,509	1,623	7,089
Tenant deposits	2,195	2,295	3,145	1,895	2,843	2,095
Due to (from) related parties	8,001	652	1,552	15,279	9,147	625
Net cash provided by (used in) operating activities	7,340	9,274	6,085	6,641	5,110	13,325

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(300)	-	-	-	-	(1,500)
Distributions	(1,846)	(3,685)	(9,144)	(952)	(1,833)	(3,613)
Net cash provided by (used in) financing activities	(2,146)	(3,685)	(9,144)	(952)	(1,833)	(5,113)
Net change in cash	5,194	5,589	(3,058)	5,689	3,277	8,213
Cash at beginning of the period	664	17,299	18,305	360	1,136	4,598
Cash at end of of the period	$5,858	$22,889	$15,247	$6,048	$4,413	$12,810

Cash paid for income taxes	$-	$-	$50	$84	$79	$-
Cash paid for interest expenses	$5,310	$3,839	$-	$3,493	$3,557	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$219,667	$180,884	$-	$176,574	$179,904	$-
Offering expenses	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Wave	Weldon	Wellington	Wentworth	Wescott	Westchester

Cash flows from operating activities
Net income (loss)	$(27,053)	$(1,386)	$(463)	$(314)	$(12,163)	$(8,166)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,596	2,906	6,241	3,417	3,765	4,687
Amortization	41	30	-	57	58	46
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(3,293)	(2,168)	(2,395)	(1,595)	(3,440)	(3,119)
Prepaid expenses	(2,011)	(1,365)	-	(1,124)	(800)	(1,980)
Due from (to) third party property managers	(2,954)	(2,032)	(2,921)	-	(1,779)	(3,392)
Increase (decrease) in liabilities
Accrued expenses	1,231	1,451	5,522	1,861	1,514	2,026
Tenant deposits	3,293	2,168	2,395	1,595	3,440	3,119
Due to (from) related parties	25,550	612	(6,490)	1,957	7,575	17,744
Net cash provided by (used in) operating activities	(602)	215	1,888	5,853	(1,830)	10,965

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	(700)	-	-	-
Distributions	(418)	(1,470)	(8,483)	(4,049)	(1,563)	(4,001)
Net cash provided by (used in) financing activities	(418)	(1,470)	(9,183)	(4,049)	(1,563)	(4,001)
Net change in cash	(1,020)	(1,255)	(7,295)	1,804	(3,392)	6,964
Cash at beginning of the period	1,332	5,100	21,206	11,461	5,493	-
Cash at end of of the period	$312	$3,845	$13,910	$13,265	$2,101	$6,964

Cash paid for income taxes	$-	$-	$250	$-	$662	$137
Cash paid for interest expenses	$4,380	$2,674	$-	$3,125	$4,145	$4,645

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$340,000
Acquisition of property	$-	$-	$-	$-	$-	$340,000
Mortgage payable, net of capitalized loan costs for acquisition of property	$221,759	$134,889	$-	$155,160	$133,016	$196,435
Offering expenses	$-	$-	$-	$-	$-	$3,640

ARRIVED HOMES, LLC AND ITS SERIES CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Wildwood	Willow	Wilson	Winchester	Windsor	Winston	Wisteria	Consolidated

Cash flows from operating activities
Net income (loss)	$(1,201)	$2,615	$(53)	$521	$(4,959)	$1,161	$(5,519)	$(859,372)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,031	4,020	5,861	4,209	4,809	4,519	4,867	1,088,121
Amortization	49	-	-	-	50	-	38	10,533
Credit loss expense (recovery)	-	-	-	-	-	-	-	(960)
(Increase) decrease in assets
Other receivables	-	-	-	-	-	-	-	(22,394)
Deposits	(1,945)	-	(2,445)	(1,895)	(4,193)	(1,795)	(3,143)	(506,848)
Prepaid expenses	(1,436)	(222)	(61)	(426)	(3,011)	(213)	(1,579)	(286,870)
Due from (to) third party property managers	(2,221)	(2,277)	(2,528)	(1,426)	(150)	(4,604)	(2,705)	(520,780)
Increase (decrease) in liabilities
Accrued expenses	1,848	7,484	8,900	4,728	3,063	5,935	1,705	917,567
Tenant deposits	1,945	-	2,445	1,895	4,193	1,795	3,143	506,848
Due to (from) related parties	2,687	4,669	(7,274)	(12,280)	5,848	6,810	534	714,590
Net cash provided by (used in) operating activities	2,757	16,289	4,845	(4,673)	5,651	13,608	(2,658)	1,040,436

Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-	-	(1,373,226)
Net proceeds from the issuance of membership units	-	(1,600)	(100)	-	-	(1,100)	-	1,198,394
Distributions	(2,626)	(6,015)	(7,886)	(8,167)	(4,725)	(7,122)	(1,685)	(990,663)
Net cash provided by (used in) financing activities	(2,626)	(7,615)	(7,986)	(8,167)	(4,725)	(8,222)	(1,685)	(1,165,495)
Net change in cash	131	8,675	(3,141)	(12,840)	926	5,386	(4,344)	(125,059)
Cash at beginning of the period	8,715	5,756	16,705	22,928	4,851	12,303	10,967	2,531,500
Cash at end of of the period	$8,846	$14,430	$13,564	$10,088	$5,776	$17,689	$6,623	$2,406,441

Cash paid for income taxes	$532	$-	$-	$-	$109	$-	$-	$47,538
Cash paid for interest expenses	$3,074	$-	$-	$-	$5,311	$-	$4,966	$578,090

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-	$-	$1,070,000
Acquisition of property	$-	$-	$-	$-	$-	$-	$-	$1,070,000
Mortgage payable, net of capitalized loan costs for acquisition of property	$107,263	$-	$-	$-	$224,777	$-	$205,344	$23,900,670
Offering expenses	$-	$-	$-	$-	$-	$-	$-	$12,724

The accompanying notes are an integral part of these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES NOTES TO THE UNAUDITED CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

Arrived Homes, LLC (the “Company”) is a Delaware Series limited liability company formed on July 13, 2020 under the laws of Delaware. Arrived Homes, LLC was formed to permit public investment in individual single family rental homes, each of which will be held by a separate property-owning subsidiary owned by a separate Series of limited liability interests, or “Series,” that Arrived Fund Manager, LLC (the “Manager”) established. As a Delaware Series limited liability company, the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

The following list represents each Arrived Homes, LLC’s Series and each Series’ wholly-owned limited liability company (“LLC”), which was used to acquire the Series’ single family rental property, along with the date the Series was formed and the date the Series’ LLC acquired the single family rental property as of June 30, 2025.

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series 100, a Series of Arrived Homes, LLC (100)	Arrived TN 100, LLC	4/11/2022	4/29/2022
Arrived Homes Series 101, a Series of Arrived Homes, LLC (101)	Arrived TN 101, LLC	5/10/2022	5/31/2022
Arrived Homes Series Abbington, a Series of Arrived Homes, LLC (Abbington)	Arrived TN Abbington, LLC	5/4/2022	5/12/2022
Arrived Homes Series Abernant, a Series of Arrived Homes, LLC (Abernant)	Arrived Homes Series Abernant, a series of Arrived Homes, LLC	7/24/2023	8/16/2023
Arrived Homes Series Alvin, a Series of Arrived Homes, LLC (Alvin)	Arrived TN Alvin, LLC	7/25/2023	8/30/2023
Arrived Homes Series Amber, a Series of Arrived Homes, LLC (Amber)	Arrived NC Amber, LLC	9/3/2021	9/30/2021
Arrived Homes Series Apollo, a Series of Arrived Homes, LLC (Apollo)	Arrived Homes Series Apollo, a series of Arrived Homes, LLC	5/3/2022	5/6/2022
Arrived Homes Series Aster, a Series of Arrived Homes, LLC (Aster)	Arrived AR Aster, LLC	6/15/2022	7/11/2022
Arrived Homes Series Augusta, a Series of Arrived Homes, LLC (Augusta)	Arrived GA Augusta, LLC	5/10/2023	5/25/2023
Arrived Homes Series Avebury, a Series of Arrived Homes, LLC (Avebury)	Arrived AL Avebury, LLC	2/4/2022	2/22/2022
Arrived Homes Series Avondale, a Series of Arrived Homes, LLC (Avondale)	Arrived GA Avondale, LLC	5/3/2023	5/23/2023
Arrived Homes Series Badminton, a Series of Arrived Homes, LLC (Badminton)	Arrived SC Badminton, LLC	5/21/2021	6/18/2021
Arrived Homes Series Ballinger, a Series of Arrived Homes, LLC (Ballinger)	Arrived TN Ballinger, LLC	7/25/2023	11/15/2023
Arrived Homes Series Bandelier, a Series of Arrived Homes, LLC (Bandelier)	Arrived AZ Bandelier, LLC	9/16/2021	10/27/2021
Arrived Homes Series Baron, a Series of Arrived Homes, LLC (Baron)	Arrived CO Baron, LLC	4/29/2022	5/10/2022
Arrived Homes Series Basil, a Series of Arrived Homes, LLC (Basil)	Arrived SC Basil, LLC	6/1/2021	6/25/2021
Arrived Homes Series Bayside, a Series of Arrived Homes, LLC (Bayside)	Arrived SC Bayside, LLC	6/15/2021	7/16/2021
Arrived Homes Series Bazzel, a Series of Arrived Homes, LLC (Bazzel)	Arrived SC Bazzel, LLC	5/12/2022	6/10/2022
Arrived Homes Series Bedford, a Series of Arrived Homes, LLC (Bedford)	Arrived SC Bedford, LLC	12/28/2021	2/28/2022
Arrived Homes Series Bella, a Series of Arrived Homes, LLC (Bella)	Arrived VA Bella, LLC	5/15/2023	6/7/2023
Arrived Homes Series Belle, a Series of Arrived Homes, LLC (Belle)	Arrived Homes Series Belle, a series of Arrived Homes, LLC	5/31/2022	6/10/2022
Arrived Homes Series Belvedere, a Series of Arrived Homes, LLC (Belvedere)	Arrived GA Belvedere, LLC	5/4/2023	5/16/2023
Arrived Homes Series Bergenia, a Series of Arrived Homes, LLC (Bergenia)	Arrived Homes Series Bergenia, a series of Arrived Homes, LLC	7/5/2023	7/12/2023
Arrived Homes Series Blossom, a Series of Arrived Homes, LLC (Blossom)	Arrived AR Blossom, LLC	6/15/2022	7/25/2022
Arrived Homes Series Bonneau, a Series of Arrived Homes, LLC (Bonneau)	Arrived SC Bonneau, LLC	6/6/2022	7/21/2022
Arrived Homes Series Brainerd, a Series of Arrived Homes, LLC (Brainerd)	Arrived TN Brainerd, LLC	10/27/2022	11/9/2022
Arrived Homes Series Braxton, a Series of Arrived Homes, LLC (Braxton)	Arrived KY Braxton, LLC	6/17/2022	7/8/2022
Arrived Homes Series Brennan, a Series of Arrived Homes, LLC (Brennan)	Arrived AL Brennan, LLC	4/14/2022	4/25/2022
Arrived Homes Series Briarwood, a Series of Arrived Homes, LLC (Briarwood)	Arrived AR Briarwood, LLC	7/5/2023	8/10/2023

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Brooklyn, a Series of Arrived Homes, LLC (Brooklyn)	Arrived Homes Series Brooklyn, a series of Arrived Homes, LLC	10/27/2022	11/15/2022
Arrived Homes Series Burlington, a Series of Arrived Homes, LLC (Burlington)	Arrived CO Burlington, LLC	5/3/2022	5/12/2022
Arrived Homes Series Butter, a Series of Arrived Homes, LLC (Butter)	Arrived SC Butter, LLC	9/1/2021	11/18/2021
Arrived Homes Series Calvin, a Series of Arrived Homes, LLC (Calvin)	Arrived VA Calvin, LLC	7/7/2023	7/27/2023
Arrived Homes Series Camino, a Series of Arrived Homes, LLC (Camino)	Arrived Homes Series Camino, a series of Arrived Homes, LLC	6/22/2022	7/8/2022
Arrived Homes Series Cawley, a Series of Arrived Homes, LLC (Cawley)	Arrived GA Cawley, LLC	5/23/2023	6/7/2023
Arrived Homes Series Chaparral, a Series of Arrived Homes, LLC (Chaparral)	Arrived AR Chaparral, LLC	1/4/2021	1/14/2021
Arrived Homes Series Chelsea, a Series of Arrived Homes, LLC (Chelsea)	Arrived AL Chelsea, LLC	2/7/2022	2/24/2022
Arrived Homes Series Chester, a Series of Arrived Homes, LLC (Chester)	Arrived TN Chester, LLC	6/22/2022	7/11/2022
Arrived Homes Series Chickamauga, a Series of Arrived Homes, LLC (Chickamauga)	Arrived TN Chickamauga, LLC	10/27/2022	11/14/2022
Arrived Homes Series Chinook, a Series of Arrived Homes, LLC (Chinook)	Arrived GA Chinook, LLC	5/23/2023	6/7/2023
Arrived Homes Series Chitwood, a Series of Arrived Homes, LLC (Chitwood)	Arrived OH Chitwood, LLC	5/26/2022	6/9/2022
Arrived Homes Series Clover, a Series of Arrived Homes, LLC (Clover)	Arrived Homes Series Clover, a series of Arrived Homes, LLC	5/24/2022	6/6/2022
Arrived Homes Series Coatbridge, a Series of Arrived Homes, LLC (Coatbridge)	Arrived SC Coatbridge, LLC	6/15/2021	7/1/2021
Arrived Homes Series Collier, a Series of Arrived Homes, LLC (Collier)	Arrived TN Collier, LLC	5/31/2022	6/17/2022
Arrived Homes Series Collinston, a Series of Arrived Homes, LLC (Collinston)	Arrived NC Collinston, LLC	8/11/2021	9/17/2021
Arrived Homes Series Conway, a Series of Arrived Homes, LLC (Conway)	Arrived TN Conway, LLC	5/31/2022	7/14/2022
Arrived Homes Series Cove, a Series of Arrived Homes, LLC (Cove)	Arrived Homes Series Cove, a series of Arrived Homes, LLC	12/8/2022	3/23/2023
Arrived Homes Series Creekside, a Series of Arrived Homes, LLC (Creekside)	Arrived AR Creekside, LLC	6/15/2022	6/22/2022
Arrived Homes Series Creekwood, a Series of Arrived Homes, LLC (Creekwood)	Arrived Homes Series Creekwood, a series of Arrived Homes, LLC	6/22/2022	7/11/2022
Arrived Homes Series Cumberland, a Series of Arrived Homes, LLC (Cumberland)	Arrived TN Cumberland, LLC	6/7/2022	7/6/2022
Arrived Homes Series Cupcake, a Series of Arrived Homes, LLC (Cupcake)	Arrived AR Cupcake LLC	5/23/2021	9/24/2021
Arrived Homes Series Cypress, a Series of Arrived Homes, LLC (Cypress)	Arrived GA Cypress, LLC	6/22/2022	7/15/2022
Arrived Homes Series Daisy, a Series of Arrived Homes, LLC (Daisy)	Arrived AR Daisy, LLC	6/15/2022	6/20/2022
Arrived Homes Series Davidson, a Series of Arrived Homes, LLC (Davidson)	Arrived NC Davidson LLC	7/22/2021	10/1/2021
Arrived Homes Series Dawson, a Series of Arrived Homes, LLC (Dawson)	Arrived SC Dawson, LLC	6/15/2021	7/6/2021
Arrived Homes Series Delta, a Series of Arrived Homes, LLC (Delta)	Arrived GA Delta, LLC	12/29/2021	1/26/2022
Arrived Homes Series Dewberry, a Series of Arrived Homes, LLC (Dewberry)	Arrived SC Dewberry, LLC	5/21/2021	6/29/2021
Arrived Homes Series Diablo, a Series of Arrived Homes, LLC (Diablo)	Arrived AZ Diablo, LLC	11/29/2021	12/27/2021

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Dogwood, a Series of Arrived Homes, LLC (Dogwood)	Arrived Homes Series Dogwood, a series of Arrived Homes, LLC	5/31/2022	6/6/2022
Arrived Homes Series Dolittle, a Series of Arrived Homes, LLC (Dolittle)	Arrived SC Dolittle, LLC	9/1/2021	11/10/2021
Arrived Homes Series Dolly, a Series of Arrived Homes, LLC (Dolly)	Arrived TN Dolly, LLC	6/13/2022	6/24/2022
Arrived Homes Series Dops, a Series of Arrived Homes, LLC (Dops)	Arrived Homes Series Dops, a series of Arrived Homes, LLC	11/29/2022	12/15/2022
Arrived Homes Series Dorchester, a Series of Arrived Homes, LLC (Dorchester)	Arrived SC Dorchester, LLC	5/31/2022	6/10/2022
Arrived Homes Series Dunbar, a Series of Arrived Homes, LLC (Dunbar)	Arrived TN Dunbar, LLC	5/19/2022	5/31/2022
Arrived Homes Series Eagle, a Series of Arrived Homes, LLC (Eagle)	Arrived AR Eagle, LLC	6/24/2022	8/5/2022
Arrived Homes Series Eastfair, a Series of Arrived Homes, LLC (Eastfair)	Arrived SC Eastfair, LLC	5/21/2021	6/9/2021
Arrived Homes Series Eastwood, a Series of Arrived Homes, LLC (Eastwood)	Arrived TN Eastwood, LLC	7/25/2023	8/30/2023
Arrived Homes Series Elevation, a Series of Arrived Homes, LLC (Elevation)	Arrived SC Elevation, LLC	7/7/2021	7/21/2021
Arrived Homes Series Ella, a Series of Arrived Homes, LLC (Ella)	Arrived TN Ella, LLC	1/10/2023	1/31/2023
Arrived Homes Series Ellen, a Series of Arrived Homes, LLC (Ellen)	Arrived IN Ellen, LLC	5/24/2023	7/12/2023
Arrived Homes Series Elm, a Series of Arrived Homes, LLC (Elm)	Arrived SC Elm, LLC	6/15/2021	8/16/2021
Arrived Homes Series Emporia, a Series of Arrived Homes, LLC (Emporia)	Arrived GA Emporia, LLC	1/7/2022	1/27/2022
Arrived Homes Series Ensenada, a Series of Arrived Homes, LLC (Ensenada)	Arrived CO Ensenada, LLC	9/28/2021	10/15/2021
Arrived Homes Series Falcon, a Series of Arrived Homes, LLC (Falcon)	Arrived AR Falcon, LLC	6/24/2022	9/9/2022
Arrived Homes Series Felix, a Series of Arrived Homes, LLC (Felix)	Arrived NC Felix, LLC	5/24/2023	6/7/2023
Arrived Homes Series Fenwick, a Series of Arrived Homes, LLC (Fenwick)	Arrived GA Fenwick, LLC	5/8/2023	5/31/2023
Arrived Homes Series Fletcher, a Series of Arrived Homes, LLC (Fletcher)	Arrived AR Fletcher, LLC	7/5/2023	7/26/2023
Arrived Homes Series Folly, a Series of Arrived Homes, LLC (Folly)	Arrived SC Folly, LLC	5/31/2022	6/8/2022
Arrived Homes Series Forest, a Series of Arrived Homes, LLC (Forest)	Arrived SC Forest, LLC	6/28/2021	7/26/2021
Arrived Homes Series Foster, a Series of Arrived Homes, LLC (Foster)	Arrived OH Foster, LLC	5/19/2023	5/31/2023
Arrived Homes Series Franklin, a Series of Arrived Homes, LLC (Franklin)	Arrived IN Franklin, LLC	5/24/2023	6/14/2023
Arrived Homes Series Gardens, a Series of Arrived Homes, LLC (Gardens)	Arrived Homes Series Gardens, a series of Arrived Homes, LLC	3/17/2022	3/23/2022
Arrived Homes Series General, a Series of Arrived Homes, LLC (General)	Arrived VA General, LLC	5/25/2023	6/7/2023
Arrived Homes Series Goose, a Series of Arrived Homes, LLC (Goose)	Arrived AR Goose, LLC	6/24/2022	8/5/2022
Arrived Homes Series Grant, a Series of Arrived Homes, LLC (Grant)	Arrived GA Grant, LLC	10/1/2021	10/29/2021
Arrived Homes Series Greenhill, a Series of Arrived Homes, LLC (Greenhill)	Arrived SC Greenhill, LLC	11/17/2021	1/11/2022

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Gretal, a Series of Arrived Homes, LLC (Gretal)	Arrived TN Gretal, LLC	7/20/2022	9/29/2022
Arrived Homes Series Grove, a Series of Arrived Homes, LLC (Grove)	Arrived Homes Series Grove, a series of Arrived Homes, LLC	4/20/2022	3/29/2022
Arrived Homes Series Hadden, a Series of Arrived Homes, LLC (Hadden)	Arrived SC Hadden, LLC	12/29/2021	1/31/2022
Arrived Homes Series Hansard, a Series of Arrived Homes, LLC (Hansard)	Arrived TN Hansard, LLC	12/9/2022	12/28/2022
Arrived Homes Series Hansel, a Series of Arrived Homes, LLC (Hansel)	Arrived TN Hansel, LLC	7/20/2022	8/26/2022
Arrived Homes Series Hargrave, a Series of Arrived Homes, LLC (Hargrave)	Arrived VA Hargrave, LLC	7/7/2023	7/27/2023
Arrived Homes Series Harrison, a Series of Arrived Homes, LLC (Harrison)	Arrived TN Harrison, LLC	6/22/2022	7/8/2022
Arrived Homes Series Henry, a Series of Arrived Homes, LLC (Henry)	Arrived GA Henry, LLC	6/6/2022	6/16/2022
Arrived Homes Series Heritage, a Series of Arrived Homes, LLC (Heritage)	Arrived Homes Series Heritage, a series of Arrived Homes, LLC	4/12/2022	4/13/2022
Arrived Homes Series Heron, a Series of Arrived Homes, LLC (Heron)	Arrived SC Heron, LLC	6/30/2022	4/22/2022
Arrived Homes Series Highland, a Series of Arrived Homes, LLC (Highland)	Arrived SC Highland, LLC	6/14/2022	6/24/2022
Arrived Homes Series Hines, a Series of Arrived Homes, LLC (Hines)	Arrived TN Hines, LLC	5/18/2022	5/27/2022
Arrived Homes Series Hobbes, a Series of Arrived Homes, LLC (Hobbes)	Arrived VA Hobbes, LLC	7/7/2023	7/27/2023
Arrived Homes Series Holcomb, a Series of Arrived Homes, LLC (Holcomb)	Arrived Homes Series Holcomb, a series of Arrived Homes, LLC	5/3/2022	5/27/2022
Arrived Homes Series Holland, a Series of Arrived Homes, LLC (Holland)	Arrived NC Holland LLC	7/22/2021	9/29/2021
Arrived Homes Series Hollandaise, a Series of Arrived Homes, LLC (Hollandaise)	Arrived TN Hollandaise, LLC	1/20/2022	2/3/2022
Arrived Homes Series Holloway, a Series of Arrived Homes, LLC (Holloway)	Arrived SC Holloway, LLC	5/21/2021	6/16/2021
Arrived Homes Series Inglewood, a Series of Arrived Homes, LLC (Inglewood)	Arrived TN Inglewood, LLC	6/22/2022	7/12/2022
Arrived Homes Series Irene, a Series of Arrived Homes, LLC (Irene)	Arrived AR Irene, LLC	7/5/2023	7/26/2023
Arrived Homes Series Jack, a Series of Arrived Homes, LLC (Jack)	Arrived TN Jack, LLC	4/26/2022	3/22/2022
Arrived Homes Series Jake, a Series of Arrived Homes, LLC (Jake)	Arrived CO Jake, LLC	5/10/2022	5/24/2022
Arrived Homes Series Jefferson, a Series of Arrived Homes, LLC (Jefferson)	Arrived TN Jefferson, LLC	12/9/2022	12/28/2022
Arrived Homes Series Jill, a Series of Arrived Homes, LLC (Jill)	Arrived TN Jill, LLC	5/12/2022	7/27/2022
Arrived Homes Series Johnny, a Series of Arrived Homes, LLC (Johnny)	Arrived TN Johnny, LLC	5/10/2022	6/15/2022
Arrived Homes Series June, a Series of Arrived Homes, LLC (June)	Arrived TN June, LLC	5/10/2022	6/15/2022
Arrived Homes Series Jupiter, a Series of Arrived Homes, LLC (Jupiter)	Arrived NC Jupiter LLC	7/21/2021	9/14/2021
Arrived Homes Series Kawana, a Series of Arrived Homes, LLC (Kawana)	Arrived AL Kawana, LLC	1/20/2022	2/11/2022
Arrived Homes Series Kennesaw, a Series of Arrived Homes, LLC (Kennesaw)	Arrived Homes Series Kennesaw, a series of Arrived Homes, LLC	5/18/2022	6/9/2022
Arrived Homes Series Kenny, a Series of Arrived Homes, LLC (Kenny)	Arrived TN Kenny, LLC	6/21/2022	6/24/2022
Arrived Homes Series KerriAnn, a Series of Arrived Homes, LLC (KerriAnn)	Arrived NC KerriAnn, LLC	10/4/2021	10/28/2021

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Kessler, a Series of Arrived Homes, LLC (Kessler)	Arrived AR Kessler, LLC	6/15/2022	6/22/2022
Arrived Homes Series Kingsley, a Series of Arrived Homes, LLC (Kingsley)	Arrived SC Kingsley, LLC	5/21/2021	6/1/2021
Arrived Homes Series Kirkwood, a Series of Arrived Homes, LLC (Kirkwood)	Arrived TN Kirkwood, LLC	4/10/2022	4/22/2022
Arrived Homes Series Korin, a Series of Arrived Homes, LLC (Korin)	Arrived AR Korin, LLC	11/8/2022	11/29/2022
Arrived Homes Series Lallie, a Series of Arrived Homes, LLC (Lallie)	Arrived SC Lallie, LLC	6/1/2021	6/18/2021
Arrived Homes Series Lanier, a Series of Arrived Homes, LLC (Lanier)	Arrived Homes Series Lanier, a series of Arrived Homes, LLC	4/12/2022	4/8/2022
Arrived Homes Series Lannister, a Series of Arrived Homes, LLC (Lannister)	Arrived Homes Series Lannister, a series of Arrived Homes, LLC	5/3/2022	5/19/2022
Arrived Homes Series Latte, a Series of Arrived Homes, LLC (Latte)	Arrived Homes Series Latte, a series of Arrived Homes, LLC	5/18/2022	6/1/2022
Arrived Homes Series Lennox, a Series of Arrived Homes, LLC (Lennox)	Arrived SC Lennox, LLC	6/15/2021	7/1/2021
Arrived Homes Series Lierly, a Series of Arrived Homes, LLC (Lierly)	Arrived AR Lierly, LLC	12/15/2020	1/21/2021
Arrived Homes Series Lily, a Series of Arrived Homes, LLC (Lily)	Arrived CO Lily, LLC	9/2/2021	10/1/2021
Arrived Homes Series Limestone, a Series of Arrived Homes, LLC (Limestone)	Arrived SC Limestone LLC	7/21/2021	9/23/2021
Arrived Homes Series Litton, a Series of Arrived Homes, LLC (Litton)	Arrived TN Litton, LLC	10/27/2022	11/14/2022
Arrived Homes Series Longwoods, a Series of Arrived Homes, LLC (Longwoods)	Arrived GA Longwoods, LLC	5/5/2023	5/24/2023
Arrived Homes Series Lookout, a Series of Arrived Homes, LLC (Lookout)	Arrived TN Lookout, LLC	5/19/2022	5/31/2022
Arrived Homes Series Loretta, a Series of Arrived Homes, LLC (Loretta)	Arrived TN Loretta, LLC	5/31/2022	7/15/2022
Arrived Homes Series Louis, a Series of Arrived Homes, LLC (Louis)	Arrived MO Louis, LLC	5/8/2023	5/10/2023
Arrived Homes Series Louise, a Series of Arrived Homes, LLC (Louise)	Arrived Homes Series Louise, a series of Arrived Homes, LLC	3/8/2022	3/17/2022
Arrived Homes Series Lovejoy, a Series of Arrived Homes, LLC (Lovejoy)	Arrived GA Lovejoy, LLC	1/7/2022	2/3/2022
Arrived Homes Series Luna, a Series of Arrived Homes, LLC (Luna)	Arrived SC Luna, LLC	5/21/2021	6/14/2021
Arrived Homes Series Lurleen, a Series of Arrived Homes, LLC (Lurleen)	Arrived Homes Series Lurleen, a series of Arrived Homes, LLC	10/27/2022	12/5/2022
Arrived Homes Series Madison, a Series of Arrived Homes, LLC (Madison)	Arrived Homes Series Madison, a series of Arrived Homes, LLC	12/29/2022	5/6/2022
Arrived Homes Series Mae, a Series of Arrived Homes, LLC (Mae)	Arrived SC Mae, LLC	6/6/2022	6/22/2022
Arrived Homes Series Magnolia, a Series of Arrived Homes, LLC (Magnolia)	Arrived GA Magnolia, LLC	4/12/2022	4/26/2022
Arrived Homes Series Malbec, a Series of Arrived Homes, LLC (Malbec)	Arrived AR Malbec, LLC	4/26/2021	5/13/2021
Arrived Homes Series Mammoth, a Series of Arrived Homes, LLC (Mammoth)	Arrived Homes Series Mammoth, a series of Arrived Homes, LLC	4/12/2022	3/31/2022
Arrived Homes Series Marcelo, a Series of Arrived Homes, LLC (Marcelo)	Arrived KY Marcelo, LLC	6/17/2022	7/29/2022
Arrived Homes Series Marie, a Series of Arrived Homes, LLC (Marie)	Arrived TN Marie, LLC	12/9/2022	12/28/2022
Arrived Homes Series Marietta, a Series of Arrived Homes, LLC (Marietta)	Arrived SC Marietta, LLC	6/28/2022	6/30/2022
Arrived Homes Series Marion, a Series of Arrived Homes, LLC (Marion)	Arrived GA Marion, LLC	4/21/2023	5/25/2023
Arrived Homes Series Marple, a Series of Arrived Homes, LLC (Marple)	Arrived AR Marple, LLC	5/5/2023	5/31/2023
Arrived Homes Series Martell, a Series of Arrived Homes, LLC (Martell)	Arrived GA Martell, LLC	4/27/2023	5/17/2023
Arrived Homes Series Mary, a Series of Arrived Homes, LLC (Mary)	Arrived TN Mary, LLC	3/1/2023	5/31/2023

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Matchingham, a Series of Arrived Homes, LLC (Matchingham)	Arrived SC Matchingham, LLC	8/10/2021	10/22/2021
Arrived Homes Series McGregor, a Series of Arrived Homes, LLC (McGregor)	Arrived TN McGregor, LLC	4/10/2022	4/14/2022
Arrived Homes Series McLovin, a Series of Arrived Homes, LLC (McLovin)	Arrived CO McLovin, LLC	11/12/2021	12/3/2021
Arrived Homes Series Meadow, a Series of Arrived Homes, LLC (Meadow)	Arrived NC Meadow, LLC	8/27/2021	9/28/2021
Arrived Homes Series Mimosa, a Series of Arrived Homes, LLC (Mimosa)	Arrived Homes Series Mimosa, a series of Arrived Homes, LLC	9/2/2022	9/23/2022
Arrived Homes Series Mojave, a Series of Arrived Homes, LLC (Mojave)	Arrived AR Mojave LLC	5/23/2021	9/24/2021
Arrived Homes Series Murphy, a Series of Arrived Homes, LLC (Murphy)	Arrived SC Murphy, LLC	9/1/2021	11/10/2021
Arrived Homes Series Mycroft, a Series of Arrived Homes, LLC (Mycroft)	Arrived AR Mycroft, LLC	4/27/2023	5/31/2023
Arrived Homes Series Nugget, a Series of Arrived Homes, LLC (Nugget)	Arrived CO Nugget, LLC	4/29/2022	5/20/2022
Arrived Homes Series Odessa, a Series of Arrived Homes, LLC (Odessa)	Arrived CO Odessa, LLC	9/2/2021	9/30/2021
Arrived Homes Series Olive, a Series of Arrived Homes, LLC (Olive)	Arrived SC Olive, LLC	6/15/2021	7/27/2021
Arrived Homes Series Oly, a Series of Arrived Homes, LLC (Oly)	Arrived CO Oly, LLC	11/12/2021	11/30/2021
Arrived Homes Series Onyx, a Series of Arrived Homes, LLC (Onyx)	Arrived TN Onyx, LLC	5/22/2023	5/31/2023
Arrived Homes Series Oscar, a Series of Arrived Homes, LLC (Oscar)	Arrived NC Oscar, LLC	5/24/2023	6/28/2023
Arrived Homes Series Osceola, a Series of Arrived Homes, LLC (Osceola)	Arrived FL Osceola, LLC	5/4/2023	5/23/2023
Arrived Homes Series Osprey, a Series of Arrived Homes, LLC (Osprey)	Arrived SC Osprey, LLC	4/29/2022	6/3/2022
Arrived Homes Series Otoro, a Series of Arrived Homes, LLC (Otoro)	Arrived GA Otoro, LLC	2/2/2022	3/21/2022
Arrived Homes Series Palmer, a Series of Arrived Homes, LLC (Palmer)	Arrived GA Palmer, LLC	5/23/2023	6/7/2023
Arrived Homes Series Patrick, a Series of Arrived Homes, LLC (Patrick)	Arrived AR Patrick, LLC	1/4/2021	2/1/2021
Arrived Homes Series Peanut, a Series of Arrived Homes, LLC (Peanut)	Arrived Homes Series Peanut, a series of Arrived Homes, LLC	3/8/2022	3/22/2022
Arrived Homes Series Pearl, a Series of Arrived Homes, LLC (Pearl)	Arrived TN Pearl, LLC	5/2/2022	5/13/2022
Arrived Homes Series Pecan, a Series of Arrived Homes, LLC (Pecan)	Arrived AR Pecan, LLC	1/4/2021	2/1/2021
Arrived Homes Series Peterson, a Series of Arrived Homes, LLC (Peterson)	Arrived Homes Series Peterson, a series of Arrived Homes, LLC	7/24/2023	8/3/2023
Arrived Homes Series Piedmont, a Series of Arrived Homes, LLC (Piedmont)	Arrived GA Piedmont, LLC	6/22/2022	6/29/2022
Arrived Homes Series Pinot, a Series of Arrived Homes, LLC (Pinot)	Arrived AR Pinot, LLC	4/26/2021	5/13/2021
Arrived Homes Series Pioneer, a Series of Arrived Homes, LLC (Pioneer)	Arrived CO Pioneer, LLC	5/16/2022	6/7/2022
Arrived Homes Series Plumtree, a Series of Arrived Homes, LLC (Plumtree)	Arrived AR Plumtree, LLC	12/15/2020	1/4/2021
Arrived Homes Series Point, a Series of Arrived Homes, LLC (Point)	Arrived TN Point, LLC	4/26/2022	4/5/2022
Arrived Homes Series Porthos, a Series of Arrived Homes, LLC (Porthos)	Arrived GA Porthos, LLC	5/8/2023	6/14/2023
Arrived Homes Series Quincy, a Series of Arrived Homes, LLC (Quincy)	Arrived CO Quincy, LLC	6/6/2022	6/28/2022
Arrived Homes Series Redondo, a Series of Arrived Homes, LLC (Redondo)	Arrived NM Redondo, LLC	9/22/2022	10/31/2022
Arrived Homes Series Regency, a Series of Arrived Homes, LLC (Regency)	Arrived OH Regency, LLC	12/1/2022	12/21/2022
Arrived Homes Series Reginald, a Series of Arrived Homes, LLC (Reginald)	Arrived GA Reginald, LLC	6/22/2022	7/5/2022

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Reynolds, a Series of Arrived Homes, LLC (Reynolds)	Arrived Homes Series Reynolds, a series of Arrived Homes, LLC	5/18/2022	6/2/2022
Arrived Homes Series Ribbonwalk, a Series of Arrived Homes, LLC (Ribbonwalk)	Arrived NC Ribbonwalk, LLC	9/30/2021	10/28/2021
Arrived Homes Series Richardson, a Series of Arrived Homes, LLC (Richardson)	Arrived AR Richardson, LLC	6/23/2022	7/8/2022
Arrived Homes Series Richmond, a Series of Arrived Homes, LLC (Richmond)	Arrived VA Richmond, LLC	7/20/2023	8/2/2023
Arrived Homes Series Ridge, a Series of Arrived Homes, LLC (Ridge)	Arrived SC Ridge, LLC	6/15/2021	7/9/2021
Arrived Homes Series Ritter, a Series of Arrived Homes, LLC (Ritter)	Arrived CO Ritter, LLC	5/11/2022	5/27/2022
Arrived Homes Series River, a Series of Arrived Homes, LLC (River)	Arrived SC River, LLC	6/15/2021	7/30/2021
Arrived Homes Series Riverwalk, a Series of Arrived Homes, LLC (Riverwalk)	Arrived TN Riverwalk, LLC	5/27/2022	6/13/2022
Arrived Homes Series Rooney, a Series of Arrived Homes, LLC (Rooney)	Arrived AZ Rooney, LLC	9/13/2021	10/13/2021
Arrived Homes Series Roseberry, a Series of Arrived Homes, LLC (Roseberry)	Arrived SC Roseberry, LLC	6/15/2021	8/2/2021
Arrived Homes Series Rosewood, a Series of Arrived Homes, LLC (Rosewood)	Arrived Homes Series Rosewood, a series of Arrived Homes, LLC	4/20/2022	4/18/2022
Arrived Homes Series Roxy, a Series of Arrived Homes, LLC (Roxy)	Arrived TN Roxy, LLC	4/26/2022	4/7/2022
Arrived Homes Series Saddlebred, a Series of Arrived Homes, LLC (Saddlebred)	Arrived CO Saddlebred, LLC	9/16/2021	10/1/2021
Arrived Homes Series Saint, a Series of Arrived Homes, LLC (Saint)	Arrived AZ Saint, LLC	9/27/2021	1/13/2022
Arrived Homes Series Sajni, a Series of Arrived Homes, LLC (Sajni)	Arrived GA Sajni, LLC	12/15/2022	1/24/2023
Arrived Homes Series Salem, a Series of Arrived Homes, LLC (Salem)	Arrived AR Salem, LLC	4/26/2021	5/13/2021
Arrived Homes Series Salinas, a Series of Arrived Homes, LLC (Salinas)	Arrived NM Salinas, LLC	12/9/2022	1/13/2023
Arrived Homes Series Saturn, a Series of Arrived Homes, LLC (Saturn)	Arrived NC Saturn, LLC	8/11/2021	8/31/2021
Arrived Homes Series Scepter, a Series of Arrived Homes, LLC (Scepter)	Arrived AZ Scepter, LLC	9/20/2021	10/13/2021
Arrived Homes Series Sequoyah, a Series of Arrived Homes, LLC (Sequoyah)	Arrived AR Sequoyah, LLC	10/27/2022	11/9/2022
Arrived Homes Series Shallowford, a Series of Arrived Homes, LLC (Shallowford)	Arrived TN Shallowford, LLC	6/22/2022	7/12/2022
Arrived Homes Series Shoreline, a Series of Arrived Homes, LLC (Shoreline)	Arrived SC Shoreline, LLC	5/21/2021	6/18/2021
Arrived Homes Series Sigma, a Series of Arrived Homes, LLC (Sigma)	Arrived NC Sigma, LLC	11/24/2021	12/17/2021
Arrived Homes Series Simon, a Series of Arrived Homes, LLC (Simon)	Arrived TN Simon, LLC	6/1/2023	6/14/2023
Arrived Homes Series Sims, a Series of Arrived Homes, LLC (Sims)	Arrived GA Sims, LLC	5/17/2023	5/31/2023
Arrived Homes Series Soapstone, a Series of Arrived Homes, LLC (Soapstone)	Arrived AR Soapstone, LLC	12/15/2020	10/11/2019
Arrived Homes Series Sodalis, a Series of Arrived Homes, LLC (Sodalis)	Arrived IN Sodalis, LLC	6/7/2022	6/27/2022
Arrived Homes Series Spencer, a Series of Arrived Homes, LLC (Spencer)	Arrived SC Spencer, LLC	6/1/2021	6/22/2021
Arrived Homes Series Splash, a Series of Arrived Homes, LLC (Splash)	Arrived AR Splash, LLC	4/26/2021	5/3/2021
Arrived Homes Series Spring, a Series of Arrived Homes, LLC (Spring)	Arrived SC Spring, LLC	5/23/2022	6/30/2022
Arrived Homes Series Stonebriar, a Series of Arrived Homes, LLC (Stonebriar)	Arrived Homes Series Stonebriar, a series of Arrived Homes, LLC	4/20/2022	4/18/2022
Arrived Homes Series Sugar, a Series of Arrived Homes, LLC (Sugar)	Arrived SC Sugar, LLC	6/15/2021	7/7/2021
Arrived Homes Series Summerset, a Series of Arrived Homes, LLC (Summerset)	Arrived SC Summerset, LLC	6/1/2021	6/21/2021

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Sundance, a Series of Arrived Homes, LLC (Sundance)	Arrived NM Sundance, LLC	9/26/2022	10/14/2022
Arrived Homes Series Sunnyside, a Series of Arrived Homes, LLC (Sunnyside)	Arrived Homes Series Sunnyside, a series of Arrived Homes, LLC	11/16/2022	12/20/2022
Arrived Homes Series Swift, a Series of Arrived Homes, LLC (Swift)	Arrived GA Swift, LLC	4/13/2022	4/20/2022
Arrived Homes Series Taylor, a Series of Arrived Homes, LLC (Taylor)	Arrived Homes Series Taylor, a series of Arrived Homes, LLC	6/14/2022	6/29/2022
Arrived Homes Series Terracotta, a Series of Arrived Homes, LLC (Terracotta)	Arrived AZ Terracotta, LLC	1/20/2022	2/4/2022
Arrived Homes Series Theodore, a Series of Arrived Homes, LLC (Theodore)	Arrived TN Theodore, LLC	6/1/2023	6/14/2023
Arrived Homes Series Tulip, a Series of Arrived Homes, LLC (Tulip)	Arrived Homes Series Tulip, a series of Arrived Homes, LLC	3/8/2022	3/25/2022
Arrived Homes Series Tuscan, a Series of Arrived Homes, LLC (Tuscan)	Arrived AR Tuscan, LLC	4/26/2021	5/13/2021
Arrived Homes Series Tuscarora, a Series of Arrived Homes, LLC (Tuscarora)	Arrived NM Tuscarora, LLC	9/26/2022	12/22/2022
Arrived Homes Series Tuxford, a Series of Arrived Homes, LLC (Tuxford)	Arrived SC Tuxford, LLC	1/20/2022	2/9/2022
Arrived Homes Series Vernon, a Series of Arrived Homes, LLC (Vernon)	Arrived SC Vernon, LLC	8/10/2021	11/24/2021
Arrived Homes Series Walton, a Series of Arrived Homes, LLC (Walton)	Arrived AR Walton, LLC	6/8/2022	6/24/2022
Arrived Homes Series Wave, a Series of Arrived Homes, LLC (Wave)	Arrived GA Wave, LLC	12/29/2021	2/11/2022
Arrived Homes Series Weldon, a Series of Arrived Homes, LLC (Weldon)	Arrived NC Weldon LLC	7/23/2021	9/17/2021
Arrived Homes Series Wellington, a Series of Arrived Homes, LLC (Wellington)	Arrived GA Wellington, LLC	6/16/2022	7/7/2022
Arrived Homes Series Wentworth, a Series of Arrived Homes, LLC (Wentworth)	Arrived AR Wentworth, LLC	4/26/2021	9/24/2021
Arrived Homes Series Wescott, a Series of Arrived Homes, LLC (Wescott)	Arrived TN Wescott, LLC	4/18/2022	5/12/2022
Arrived Homes Series Westchester, a Series of Arrived Homes, LLC (Westchester)	Arrived SC Westchester, LLC	6/28/2021	7/15/2021
Arrived Homes Series Wildwood, a Series of Arrived Homes, LLC (Wildwood)	Arrived TN Wildwood, LLC	4/13/2022	4/25/2022
Arrived Homes Series Willow, a Series of Arrived Homes, LLC (Willow)	Arrived AR Willow, LLC	6/15/2022	7/13/2022
Arrived Homes Series Wilson, a Series of Arrived Homes, LLC (Wilson)	Arrived AR Wilson, LLC	6/15/2022	7/1/2022
Arrived Homes Series Winchester, a Series of Arrived Homes, LLC (Winchester)	Arrived Homes Series Winchester, a series of Arrived Homes, LLC	7/5/2023	7/14/2023
Arrived Homes Series Windsor, a Series of Arrived Homes, LLC (Windsor)	Arrived SC Windsor, LLC	6/15/2021	7/22/2021
Arrived Homes Series Winston, a Series of Arrived Homes, LLC (Winston)	Arrived Homes Series Winston, a series of Arrived Homes, LLC	6/22/2022	7/8/2022
Arrived Homes Series Wisteria, a Series of Arrived Homes, LLC (Wisteria)	Arrived Homes Series Wisteria, a series of Arrived Homes, LLC	3/8/2022	3/29/2022

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Series conform to accounting principles generally accepted in the United States of America (GAAP). The Series has adopted a calendar year as its fiscal year.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012, and has elected to comply with certain reduced public company reporting requirements, however, the Company may adopt accounting standards based on the effective dates for public entities.

The accompanying unaudited condensed financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial reporting. In the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements have been included and are of a normal recurring nature.

These interim financial statements do not include all of the information and footnotes required by GAAP for complete annual financial statements and should be read in conjunction with the Company’s audited financial statements and related notes as of and for the year ended December 31, 2024, included in the Company’s Annual Report on Form 1-K filed with the SEC. The December 31, 2024 balance sheet presented herein has been derived from those audited financial statements.

Principles of Consolidation

These consolidated and consolidating financial statements include the accounts of Arrived Homes, LLC and its Series listed in Note 1. All inter-company transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated and consolidating financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Deferred Offering Costs

The Company and each Series complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs include offering expense reimbursements and sourcing fees as noted below.

Per the operating agreement, the Manager is eligible to receive up to a maximum of 2% of the gross offering proceeds per the Series offering, as reimbursement for offering expenses including legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering.

Upon completion of an offering, the Series may also be required to pay the Manager sourcing fees as defined in the offering documents. The Manager is responsible for sourcing and analyzing the Series’ property.

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts of the Company’s consolidated and consolidating financial instruments, such as cash and accrued expenses approximate fair value due to the short-term nature of these instruments. The carrying value of the bridge financing, related party payables approximate their fair values based on interest rates and terms currently available for similar instruments

Management Fee

For all Series qualified prior to July 12, 2022, the Manager received and continues to receive from each such Series an annual asset management fee equal to one percent (1%) of the capital contributions to such Series. For all Series qualified after July 12, 2022, the Manager has received and will continue to receive from such Series an annual asset management fee equal to six tenths of a percent (0.6%) of the purchase price of the series property for such series, paid out of the series’ net operating rental income on a quarterly basis. Additionally, pursuant to the operating agreement, the Manager will receive reimbursements for out-of-pocket expenses in connection with the Series’ organization and offerings (up to a maximum of 2% of the gross offering proceeds per series offering) and in connection with the Series’ operations and the acquisition of properties and in connection with third parties providing services to the Series.

Property Management Fee

The company will appoint an affiliate of the manager or a third-party property management company to serve as property manager to manage the property of each series pursuant to a property management agreement. The fee arrangements for each property management company are set forth below:

Marketplace Homes

As compensation for the services provided by the property manager, each series will be charged a property management fee of $70 on a monthly basis and paid to the property manager pursuant to the property management agreement.

Mynd Property Management

As compensation for the services provided by the property manager, each series will be charged a property management fee equal to six percent (6%) of all rents and fees as remitted to the series or a minimum property management fee of $84 on a monthly basis and paid to the property manager pursuant to the property management agreement.

The property manager for each Series is specified in the latest Offering Circular under “The Series Properties Being Offered.”

Property Disposition Fee

Upon the disposition and sale of the Series’ property, the Manager will charge the Series a market rate property disposition fee that will cover property sale expenses such as brokerage commissions, and title, escrow and closing costs. It is expected that the disposition fee charged to the Series will range from six to seven percent of the property sale price. To the extent that the actual property disposition fees are less than the amount charged to the Series, the Manager will receive the difference.

Prepaid and Accrued Expenses

Prepaid expenses consist of prepaid insurance. Accrued expenses includes accrued property taxes, audit and tax fees, and interest payable on the Series’ mortgages, and interest payable on Series’ operational notes, related party.

Due From (To) Third-party Property Managers

Due from (to) third-party property managers are uncollateralized obligations due under normal trade terms generally requiring payment within 30 days from the approved prior month financial statements. Due from (to) property managers are presented net of receipts and expenses for the reported month. The Company uses a loss-rate approach based on historical loss information, adjusted for management’s expectations about current and future economic conditions, as the basis to determine expected cash receipts and distributions. Management exercises significant judgment in determining expected credit losses. Key inputs include macroeconomic factors, industry trends, and the creditworthiness of counterparties. Management believes that the composition of receivables at year-end is consistent with historical conditions as credit terms and practices and the property managers have not changed significantly. The Company and Series determined it was not necessary to record an allowance for credit losses as of June 30, 2025 and December 31, 2024.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. The Serie’s property and equipment includes the cost of the purchased property, including the building and related land. The Company allocates certain capitalized title fees and relevant acquisition expenses to the capitalized costs of the building. All capitalized property costs, except for the value attributable to the land, are depreciated using the straight-line method over the estimated useful life of 27.5 years. Additions and property improvements in excess of $5,000 are capitalized and depreciated using the straight-line method over the estimated useful lives of 5-7 years, while routine repairs and maintenance are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of comprehensive income.

Impairment of Long-Lived Assets

The Company and each Series continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Series assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Series recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company and Series did not record any impairment losses on long-lived assets for the period ended June 30, 2025.

Tenant Deposits

Tenant deposit liabilities represent security deposits received by tenant customers. This encompasses deposits administered by property management entities and liabilities associated with tenant deposits.

Operating Expenses

The Series is responsible for the costs and expenses attributable to the activities of the Series. The Manager will bear its own expenses of an ordinary nature. If the operating expenses exceed the amount of revenues generated from a Series property and cannot be covered by any operating expense reserves on the balance sheet of the Series, the Manager may (a) pay such operating expenses and not seek reimbursement, in which case the expenses would be recognized by the Series with a credit to contributed capital, (b) loan the amount of the operating expenses to the Series, on which the Manager and its affiliates may impose a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by Series’ property, and/or (c) cause additional interests to be issued in the Series in order to cover such additional amounts.

Revenue Recognition

The Company and Series adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective at inception using the modified retrospective transition approach applied to all contracts. There were no cumulative impacts that were made. The Company and Series determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Series expects to be entitled to in exchange for those goods or services. As a practical expedient, the Series does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company’s Series operate rental properties and recognizes rental revenue on a monthly basis as it is earned. Revenue from leasing arrangements falls outside the scope of FASB ASC 606 and is accounted for under the provisions of FASB ASC 842.

Comprehensive Income (Loss)

The Company and Series follows FASB ASC 220 in reporting comprehensive income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income (loss), comprehensive income (loss) is equal to net income (loss).

Organizational Costs

In accordance with FASB ASC 720, Organizational Costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company is organized as an LLC for legal purposes and has elected to be treated as a C corporation for tax purposes, pursuant to subchapter C of the Internal Revenue Code.

Furthermore, each Series complies with the requirements to be a Real Estate Investment Trust (“REIT”), a special type of C corporation that files tax form 1120-REIT. A REIT may not be required to pay income tax at the corporate level because this form of corporation is permitted to deduct dividends paid to members as an expense. Therefore, if a REIT paid out all profit and capital gains to its members it could potentially report no taxable income. Tax losses of REITs are not allocated directly to members but, under current law, losses may be accumulated and carried forward indefinitely and be used to offset up to 80% of taxable income in any future year, thereby reducing the reported taxable income of the REIT.

Most states give REIT’s a deduction for dividends paid. Since the Series generally pay dividends in excess of the taxable income generated, there would be no state tax liability in these states. In states that do not give a deduction for dividends paid, there may be a state income tax due that is assessed based on the tax table for that particular state. There is no state tax liability for members based on the locations of properties held in the REIT’s. The rules for state tax loss carryforwards vary by state as some conform to the Federal rules while others have restrictions on timeframes and/or the percentage of loss that can be carried forward.

Recently issued and not yet adopted and adopted accounting pronouncements

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted this standard upon inception and it did not have a material impact on their consolidated and consolidating financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, as modified by FASB ASU No. 2019-10 and other subsequently issued related ASUs. The amendments in this Update affect loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. The amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this new guidance upon inception utilizing the modified retrospective transition method. The adoption of this standard did not have a material impact on the Company’s consolidated and consolidating financial statements, but did change how the allowance for credit losses is determined.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a lack of liquidity, nominal cash, and has limited operations since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern in the next twelve months from the filing of this Semi-Annual Report is dependent upon their ability to continue to generate cash flow from their rental properties and/or obtain financing from the Manager. However, there are assurances that the Company can continue to generate cash flow from their rental properties or that the Manager will always be in the position to provide funding when needed. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following:

June 30, 2025
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
100	$464,472	$154,824	$-	$619,296	$(52,077)	$567,219
101	479,535	159,845	7,073	646,453	(52,903)	593,550
Abbington	361,773	120,591	6,695	489,059	(42,144)	446,915
Abernant	171,814	57,271	-	229,086	(10,934)	218,152
Alvin	240,221	80,074	-	320,294	(15,287)	305,008
Amber	231,434	76,250	-	307,684	(31,559)	276,125
Apollo	148,028	49,343	12,420	209,791	(18,426)	191,366
Aster	192,736	64,093	-	256,829	(19,858)	236,971
Augusta	224,136	74,712	-	298,848	(16,301)	282,547
Avebury	219,734	73,245	-	292,978	(25,969)	267,009
Avondale	248,780	82,927	-	331,707	(18,093)	313,614
Badminton	192,775	63,750	7,254	263,779	(30,458)	233,321
Ballinger	225,915	75,305	-	301,220	(12,323)	288,898
Bandelier	227,358	122,465	-	349,823	(30,314)	319,509
Baron	440,147	142,573	6,011	588,730	(48,417)	540,314
Basil	153,138	50,625	-	203,763	(22,274)	181,488
Bayside	193,863	63,750	-	257,613	(27,611)	230,002
Bazzel	187,453	62,484	19,530	269,468	(22,071)	247,397
Bedford	211,603	70,534	-	282,138	(24,366)	257,771
Bella	231,329	77,110	-	308,439	(16,123)	292,316
Belle	332,313	110,771	-	443,084	(35,245)	407,839
Belvedere	222,829	74,276	-	297,105	(16,206)	280,899
Bergenia	164,244	54,748	-	218,993	(10,950)	208,043
Blossom	192,230	64,077	-	256,307	(19,806)	236,501
Bonneau	253,239	84,413	5,330	342,982	(29,023)	313,959
Brainerd	219,905	72,500	-	292,405	(19,991)	272,414
Braxton	244,842	80,875	-	325,717	(25,226)	300,491
Brennan	171,314	57,105	-	228,419	(19,208)	209,211
Briarwood	157,646	52,549	-	210,195	(10,032)	200,163
Brooklyn	125,094	41,500	6,328	172,922	(14,431)	158,491
Burlington	490,374	163,458	-	653,831	(53,495)	600,336
Butter	286,835	93,724	-	380,558	(37,192)	343,367
Calvin	178,500	59,500	-	238,000	(11,900)	226,100
Camino	200,434	66,811	-	267,245	(21,258)	245,987
Cawley	237,152	79,051	-	316,203	(16,529)	299,674
Chaparral	148,009	49,491	-	197,500	(24,086)	173,414
Chelsea	232,861	77,620	-	310,481	(27,520)	282,961
Chester	280,215	93,000	-	373,215	(28,871)	344,344
Chickamauga	282,098	93,075	-	375,173	(25,645)	349,528
Chinook	230,186	76,729	7,665	314,580	(18,981)	295,599
Chitwood	289,031	96,344	-	385,375	(30,655)	354,720
Clover	249,340	83,113	-	332,453	(25,647)	306,807
Coatbridge	205,145	67,500	7,962	280,607	(32,137)	248,470
Collier	268,326	89,442	-	357,769	(28,459)	329,310
Collinston	159,806	52,500	-	212,306	(21,792)	190,515
Conway	519,077	171,250	-	690,327	(53,481)	636,846
Cove	158,950	52,983	-	211,933	(12,523)	199,410
Creekside	234,815	78,472	-	313,287	(24,905)	288,383
Creekwood	218,448	72,375	-	290,823	(22,507)	268,317
Cumberland	223,247	74,416	-	297,662	(23,001)	274,661
Cupcake	166,444	54,639	8,000	229,083	(24,378)	204,704
Cypress	275,692	91,250	-	366,942	(27,569)	339,373
Daisy	227,590	75,863	-	303,453	(24,138)	279,315
Davidson	160,008	52,500	-	212,508	(21,334)	191,173
Dawson	171,298	56,250	5,028	232,575	(27,330)	205,246
Delta	257,741	85,914	8,400	352,054	(33,201)	318,853
Dewberry	143,700	47,500	-	191,200	(20,902)	170,298
Diablo	195,243	103,950	-	299,193	(24,994)	274,199
Dogwood	182,125	60,000	-	242,125	(19,316)	222,809

June 30, 2025
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Dolittle	232,183	76,093	-	308,276	(30,254)	278,022
Dolly	521,147	173,682	-	694,829	(55,273)	639,556
Dops	154,480	51,250	-	205,730	(13,575)	192,155
Dorchester	259,980	86,660	6,500	353,140	(27,682)	325,457
Dunbar	243,644	81,215	21,611	346,470	(32,194)	314,277
Eagle	203,903	67,968	7,150	279,021	(21,820)	257,200
Eastfair	162,575	53,750	-	216,325	(23,647)	192,678
Eastwood	240,809	80,270	-	321,079	(15,324)	305,755
Elevation	201,118	65,837	13,996	280,951	(33,543)	247,408
Ella	197,272	65,757	-	263,030	(16,738)	246,292
Ellen	187,200	62,400	-	249,600	(12,480)	237,120
Elm	125,176	41,250	-	166,426	(17,633)	148,793
Emporia	265,811	88,604	-	354,415	(32,220)	322,195
Ensenada	365,214	196,000	-	561,214	(48,885)	512,329
Falcon	204,606	67,500	7,000	279,106	(21,241)	257,865
Felix	187,146	62,382	6,979	256,507	(15,486)	241,021
Fenwick	226,605	75,535	-	302,140	(16,480)	285,660
Fletcher	132,652	44,217	-	176,869	(8,843)	168,026
Folly	235,178	78,393	8,504	322,074	(29,337)	292,737
Forest	265,264	87,500	12,474	365,238	(42,326)	322,912
Foster	236,883	78,961	-	315,843	(17,228)	298,616
Franklin	225,740	75,247	5,186	306,173	(17,721)	288,451
Gardens	166,712	55,571	5,548	227,830	(20,862)	206,969
General	238,814	79,605	-	318,419	(16,645)	301,774
Goose	189,997	63,332	6,700	260,029	(20,340)	239,689
Grant	244,818	129,500	-	374,318	(32,642)	341,675
Greenhill	246,644	82,215	-	328,858	(29,896)	298,962
Gretal	341,305	112,500	-	453,805	(33,096)	420,708
Grove	170,579	56,860	13,000	240,439	(27,226)	213,213
Hadden	166,460	55,487	-	221,947	(20,177)	201,770
Hansard	229,327	75,709	-	305,035	(20,153)	284,882
Hansel	305,996	101,999	-	407,994	(30,600)	377,395
Hargrave	176,640	58,880	-	235,520	(11,776)	223,744
Harrison	346,265	115,000	-	461,265	(35,676)	425,589
Henry	325,137	108,379	-	433,516	(34,484)	399,032
Heritage	220,017	73,339	5,056	298,412	(27,702)	270,710
Heron	216,890	72,297	5,305	294,492	(27,501)	266,991
Highland	216,811	72,270	-	289,081	(22,995)	266,086
Hines	193,050	64,350	8,950	266,350	(24,640)	241,710
Hobbes	176,871	58,957	-	235,828	(11,791)	224,037
Holcomb	268,238	89,413	-	357,651	(29,262)	328,388
Holland	160,008	52,500	-	212,508	(21,819)	190,688
Hollandaise	276,552	92,184	-	368,736	(32,684)	336,052
Holloway	256,950	85,000	-	341,950	(37,375)	304,575
Inglewood	514,831	169,750	-	684,581	(53,043)	631,537
Irene	132,652	44,217	-	176,869	(8,843)	168,026
Jack	313,439	104,480	6,782	424,700	(39,522)	385,179
Jake	445,114	148,371	-	593,485	(48,558)	544,927
Jefferson	207,755	68,441	-	276,196	(18,257)	257,939
Jill	302,035	101,838	-	403,872	(31,119)	372,753
Johnny	442,591	147,497	-	590,089	(46,942)	543,147
June	442,591	147,497	-	590,089	(46,942)	543,147
Jupiter	159,802	52,500	-	212,302	(21,791)	190,511
Kawana	208,216	69,405	-	277,621	(24,607)	253,013
Kennesaw	321,006	107,002	-	428,008	(34,046)	393,962
Kenny	521,147	173,682	-	694,829	(55,273)	639,556
KerriAnn	257,713	85,000	-	342,713	(34,362)	308,351
Kessler	195,429	65,143	5,526	266,098	(23,951)	242,147
Kingsley	238,075	78,750	-	316,825	(34,322)	282,503
Kirkwood	197,564	65,855	7,069	270,488	(23,212)	247,276

June 30, 2025
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Korin	210,256	69,716	-	279,972	(19,114)	260,858
Lallie	280,725	92,500	10,869	384,094	(44,727)	339,366
Lanier	285,656	95,219	5,121	385,996	(33,821)	352,176
Lannister	132,923	44,308	6,100	183,331	(18,872)	164,459
Latte	275,597	91,866	-	367,463	(29,230)	338,233
Lennox	163,783	53,750	-	217,533	(23,327)	194,206
Lierly	161,250	53,750	-	215,000	(26,061)	188,939
Lily	380,574	126,250	31,533	538,356	(56,292)	482,065
Limestone	221,258	72,500	-	293,758	(30,172)	263,586
Litton	242,715	80,000	-	322,715	(22,065)	300,650
Longwoods	203,601	67,867	-	271,468	(14,807)	256,661
Lookout	260,780	86,927	-	347,707	(28,449)	319,258
Loretta	518,678	171,250	-	689,928	(53,440)	636,489
Louis	203,538	67,846	-	271,384	(14,803)	256,581
Louise	208,392	69,464	-	277,856	(23,997)	253,859
Lovejoy	222,438	74,146	-	296,584	(26,288)	270,296
Luna	162,575	53,750	-	216,325	(23,647)	192,678
Lurleen	165,449	55,150	10,401	230,999	(19,740)	211,259
Madison	155,520	51,840	-	207,360	(16,966)	190,395
Mae	267,516	89,172	-	356,688	(28,373)	328,315
Magnolia	189,690	63,230	7,050	259,970	(25,498)	234,472
Malbec	241,344	80,225	-	321,568	(36,298)	285,270
Mammoth	257,706	85,902	-	343,608	(29,675)	313,933
Marcelo	215,116	71,705	-	286,822	(22,164)	264,658
Marie	241,848	79,625	-	321,473	(21,253)	300,219
Marietta	228,678	76,807	-	305,485	(24,254)	281,231
Marion	192,484	64,161	11,128	267,773	(17,615)	250,158
Marple	132,652	44,217	-	176,869	(9,647)	167,222
Martell	196,472	65,491	-	261,963	(14,289)	247,674
Mary	205,277	68,426	-	273,703	(14,929)	258,774
Matchingham	160,191	52,273	-	212,463	(21,359)	191,104
McGregor	227,254	75,751	-	303,005	(25,480)	277,525
McLovin	343,044	183,750	10,685	537,478	(44,244)	493,234
Meadow	242,548	80,000	-	322,548	(33,075)	289,474
Mimosa	159,969	53,750	-	213,719	(15,755)	197,964
Mojave	178,180	58,500	8,000	244,680	(26,740)	217,940
Murphy	224,701	73,612	-	298,312	(29,279)	269,033
Mycroft	135,657	45,219	-	180,876	(9,866)	171,010
Nugget	423,141	141,047	-	564,188	(46,161)	518,027
Odessa	403,261	133,750	-	537,011	(54,990)	482,021
Olive	175,139	57,500	5,044	237,683	(27,886)	209,797
Oly	344,549	184,100	-	528,649	(44,900)	483,749
Onyx	245,598	81,866	15,427	342,891	(23,518)	319,373
Oscar	188,729	62,910	5,865	257,503	(15,109)	242,394
Osceola	211,769	70,590	-	282,359	(15,401)	266,957
Osprey	264,002	88,001	6,901	358,903	(32,141)	326,762
Otoro	296,828	98,943	6,875	402,646	(36,587)	366,060
Palmer	220,930	73,643	5,690	300,264	(17,579)	282,684
Patrick	158,368	52,551	6,319	217,239	(28,198)	189,041
Peanut	163,038	54,346	-	217,385	(18,774)	198,610
Pearl	412,412	137,471	-	549,882	(44,990)	504,892
Pecan	157,052	52,124	-	209,176	(25,254)	183,922
Peterson	170,723	56,908	-	227,631	(10,864)	216,767
Piedmont	289,947	97,027	-	386,974	(30,752)	356,222
Pinot	243,611	81,054	-	324,665	(36,640)	288,025
Pioneer	431,448	143,816	15,000	590,263	(47,123)	543,140
Plumtree	151,745	50,738	-	202,483	(24,846)	177,637
Point	288,748	96,249	-	384,997	(32,375)	352,622
Porthos	228,114	76,038	-	304,152	(15,899)	288,253
Quincy	413,303	137,768	-	551,071	(43,835)	507,236

June 30, 2025
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Redondo	236,941	78,750	-	315,691	(22,258)	293,433
Regency	208,617	68,750	9,653	287,020	(18,976)	268,044
Reginald	329,750	108,750	32,154	470,653	(40,800)	429,854
Reynolds	324,775	108,258	-	433,033	(34,446)	398,587
Ribbonwalk	241,740	80,000	-	321,740	(32,232)	289,508
Richardson	237,659	78,750	-	316,409	(24,486)	291,923
Richmond	287,745	95,915	-	383,659	(18,311)	365,348
Ridge	164,536	54,000	-	218,536	(23,434)	195,102
Ritter	381,271	127,090	-	508,362	(41,593)	466,768
River	201,388	66,250	-	267,638	(28,683)	238,955
Riverwalk	298,504	99,501	-	398,005	(31,660)	366,346
Rooney	242,468	129,500	-	371,968	(32,429)	339,539
Roseberry	248,204	81,250	-	329,454	(34,598)	294,856
Rosewood	204,541	68,180	-	272,722	(22,933)	249,788
Roxy	246,352	82,117	-	328,469	(27,621)	300,848
Saddlebred	357,856	118,750	17,602	494,208	(57,295)	436,912
Saint	208,509	112,274	-	320,783	(25,274)	295,509
Sajni	226,838	75,613	27,593	330,043	(26,508)	303,535
Salem	241,306	80,225	-	321,531	(36,293)	285,237
Salinas	172,670	57,557	8,994	239,220	(17,798)	221,422
Saturn	163,562	53,750	6,480	223,792	(27,627)	196,165
Scepter	177,069	94,500	-	271,569	(23,742)	247,826
Sequoyah	187,039	62,000	5,041	254,080	(18,012)	236,068
Shallowford	272,709	90,500	-	363,209	(28,120)	335,089
Shoreline	234,300	77,500	-	311,800	(33,370)	278,430
Sigma	289,989	96,250	-	386,239	(36,765)	349,474
Simon	218,698	72,899	-	291,597	(15,243)	276,354
Sims	206,196	68,732	-	274,929	(14,996)	259,932
Soapstone	165,000	55,000	11,177	231,177	(28,529)	202,648
Sodalis	218,882	72,961	-	291,842	(23,215)	268,627
Spencer	227,685	75,000	-	302,685	(33,254)	269,431
Splash	163,770	53,750	-	217,520	(24,814)	192,706
Spring	187,077	62,359	-	249,436	(19,842)	229,594
Stonebriar	153,288	51,096	-	204,385	(17,187)	187,198
Sugar	235,235	77,500	-	312,735	(33,522)	279,213
Summerset	192,776	63,750	15,526	272,051	(33,216)	238,836
Sundance	238,965	78,750	7,575	325,290	(26,488)	298,802
Sunnyside	167,162	55,721	-	222,882	(14,690)	208,192
Swift	259,781	86,594	5,641	352,015	(32,511)	319,504
Taylor	173,433	58,010	5,354	236,796	(21,428)	215,368
Terracotta	208,259	112,139	-	320,398	(23,981)	296,416
Theodore	217,070	72,357	-	289,427	(15,129)	274,298
Tulip	239,969	79,990	-	319,959	(27,633)	292,326
Tuscan	244,164	80,225	-	324,389	(36,699)	287,690
Tuscarora	252,508	83,998	-	336,505	(22,190)	314,315
Tuxford	198,079	66,026	-	264,106	(23,409)	240,697
Vernon	199,031	64,942	-	263,973	(28,347)	235,626
Walton	226,775	75,592	-	302,367	(24,052)	278,315
Wave	252,771	84,590	-	337,362	(29,873)	307,489
Weldon	159,806	52,500	-	212,306	(21,792)	190,515
Wellington	306,669	101,250	6,650	414,569	(34,810)	379,759
Wentworth	172,251	56,550	8,000	236,801	(25,924)	210,877
Wescott	207,088	69,029	-	276,118	(22,591)	253,526
Westchester	257,791	85,000	-	342,791	(36,715)	306,076
Wildwood	166,727	55,576	-	222,303	(18,694)	203,609
Willow	221,118	73,250	-	294,368	(22,782)	271,586
Wilson	289,478	96,830	5,795	392,103	(34,093)	358,010
Winchester	200,150	66,717	5,698	272,564	(15,432)	257,131
Windsor	264,500	87,500	-	352,000	(37,671)	314,329
Winston	248,565	82,855	-	331,420	(25,610)	305,810
Wisteria	224,188	74,729	7,912	306,830	(28,453)	278,377
	$57,440,937	$19,596,642	$615,881	$77,653,459	$(6,474,939)	$71,178,521

December 31, 2024
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
100	$464,472	$154,824	$-	$619,296	$(43,632)	$575,664
101	479,535	159,845	-	639,380	(43,595)	595,785
Abbington	361,773	120,591	6,695	489,059	(34,897)	454,162
Abernant	171,814	57,271	-	229,086	(7,810)	221,276
Alvin	240,221	80,074	-	320,294	(10,919)	309,375
Amber	231,434	76,250	-	307,684	(27,351)	280,333
Apollo	148,028	49,343	12,420	209,791	(14,492)	195,299
Aster	192,736	64,093	-	256,829	(16,353)	240,476
Augusta	224,136	74,712	-	298,848	(12,226)	286,622
Avebury	219,734	73,245	-	292,978	(21,973)	271,005
Avondale	248,780	82,927	-	331,707	(13,570)	318,137
Badminton	192,775	63,750	7,254	263,779	(26,228)	237,551
Ballinger	225,915	75,305	-	301,220	(8,215)	293,005
Bandelier	227,358	122,465	-	349,823	(26,180)	323,643
Baron	440,147	142,573	-	582,719	(40,013)	542,706
Basil	153,138	50,625	-	203,763	(19,490)	184,273
Bayside	193,863	63,750	-	257,613	(24,086)	233,527
Bazzel	187,453	62,484	19,530	269,468	(18,308)	251,160
Bedford	211,603	70,534	-	282,138	(20,519)	261,618
Bella	231,329	77,110	-	308,439	(11,917)	296,522
Belle	332,313	110,771	-	443,084	(29,203)	413,881
Belvedere	222,829	74,276	-	297,105	(12,154)	284,951
Bergenia	164,244	54,748	-	218,993	(7,963)	211,029
Blossom	192,230	64,077	-	256,307	(16,311)	239,996
Bonneau	253,239	84,413	5,330	342,982	(23,885)	319,096
Brainerd	219,905	72,500	-	292,405	(15,993)	276,412
Braxton	244,842	80,875	-	325,717	(20,774)	304,942
Brennan	171,314	57,105	-	228,419	(16,093)	212,325
Briarwood	157,646	52,549	-	210,195	(7,166)	203,029
Brooklyn	125,094	41,500	6,328	172,922	(11,523)	161,399
Burlington	490,374	163,458	-	653,831	(44,579)	609,252
Butter	286,835	93,724	-	380,558	(32,002)	348,556
Calvin	178,500	59,500	-	238,000	(8,655)	229,346
Camino	200,434	66,811	-	267,245	(17,614)	249,631
Cawley	237,152	79,051	-	316,203	(12,217)	303,986
Centennial	-	-	-	-	-	-
Chaparral	148,009	49,491	-	197,500	(21,386)	176,114
Chelsea	232,861	77,620	-	310,481	(23,286)	287,195
Chester	280,215	93,000	-	373,215	(23,776)	349,439
Chickamauga	282,098	93,075	-	375,173	(20,516)	354,657
Chinook	230,186	76,729	7,665	314,580	(14,030)	300,550
Chitwood	289,031	96,344	-	385,375	(25,400)	359,975
Clover	249,340	83,113	-	332,453	(21,250)	311,203
Coatbridge	205,145	67,500	7,962	280,607	(27,611)	252,996
Collier	268,326	89,442	-	357,769	(23,580)	334,188
Collinston	159,806	52,500	-	212,306	(18,886)	193,420
Conway	519,077	171,250	-	690,327	(44,043)	646,284
Cove	158,950	52,983	-	211,933	(9,633)	202,300
Creekside	234,815	78,472	-	313,287	(20,635)	292,652
Creekwood	218,448	72,375	-	290,823	(18,535)	272,288
Cumberland	223,247	74,416	-	297,662	(18,942)	278,720
Cupcake	166,444	54,639	8,000	229,083	(21,103)	207,979
Cypress	275,692	91,250	-	366,942	(22,556)	344,386
Daisy	227,590	75,863	-	303,453	(20,000)	283,453
Davidson	160,008	52,500	-	212,508	(18,425)	194,082
Dawson	171,298	56,250	5,028	232,575	(23,712)	208,863
Delta	257,741	85,914	8,400	352,054	(27,675)	324,379
Dewberry	143,700	47,500	-	191,200	(18,289)	172,911
Diablo	195,243	103,950	-	299,193	(21,423)	277,769
Dogwood	182,125	60,000	-	242,125	(16,005)	226,120
Dolittle	232,183	76,093	-	308,276	(26,033)	282,244
Dolly	521,147	173,682	-	694,829	(45,798)	649,032
Dops	154,480	51,250	-	205,730	(10,767)	194,963
Dorchester	259,980	86,660	-	346,640	(22,847)	323,793

December 31, 2024
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Dunbar	243,644	81,215	13,811	338,670	(25,602)	313,068
Eagle	203,903	67,968	7,150	279,021	(17,875)	261,146
Eastfair	162,575	53,750	-	216,325	(20,691)	195,634
Eastwood	240,809	80,270	-	321,079	(10,946)	310,133
Elevation	201,118	65,837	13,996	280,951	(28,487)	252,465
Ella	197,272	65,757	-	263,030	(13,152)	249,878
Ellen	187,200	62,400	-	249,600	(9,076)	240,524
Elm	125,176	41,250	-	166,426	(15,333)	151,093
Emporia	265,811	88,604	-	354,415	(27,387)	327,028
Ensenada	365,214	196,000	-	561,214	(42,219)	518,995
Falcon	204,606	67,500	7,000	279,106	(17,287)	261,818
Felix	187,146	62,382	6,979	256,507	(11,386)	245,121
Fenwick	226,605	75,535	-	302,140	(12,360)	289,780
Fletcher	132,652	44,217	-	176,869	(6,432)	170,437
Folly	235,178	78,393	8,504	322,074	(24,210)	297,864
Forest	265,264	87,500	12,474	365,238	(36,256)	328,982
Foster	236,883	78,961	-	315,843	(12,921)	302,923
Franklin	225,740	75,247	5,186	306,173	(13,098)	293,074
Gardens	166,712	55,571	5,548	227,830	(17,276)	210,555
General	238,814	79,605	-	318,419	(12,303)	306,116
Goose	189,997	63,332	6,700	260,029	(16,662)	243,367
Grant	244,818	129,500	-	374,318	(28,191)	346,126
Greenhill	246,644	82,215	-	328,858	(25,412)	303,446
Gretal	341,305	112,500	-	453,805	(26,891)	426,914
Grove	170,579	56,860	13,000	240,439	(22,824)	217,615
Hadden	166,460	55,487	-	221,947	(17,150)	204,796
Hansard	229,327	75,709	-	305,035	(15,983)	289,052
Hansel	305,996	101,999	-	407,994	(25,036)	382,958
Hargrave	176,640	58,880	-	235,520	(8,564)	226,956
Harrison	346,265	115,000	-	461,265	(29,380)	431,885
Henry	325,137	108,379	-	433,516	(28,573)	404,943
Heritage	220,017	73,339	5,056	298,412	(23,196)	275,216
Heron	216,890	72,297	5,305	294,492	(23,027)	271,465
Highland	216,811	72,270	-	289,081	(19,053)	270,028
Hines	193,050	64,350	8,950	266,350	(20,235)	246,115
Hobbes	176,871	58,957	-	235,828	(8,576)	227,252
Holcomb	268,238	89,413	-	357,651	(24,385)	333,265
Holland	160,008	52,500	-	212,508	(18,910)	193,598
Hollandaise	276,552	92,184	-	368,736	(27,655)	341,081
Holloway	256,950	85,000	-	341,950	(32,703)	309,247
Inglewood	514,831	169,750	-	684,581	(43,683)	640,898
Irene	132,652	44,217	-	176,869	(6,432)	170,437
Jack	313,439	104,480	6,782	424,700	(33,144)	391,556
Jake	445,114	148,371	-	593,485	(40,465)	553,020
Jefferson	207,755	68,441	-	276,196	(14,480)	261,716
Jill	302,035	101,838	-	403,872	(25,627)	378,245
Johnny	442,591	147,497	-	590,089	(38,895)	551,194
June	442,591	147,497	-	590,089	(38,895)	551,194
Jupiter	159,802	52,500	-	212,302	(18,886)	193,416
Kawana	208,216	69,405	-	277,621	(20,822)	256,799
Kennesaw	321,006	107,002	-	428,008	(28,209)	399,798
Kenny	521,147	173,682	-	694,829	(45,798)	649,032
KerriAnn	257,713	85,000	-	342,713	(29,676)	313,036
Kessler	195,429	65,143	5,526	266,098	(19,845)	246,253
Kingsley	238,075	78,750	-	316,825	(30,032)	286,793
Kirkwood	197,564	65,855	7,069	270,488	(18,913)	251,575
Korin	210,256	69,716	-	279,972	(15,291)	264,681
Lallie	280,725	92,500	10,869	384,094	(38,525)	345,569
Lanier	285,656	95,219	5,121	385,996	(28,115)	357,882
Lannister	132,923	44,308	6,100	183,331	(15,846)	167,486
Latte	275,597	91,866	-	367,463	(24,219)	343,244
Lennox	163,783	53,750	-	217,533	(20,349)	197,184
Lierly	161,250	53,750	-	215,000	(23,129)	191,871
Lily	380,574	126,250	31,533	538,356	(48,799)	489,558
Limestone	221,258	72,500	-	293,758	(26,149)	267,609

December 31, 2024
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Litton	242,715	80,000	-	322,715	(17,652)	305,063
Longwoods	203,601	67,867	-	271,468	(11,105)	260,363
Lookout	260,780	86,927	-	347,707	(23,707)	324,000
Loretta	518,678	171,250	-	689,928	(44,009)	645,919
Louis	203,538	67,846	-	271,384	(11,102)	260,282
Louise	208,392	69,464	-	277,856	(20,208)	257,648
Lovejoy	222,438	74,146	-	296,584	(22,244)	274,340
Luna	162,575	53,750	-	216,325	(20,691)	195,634
Lurleen	165,449	55,150	10,401	230,999	(15,692)	215,308
Madison	155,520	51,840	-	207,360	(14,138)	193,222
Mae	267,516	89,172	-	356,688	(23,509)	333,179
Magnolia	189,690	63,230	7,050	259,970	(21,344)	238,626
Malbec	241,344	80,225	-	321,568	(31,910)	289,658
Mammoth	257,706	85,902	-	343,608	(24,990)	318,618
Marcelo	215,116	71,705	-	286,822	(18,252)	268,570
Marie	241,848	79,625	-	321,473	(16,856)	304,617
Marietta	228,678	76,807	-	305,485	(20,096)	285,389
Marion	192,484	64,161	11,128	267,773	(13,003)	254,770
Marple	132,652	44,217	-	176,869	(7,235)	169,633
Martell	196,472	65,491	-	261,963	(10,717)	251,246
Mary	205,277	68,426	-	273,703	(11,197)	262,506
Matchingham	160,191	52,273	-	212,463	(18,446)	194,017
McGregor	227,254	75,751	-	303,005	(21,348)	281,657
McLovin	343,044	183,750	-	526,794	(37,313)	489,481
Meadow	242,548	80,000	-	322,548	(28,665)	293,884
Mimosa	159,969	53,750	-	213,719	(12,801)	200,918
Mojave	178,180	58,500	8,000	244,680	(23,215)	221,465
Murphy	224,701	73,612	-	298,312	(25,194)	273,119
Mycroft	135,657	45,219	-	180,876	(7,399)	173,476
Nugget	423,141	141,047	-	564,188	(38,468)	525,721
Odessa	403,261	133,750	-	537,011	(47,658)	489,353
Olive	175,139	57,500	5,044	237,683	(24,197)	213,486
Oly	344,549	184,100	-	528,649	(38,635)	490,013
Onyx	245,598	81,866	15,427	342,891	(17,510)	325,381
Oscar	188,729	62,910	5,865	257,503	(11,091)	246,412
Osceola	211,769	70,590	-	282,359	(11,551)	270,808
Osprey	264,002	88,001	6,901	358,903	(26,651)	332,252
Otoro	296,828	98,943	6,875	402,646	(30,502)	372,144
Palmer	220,930	73,643	5,690	300,264	(12,993)	287,270
Patrick	158,368	52,551	6,319	217,239	(24,680)	192,559
Peanut	163,038	54,346	-	217,385	(15,810)	201,575
Pearl	412,412	137,471	-	549,882	(37,492)	512,390
Pecan	157,052	52,124	-	209,176	(22,391)	186,784
Peterson	170,723	56,908	-	227,631	(7,760)	219,871
Piedmont	289,947	97,027	-	386,974	(25,480)	361,494
Pinot	243,611	81,054	-	324,665	(32,211)	292,454
Pioneer	431,448	143,816	15,000	590,263	(39,006)	551,258
Plumtree	151,745	50,738	-	202,483	(22,079)	180,404
Point	288,748	96,249	-	384,997	(27,125)	357,872
Porthos	228,114	76,038	-	304,152	(11,751)	292,401
Quincy	413,303	137,768	-	551,071	(36,320)	514,751
Redondo	236,941	78,750	-	315,691	(17,950)	297,741
Regency	208,617	68,750	-	277,367	(14,540)	262,827
Reginald	329,750	108,750	26,869	465,368	(32,029)	433,339
Reynolds	324,775	108,258	-	433,033	(28,541)	404,492
Ribbonwalk	241,740	80,000	-	321,740	(27,837)	293,903
Richardson	237,659	78,750	-	316,409	(20,165)	296,244
Richmond	287,745	95,915	-	383,659	(13,079)	370,580
Ridge	164,536	54,000	-	218,536	(20,442)	198,094
Ritter	381,271	127,090	-	508,362	(34,661)	473,701
River	201,388	66,250	-	267,638	(25,021)	242,617
Riverwalk	298,504	99,501	-	398,005	(26,232)	371,773

December 31, 2024
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Rooney	242,468	129,500	-	371,968	(28,007)	343,961
Roseberry	248,204	81,250	-	329,454	(30,085)	299,368
Rosewood	204,541	68,180	-	272,722	(19,214)	253,507
Roxy	246,352	82,117	-	328,469	(23,142)	305,327
Saddlebred	357,856	118,750	17,602	494,208	(49,656)	444,551
Saint	208,509	112,274	-	320,783	(21,483)	299,300
Sajni	226,838	75,613	14,142	316,592	(20,072)	296,520
Salem	241,306	80,225	-	321,531	(31,906)	289,625
Salinas	172,670	57,557	8,994	239,220	(13,760)	225,461
Saturn	163,562	53,750	6,480	223,792	(23,995)	199,797
Scepter	177,069	94,500	-	271,569	(20,505)	251,064
Sequoyah	187,039	62,000	5,041	254,080	(14,107)	239,973
Shallowford	272,709	90,500	-	363,209	(23,162)	340,047
Shoreline	234,300	77,500	-	311,800	(29,110)	282,690
Sigma	289,989	96,250	-	386,239	(31,525)	354,714
Simon	218,698	72,899	-	291,597	(11,266)	280,331
Sims	206,196	68,732	-	274,929	(11,247)	263,681
Soapstone	165,000	55,000	11,177	231,177	(24,412)	206,765
Sodalis	218,882	72,961	-	291,842	(19,235)	272,607
Spencer	227,685	75,000	-	302,685	(29,097)	273,588
Splash	163,770	53,750	-	217,520	(21,836)	195,684
Spring	187,077	62,359	-	249,436	(16,440)	232,996
Stonebriar	153,288	51,096	-	204,385	(14,400)	189,985
Sugar	235,235	77,500	-	312,735	(29,242)	283,493
Summerset	192,776	63,750	15,526	272,051	(28,158)	243,894
Sundance	238,965	78,750	7,575	325,290	(21,386)	303,904
Sunnyside	167,162	55,721	-	222,882	(11,651)	211,231
Swift	259,781	86,594	5,641	352,015	(27,224)	324,791
Taylor	173,433	58,010	5,354	236,796	(17,739)	219,057
Terracotta	208,259	112,139	-	320,398	(20,195)	300,203
Theodore	217,070	72,357	-	289,427	(11,182)	278,244
Tulip	239,969	79,990	-	319,959	(23,270)	296,689
Tuscan	244,164	80,225	-	324,389	(32,259)	292,129
Tuscarora	252,508	83,998	-	336,505	(17,599)	318,906
Tuxford	198,079	66,026	-	264,106	(19,808)	244,298
Vernon	199,031	64,942	-	263,973	(24,728)	239,245
Walton	226,775	75,592	-	302,367	(19,929)	282,438
Wave	252,771	84,590	-	337,362	(25,277)	312,084
Weldon	159,806	52,500	-	212,306	(18,886)	193,420
Wellington	306,669	101,250	6,650	414,569	(28,570)	385,999
Wentworth	172,251	56,550	8,000	236,801	(22,507)	214,294
Wescott	207,088	69,029	-	276,118	(18,826)	257,291
Westchester	257,791	85,000	-	342,791	(32,028)	310,763
Wildwood	166,727	55,576	-	222,303	(15,662)	206,640
Willow	221,118	73,250	-	294,368	(18,762)	275,607
Wilson	289,478	96,830	5,795	392,103	(28,232)	363,871
Winchester	200,150	66,717	5,698	272,564	(11,224)	261,340
Windsor	264,500	87,500	-	352,000	(32,862)	319,138
Winston	248,565	82,855	-	331,420	(21,090)	310,330
Wisteria	224,188	74,729	7,912	306,830	(23,586)	283,244

	$57,440,937	$19,596,642	$549,424	$77,587,002	$(5,380,416)	$72,206,586

Depreciation expense was $1,094,523 and $1,088,121, respectively, for the six months ended June 30, 2025 and 2024.

NOTE 5: MORTGAGE PAYABLES, NET

The Company has mortgages with Arvest Bank, Certain Lending, and Arrived Short Term Notes, LLC, an affiliate of the Manager. The following is a summary of the mortgages by each Series as of June 30, 2025 and 2024:

JUNE 30, 2025
Series	Lender	Address	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
Arrived NC Amber, LLC	Certain Lending	7312 Amberly Hills Rd, Charlotte, NC 28215	200,830	Term	30	7	3.875%
Arrived Homes Series Apollo, a series of Arrived Homes, LLC	Certain Lending	609 Marguerite Drive, Huntsville, AL 35808	136,500	Term	30	7	5.625%
Arrived AR Aster, LLC	Certain Lending	490 W Aster Avenue, Farmington, AR 72730	127,500	Term	30	7	6.625%
Arrived AL Avebury, LLC	Certain Lending	287 Avebury Rd, Meridianville, AL 35759	203,000	Term	30	7	3.875%
Arrived SC Badminton, LLC	Certain Lending	414 Badminton Ct, Lexington, SC 29072	174,200	Term	30	5	4.625%
Arrived AZ Bandelier, LLC	Certain Lending	6180 W Bandelier Ct, Tucson, AZ 85742	244,930	Term	30	7	3.875%
Arrived SC Basil, LLC	Certain Lending	317 Morning Creek Dr, Easley, SC 29640	131,625	Term	30	5	4.625%
Arrived SC Bayside, LLC	Certain Lending	59 Bayside Ct, Columbia, SC 29229	165,750	Term	30	5	4.625%
Arrived SC Bedford, LLC	Certain Lending	808 Derby Downs Ct, Elgin, SC 29045	196,000	Term	30	7	3.875%
Arrived TN Brainerd, LLC	Arrived Short Term Notes, LLC	1307 Vance Road, Chattanooga, TN 37421	145,000	Term	30	5	5.950%
Arrived AL Brennan, LLC	Certain Lending	1305 19th Avenue SW, Decatur, AL 35603	157,500	Term	30	7	5.625%
Arrived Homes Series Brooklyn, a series of Arrived Homes, LLC	Arrived Short Term Notes, LLC	2261 Reece Boulevard, Tuscaloosa, AL 35401	83,000	Term	30	5	5.950%
Arrived SC Butter, LLC	Certain Lending	162 Lucky Day Dr, Summerville, SC 29486	262,426	Term	30	7	3.875%
Arrived AR Chaparral, LLC	Arvest Bank	4309 W Chaparral Ln, Fayetteville, AR 72704	104,310	Term	10	5	4.00%
Arrived AL Chelsea, LLC	Certain Lending	274 Chelsea Park Rd, Chelsea, AL 35043	215,492	Term	30	7	3.875%
Arrived TN Chester, LLC	Certain Lending	6097 Amber Forest Trail, Hixson, TN 37343	186,000	Term	30	7	6.625%
Arrived SC Coatbridge, LLC	Certain Lending	172 Coatbridge Dr, Blythewood, SC 29016	175,500	Term	30	5	4.625%
Arrived NC Collinston, LLC	Certain Lending	1507 Collinston Dr, Gastonia, NC 28052	136,500	Term	30	5	3.875%
Arrived Homes Series Creekwood, a series of Arrived Homes, LLC	Certain Lending	361 Harbor Glen Drive SW, Madison, AL 35756	144,750	Term	30	7	6.625%
Arrived AR Cupcake LLC	Certain Lending	358 N Mojave St, Farmington, AR 72730	152,989	Term	30	7	3.875%
Arrived GA Cypress, LLC	Certain Lending	3450 Cypress Club Trail, Austell, GA 30106	182,500	Term	30	7	6.625%
Arrived NC Davidson LLC	Certain Lending	922 W Davidson St, Gastonia, NC 28052	147,000	Term	30	7	3.875%
Arrived SC Dawson, LLC	Certain Lending	313 Dawsons Park Dr, Lexington, SC 29072	146,250	Term	30	5	4.625%
Arrived GA Delta, LLC	Certain Lending	5042 Rapahoe Trl, Atlanta, GA 30349	226,800	Term	30	7	3.875%
Arrived SC Dewberry, LLC	Certain Lending	130 Bonhomme Cir, Lexington, SC 29072	121,225	Term	30	5	4.625%
Arrived AZ Diablo, LLC	Certain Lending	6566 S Diablo Dr, Tucson, AZ 85757	207,900	Term	30	7	3.875%
Arrived SC Dolittle, LLC	Certain Lending	204 Doolittle Dr, Chapin, SC 29036	207,577	Term	30	7	3.875%
Arrived AR Eagle, LLC	Certain Lending	554 N Goose Crossing, Farmington, AR 72730	135,000	Term	30	7	6.625%
Arrived SC Eastfair, LLC	Certain Lending	461 Eastfair Dr, Columbia, SC 29209	150,000	Term	30	5	4.625%

JUNE 30, 2025
Series	Lender	Address	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
Arrived SC Elevation, LLC	Certain Lending	305 Elevation Ct, Inman, SC 29349	172,250	Term	30	5	4.625%
Arrived SC Elm, LLC	Certain Lending	1231 Tolliver St, Columbia, SC 29201	107,250	Term	30	5	4.625%
Arrived GA Emporia, LLC	Certain Lending	625 Emporia Loop, McDonough, GA 30253	245,000	Term	30	7	3.875%
Arrived CO Ensenada, LLC	Certain Lending	6293 N Ensenada Ct, Aurora, CO 80019	392,000	Term	30	7	3.875%
Arrived AR Falcon, LLC	Certain Lending	375 Canada Dr, Farmington, AR 72730	135,000	Term	30	7	6.625%
Arrived SC Forest, LLC	Certain Lending	407 Forest Hills Rd, Summerville, SC 29486	227,500	Term	30	5	4.625%
Arrived Homes Series Gardens, a series of Arrived Homes, LLC	Certain Lending	2014 Inverness Pkwy, Tuscaloosa, AL 35405	136,500	Term	30	7	4.750%
Arrived AR Goose, LLC	Certain Lending	561 N Goose Crossing, Farmington, AR 72730	125,750	Term	30	7	6.625%
Arrived GA Grant, LLC	Certain Lending	1770 Grant Ct, Braselton, GA 30517	259,000	Term	30	7	3.875%
Arrived SC Greenhill, LLC	Certain Lending	640 Frow Dr, Elgin, SC 29045	227,784	Term	30	7	3.875%
Arrived Homes Series Grove, a series of Arrived Homes, LLC	Certain Lending	109 Annie Lane, Pleasant Grove, AL 35127	157,500	Term	30	7	4.750%
Arrived SC Hadden, LLC	Certain Lending	142 Hadden St, Duncan, SC 29334	143,500	Term	30	7	3.875%
Arrived TN Hansel, LLC	Certain Lending	4457 Jack Faulk St, Murfreesboro, TN 37127	201,995	Term	30	7	6.625%
Arrived TN Harrison, LLC	Certain Lending	5776 Caney Ridge Circle, Ooltewah, TN 37363	230,000	Term	30	7	6.625%
Arrived Homes Series Heritage, a series of Arrived Homes, LLC	Certain Lending	432 The Gables Drive, McDonough, GA 30253	203,000	Term	30	7	4.750%
Arrived SC Heron, LLC	Certain Lending	8334 Whitehaven Drive, North Charleston, SC 29420	200,900	Term	30	7	4.750%
Arrived NC Holland LLC	Certain Lending	910 N Ransom St, Gastonia, NC 28052	147,000	Term	30	7	3.875%
Arrived TN Hollandaise, LLC	Certain Lending	741 Hollandale Rd, La Vergne, TN 37086	255,500	Term	30	7	3.875%
Arrived SC Holloway, LLC	Certain Lending	601 W Czardas Way, Woodruff, SC 29388	221,000	Term	30	5	4.625%
Arrived TN Jack, LLC	Certain Lending	4434 Jack Faulk St, Murfreesboro, TN 37127	289,629	Term	30	7	4.375%
Arrived TN Jill, LLC	Certain Lending	4481 Jack Faulk Street, Murfreesboro, TN 37127	201,320	Term	30	7	6.625%
Arrived NC Jupiter LLC	Certain Lending	930 Junius St, Gastonia, NC 28052	139,750	Term	30	5	4.625%
Arrived AL Kawana, LLC	Certain Lending	28041 Kawana Ct, Harvest, AL 35749	192,500	Term	30	7	3.875%
Arrived NC KerriAnn, LLC	Certain Lending	414 Kerriann Ln, Clayton, NC 27520	238,000	Term	30	7	3.875%
Arrived AR Kessler, LLC	Certain Lending	12520 Meadow Oaks Lane, Farmington, AR 72730	128,500	Term	30	7	6.625%
Arrived SC Kingsley, LLC	Certain Lending	505 Kingsley View Rd, Blythewood, SC 29016	215,000	Term	30	5	4.625%
Arrived TN Kirkwood, LLC	Certain Lending	1064 Cindy Jo Court, Clarksville, TN 37040	182,000	Term	30	7	4.750%
Arrived SC Lallie, LLC	Certain Lending	210 Ilderton St, Summerville, SC 29483	240,500	Term	30	5	4.625%
Arrived Homes Series Lanier, a series of Arrived Homes, LLC	Certain Lending	6464 Flowery Way, Flowery Branch, GA 30542	263,900	Term	30	7	4.750%

JUNE 30, 2025
Series	Lender	Address	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
Arrived Homes Series Lannister, a series of Arrived Homes, LLC	Certain Lending	2263 Reece Blvd, Tuscaloosa, AL 35401	115,500	Term	30	7	6.125%
Arrived SC Lennox, LLC	Certain Lending	1320 House St, Columbia, SC 29204	139,750	Term	30	5	4.625%
Arrived AR Lierly, LLC	Arvest Bank	4203 W Lierly Ln, Fayetteville, AR 72704	131,100	Term	10	5	4.00%
Arrived CO Lily, LLC	Certain Lending	9799 Desert Lily Cir, Colorado Springs, CO 80925	311,500	Term	30	7	3.875%
Arrived SC Limestone LLC	Certain Lending	863 Bergenfield Ln, Chapin, SC 29036	203,000	Term	30	5	3.875%
Arrived TN Litton, LLC	Arrived Short Term Notes, LLC	7304 Calla Crossing, Knoxville, TN 37918	160,000	Term	30	5	5.95%
Arrived Homes Series Louise, a series of Arrived Homes, LLC	Certain Lending	2615 Lily Way, Northport, AL 35473	182,000	Term	30	7	4.375%
Arrived GA Lovejoy, LLC	Certain Lending	2658 Lovejoy Crossing Dr, Hampton, GA 30228	205,100	Term	30	7	3.875%
Arrived SC Luna, LLC	Certain Lending	417 Hosea Ct, Lexington, SC 29072	150,000	Term	30	5	4.625%
Arrived Homes Series Lurleen, a series of Arrived Homes, LLC	Arrived Short Term Notes, LLC	129 Whitestone Drive Northeast, Huntsville, AL 35810	110,000	Term	30	5	6.499%
Arrived Homes Series Madison, a series of Arrived Homes, LLC	Certain Lending	902 NW Appleby Street, Huntsville, AL 35816	102,500	Term	30	7	6.00%
Arrived GA Magnolia, LLC	Certain Lending	4741 Kings Highway, Douglasville, GA 30135	175,000	Term	30	7	5.625%
Arrived AR Malbec, LLC	Certain Lending	755 N Malbec Rd, Fayetteville, AR 72704	208,585	Term	30	5	4.625%
Arrived Homes Series Mammoth, a series of Arrived Homes, LLC	Certain Lending	200 Vernon Walk, McDonough, GA 30252	238,000	Term	30	7	4.750%
Arrived SC Marietta, LLC	Certain Lending	436 Marietta Ln, Greer, SC 29651	152,113	Term	30	7	6.625%
Arrived SC Matchingham, LLC	Certain Lending	1077 Matchingham Dr, Columbia, SC 29223	146,364	Term	30	7	3.875%
Arrived CO McLovin, LLC	Certain Lending	10711 Truckee Cir, Commerce City, CO 80022	367,500	Term	30	7	3.875%
Arrived NC Meadow, LLC	Certain Lending	9235 Avery Meadows Dr, Charlotte, NC 28216	214,900	Term	30	7	3.875%
Arrived Homes Series Mimosa, a series of Arrived Homes, LLC	Arrived Short Term Notes, LLC	6208 Mimosa Gardens Drive, Tuscaloosa, AL 35405	107,500	Term	30	5	6.625%
Arrived AR Mojave LLC	Certain Lending	340 N Mojave St, Farmington, AR 72730	163,800	Term	30	7	3.875%
Arrived SC Murphy, LLC	Certain Lending	211 Doolittle Dr, Chapin, SC 29036	207,270	Term	30	7	3.875%
Arrived CO Odessa, LLC	Certain Lending	4669 S Odessa St, Aurora, CO 80015	374,500	Term	30	7	3.875%
Arrived SC Olive, LLC	Certain Lending	240 Tea Olive Ave, Lexington, SC 29073	126,100	Term	30	5	4.625%
Arrived CO Oly, LLC	Certain Lending	8880 E 106th Pl, Commerce City, CO 80640	368,200	Term	30	7	3.875%
Arrived GA Otoro, LLC	Certain Lending	2970 Parkland Vw, Atlanta, GA 30331	274,400	Term	30	7	3.875%
Arrived AR Patrick, LLC	Arvest Bank	4309 W Patrick St, Fayetteville, AR 72704	108,300	Term	10	5	4.00%
Arrived Homes Series Peanut, a series of Arrived Homes, LLC	Certain Lending	160 Roscommon Rd, Tuscaloosa, AL 35405	147,000	Term	30	7	4.750%

JUNE 30, 2025
Series	Lender	Address	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
Arrived AR Pecan, LLC	Arvest Bank	4481 W Pecan St, Fayetteville, AR 72704	112,860	Term	10	5	4.00%
Arrived GA Piedmont, LLC	Certain Lending	4774 Brookwood Place, Atlanta, GA 30349	192,500	Term	30	7	6.625%
Arrived AR Pinot, LLC	Certain Lending	763 N Malbec Rd, Fayetteville, AR 72704	210,740	Term	30	5	4.625%
Arrived AR Plumtree, LLC	Arvest Bank	4455 W Chaparral Ln, Fayetteville, AR 72704	111,150	Term	10	5	4.00%
Arrived TN Point, LLC	Certain Lending	1129 Hilliard Lane, Clarksville, TN 37042	267,750	Term	30	7	4.750%
Arrived NM Redondo, LLC	Arrived Short Term Notes, LLC	8924 Arkansas Road NW, Albuquerque, NM 87120	157,500	Term	30	5	6.625%
Arrived OH Regency, LLC	Arrived Short Term Notes, LLC	200 Regency Square, Maineville, OH 45039	137,500	Term	30	5	6.990%
Arrived NC Ribbonwalk, LLC	Certain Lending	3512 Ribbonwalk Trl, Charlotte, NC 28269	224,000	Term	30	7	3.875%
Arrived SC Ridge, LLC	Certain Lending	308 Oristo Ridge Way, West Columbia, SC 29170	140,400	Term	30	5	4.625%
Arrived SC River, LLC	Certain Lending	232 Rivers Edge Cir, Simpsonville, SC 29680	172,250	Term	30	5	4.625%
Arrived AZ Rooney, LLC	Certain Lending	5309 S 18th Pl, Phoenix, AZ 85040	259,000	Term	30	7	3.875%
Arrived SC Roseberry, LLC	Certain Lending	5013 Paddy Field Way, Ladson, SC 29456	211,250	Term	30	5	4.625%
Arrived Homes Series Rosewood, a series of Arrived Homes, LLC	Certain Lending	2633 Lily Way, Northport, AL 35473	189,000	Term	30	7	4.750%
Arrived TN Roxy, LLC	Certain Lending	3736 Gray Fox Drive, Clarksville, TN 37040	220,500	Term	30	7	4.750%
Arrived CO Saddlebred, LLC	Certain Lending	6213 Saddlebred Way, Colorado Springs, CO 80925	332,500	Term	30	5	3.875%
Arrived AZ Saint, LLC	Certain Lending	7713 W Long Boat Way, Tucson, AZ 85757	211,992	Term	30	7	3.875%
Arrived AR Salem, LLC	Certain Lending	659 N Salem Rd, Fayetteville, AR 72704	212,550	Term	30	5	4.625%
Arrived NC Saturn, LLC	Certain Lending	923 Jupiter St, Gastonia, NC 28052	139,750	Term	30	5	4.625%
Arrived AZ Scepter, LLC	Certain Lending	216 E Scepter Ln, Vail, AZ 85641	189,000	Term	30	7	3.875%
Arrived AR Sequoyah, LLC	Arrived Short Term Notes, LLC	981 E Starling St, Fayetteville, AR 72704	124,000	Term	30	5	5.950%
Arrived TN Shallowford, LLC	Certain Lending	7258 Noah Reid Road, Chattanooga, TN 37421	181,000	Term	30	7	6.625%
Arrived SC Shoreline, LLC	Certain Lending	606 Shoreline Blvd, Boiling Springs, SC 29316	211,900	Term	30	5	4.625%
Arrived NC Sigma, LLC	Certain Lending	116 Canvasback Dr, Durham, NC 27704	269,500	Term	30	7	3.875%
Arrived AR Soapstone, LLC	Arvest Bank	4672 W Soapstone Dr, Fayetteville, AR 72704	128,250	Term	10	5	4.00%
Arrived SC Spencer, LLC	Certain Lending	9621 Spencer Woods Rd, Ladson, SC 29457	195,000	Term	30	5	4.625%
Arrived AR Splash, LLC	Arvest Bank	994 S Splash Dr, Fayetteville, AR 72701	122,500	Term	10	5	4.00%
Arrived Homes Series Stonebriar, a series of Arrived Homes, LLC	Certain Lending	4342 Winchester Hills Drive, Birmingham, AL 35215	134,400	Term	30	7	4.750%
Arrived SC Sugar, LLC	Certain Lending	300 Southern Sugar Ave, Moncks Corner, SC 29461	201,500	Term	30	5	4.625%

JUNE 30, 2025
Series	Lender	Address	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
Arrived SC Summerset, LLC	Certain Lending	2016 Culloden Dr, Summerville, SC 29483	165,750	Term	30	5	4.625%
Arrived NM Sundance, LLC	Arrived Short Term Notes, LLC	620 Creekside Avenue SW, Los Lunas, NM 87031	157,500	Term	30	5	6.625%
Arrived Homes Series Taylor, a series of Arrived Homes, LLC	Certain Lending	2209 44th Avenue, Northport, AL 35476	115,000	Term	30	7	6.625%
Arrived AZ Terracotta, LLC	Certain Lending	10954 E Oak Grove Pl, Tucson, AZ 85747	222,600	Term	30	7	3.875%
Arrived Homes Series Tulip, a series of Arrived Homes, LLC	Certain Lending	7339 Tulip Trestle Ct, Northport, AL 35473	221,900	Term	30	7	4.750%
Arrived AR Tuscan, LLC	Arvest Bank	3474 W Tuscan Rd, Fayetteville, AR 72704	181,480	Term	10	5	4.00%
Arrived SC Tuxford, LLC	Certain Lending	958 Tuxford Trl, Elgin, SC 29045	178,500	Term	30	7	3.875%
Arrived SC Vernon, LLC	Certain Lending	135 McMakin Dr, Lyman, SC 29365	181,837	Term	30	7	3.875%
Arrived GA Wave, LLC	Certain Lending	7491 Waverly Loop, Fairburn, GA 30213	224,000	Term	30	7	3.875%
Arrived NC Weldon LLC	Certain Lending	914 N Ransom St, Gastonia, NC 28052	136,500	Term	30	5	3.875%
Arrived AR Wentworth, LLC	Certain Lending	352 N Mojave St, Farmington, AR 72730	158,340	Term	30	7	3.875%
Arrived TN Wescott, LLC	Certain Lending	416 Sandburg Drive, Clarksville, TN 37042	136,250	Term	30	7	6.000%
Arrived SC Westchester, LLC	Certain Lending	488 Forest Creek Way, Elgin, SC 29045	198,900	Term	30	5	4.625%
Arrived TN Wildwood, LLC	Certain Lending	1672 Southern Heights Circle SE, Cleveland, TN 37311	110,000	Term	30	7	5.50%
Arrived SC Windsor, LLC	Certain Lending	3910 Greico Rd, North Charleston, SC 29420	227,500	Term	30	5	4.625%
Arrived Homes Series Wisteria, a series of Arrived Homes, LLC	Certain Lending	9300 Cotton Fields Cr, Tuscaloosa, AL 35405	207,477	Term	30	7	4.750%

			$24,021,338

The mortgages are secured by each Series’ property. For the six months ended June 30, 2025, the entire principal of the mortgage loans remained outstanding, with maturities dates in excess of one year and thus reflected as non-current liabilities on the consolidated and consolidating balance sheets.

Loan fees incurred in connection with the mortgages were capitalized as a debt discount and are being amortized to interest expenses over the life of the loan. For the six months ended June 30, 2025 and 2024, the Company recorded amortization of loan fees of $8,231 and $10,533, respectively. For the six months ended June 30, 2025, mortgage payable, net of unamortized loan fees of $291,518 was $23,729,820. For the six months ended June 30, 2024 mortgage payable, net of unamortized loan fees of $310,668 was $23,900,670.

There were no changes in the composition of mortgage payables compared to December 31, 2024. The principal amounts outstanding as of June 30, 2025 are consistent with those reported as of December 31, 2024. Unamortized loan fees are presented as a deduction from mortgage payables and totaled $291,518 and $299,749, respectively, as of June 30, 2025 and December 31, 2024.

NOTE 6: OPERATIONAL NOTES PAYABLE, RELATED PARTY

As of June 30, 2025 and December 31, 2024, several Series obtained operational notes from a related party, Arrived Short Term Notes, LLC, in an aggregate amount of $2,354,400 and $2,045,300, respectively. These notes have a term of 18 months and bear interest at a rate of 6.5% to 7.5% per annum. The operational notes do not have any prepayment penalties. The proceeds were used for property improvements and other operating needs. Interest expense associated with these notes for the six months ended June 30, 2025 and 2024 was $80,017 and $0, respectively.

NOTE 7: MEMBERS’ EQUITY

During the six months ended June 30, 2024, each Series was managed by Arrived Holdings, Inc., a Delaware corporation. Effective January 2025, management responsibilities were transferred to Arrived Fund Manager, LLC, a Delaware limited liability company. Arrived Fund Manager, LLC is under common control with Arrived Holdings, Inc. and is therefore a related party.

Each Series is managed by Arrived Fund Manager, LLC, a Delaware limited liability company and managing member of the Company. Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company.

The Manager will be responsible for directing the management of Series’ business and affairs, managing the day-to-day affairs, and implementing the Series’ investment strategy.

The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the Series. The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The Series expects the Manager to make distributions on a monthly basis. However, the Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion.

Membership Interests

There were no Series offering closes or redemptions during the six months ended June 30, 2025.

During the six months ended June 30, 2024, certain Series completed public offerings as follows:

●	Arrived Homes Series Abernant, a Series of Arrived Homes, LLC (“Abernant”), resulting in the issuance of 27,213 membership interests (representing ownership units of the Series) for net proceeds of $252,032.

●	Arrived Homes Series Alvin, a Series of Arrived Homes, LLC (“Alvin”), resulting in the issuance of 37,366 membership interests (representing ownership units of the Series) for net proceeds of $345,786.

●	Arrived Homes Series Hargrave, a Series of Arrived Homes, LLC (“Hargrave”), resulting in the issuance of 28,019 membership interests (representing ownership units of the Series) for net proceeds of $259,629.

●	Arrived Homes Series Richmond, a Series of Arrived Homes, LLC (“Richmond”), resulting in the issuance of 44,809 membership interests (representing ownership units of the Series) for net proceeds of $414,717.

During the six months ended June 30, 2024, the Series also redeemed an aggregate of 7,377 membership interests (representing ownership units of the Series) across various Series for total redemption proceeds of $73,770.

In connection with the public offerings, each Series incurred brokerage fees equal to 1% of gross proceeds, which were paid directly to the broker as a deduction from gross proceeds. Pursuant to the operating agreement, the Manager received the following reimbursements, which were deducted from the gross proceeds of the offerings. For the six months ended June 30, 2025 and 2024, reimbursements and fees paid to the Manager were as follows:

●	Out-of-pocket expenses: up to 2% of gross proceeds; $0 and $27,505, respectively.

●	Sourcing fees: up to 3.5% of gross proceeds; $0 and $40,480, respectively.

●	Financing and holding expenses: up to 2.5% of gross proceeds; $0 and $20,220, respectively.

Distributions

During the six months ended June 30, 2025 and 2024, 229 and 241 Series, respectively, recorded distributions to the investors of the respective Series totaling $876,319 and $990,663, respectively, which were recorded as a reduction to members’ capital.

The following table reflects total distributions by Series during the six months ended June 30, 2025 and 2024.

Series	June 30, 2025	June 30, 2024
100	$5,528	$7,823
101	7,589	5,602
Abbington	9,437	5,322
Abernant	5,495	6,257
Alvin	9,376	8,966
Amber	2,088	1,430
Apollo	927	975
Aster	915	1,589
Augusta	7,002	7,495
Avebury	2,019	1,126
Avondale	6,219	5,132
Badminton	1,647	1,798
Ballinger	6,725	7,993
Bandelier	1,843	1,357
Baron	7,801	4,620
Basil	2,099	2,042
Bayside	1,930	3,224
Bazzel	2,524	3,078
Bedford	-	2,297
Bella	6,058	7,327
Belle	4,943	4,443
Belvedere	8,463	8,848
Bergenia	6,239	6,446
Blossom	5,727	6,002
Bonneau	3,852	5,548
Brainerd	5,120	4,501
Braxton	6,063	8,829
Brennan	-	805
Briarwood	7,861	6,467
Brooklyn	1,855	2,067
Burlington	8,232	5,134
Butter	2,262	2,215
Calvin	7,756	6,766
Camino	6,008	6,383
Cawley	7,453	8,640
Centennial *	-	2,803
Chaparral	3,521	2,693
Chelsea	3,422	3,172
Chester	2,703	2,484
Chickamauga	8,095	8,913
Chinook	5,593	7,469
Chitwood	7,670	8,162
Clover	3,218	4,659
Coatbridge	1,558	1,558
Collier	6,641	5,332
Collinston	715	204
Conway	8,853	4,662
Cove	2,488	1,971
Creekside	7,275	7,300
Creekwood	1,203	2,349
Cumberland	6,023	6,157
Cupcake	3,463	4,044
Cypress	2,756	2,805
Daisy	6,278	6,421
Davidson	749	1,340
Dawson	1,469	1,403
Delta	130	434
Dewberry	1,127	1,924
Diablo	1,650	1,225
Dogwood	4,612	4,723
Dolittle	1,444	2,861
Dolly	11,802	3,384
Dops	5,414	5,896
Dorchester	3,122	5,249
Dunbar	-	3,157
Eagle	2,951	4,835

Series	June 30, 2025	June 30, 2024
Eastfair	-	2,160
Eastwood	6,927	2,772
Elevation	729	1,470
Ella	4,441	7,078
Ellen	5,914	6,300
Elm	1,527	1,511
Emporia	-	2,256
Ensenada	2,010	1,525
Falcon	3,138	4,571
Felix	5,120	6,630
Fenwick	5,430	8,057
Fletcher	6,055	5,602
Folly	4,055	4,349
Forest	1,866	649
Foster	8,360	10,152
Franklin	6,529	6,281
Gardens	2,286	2,229
General	9,139	8,539
Goose	3,360	4,778
Grant	2,734	3,526
Greenhill	2,293	3,276
Gretal	9,678	8,789
Grove	235	1,113
Hadden	513	2,695
Hansard	4,717	8,663
Hansel	1,202	2,164
Hargrave	3,586	4,230
Harrison	3,815	3,895
Henry	4,231	1,413
Heritage	787	1,699
Heron	241	1,714
Highland	451	4,865
Hines	4,240	3,716
Hobbes	6,308	4,177
Holcomb	5,273	6,049
Holland	1,223	1,101
Hollandaise	722	1,462
Holloway	2,788	3,689
Inglewood	9,722	7,629
Irene	6,591	5,880
Jack	1,835	1,688
Jake	5,997	6,403
Jefferson	8,740	7,976
Jill	3,351	4,103
Johnny	8,333	5,307
June	5,440	4,713
Jupiter	1,502	735
Kawana	3,173	2,818
Kennesaw	7,658	5,194
Kenny	10,821	787
KerriAnn	660	728
Kessler	444	1,161
Kingsley	454	2,688
Kirkwood	1,203	1,612
Korin	8,039	7,877
Lallie	-	1,363
Lanier	792	1,848
Lannister	1,088	975
Latte	1,974	5,674
Lennox	2,214	2,818
Lierly	4,236	4,255
Lily	1,202	1,611
Limestone	768	1,014
Litton	4,900	3,190
Longwoods	5,590	6,844
Lookout	5,440	5,481
Loretta	3,651	5,749
Louis	7,098	7,032

Series	June 30, 2025	June 30, 2024
Louise	2,448	2,276
Lovejoy	2,132	2,420
Luna	1,750	1,041
Lurleen	430	3,549
Madison	1,728	1,279
Mae	4,872	7,335
Magnolia	245	1,290
Malbec	2,783	3,556
Mammoth	-	366
Marcelo	6,079	7,429
Marie	11,254	10,032
Marietta	262	1,612
Marion	4,685	5,871
Marple	2,511	5,491
Martell	5,293	4,647
Mary	7,875	7,715
Matchingham	2,591	3,439
McGregor	4,344	5,137
McLovin	2,414	3,995
Meadow	1,781	2,319
Mimosa	1,259	3,583
Mojave	2,325	3,176
Murphy	1,461	1,135
Mycroft	6,228	5,451
Nugget	6,117	7,451
Odessa	1,859	2,406
Olive	1,188	2,594
Oly	2,620	2,336
Onyx	5,688	6,341
Oscar	2,448	6,179
Osceola	-	6,196
Osprey	3,989	4,433
Otoro	644	782
Palmer	5,658	6,526
Patrick	2,104	1,866
Peanut	1,634	2,030
Pearl	-	7,909
Pecan	3,742	4,298
Peterson	5,286	6,967
Piedmont	1,288	2,783
Pinot	2,889	3,375
Pioneer	8,402	5,016
Plumtree	3,242	4,929
Point	813	1,261
Porthos	7,003	8,754
Quincy	7,325	3,678
Redondo	1,797	2,854
Regency	2,195	5,208
Reginald	2,197	5,362
Reynolds	8,495	7,273
Ribbonwalk	1,054	1,596
Richardson	4,808	6,808
Richmond	7,881	11,285
Ridge	1,768	2,798
Ritter	7,184	3,770
River	2,387	3,785
Riverwalk	4,241	2,813
Rooney	2,811	1,702
Roseberry	629	3,129
Rosewood	2,125	1,557
Roxy	1,518	1,747
Saddlebred	870	2,136
Saint	4,745	3,710
Sajni	5,147	8,158
Salem	253	3,580
Salinas	5,218	4,376
Saturn	993	1,748
Scepter	1,509	1,836

Series	June 30, 2025	June 30, 2024
Sequoyah	2,675	858
Shallowford	1,241	1,971
Shoreline	1,613	2,139
Sigma	1,940	2,749
Simon	5,420	7,978
Sims	6,393	6,750
Soapstone	3,131	3,601
Sodalis	1,001	4,490
Spencer	2,982	3,428
Splash	3,254	4,003
Spring	3,008	5,043
Stonebriar	1,391	975
Sugar	1,263	2,159
Summerset	2,170	828
Sundance	2,726	3,169
Sunnyside	6,612	6,165
Swift	6,398	5,608
Taylor	510	2,055
Terracotta	670	2,206
Theodore	7,223	7,291
Tulip	1,019	1,846
Tuscan	4,656	3,685
Tuscarora	5,798	9,144
Tuxford	-	952
Vernon	1,415	1,833
Walton	3,601	3,613
Wave	153	418
Weldon	1,051	1,470
Wellington	6,543	8,483
Wentworth	3,442	4,049
Wescott	888	1,563
Westchester	1,249	4,001
Wildwood	3,125	2,626
Willow	3,246	6,015
Wilson	6,821	7,886
Winchester	4,509	8,167
Windsor	-	4,725
Winston	5,396	7,122
Wisteria	1,430	1,685
	$876,319	$990,663

*	Arrived Series Centennial was divested in October 2024. In November 2024, the Series distributed $23,856 to investors, based on a final share price of $12.00 per share.

Unallocated Members’ Capital

Unallocated members’ capital represents the undistributed retained earnings of Series associated with properties that were divested during the period. Upon disposition, contributed capital and any distributed retained earnings are removed from the consolidated balance sheet together with the divested Series. Retained earnings not distributed to investors and not attributable to continuing Series are reclassified and presented as unallocated members’ capital to ensure consolidated equity reflects cumulative results.

NOTE 8: RELATED PARTY TRANSACTIONS

The Series’ Manager, Arrived Fund Manager, LLC, is the managing member with common management of the Series.

Mortgage Payables

Certain Series entered into mortgages with the Manager in connection with the purchases of the respective properties. The mortgages with the Manager are referenced in Note 5.

Due from (to) Related Party

Each Series enter into various transactions with the Manager and its affiliates in the normal course of operating and financing activities. As of June 30, 2025 and December 31, 2024, certain Series had aggregate payables of $2,068,570 and $1,386,475, respectively, to the Manager. These advances are interest-free, do not have defined repayment terms, and are used to support the ongoing operations of the business.

Deemed Contributions

During the six months ended June 30, 2025 and 2024, no Series received deemed contributions from the Manager.

Management Compensation

During the six months ended June 30, 2025 and 2024, total management fees charged by the Manager, including asset management fees and property management fees, were an aggregate of $360,794 and $322,836, respectively.

The following table reflects the total management compensations paid by Series during the six months ended June 30, 2025 and 2024.

June 30, 2025							June 30, 2024
Series	Sourcing fees	Financing and holding fees	Offering expenses	Asset management fee	Reimbursements of acquisition expenses	Property management fee, related party	Series	Sourcing fees	Financing and holding fees	Offering expenses	Asset management fee	Reimbursements of acquisition expenses	Property management fee, related party
100	$-	$-	$-	$3,529	$-	$699	100	$-	$-	$-	$3,529	$-	$984
101	-	-	-	3,632	-	1,066	101	-	-	-	3,632	-	1,065
Abbington	-	-	-	2,770	-	869	Abbington	-	-	-	2,770	-	818
Abernant	-	-	-	682	-	334	Abernant	7,950	3,970	5,457	682	2,500	170
Alvin	-	-	-	953	-	694	Alvin	11,110	5,550	7,477	953	2,500	638
Amber	-	-	-	732	-	290	Amber	-	-	-	732	-	-
Apollo	-	-	-	537	-	58	Apollo	-	-	-	537	-	-
Aster	-	-	-	765	-	358	Aster	-	-	-	765	-	334
Augusta	-	-	-	894	-	538	Augusta	-	-	-	894	-	504
Avebury	-	-	-	751	-	257	Avebury	-	-	-	751	-	-
Avondale	-	-	-	990	-	538	Avondale	-	-	-	990	-	635
Badminton	-	-	-	551	-	309	Badminton	-	-	-	551	-	-
Ballinger	-	-	-	896	-	586	Ballinger	-	-	-	896	-	302
Bandelier	-	-	-	739	-	550	Bandelier	-	-	-	739	-	600
Baron	-	-	-	3,265	-	1,078	Baron	-	-	-	3,265	-	808
Basil	-	-	-	478	-	232	Basil	-	-	-	478	-	-
Bayside	-	-	-	615	-	311	Bayside	-	-	-	615	-	-
Bazzel	-	-	-	1,456	-	255	Bazzel	-	-	-	1,456	-	-
Bedford	-	-	-	616	-	325	Bedford	-	-	-	616	-	-
Bella	-	-	-	915	-	526	Bella	-	-	-	915	-	505
Belle	-	-	-	1,320	-	477	Belle	-	-	-	1,320	-	265
Belvedere	-	-	-	885	-	671	Belvedere	-	-	-	885	-	642
Bergenia	-	-	-	651	-	358	Bergenia	-	-	-	651	-	358
Blossom	-	-	-	765	-	358	Blossom	-	-	-	765	-	212
Bonneau	-	-	-	1,008	-	722	Bonneau	-	-	-	1,008	-	634
Brainerd	-	-	-	870	-	706	Brainerd	-	-	-	870	-	610
Braxton	-	-	-	971	-	487	Braxton	-	-	-	971	-	454
Brennan	-	-	-	675	-	216	Brennan	-	-	-	675	-	-
Briarwood	-	-	-	630	-	322	Briarwood	-	-	-	630	-	239
Brooklyn	-	-	-	498	-	179	Brooklyn	-	-	-	498	-	-
Burlington	-	-	-	3,720	-	1,186	Burlington	-	-	-	3,720	-	1,209
Butter	-	-	-	805	-	410	Butter	-	-	-	805	-	-
Calvin	-	-	-	705	-	631	Calvin	-	-	-	705	-	442
Camino	-	-	-	795	-	229	Camino	-	-	-	795	-	-
Cawley	-	-	-	942	-	528	Cawley	-	-	-	942	-	580
Chaparral	-	-	-	524	-	394	Centennial	-	-	-	591	-	-
Chelsea	-	-	-	817	-	273	Chaparral	-	-	-	524	-	259
Chester	-	-	-	1,116	-	706	Chelsea	-	-	-	817	-	-
Chickamauga	-	-	-	1,117	-	694	Chester	-	-	-	1,116	-	595
Chinook	-	-	-	915	-	538	Chickamauga	-	-	-	1,117	-	621
Chitwood	-	-	-	1,155	-	744	Chinook	-	-	-	915	-	456
Clover	-	-	-	1,910	-	234	Chitwood	-	-	-	1,155	-	598
Coatbridge	-	-	-	656	-	249	Clover	-	-	-	1,910	-	-
Collier	-	-	-	2,054	-	689	Coatbridge	-	-	-	897	-	-
Collinston	-	-	-	515	-	223	Collier	-	-	-	2,054	-	599
Conway	-	-	-	2,055	-	1,222	Collinston	-	-	-	515	-	-
Cove	-	-	-	630	-	204	Conway	-	-	-	2,055	-	866
Creekside	-	-	-	935	-	522	Cove	-	-	-	630	-	-
Creekwood	-	-	-	869	-	261	Creekside	-	-	-	935	-	459
Cumberland	-	-	-	885	-	394	Creekwood	-	-	-	869	-	-
Cupcake	-	-	-	546	-	373	Cumberland	-	-	-	885	-	394
Cypress	-	-	-	1,095	-	508	Cupcake	-	-	-	546	-	135
Daisy	-	-	-	906	-	408	Cypress	-	-	-	1,095	-	247
Davidson	-	-	-	463	-	209	Daisy	-	-	-	906	-	394
Dawson	-	-	-	550	-	252	Davidson	-	-	-	463	-	-
Delta	-	-	-	727	-	291	Dawson	-	-	-	550	-	-
Dewberry	-	-	-	462	-	337	Delta	-	-	-	727	-	-
Diablo	-	-	-	723	-	512	Dewberry	-	-	-	462	-	-
Dogwood	-	-	-	1,403	-	245	Diablo	-	-	-	723	-	409
Dolittle	-	-	-	669	-	621	Dogwood	-	-	-	1,403	-	-
Dolly	-	-	-	2,070	-	1,302	Dolittle	-	-	-	669	-	-
Dops	-	-	-	615	-	269	Dolly	-	-	-	2,070	-	823
Dorchester	-	-	-	2,011	-	730	Dops	-	-	-	615	-	-
Dunbar	-	-	-	1,867	-	80	Dorchester	-	-	-	2,011	-	704
Eagle	-	-	-	810	-	523	Dunbar	-	-	-	1,867	-	840
Eastfair	-	-	-	430	-	230	Eagle	-	-	-	810	-	116
Eastwood	-	-	-	955	-	608	Eastfair	-	-	-	430	-	-
Elevation	-	-	-	629	-	223	Eastwood	-	-	-	955	-	-

June 30, 2025							June 30, 2024
Series	Sourcing fees	Financing and holding fees	Offering expenses	Asset management fee	Reimbursements of acquisition expenses	Property management fee, related party	Series	Sourcing fees	Financing and holding fees	Offering expenses	Asset management fee	Reimbursements of acquisition expenses	Property management fee, related party
Ella	-	-	-	780	-	442	Elevation	-	-	-	629	-	-
Ellen	-	-	-	749	-	442	Ella	-	-	-	780	-	364
Elm	-	-	-	411	-	206	Ellen	-	-	-	749	-	749
Emporia	-	-	-	907	-	626	Elm	-	-	-	411	-	-
Ensenada	-	-	-	1,160	-	1,186	Emporia	-	-	-	907	-	-
Falcon	-	-	-	810	-	598	Ensenada	-	-	-	1,160	-	541
Felix	-	-	-	744	-	346	Falcon	-	-	-	810	-	153
Fenwick	-	-	-	900	-	399	Felix	-	-	-	744	-	346
Fletcher	-	-	-	528	-	207	Fenwick	-	-	-	900	-	815
Folly	-	-	-	1,815	-	667	Fletcher	-	-	-	528	-	355
Forest	-	-	-	816	-	790	Folly	-	-	-	1,815	-	596
Foster	-	-	-	939	-	708	Forest	-	-	-	816	-	-
Franklin	-	-	-	900	-	610	Foster	-	-	-	939	-	689
Gardens	-	-	-	582	-	234	Franklin	-	-	-	900	-	558
General	-	-	-	945	-	816	Gardens	-	-	-	582	-	-
Goose	-	-	-	755	-	479	General	-	-	-	945	-	1,058
Grant	-	-	-	816	-	350	Goose	-	-	-	755	-	136
Greenhill	-	-	-	703	-	361	Grant	-	-	-	816	-	-
Gretal	-	-	-	1,350	-	608	Greenhill	-	-	-	703	-	-
Grove	-	-	-	525	-	208	Gretal	-	-	-	1,350	-	676
Hadden	-	-	-	555	-	207	Grove	-	-	-	525	-	-
Hansard	-	-	-	909	-	766	Hadden	-	-	-	555	-	-
Hansel	-	-	-	1,212	-	586	Hansard	-	-	-	909	-	594
Hargrave	-	-	-	698	-	495	Hansel	-	-	-	1,212	-	403
Harrison	-	-	-	1,380	-	934	Hargrave	8,130	4,060	5,609	698	2,500	195
Henry	-	-	-	1,236	-	507	Harrison	-	-	-	1,380	-	913
Heritage	-	-	-	756	-	396	Henry	-	-	-	1,236	-	354
Heron	-	-	-	774	-	287	Heritage	-	-	-	756	-	201
Highland	-	-	-	819	-	222	Heron	-	-	-	774	-	-
Hines	-	-	-	1,483	-	428	Highland	-	-	-	819	-	-
Hobbes	-	-	-	698	-	346	Hines	-	-	-	1,483	-	298
Holcomb	-	-	-	2,048	-	351	Hobbes	-	-	-	698	-	115
Holland	-	-	-	517	-	213	Holcomb	-	-	-	2,048	-	210
Hollandaise	-	-	-	823	-	490	Holland	-	-	-	517	-	-
Holloway	-	-	-	739	-	387	Hollandaise	-	-	-	823	-	407
Inglewood	-	-	-	2,037	-	1,126	Holloway	-	-	-	739	-	-
Irene	-	-	-	528	-	250	Inglewood	-	-	-	2,037	-	943
Jack	-	-	-	1,089	-	586	Irene	-	-	-	528	-	250
Jake	-	-	-	3,382	-	1,018	Jack	-	-	-	1,089	-	714
Jefferson	-	-	-	821	-	622	Jake	-	-	-	3,382	-	971
Jill	-	-	-	1,208	-	667	Jefferson	-	-	-	821	-	568
Johnny	-	-	-	3,339	-	1,257	Jill	-	-	-	1,208	-	580
June	-	-	-	3,339	-	886	Johnny	-	-	-	3,339	-	988
Jupiter	-	-	-	527	-	221	June	-	-	-	3,339	-	1,174
Kawana	-	-	-	749	-	210	Jupiter	-	-	-	527	-	-
Kennesaw	-	-	-	2,441	-	493	Kawana	-	-	-	749	-	-
Kenny	-	-	-	2,070	-	1,176	Kennesaw	-	-	-	2,441	-	382
KerriAnn	-	-	-	732	-	269	Kenny	-	-	-	2,070	-	309
Kessler	-	-	-	771	-	228	KerriAnn	-	-	-	732	-	-
Kingsley	-	-	-	634	-	321	Kessler	-	-	-	771	-	277
Kirkwood	-	-	-	690	-	101	Kingsley	-	-	-	634	-	-
Korin	-	-	-	837	-	571	Kirkwood	-	-	-	690	-	346
Lallie	-	-	-	849	-	24	Korin	-	-	-	837	-	506
Lanier	-	-	-	840	-	194	Lallie	-	-	-	849	-	-
Lannister	-	-	-	517	-	165	Lanier	-	-	-	840	-	-
Latte	-	-	-	2,087	-	531	Lannister	-	-	-	517	-	-
Lennox	-	-	-	530	-	252	Latte	-	-	-	2,087	-	-
Lierly	-	-	-	473	-	468	Lennox	-	-	-	530	-	-
Lily	-	-	-	1,219	-	804	Lierly	-	-	-	473	-	171
Limestone	-	-	-	692	-	310	Lily	-	-	-	1,219	-	672
Litton	-	-	-	960	-	694	Limestone	-	-	-	692	-	-
Longwoods	-	-	-	810	-	538	Litton	-	-	-	960	-	686
Lookout	-	-	-	1,996	-	550	Longwoods	-	-	-	810	-	507
Loretta	-	-	-	2,055	-	731	Lookout	-	-	-	1,996	-	418
Louis	-	-	-	811	-	490	Loretta	-	-	-	2,055	-	1,115
Louise	-	-	-	662	-	283	Louis	-	-	-	811	-	490
Lovejoy	-	-	-	763	-	276	Louise	-	-	-	662	-	-
Luna	-	-	-	454	-	266	Lovejoy	-	-	-	763	-	-
Lurleen	-	-	-	660	-	268	Luna	-	-	-	454	-	-
Madison	-	-	-	734	-	207	Lurleen	-	-	-	660	-	-
Mae	-	-	-	1,061	-	261	Madison	-	-	-	734	-	-
Magnolia	-	-	-	677	-	329	Mae	-	-	-	1,061	-	-
Malbec	-	-	-	689	-	682	Magnolia	-	-	-	677	-	159

June 30, 2025							June 30, 2024
Series	Sourcing fees	Financing and holding fees	Offering expenses	Asset management fee	Reimbursements of acquisition expenses	Property management fee, related party	Series	Sourcing fees	Financing and holding fees	Offering expenses	Asset management fee	Reimbursements of acquisition expenses	Property management fee, related party
Mammoth	-	-	-	744	-	297	Malbec	-	-	-	689	-	138
Marcelo	-	-	-	855	-	427	Mammoth	-	-	-	744	-	-
Marie	-	-	-	956	-	802	Marcelo	-	-	-	855	-	406
Marietta	-	-	-	913	-	311	Marie	-	-	-	1,433	-	744
Marion	-	-	-	765	-	462	Marietta	-	-	-	913	-	-
Marple	-	-	-	528	-	110	Marion	-	-	-	765	-	371
Martell	-	-	-	780	-	514	Marple	-	-	-	528	-	290
Mary	-	-	-	814	-	586	Martell	-	-	-	780	-	322
Matchingham	-	-	-	476	-	243	Mary	-	-	-	814	-	570
McGregor	-	-	-	1,769	-	523	Matchingham	-	-	-	476	-	-
McLovin	-	-	-	1,100	-	1,090	McGregor	-	-	-	2,574	-	408
Meadow	-	-	-	795	-	274	McLovin	-	-	-	1,100	-	1,011
Mimosa	-	-	-	645	-	570	Meadow	-	-	-	795	-	-
Mojave	-	-	-	580	-	418	Mimosa	-	-	-	645	-	-
Murphy	-	-	-	653	-	283	Mojave	-	-	-	580	-	262
Mycroft	-	-	-	540	-	251	Murphy	-	-	-	653	-	-
Nugget	-	-	-	3,196	-	830	Mycroft	-	-	-	540	-	262
Odessa	-	-	-	1,102	-	994	Nugget	-	-	-	3,196	-	938
Olive	-	-	-	687	-	265	Odessa	-	-	-	1,102	-	904
Oly	-	-	-	1,096	-	1,018	Olive	-	-	-	687	-	-
Onyx	-	-	-	975	-	281	Oly	-	-	-	1,096	-	816
Oscar	-	-	-	750	-	453	Onyx	-	-	-	975	-	234
Osceola	-	-	-	840	-	359	Oscar	-	-	-	750	-	181
Osprey	-	-	-	2,023	-	334	Osceola	-	-	-	840	-	170
Otoro	-	-	-	1,021	-	328	Osprey	-	-	-	2,023	-	-
Palmer	-	-	-	879	-	503	Otoro	-	-	-	1,021	-	-
Patrick	-	-	-	565	-	346	Palmer	-	-	-	879	-	375
Peanut	-	-	-	567	-	203	Patrick	-	-	-	565	-	193
Pearl	-	-	-	3,129	-	152	Peanut	-	-	-	567	-	-
Pecan	-	-	-	534	-	360	Pearl	-	-	-	3,129	-	800
Peterson	-	-	-	677	-	514	Pecan	-	-	-	534	-	98
Piedmont	-	-	-	1,155	-	732	Peterson	-	-	-	677	-	346
Pinot	-	-	-	696	-	730	Piedmont	-	-	-	1,155	-	630
Pioneer	-	-	-	3,279	-	1,126	Pinot	-	-	-	696	-	324
Plumtree	-	-	-	544	-	379	Pioneer	-	-	-	3,279	-	781
Point	-	-	-	850	-	586	Plumtree	-	-	-	544	-	105
Porthos	-	-	-	906	-	682	Point	-	-	-	850	-	170
Quincy	-	-	-	1,650	-	1,042	Porthos	-	-	-	906	-	647
Redondo	-	-	-	945	-	658	Quincy	-	-	-	1,650	-	896
Regency	-	-	-	825	-	271	Redondo	-	-	-	945	-	600
Reginald	-	-	-	1,305	-	596	Regency	-	-	-	825	-	557
Reynolds	-	-	-	2,464	-	530	Reginald	-	-	-	1,305	-	1,051
Ribbonwalk	-	-	-	695	-	426	Reynolds	-	-	-	2,464	-	250
Richardson	-	-	-	945	-	402	Ribbonwalk	-	-	-	695	-	-
Richmond	-	-	-	1,140	-	682	Richardson	-	-	-	945	-	403
Ridge	-	-	-	527	-	462	Richmond	13,290	6,640	8,962	1,140	2,500	850
Ritter	-	-	-	2,904	-	778	Ridge	-	-	-	527	-	-
River	-	-	-	638	-	519	Ritter	-	-	-	2,904	-	441
Riverwalk	-	-	-	2,286	-	963	River	-	-	-	638	-	-
Rooney	-	-	-	782	-	586	Riverwalk	-	-	-	2,286	-	557
Roseberry	-	-	-	732	-	340	Rooney	-	-	-	782	-	428
Rosewood	-	-	-	727	-	192	Roseberry	-	-	-	732	-	-
Roxy	-	-	-	718	-	600	Rosewood	-	-	-	727	-	-
Saddlebred	-	-	-	992	-	1,022	Roxy	-	-	-	718	-	538
Saint	-	-	-	740	-	675	Saddlebred	-	-	-	992	-	769
Sajni	-	-	-	900	-	915	Saint	-	-	-	740	-	593
Salem	-	-	-	669	-	265	Sajni	-	-	-	900	-	750
Salinas	-	-	-	690	-	428	Salem	-	-	-	669	-	315
Saturn	-	-	-	527	-	352	Salinas	-	-	-	690	-	406
Scepter	-	-	-	589	-	239	Saturn	-	-	-	527	-	-
Sequoyah	-	-	-	744	-	466	Scepter	-	-	-	589	-	374

June 30, 2025							June 30, 2024
Series	Sourcing fees	Financing and holding fees	Offering expenses	Asset management fee	Reimbursements of acquisition expenses	Property management fee, related party	Series	Sourcing fees	Financing and holding fees	Offering expenses	Asset management fee	Reimbursements of acquisition expenses	Property management fee, related party
Shallowford	-	-	-	1,086	-	893	Sequoyah	-	-	-	744	-	121
Shoreline	-	-	-	624	-	338	Shallowford	-	-	-	1,086	-	463
Sigma	-	-	-	820	-	523	Shoreline	-	-	-	624	-	-
Simon	-	-	-	867	-	464	Sigma	-	-	-	820	-	-
Sims	-	-	-	819	-	455	Simon	-	-	-	867	-	530
Soapstone	-	-	-	500	-	492	Sims	-	-	-	819	-	334
Sodalis	-	-	-	870	-	366	Soapstone	-	-	-	500	-	225
Spencer	-	-	-	694	-	429	Sodalis	-	-	-	870	-	329
Splash	-	-	-	560	-	391	Spencer	-	-	-	694	-	-
Spring	-	-	-	744	-	247	Splash	-	-	-	560	-	105
Stonebriar	-	-	-	545	-	259	Spring	-	-	-	744	-	-
Sugar	-	-	-	735	-	296	Stonebriar	-	-	-	545	-	218
Summerset	-	-	-	594	-	273	Sugar	-	-	-	735	-	-
Sundance	-	-	-	945	-	610	Summerset	-	-	-	594	-	-
Sunnyside	-	-	-	677	-	358	Sundance	-	-	-	945	-	658
Swift	-	-	-	1,978	-	433	Sunnyside	-	-	-	677	-	224
Taylor	-	-	-	690	-	273	Swift	-	-	-	1,978	-	261
Terracotta	-	-	-	699	-	235	Taylor	-	-	-	690	-	-
Theodore	-	-	-	860	-	542	Terracotta	-	-	-	699	-	456
Tulip	-	-	-	832	-	311	Theodore	-	-	-	860	-	402
Tuscan	-	-	-	828	-	760	Tulip	-	-	-	832	-	-
Tuscarora	-	-	-	1,008	-	675	Tuscan	-	-	-	828	-	115
Tuxford	-	-	-	688	-	305	Tuscarora	-	-	-	1,008	-	636
Vernon	-	-	-	581	-	273	Tuxford	-	-	-	688	-	-
Walton	-	-	-	1,735	-	490	Vernon	-	-	-	581	-	-
Wave	-	-	-	717	-	260	Walton	-	-	-	1,735	-	398
Weldon	-	-	-	515	-	225	Wave	-	-	-	717	-	-
Wellington	-	-	-	1,215	-	478	Weldon	-	-	-	515	-	-
Wentworth	-	-	-	563	-	505	Wellington	-	-	-	1,215	-	232
Wescott	-	-	-	1,008	-	358	Wentworth	-	-	-	563	-	245
Westchester	-	-	-	911	-	165	Wescott	-	-	-	1,008	-	298
Wildwood	-	-	-	752	-	406	Westchester	-	-	-	911	-	-
Willow	-	-	-	879	-	311	Wildwood	-	-	-	752	-	406
Wilson	-	-	-	1,155	-	672	Willow	-	-	-	879	-	368
Winchester	-	-	-	795	-	619	Wilson	-	-	-	1,155	-	538
Windsor	-	-	-	786	-	172	Winchester	-	-	-	795	-	394
Winston	-	-	-	987	-	240	Windsor	-	-	-	786	-	-
Wisteria	-	-	-	653	-	297	Winston	-	-	-	987	-	-
							Wisteria	-	-	-	653	-	-
	$-	$-	$-	$246,028	$-	$114,763		$40,480	$20,220	$27,505	$248,144	$10,000	$74,693

Transfer of Series and Recognition of Due to Commonly Controlled Entity

As discussed in Note 7 - Members’ Equity, the Company recognized a liability, “Due to Commonly Controlled Entity,” in connection with the transfer of certain Series. This liability is not contractual in nature and is not expected to be settled in cash but is presented to maintain continuity in the consolidated financial statements.

NOTE 9: INCOME TAXES

The Company is taxed as a C corporation for U.S. federal income tax purposes. In connection with its real estate activities, the Company is treated as a real estate investment trust (“REIT”) under the Internal Revenue Code.

As a REIT, the Company generally is not subject to U.S. federal income tax on taxable income that is distributed to stockholders, provided it meets all REIT qualification requirements, including distributing at least 90% of its taxable income and satisfying certain asset and income tests. For the year ended December 31, 2025, the Company anticipates that it will qualify as a REIT. As a result, the Company does not expect to incur a current federal tax liability for the year and thus, no tax provision is reflected for Series with net income for the six months ended June 30, 2025 and 2024. For Series with net losses for the six months ended June 30, 2025 and 2024, no income tax benefit is recognized as the Company has established a full valuation allowance on the net operating loss tax benefit.

In accordance with ASC 740, Income Taxes, the Company evaluates temporary differences between the financial reporting basis and the tax basis of its assets and liabilities. As of June 30, 2025 and December 31, 2024, the Company did not have any temporary differences, other than net operating losses which were fully reserved, and thus no net deferred tax assets or liabilities were recorded

Although the Company expects to qualify and be taxed as a REIT for U.S. federal income tax purposes, it may be subject to state and local income or franchise taxes in various jurisdictions. These taxes are generally imposed either due to the Company’s legal entity status or as a result of owning or operating real estate assets within those jurisdictions. The Company evaluates its exposure to such taxes on a jurisdictional basis. For the six months ended June 30, 2025 and 2024, state income and franchise tax obligations, if any, were not material to the consolidated and consolidating financial statements.

The Company’s policy is to record interest and penalties related to unrecognized tax benefits, if any, as a component of income tax expense in the consolidated statement of operations. As of December 31, 2024, the Company had no unrecognized tax benefits and did not incur any interest or penalties related to uncertain tax positions during the six months ended June 30, 2025. Accordingly, no accrual for uncertain tax positions was recorded as of June 30, 2025 and December 31, 2024.

The Company is not currently subject to any income tax audits in any taxing jurisdiction. However, the Company’s 2024 and 2023 tax year remains open and subject to examination by the relevant taxing authorities.

NOTE 10: SUBSEQUENT EVENTS

During the period from July 1, 2025 through August 31, 2025, the Company has declared and paid aggregate dividends totaling $342,312.

ITEM 4. EXHIBITS

Exhibit No.	Description
2.1*	Certificate of Formation of Arrived Homes, LLC
2.2*	Operating Agreement of Arrived Homes, LLC
3.1*	Form of Series Designation of Arrived Homes Series [*] LLC, a series of Arrived Homes, LLC
4.1*	Form of subscription agreement of Arrived Homes Series [*] LLC, a Series of Arrived Homes, LLC
6.1*	Broker Dealer Agreement, dated September 23, 2020, between Arrived Homes LLC and Dalmore Group, LLC
6.2*	Form of Purchase and Sale Agreement dated October 26, 2020, between Arrived Holdings, Inc. and Arrived Homes Series Lierly LLC, a series of Arrived Homes, LLC
6.3*	Form of Promissory Note between Arrived Homes Series Lierly LLC, a series of Arrived Holdings, LLC, and Arrived Holdings, Inc.
6.4*	Form of Property Management Agreement dated [*], 202[*], between Blue Canopy Realty and Arrived Homes Series [*] LLC, a series of Arrived Homes, LLC
6.5*	Form of Purchase and Sale Agreement dated October 26, 2020, between Arrived Holdings, Inc. and Arrived Homes Series Soapstone LLC, a series of Arrived Homes, LLC
6.6*	Promissory Note between Arrived Homes Series Soapstone LLC, a series of Arrived Holdings, LLC, and Arrived Holdings, Inc.
6.7*	Form of Purchase and Sale Agreement dated January 4, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Patrick LLC, a series of Arrived Homes, LLC
6.8*	Form of Software and Services License Agreement dated [*], 2020 by and between North Capital Investment Technology, Inc. and Arrived Holdings, Inc.
6.9*	Promissory Note between Arrived Homes Series Patrick LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 4, 2021
6.10*	Form of Purchase and Sale Agreement dated January 1, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Pecan LLC, a series of Arrived Homes, LLC
6.11*	Promissory Note between Arrived Homes Series Pecan LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 1, 2021
6.12*	Form of Membership Interest Purchase Agreement dated January 4, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Plumtree LLC, a series of Arrived Homes, LLC
6.13*	Promissory Note between Arrived Homes Series Plumtree LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 4, 2021
6.14*	Form of Membership Interest Purchase Agreement dated January 14, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Chaparral LLC, a series of Arrived Homes, LLC
6.15*	Promissory Note between Arrived Homes Series Chaparral LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 14, 2021
6.16*	Membership Interest Purchase Agreement dated April 30, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Splash LLC, a series of Arrived Homes, LLC
6.17*	Promissory Note between Arrived Homes Series Splash LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated April 30, 2021
6.18*	Membership Interest Purchase Agreement dated May 12, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Tuscan LLC, a series of Arrived Homes, LLC
6.19*	Promissory Note between Arrived Homes Series Tuscan LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated May 12, 2021

6.20*	Contract of Sale Residential dated May 11, 2021 by and between the seller and Arrived SC Kingsley, LLC
6.21*	Promissory Note between Arrived Homes Series Kingsley LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated June 1, 2021
6.22*	Offer to Purchase and Contract dated May 14, 2021 by and between certain sellers and Arrived NC Centennial, LLC
6.23*	Promissory Note between Arrived Homes Series Centennial LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated June 7, 2021
6.24*	Contract of Sale Residential dated May 14, 2021 by and between the seller named therein and Arrived SC Eastfair, LLC
6.25*	Promissory Note between Arrived Homes Series Eastfair LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated June 4, 2021
6.26*	Purchase and Sale Agreement dated May 13, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Badminton Property
6.27*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Basil Property
6.28*	Purchase and Sale Agreement dated May 15, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Eastfair Property
6.29*	Purchase and Sale Agreement dated May 12, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Holloway Property
6.30*	Purchase and Sale Agreement dated May 11, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Kingsley Property
6.31*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lallie Property
6.32*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Pinot Property
6.32.1*	Counteroffer to Offer dated March 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Pinot Property
6.33*	Purchase and Sale Agreement dated March 26, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Salem Property
6.33.1*	Counteroffer to Offer dated March 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Salem Property
6.34*	Purchase and Sale Agreement dated May 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Shoreline Property
6.35*	Purchase and Sale Agreement dated May 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Spencer Property
6.36*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Splash Property
6.36.1*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Splash Property
6.37*	Purchase and Sale Agreement dated May 14, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Centennial Property
6.38*	Purchase and Sale Agreement dated May 25, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Dewberry Property
6.39*	Purchase and Sale Agreement dated May 11, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Luna Property

6.40*	Purchase and Sale Agreement dated March 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Malbec Property
6.41*	Purchase and Sale Agreement dated June 2, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Roseberry Property
6.42*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Summerset Property
6.43*	Purchase and Sale Agreement dated March 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Tuscan Property
6.43.1*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Tuscan Property
6.44*	Purchase and Sale Agreement dated June 3, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Windsor Property
6.45*	Form of Property Management Agreement dated [*], 20[*], between Great Jones and Arrived Homes Series [*], a series of Arrived Homes, LLC
6.46*	Form of Promissory Note between Arrived Holdings, Inc. and Arrived Homes Series [*], a Series of Arrived Homes, LLC
6.47*	Form of Lease Agreement between Tenant and Arrived Homes Series [*], a Series of Arrived Homes, LLC through its Authorized Agent, Blue Canopy Realty LLC
6.48*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Amber Property
6.49*	Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Bayside Property
6.49.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bayside dated June 22, 2021 for Series Bayside Property
6.50*	Purchase and Sale Agreement dated June 8, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Coatbridge Property
6.50.1*	Addendum to Purchase and Sale Agreement dated June 8, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Coatbridge Property
6.51*	Purchase and Sale Agreement dated July 19, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Collinston Property
6.52*	Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Dawson Property
6.53*	Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Elevation Property
6.53.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Elevation dated July 15, 2021 for Series Elevation Property
6.54*	Purchase and Sale Agreement dated May 20, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Elm Property
6.54.1*	Addendum to Purchase and Sale Agreement dated May 20, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Elm Property
6.55*	Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Forest Property
6.55.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Forest dated July 15, 2021 for Series Forest Property
6.56*	Purchase and Sale Agreement dated June 12, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Holland Property

6.57*	Purchase and Sale Agreement dated June 8, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Jupiter Property
6.58*	Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lennox Property
6.58.1*	Addendum to Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lennox Property
6.59*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lily Property
6.60*	Purchase and Sale Agreement dated June 13, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Limestone Property
6.60.1*	Addendum to Purchase and Sale Agreement dated June 13, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Limestone Property
6.60.2*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Limestone dated August 5, 2021 for Series Limestone Property
6.61*	Purchase and Sale Agreement dated August 22, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Meadow Property
6.62*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Odessa Property
6.62.1*	Counteroffer to Offer Dated September 1, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Odessa Property
6.63*	Purchase and Sale Agreement dated June 10, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Olive Property
6.63.1*	Addendum to Purchase and Sale Agreement dated June 10, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Olive Property
6.64*	Purchase and Sale Agreement dated June 9, 2021 between Ar rived Holdings, Inc./Assignee and Seller for Series Ridge Property
6.64.1*	Addendum to Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Ridge Property
6.65*	Purchase and Sale Agreement dated June 7, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series River Property
6.66*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saddlebred Property
6.66.1*	Counteroffer to Offer Dated September 7, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saddlebred Property
6.67*	Purchase and Sale Agreement dated July 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saturn Property
6.68*	Purchase and Sale Agreement dated June 11, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Sugar Property
6.68.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sugar dated June 17, 2021 for Series Sugar Property
6.69*	Purchase and Sale Agreement dated June 12, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Weldon Property
6.70*	Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Westchester Property

6.70.1*	Addendum to Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Westchester Property
6.71*	Form of Lease Agreement between Tenant and Arrived Homes Series [*], a Series of Arrived Homes, LLC holding a series property located in North Carolina through its Authorized Agent, Great Jones North Carolina, LLC
6.72*	Form of Lease Agreement between Tenant and Arrived Homes Series [*], a Series of Arrived Homes, LLC holding a series property located in South Carolina through its Authorized Agent, Great Jones South Carolina, LLC
6.73*	Form of Mortgage Agreement between Arrived Homes Series [*], a Series of Arrived Homes, LLC and Certain Lending, Inc. for series property in the state of South Carolina
6.74*	Form of Deed of Trust Agreement between Arrived Homes Series [*], a Series of Arrived Homes, LLC and Certain Lending, Inc. for series property in the state of North Carolina
6.75*	Form of Deed of Trust Agreement between Arrived Homes Series [*], a Series of Arrived Homes, LLC and Certain Lending, Inc. for series property in the state of Colorado
6.76*	Purchase and Sale Agreement dated September 8, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Bandelier Property
6.76.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bandelier dated September 29, 2021 for Series Bandelier Property
6.76.2*	Addendum to Purchase and Sale Agreement dated September 8, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Bandelier Property
6.77*	Purchase and Sale Agreement dated June 13, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Butter Property
6.77.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Butter dated September 7, 2021 for Series Butter Property
6.78*	Purchase and Sale Agreement dated June 12, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Davidson Property
6.79*	Purchase and Sale Agreement dated November 18, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Diablo Property
6.79.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Diablo dated December 1, 2021 for Series Diablo Property
6.79.2*	Addendum to Purchase and Sale Agreement dated November 19, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Diablo Property
6.79.3*	Counteroffer to Offer dated November 19, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Diablo Property
6.80*	Purchase and Sale Agreement dated June 6, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Dolittle Property
6.81*	Purchase and Sale Agreement dated September 22, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Ensenada Property
6.81.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ensenada dated September 23, 2021 for Series Ensenada Property
6.81.2*	Counteroffer to Offer dated September 23, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Ensenada Property
6.82*	Purchase and Sale Agreement dated September 26, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Grant Property
6.82.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ensenada dated October 12, 2021 for Series Grant Property

6.82.2*	Addendum to Purchase and Sale Agreement dated October 13, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Grant Property
6.83*	Purchase and Sale Agreement dated September 26, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Kerriann Property
6.83.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ensenada dated October 20, 2021 for Series Kerriann Property
6.83.2*	Addendum to Purchase and Sale Agreement dated September 26, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Kerriann Property
6.84*	Purchase and Sale Agreement dated May 25, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Matchingham Property
6.84.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Matchingham dated September 17, 2021 for Series Matchingham Property
6.85*	Purchase and Sale Agreement dated November 6, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series McLovin Property
6.85.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series McLovin dated November 19, 2021 for Series McLovin Property
6.85.2*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series McLovin dated November 29, 2021 for Series McLovin Property
6.85.3*	Addendum to Purchase and Sale Agreement dated November 24, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series McLovin Property
6.86*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Murphy Property
6.87*	Purchase and Sale Agreement dated October 28, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Oly Property
6.87.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Oly dated November 10, 2021 for Series Oly Property
6.88*	Purchase and Sale Agreement dated September 18, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Ribbonwalk Property
6.88.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ribbonwalk dated September 18, 2021 for Series Ribbonwalk Property
6.89*	Purchase and Sale Agreement dated September 3, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Rooney Property
6.89.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Rooney dated October 2, 2021 for Series Rooney Property
6.90*	Purchase and Sale Agreement dated September 18, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Scepter Property
6.90.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Scepter dated September 29, 2021 for Series Scepter Property
6.91*	Purchase and Sale Agreement dated November 17, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Sigma Property
6.91.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sigma dated November 24, 2021 for Series Sigma Property
6.91.2*	Addendum to Purchase and Sale Agreement dated December 3, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Sigma Property
6.91.3*	Addendum to Purchase and Sale Agreement dated November 24, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Sigma Property

6.92*	Purchase and Sale Agreement dated June 6, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Vernon Property
6.92.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Vernon dated July 15, 2021 for Series Vernon Property
6.92.2*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Vernon dated August 31, 2021 for Series Vernon Property
6.93*	Transfer Agent Agreement dated November 30, 2020, between Arrived Homes, LLC and Colonial Stock Transfer Company, Inc.
6.94*	Purchase and Sale Agreement dated December 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Delta Property
6.94.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Delta dated December 31, 2021 for Series Delta Property
6.94.2*	Addendum to Purchase and Sale Agreement dated January 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Delta Property
6.95*	Purchase and Sale Agreement dated January 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Emporia Property
6.95.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Emporia dated January 11, 2022 for Series Emporia Property
6.96*	Purchase and Sale Agreement dated June 7, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Greenhill Property
6.96.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Greenhill dated January 4, 2022 for Series Greenhill Property
6.97*	Purchase and Sale Agreement dated January 5, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kawana Property
6.97.1*	Counteroffer to Offer Dated January 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kawana Property
6.98*	Purchase and Sale Agreement dated January 5, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lovejoy Property
6.98.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lovejoy dated January 11, 2022 for Series Lovejoy Property
6.99*	Purchase and Sale Agreement dated December 16, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saint Property
6.99.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Saint dated December 22, 2021 for Series Saint Property
6.100*	Purchase and Sale Agreement dated January 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Tuxford Property
6.101*	Purchase and Sale Agreement dated December 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Wave Property
6.101.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Saint dated December 31, 2021 for Series Wave Property
6.102*	Form of Property Management Agreement dated December 30, 2021, between Marketplace Homes and Arrived Homes Series [*], a series of Arrived Homes, LLC
6.103*	Purchase and Sale Agreement dated January 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Avebury Property
6.103.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Avebury dated February 4, 2022 for Series Avebury Property

6.103.2*	Addendum to Purchase and Sale Agreement dated January 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Avebury Property
6.104*	Purchase and Sale Agreement dated January 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chelsea Property
6.104.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chelsea dated February 7, 2022 for Series Chelsea Property
6.105*	Purchase and Sale Agreement dated December 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Hadden Property
6.105.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hadden dated January 3, 2022 for Series Hadden Property
6.105.2*	Addendum to Purchase and Sale Agreement dated January 24, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hadden Property
6.106*	Purchase and Sale Agreement dated January 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hollandaise Property
6.106.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hollandaise dated January 20, 2022 for Series Hollandaise Property
6.106.2*	Counteroffer to Offer dated January 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hollandaise Property
6.107*	Purchase and Sale Agreement dated January 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Otoro Property
6.107.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Otoro dated February 4, 2022 for Series Otoro Property
6.108*	Purchase and Sale Agreement dated January 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Terracotta Property
6.108.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Terracotta dated January 21, 2022 for Series Terracotta Property
6.109*	Purchase and Sale Agreement dated December 22, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Bedford Property
6.109.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bedford dated January 3, 2022 for Series Bedford Property
6.109.2*	Addendum to Purchase and Sale Agreement dated February 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bedford Property
6.110*	Purchase and Sale Agreement dated December 22, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Gardens Property
6.110.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Gardens dated March 11, 2022 for Series Gardens Property
6.111*	Purchase and Sale Agreement dated Janaury 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jack Property
6.111.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Jack dated March 18, 2022 for Series Jack Property
6.112*	Purchase and Sale Agreement dated February 24, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Louise Property
6.112.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Louise dated March 11, 2022 for Series Louise Property
6.113*	Purchase and Sale Agreement dated March 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Peanut Property

6.113.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Peanut dated March 11, 2022 for Series Peanut Property
6.114*	Purchase and Sale Agreement dated March 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Tulip Property
6.114.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Tulip dated March 11, 2022 for Series Tulip Property
6.115*	Purchase and Sale Agreement dated April 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 100 Property
6.115.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series 100 dated April 12, 2022 for Series 100 Property
6.116*	Purchase and Sale Agreement dated March 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Grove Property
6.116.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Grove dated March 11, 2022 for Series Grove Property
6.117.*	Purchase and Sale Agreement dated March 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Heritage Property
6.117.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Heritage dated March 21, 2022 for Series Heritage Property
6.118*	Purchase and Sale Agreement dated March 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Heron Property
6.118.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Heron dated March 23, 2022 for Series Heron Property
6.119*	Purchase and Sale Agreement dated March 23, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kirkwood Property
6.119.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kirkwood dated March 23, 2022 for Series Kirkwood Property
6.120*	Purchase and Sale Agreement dated March 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lanier Property
6.120.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lanier dated March 21, 2022 for Series Lanier Property
6.121*	Purchase and Sale Agreement dated April 4, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Magnolia Property
6.121.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Magnolia dated April 5, 2022 for Series Magnolia Property
6.122*	Purchase and Sale Agreement dated March 12, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mammoth Property
6.122.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mammoth dated March 14, 2022 for Series Mammoth Property
6.123*	Purchase and Sale Agreement dated March 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series McGregor Property
6.123.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series McGregor dated April 12, 2022 for Series McGregor Property
6.123.2*	Counteroffer to Offer dated March 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series McGregor Property
6.124*	Purchase and Sale Agreement dated March 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Point Property

6.124.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Point dated March 22, 2022 for Series Point Property
6.124.2*	Counteroffer to Offer dated March 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Point Property
6.124.3*	Addendum to Purchase and Sale Agreement dated March 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Point Property
6.125*	Purchase and Sale Agreement dated March 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Rosewood Property
6.125.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Rosewood dated March 15, 2022 for Series Rosewood Property
6.126*	Purchase and Sale Agreement dated March 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Roxy Property
6.126.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Roxy dated March 16, 2022 for Series Roxy Property
6.126.2*	Counteroffer to Offer dated March 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Roxy Property
6.127*	Purchase and Sale Agreement dated March 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Stonebriar Property
6.127.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Stonebriar dated March 23, 2022 for Series Stonebriar Property
6.127.2*	Addendum to Purchase and Sale Agreement dated April 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Stonebriar Property
6.128*	Purchase and Sale Agreement dated February 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wisteria Property
6.128.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wisteria dated March 11, 2022 for Series Wisteria Property
6.129*	Purchase and Sale Agreement dated April 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Apollo Property
6.129.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Apollo dated April 14, 2022 for Series Apollo Property
6.130*	Purchase and Sale Agreement dated April 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Baron Property
6.131*	Purchase and Sale Agreement dated March 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Madison Property
6.131.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Madison dated March 30, 2022 for Series Madison Property
6.132*	Purchase and Sale Agreement dated April 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Swift Property
6.132.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Swift dated April 13, 2022 for Series Swift Property
6.133*	Purchase and Sale Agreement dated April 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wescott Property
6.133.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wescott dated April 18, 2022 for Series Wescott Property
6.134*	Purchase and Sale Agreement dated March 23, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wildwood Property

6.134.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wildwood dated April 13, 2022 for Series Wildwood Property
6.135*	Purchase and Sale Agreement dated May 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Abbington Property
6.135.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Abbington dated May 4, 2022 for Series Abbington Property
6.136*	Purchase and Sale Agreement dated April 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Burlington Property
6.137*	Purchase and Sale Agreement dated April 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lannister Property
6.137.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lannister dated May 2, 2022 for Series Lannister Property
6.138*	Purchase and Sale Agreement dated April 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Nugget Property
6.138.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Nugget dated April 28, 2022 for Series Nugget Property
6.138.2*	Counteroffer to Offer dated April 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Nugget Property
6.139*	Purchase and Sale Agreement dated April 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Pearl Property
6.139.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Pearl dated May 2, 2022 for Series Pearl Property
6.140*	Purchase and Sale Agreement dated May 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 101 Property
6.140.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series 101 dated May 10, 2022 for Series 101 Property
6.140.2*	Addendum to Purchase and Sale Agreement dated May 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 101 Property
6.140.3*	Counteroffer to Offer dated May 5, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 101 Property
6.141*	Purchase and Sale Agreement dated May 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hines Property
6.141.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hines dated May 18, 2022 for Series Hines Property
6.141.2*	Addendum to Purchase and Sale Agreement dated May 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hines Property
6.142*	Purchase and Sale Agreement dated May 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Holcomb Property
6.142.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Holcomb dated May 11, 2022 for Series Holcomb Property
6.143*	Purchase and Sale Agreement dated May 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jake Property
6.143.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Jake dated May 10, 2022 for Series Jake Property
6.144*	Purchase and Sale Agreement dated May 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Latte Property

6.144.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Latte dated May 17, 2022 for Series Latte Property
6.145*	Purchase and Sale Agreement dated May 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Ritter Property
6.145.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ritter dated May 20, 2022 for Series Ritter Property
6.146*	Purchase and Sale Agreement dated May 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bazzel Property
6.146.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bazzel dated May 12, 2022 for Series Bazzel Property
6.146.2*	Addendum to Purchase and Sale Agreement dated May 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bazzel Property
6.147*	Purchase and Sale Agreement dated May 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dunbar Property
6.147.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dunbar dated May 19, 2022 for Series Dunbar Property
6.147.2*	Addendum to Purchase and Sale Agreement dated May 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dunbar Property
6.148*	Purchase and Sale Agreement dated May 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Johnny Property
6.148.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Johnny dated May 10, 2022 for Series Johnny Property
6.149*	Purchase and Sale Agreement dated May 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series June Property
6.149.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series June dated May 10, 2022 for Series June Property
6.150*	Purchase and Sale Agreement dated May 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kennesaw Property
6.150.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kennesaw dated May 17, 2022 for Series Kennesaw Property
6.151*	Purchase and Sale Agreement dated May 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lookout Property
6.151.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lookout dated May 19, 2022 for Series Lookout Property
6.152*	Purchase and Sale Agreement dated April 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Osprey Property
6.152.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Osprey dated April 14, 2022 for Series Osprey Property
6.153*	Purchase and Sale Agreement dated May 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Pioneer Property
6.153.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Pioneer dated May 14, 2022 for Series Pioneer Property
6.153.2*	Counteroffer to Offer dated May 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Pioneer Property
6.154*	Purchase and Sale Agreement dated May 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Reynolds Property

6.154.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Reynolds dated May 18, 2022 for Series Reynolds Property
6.155*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Clover Property
6.155.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Clover dated May 24, 2022 for Series Clover Property
6.155.2*	Addendum to Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Clover Property
6.155.3*	Counteroffer to Offer dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Clover Property
6.156*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Collier Property
6.156.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Collier dated June 7, 2022 for Series Collier Property
6.157*	Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dogwood Property
6.157.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dogwood dated May 27, 2022 for Series Dogwood Property
6.157.2*	Counteroffer to Offer dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dogwood Property
6.158*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dorchester Property
6.158.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dorchester dated May 31, 2022 for Series Dorchester Property
6.159*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Folly Property
6.159.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Folly dated May 31, 2022 for Series Folly Property
6.160*	Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Riverwalk Property
6.160.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Riverwalk dated June 1, 2022 for Series Riverwalk Property
6.161*	Purchase and Sale Agreement dated May 30, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Walton Property
6.161.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Walton dated June 1, 2022 for Series Walton Property
6.161.2*	Counteroffer to Offer dated May 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Walton Property
6.162*	Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Belle Property
6.162.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Belle dated May 27, 2022 for Series Belle Property
6.162.2*	Addendum to Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Belle Property
6.163*	Purchase and Sale Agreement dated May 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chitwood Property

6.163.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chitwood dated May 26, 2022 for Series Chitwood Property
6.164*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Conway Property
6.164.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Conway dated May 31, 2022 for Series Conway Property
6.164.2*	Addendum to Purchase and Sale Agreement dated May 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Conway Property
6.165*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekside Property
6.165.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Creekside dated June 9, 2022 for Series Creekside Property
6.165.2*	Counteroffer to Offer dated June 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekside Property
6.166*	Purchase and Sale Agreement dated June 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Daisy Property
6.166.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Daisy dated June 7, 2022 for Series Daisy Property
6.167*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dolly Property
6.167.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dolly dated June 13, 2022 for Series Dolly Property
6.168*	Purchase and Sale Agreement dated June 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Henry Property
6.168.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Henry dated June 6, 2022 for Series Henry Property
6.169*	Purchase and Sale Agreement dated February 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Highland Property
6.169.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Highland dated June 20, 2022 for Series Highland Property
6.169.2*	Addendum to Purchase and Sale Agreement dated March 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Highland Property
6.170*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kenny Property
6.170.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kenny dated June 13, 2022 for Series Kenny Property
6.171*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Loretta Property
6.171.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Loretta dated May 31, 2022 for Series Loretta Property
6.172*	Purchase and Sale Agreement dated May 27, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sodalis Property
6.172.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sodalis dated June 24, 2022 for Series Sodalis Property
6.173*	Purchase and Sale Agreement dated May 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Spring Property

6.173.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Spring dated May 19, 2022 for Series Spring Property
6.174*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Willow Property
6.174.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Willow dated June 28, 2022 for Series Willow Property
6.175*	Purchase and Sale Agreement dated June 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wilson Property
6.175.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wilson dated June 16, 2022 for Series Wilson Property
6.176*	Purchase and Sale Agreement dated May 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Blossom Property
6.176.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Blossom dated June 16, 2022 for Series Blossom Property
6.176.2*	Addendum to Purchase and Sale Agreement dated May 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Blossom Property
6.177*	Purchase and Sale Agreement dated June 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bonneau Property
6.177.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bonneau dated June 16, 2022 for Series Bonneau Property
6.178*	Purchase and Sale Agreement dated June 12, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Braxton Property
6.178.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Braxton dated June 27, 2022 for Series Braxton Property
6.178.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Braxton Property
6.179*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Camino Property
6.179.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Camino dated June 21, 2022 for Series Camino Property
6.179.2*	Addendum to Purchase and Sale Agreement dated June 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Camino Property
6.180*	Purchase and Sale Agreement dated June 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cumberland Property
6.180.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cumberland dated June 7, 2022 for Series Cumberland Property
6.180.2*	Addendum to Purchase and Sale Agreement dated June 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cumberland Property
6.181*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Inglewood Property
6.181.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Inglewood dated June 21, 2022 for Series Inglewood Property
6.181.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Inglewood Property
6.181.3*	Counteroffer to Offer dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Inglewood Property

6.182*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Reginald Property
6.182.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Reginald dated June 21, 2022 for Series Reginald Property
6.182.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Reginald Property
6.183*	Purchase and Sale Agreement dated June 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Richardson Property
6.183.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Richardson dated June 16, 2022 for Series Richardson Property
6.183.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Richardson Property
6.183.3*	Counteroffer to Offer dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Richardson Property
6.184*	Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wellington Property
6.184.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wellington dated June 21, 2022 for Series Wellington Property
6.184.2*	Addendum to Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wellington Property
6.185*	Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Winston Property
6.185.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Winston dated June 21, 2022 for Series Winston Property
6.185.2*	Addendum to Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Winston Property
6.186*	Purchase and Sale Agreement dated June 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Aster Property
6.186.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Aster dated June 28, 2022 for Series Aster Property
6.187*	Purchase and Sale Agreement dated May 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jill Property
6.188*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Marcelo Property
6.188.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marcelo dated June 28, 2022 for Series Marcelo Property
6.189*	Purchase and Sale Agreement dated December 23, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Marietta Property
6.189.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marietta dated June 28, 2022 for Series Marietta Property
6.190*	Purchase and Sale Agreement dated June 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Quincy Property
6.190.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Quincy dated June 5, 2022 for Series Quincy Property
6.191*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Taylor Property

6.191.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Taylor dated June 28, 2022 for Series Taylor Property
6.191.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Taylor Property
6.192*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chester Property
6.192.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chester dated June 21, 2022 for Series Chester Property
6.192.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chester Property
6.193*	Purchase and Sale Agreement dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekwood Property
6.193.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Creekwood dated June 23, 2022 for Series Creekwood Property
6.193.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekwood Property
6.194*	Purchase and Sale Agreement dated June 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cypress Property
6.194.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cypress dated June 22, 2022 for Series Cypress Property
6.195*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Harrison Property
6.195.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Harrison dated June 22, 2022 for Series Harrison Property
6.195.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Harrison Property
6.196*	Purchase and Sale Agreement dated June 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kessler Property
6.196.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kessler dated June 16, 2022 for Series Kessler Property
6.197*	Purchase and Sale Agreement dated March 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mae Property
6.197.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mae dated June 20, 2022 for Series Mae Property
6.198*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Piedmont Property
6.198.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Piedmont dated June 22, 2022 for Series Piedmont Property
6.199*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Shallowford Property
6.199.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Shallowford dated June 23, 2022 for Series Shallowford Property
6.199.2*	Addendum to Purchase and Sale Agreement dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Shallowford Property
6.200*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Eagle Property

6.200.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Eagle dated March 29, 2021 for Series Eagle Property
6.200.2*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Eagle Property
6.201*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Goose Property
6.201.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Goose dated March 29, 2021 for Series Goose Property
6.201.2*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Goose Property
6.202*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Falcon Property
6.202.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Falcon dated March 29, 2021 for Series Falcon Property
6.202.2*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Falcon Property
6.203*	Purchase and Sale Agreement dated May 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hansel Property
6.203.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hanseel dated July 20, 2022 for Series Hansel Property
6.204*	Purchase and Sale Agreement dated May 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Gretal Property
6.204.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Gretal dated July 20, 2022 for Series Gretal Property
6.204.2*	Addendum to Purchase and Sale Agreement dated September 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Gretal Property
6.205*	Purchase and Sale Agreement dated September 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mimosa Property
6.205.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mimosa dated September 2, 2022 for Series Mimosa Property
6.205.2*	Addendum to Purchase and Sale Agreement dated September 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mimosa Property
6.206*	Purchase and Sale Agreement dated September 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Redondo Property
6.206.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Redondo dated September 19, 2022 for Series Redondo Property
6.207*	Purchase and Sale Agreement dated September 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sundance Property
6.207.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sundance dated September 19, 2022 for Series Sundance Property
6.208*	Purchase and Sale Agreement dated October 21, 2022 between Arrived Holdings,Inc./Assignee and Seller for Series Brainerd Property
6.208.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Brainerd dated October 24, 2022 for Series Brainerd Property.
6.208.2*	Counteroffer to Offer dated October 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brainerd Property.

6.208.3*	Counteroffer to Offer dated October 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brainerd Property
6.209*	Purchase and Sale Agreement dated October 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brooklyn Property
6.209.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Brooklyn dated October24,2022 for Series Brooklyn Property
6.209.2*	Addendum to Purchase and Sale Agreement dated October 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brooklyn Property
6.210*	Purchase and Sale Agreement dated October 24,2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chickamauga Property
6.210.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chickamauga dated October24, 2022 for Series Chickamauga Property
6.210.2*	Addendum to Purchase and Sale Agreement dated October 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chickamauga Property
6.211*	Purchase and Sale Agreement dated October 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Litton Property
6.211.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Litton dated October24, 2022 for Series Litton Property
6.212*	Purchase and Sale Agreement dated October 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sequoyah Property
6.213*	Purchase and Sale Agreement dated November 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lurleen Property
6.213.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lurleen dated December 1, 2022 for Series Lurleen Property
6.214*	Purchase and Sale Agreement dated November 28, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Regency Property
6.214.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Regency dated December 1, 2022 for Series Regency Property
6.215*	Purchase and Sale Agreement dated November 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dops Property
6.215.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dops dated November 29,2022 for Series Dops Property
6.215.1*	Addendum to Purchase and Sale Agreement dated November 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dops Property
6.216*	Purchase and Sale Agreement dated November 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Korin Property
6.216.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Korin dated November 8, 2022 for Series Korin Property
6.217*	Purchase and Sale Agreement dated November 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sunnyside Property
6.217.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sunnyside dated November 29, 2022 for Series Sunnyside Property
6.218*	Purchase and Sale Agreement dated April 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brennan Property
6.218.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Brennan dated April 8, 2022 for Series Brennan Property
6.219*	Purchase and Sale Agreement dated January 6, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ella Property
6.219.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ella dated January 10, 2023 for Series Ella Property

6.219.2*	Counteroffer to Offer dated January 8, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ella Property
6.220*	Purchase and Sale Agreement dated December 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hansard Property
6.220.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hansard dated November 29, 2022 for Series Hansard Property
6.221*	Purchase and Sale Agreement dated December 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jefferson Property
6.221.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Jefferson dated December 9, 2022 for Series Jefferson Property
6.222*	Purchase and Sale Agreement dated December 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Marie Property
6.222.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marie dated December 9, 2022 for Series Marie Property
6.223*	Purchase and Sale Agreement dated December 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sajni Property
6.223.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sajni dated December 15, 2022 for Series Sajni Property
6.223.2*	Counteroffer to Offer dated December 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sajni Property
6.224*	Purchase and Sale Agreement dated November 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Salinas Property
6.224.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Salinas dated November 29, 2022 for Series Salinas Property
6.224.2*	Counteroffer to Offer dated October 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Salinas Property
6.225*	Purchase and Sale Agreement dated November 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Tuscarora Property
6.225.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Tuscarora dated November 29, 2022 for Series Tuscarora Property
6.226*	Purchase and Sale Agreement dated April 23,202 between Arrived Holdings, Inc./Assignee and Seller for Series Avondale Property
6.226.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Avondale dated May 3,2023 for Series Avondale Property
6.226.2*	Addendum to Purchase and Sale Agreement dated April 23, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Avondale Property
6.227*	Purchase and Sale Agreement dated April 23,202 between Arrived Holdings, Inc./Assignee and Seller for Series Belvedere Property
6.227.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Belvedere dated April 21,2023 for Series Belvedere Property
6.228*	Purchase and Sale Agreement dated December 6,2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cove Property
6.228.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cove dated December 8,2022 for Series Cove Property
6.229*	[Reserved.]
6.229.1*	[Reserved.]
6.230*	Purchase and Sale Agreement dated April 13,202 between Arrived Holdings, Inc./Assignee and Seller for Series Martell Property
6.230.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Martell dated April 27,2023 for Series Martell Property
6.230.2*	Counteroffer to Offer dated April 14, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Martell Property

6.231*	Purchase and Sale Agreement dated April 29, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Fenwick Property
6.231.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Fenwick dated May 8,2023 for Series Fenwick Property
6.231.2*	Addendum to Purchase and Sale Agreement dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Fenwick Property
6.232*	Purchase and Sale Agreement dated April 21, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Longwoods Property
6.232.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Longwoods dated May 5,2023 for Series Longwoods Property
6.232.2*	Counteroffer to Offer dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Longwoods Property
6.233*	Purchase and Sale Agreement dated April 29, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Louis Property
6.233.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Louis dated May 8,2023 for Series Louis Property
6.234*	Purchase and Sale Agreement dated April 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Mycroft Property
6.234.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mycroft dated April 13,2023 for Series Mycroft Property
6.235*	Purchase and Sale Agreement dated April 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Osceola Property
6.235.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Osceola dated May 4,2023 for Series Osceola Property
6.235.2*	Addendum to Purchase and Sale Agreement dated April 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Osceola Property
6.236*	Purchase and Sale Agreement dated May 4, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Sims Property
6.236.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sims dated May 17,2023 for Series Sims Property
6.236.2*	Addendum to Purchase and Sale Agreement dated May 1, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Sims Property
6.236.3*	Counteroffer to Offer dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Sims Property
6.237*	Purchase and Sale Agreement dated May 9, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Augusta Property
6.237.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Augusta dated May 11,2023 for Series Augusta Property
6.238*	Purchase and Sale Agreement dated April 28, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Bella Property
6.238.18	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bella dated May 15,2023 for Series Bella Property
6.239*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Cawley Property
6.239.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cawley dated May 24,2023 for Series Cawley Property
6.240*	Purchase and Sale Agreement dated May 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Foster Property
6.240.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Foster dated May 30,2023 for Series Foster Property
6.241*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Franklin Property

6.241.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Franklin dated May 30,2023 for Series Franklin Property
6.241.2*	Counteroffer to Offer dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Franklin Property
6.242*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series General Property
6.242.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series General dated May 30,2023 for Series General Property
6.243*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Marion Property
6.243.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marion dated May 22,2023 for Series Marion Property
6.243.2*	Counteroffer to Offer dated April 14, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Marion Property
6.244*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Marple Property
6.244.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marple dated April 27,2023 for Series Marple Property
6.245*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Mary Property
6.245.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mary dated May 22,2023 for Series Mary Property
6.246*	Purchase and Sale Agreement dated May 4, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Onyx Property
6.246.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Onyx dated May 22,2023 for Series Onyx Property
6.247*	Purchase and Sale Agreement dated May 20, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Palmer Property
6.247.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Palmer dated May 24,2023 for Series Palmer Property
6.248*	Purchase and Sale Agreement dated May 20, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Porthos Property
6.248.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Porthos dated May 24,2023 for Series Porthos Property
6.248.2*	Addendum to Purchase and Sale Agreement dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Porthos Property
6.248.3*	Counteroffer to Offer dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Porthos Property
6.249*	Purchase and Sale Agreement dated May 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Simon Property
6.249.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Simon dated May 24,2023 for Series Simon Property
6.250*	Purchase and Sale Agreement dated May 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Theodore Property
6.250.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Theodore dated May 24,2023 for Series Theodore Property
6.251*	Purchase and Sale Agreement dated April 7, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Bergenia Property
6.251.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bergenia dated July 5, 2023 for Series Bergenia Property
6.252*	Purchase and Sale Agreement dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Chinook Property

6.252.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chinook dated May 23, 2023 for Series Chinook Property
6.252.2*	Addendum to Purchase and Sale Agreement dated May 2, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Chinook Property
6.252.3*	Counteroffer to Offer dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Chinook Property
6.253*	Purchase and Sale Agreement dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ellen Property
6.253.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ellen dated May 24, 2023 for Series Ellen Property
6.253.2*	Addendum to Purchase and Sale Agreement dated May 2, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ellen Property
6.254*	Purchase and Sale Agreement dated May 8, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Felix Property
6.254.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Felix dated May 24, 2023 for Series Felix Property
6.255*	Purchase and Sale Agreement dated May 4, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Oscar Property
6.255.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Oscar dated May 24, 2023 for Series Oscar Property
6.256*	Purchase and Sale Agreement dated March 30, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Abernant Property
6.256.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Abernant dated July 24, 2023 for Series Abernant Property
6.257*	Purchase and Sale Agreement dated June 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Alvin Property
6.257.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Alvin dated July 25, 2023 for Series Alvin Property
6.258*	Purchase and Sale Agreement dated June 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ballinger Property
6.258.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ballinger dated July 25, 2023 for Series Ballinger Property
6.259*	Purchase and Sale Agreement dated March 29, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Briarwood Property
6.259.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Briarwood dated July 5, 2023 for Series Briarwood Property
6.260*	Purchase and Sale Agreement dated April18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Calvin Property
6.260.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Calvin dated July 20, 2023 for Series Calvin Property
6.260.2*	Addendum to Purchase and Sale Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Calvin Property
6.261*	Purchase and Sale Agreement dated June 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Eastwood Property
6.261.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Eastwood dated July 25], 2023 for Series Eastwood Property
6.262*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Fletcher Property
6.262.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Fletcher dated July 5, 2023 for Series Fletcher Property
6.263*	Purchase and Sale Agreement dated April 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hargrave Property

6.263.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hargrave dated July 20, 2023 for Series Hargrave Property
6.263.2*	Addendum to Purchase and Sale Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hargrave Property
6.264*	Purchase and Sale Agreement dated April 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hobbes Property
6.264.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hobbes dated July 20, 2023 for Series Hobbes Property
6.264.2*	Addendum to Purchase and Sale Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hobbes Property
6.265*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Irene Property
6.265.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Irene dated July 5, 2023 for Series Irene Property
6.266*	Purchase and Sale Agreement dated March 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Peterson Property
6.266.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Peterson dated July 24, 2023 for Series Peterson Property
6.267*	Purchase and Sale Agreement dated May 9, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Richmond Property
6.267.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Richmond dated July 20, 2023 for Series Richmond Property
6.268*	Purchase and Sale Agreement dated May 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Winchester Property
6.268.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Winchester dated July 5, 2023 for Series Winchester Property
6.268.2*	Addendum to Purchase and Sale Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Winchester Property
6.269*	Form of Property Management Agreement dated [*], between Mynd Property Management and Arrived Homes Series [*], a series of Arrived Homes, LLC
6.270*	Purchase and Sale Agreement dated January 2, 2024 between Arrived Holdings, Inc./Assignee and Seller for Series Arlo Property
6.270.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Arlo dated February 5, 2024 for Series Arlo Property
6.271*	Purchase and Sale Agreement dated January 12, 2024 between Arrived Holdings, Inc./Assignee and Seller for Series Bellvue Property
6.271.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bellvue dated January 30, 2024 for Series Bellvue Property
6.272*	Purchase and Sale Agreement dated January 11, 2024 between Arrived Holdings, Inc./Assignee and Seller for Series Hualapai Property

*	Previously Filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on September 26, 2025.

ARRIVED HOMES, LLC

By:	Arrived Fund Manager, LLC, its managing member

By:	/s/ Ryan Frazier
	Name:	Ryan Frazier
	Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE		TITLE	DATE

/s/ Ryan Frazier		Chief Executive Officer of Arrived Holdings, Inc.	September 26, 2025
Ryan Frazier		(principal executive officer) Chief Executive Officer and Director of Arrived Homes, LLC

/s/ Sue Korn		Principal Financial and	September 26, 2025
Sue Korn		Accounting Officer of Arrived Holdings, Inc. Principal Financial and Accounting Officer of Arrived Homes, LLC

Arrived Fund Manager, LLC		Managing Member	September 26, 2025

By:	/s/ Ryan Frazier
Name:	Ryan Frazier
Title:	Chief Executive Officer